Filed Pursuant to Rule 424(b)(3)
PROSPECTUS
Dollar Financial Group, Inc.
Offer to Exchange
$30,000,000 in Aggregate Principal Amount of
9.75% Senior Notes Due 2011
Which Have Been Registered Under the Securities Act
For any and all Outstanding 9.75% Senior Notes Due 2011
Issued by Dollar Financial Group, Inc.

        This exchange offer expires at 5:00 p.m., New York City time, on September 30, 2005, unless extended.

      Dollar Financial Group, Inc. hereby offers to exchange up to $30,000,000 aggregate principal amount of its 9.75% senior notes due 2011, which have been registered under the Securities Act of 1933, as amended, pursuant to a registration statement of which this prospectus is part, or the “exchange notes,” for a like principal amount of its 9.75% senior notes due 2011 outstanding on the date hereof, or the “old notes,” upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. The terms of the exchange notes are identical in all material respects to those of the old notes, except for certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes. The exchange notes will be issued pursuant to, and entitled to the benefits of, the indenture, dated as of November 13, 2003, among Dollar Financial Group, Inc., its parent company, Dollar Financial Corp., and its existing and future domestic subsidiaries, as guarantors, and U.S. Bank National Association, as trustee. Dollar Financial Group, Inc. will not receive any proceeds from the exchange offer. The exchange will not be a taxable event for U.S. federal income tax purposes. The exchange notes will not be listed on any national securities exchange or the Nasdaq Stock Market.
      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
      You should carefully consider the risk factors beginning on page 14 of this prospectus before deciding whether or not to participate in the exchange offer.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 12, 2005

      Broker-dealers receiving exchange notes in exchange for old notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.
      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.
      This document incorporates important business and financial information about us from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to us through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them by writing or telephoning us at the following address: Dollar Financial Group, Inc., 1436 Lancaster Avenue, Berwyn, Pennsylvania 19312-1288, Phone: (610) 296-3400.
      In order for you to receive timely delivery of these documents in advance of the exchange offer, we must receive your request no later than September 23, 2005.

FORWARD-LOOKING STATEMENTS
      This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, regarding, among other things, our plans, strategies and prospects, both business and financial. All statements other than statements of current or historical fact contained in this prospectus are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “intend,” “estimate,” “potential,” “continue” and similar expressions, as they relate to us, are intended to identify forward-looking statements.
      We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward-looking statements in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus.
      Our forward-looking statements speak only as of the date made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ii

SUMMARY
      This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors,” our and our parent company’s consolidated financial statements and related notes included elsewhere in this prospectus and the documents we have referred you to, before deciding to invest in the exchange notes. As used herein, the term “fiscal year” refers to the twelve month period ended June 30 of that year.
Company Overview
      We are a leading international financial services company serving under-banked consumers. Our customers are typically lower- and middle-income working-class individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from us rather than from banks and other financial institutions. To meet the needs of these customers, we provide a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, money orders, money transfers and legal document preparation services. We operate a network of 1,335 stores, including 742 company-operated stores, in 17 states, the District of Columbia, Canada and the United Kingdom. We have 593 franchised locations in the United States, Canada and the United Kingdom, including our network of We The People stores acquired in March 2005. Our financial services store network is the second-largest network of its kind in the United States and the largest network of its kind in each of Canada and the United Kingdom. Our We The People legal document preparation services retail store network is the largest of its kind in the United States. We generated revenues of $246.4 million in fiscal 2004, a 12.3% increase over fiscal 2003, and our comparable store, franchised store and document transmitter revenues increased 11.5% in fiscal 2004 compared to fiscal 2003. We earned income before income taxes of $21.5 million in fiscal 2004 and $15.6 million in fiscal 2003.
      Our customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to our convenient neighborhood locations, extended operating hours and high-quality customer service. Our products and services, principally our check cashing and short-term consumer loan program, provide immediate access to cash for living expenses or other needs. We principally cash payroll checks, although our stores also cash government benefit, personal and income tax refund checks. We cashed approximately 8.4 million checks with an average face amount of $376 for an average fee per check of $13.93 in fiscal 2004, compared to 8.2 million checks cashed with an average face amount of $334 for an average fee per check of $11.87 in fiscal 2000. In addition, in fiscal 2004, acting both as a servicer and as a direct lender, we originated 3.0 million short-term loans with a total face amount of $872.7 million, an average principal amount of $288 and a weighted average term of 14.3 days, compared to 2.8 million short-term loans in fiscal 2003 with a total face amount of $798.0 million, an average principal amount of $282 and a weighted average term of approximately 15 days.
      We believe the industry in which we participate is large, highly fragmented and growing. Industry growth has been fueled by several demographic and socioeconomic trends, including an overall increase in the population and an increase in service sector workers as a percentage of the total workforce, which have resulted in a greater number of people seeking to cash paychecks on a regular basis and obtaining short-term consumer loans. At the same time, closings of many less profitable or lower-traffic neighborhood bank branches have resulted in fewer convenient alternatives for many consumers. These trends have combined to increase demand for the basic financial services we provide. Our business model and strategic objectives are designed to capitalize on this demand by providing our customer base with a range of value-added financial services available at neighborhood stores.
      To date, our network has grown through a combination of new store openings, acquisitions and franchising. With our network of 1,335 stores, we have reached a size that enables us to benefit from economies of scale and to enter favorable relationships with our key suppliers and strategic partners. For our North American operations, we have also centralized our store support functions, including marketing and advertising, treasury management, human resources and information technology support. These efforts have enabled us to continue to expand our store network, support the development and introduction of new products and services and manage our compliance efforts, particularly those related to our consumer lending activities.
Competitive Strengths
      We believe that the following competitive strengths position us well for continued growth:

•	Leading Position in Our Core Markets. We have a leading position in our core markets, operating the second-largest financial services store network of its kind in the United States, with 347 company-operated stores, and the largest financial services network of its kind in Canada, with 214 company-operated stores, and in the United Kingdom, with 152 company-operated stores. In addition, our legal document preparation services retail store network is the largest of its kind in the United States, with 146 franchised locations and 29 company-owned stores.

•	High-quality Customer Service. We provide high-quality customer service both through our stores and through our centralized support centers. We believe our stores are located in desirable locations near our customers and operate at convenient hours with clean, attractive and secure environments.

•	Diversified Product and Geographic Mix. Our range of consumer financial products and services and our geographic diversification provide a diverse stream of revenue growth opportunities.

•	Diversification and Management of Credit Risk. Our exposure to loss from a single financial services transaction is minimal. We actively manage our customer risk profile and collection efforts in order to maximize our consumer lending and check cashing revenues while maintaining losses within an acceptable range.

•	Management Expertise. Our highly qualified and motivated management team at the corporate and operational levels has demonstrated the ability to grow our business through its strategic vision, operational leadership and strong track record of identifying, closing and successfully integrating acquisitions.
Business Strategy
      Our business strategy is designed to capitalize on our competitive strengths and enhance our leading market positions. Key elements of our strategy include:

•	Capitalizing on Our Enhanced Network and System Capabilities. We plan to continue to take advantage of the economies of scale and efficiencies provided by our network of 1,335 stores and our centralized, proprietary support systems to improve customer service and enhance network and store-level profitability.

•	Growing Through Disciplined Network Expansion. We intend to continue to grow our store network, employing a balanced geographical expansion strategy consisting of a combination of new store openings, acquisitions and franchising, while adhering to a disciplined site selection process. In fiscal 2005, we opened 36 new financial services stores, acquired 51 financial services stores and acquired 170 and opened four new We The People locations, offering retail-based legal document preparation services. In addition to these new store openings, we are actively seeking to acquire targeted competitor operations in selected expansion markets in the United States, Canada and the United Kingdom.

•	Maintaining Our Customer-driven Retail Philosophy. We will strive to maintain our customer service-oriented approach with convenient operating hours, clean facilities and employees trained and incentivized to meet the basic financial service needs of our customers.

•	Introducing Related Products and Services. We intend to continue to innovate, develop, acquire and introduce new products and services to meet the needs of our customers.

•	Expanding Our Franchising Strategy. We intend to expand the reach of our business and our network through an extension of our existing United States, Canadian and U.K. franchising strategy.

Challenges We Face
      We face a number of challenges in executing our business strategy. Among the most important we face are:

•	Competition. The industry in which we operate is highly fragmented and very competitive, which could cause us to lose market share and revenues.

•	International operations. We are subject to risks relating to our international operations that could negatively affect our operating results.

•	Consumer Lending. The revised Federal Deposit Insurance Corporation, or FDIC, guidelines for payday lending have caused us to transition away from bank-funded consumer loans to company-funded consumer loans.

•	Regulation. Our business is subject to numerous state and certain federal and foreign laws and regulations that are subject to change and may impose significant costs or limitations on the way we conduct or expand our business.

•	Substantial debt. We have substantial existing debt and may incur additional debt in the future, which could adversely affect our financial health and our ability to obtain future financing and react to changes in our business.
      Please see the section entitled “Risk Factors” for information on these and other risks related to our business and this offering.
Use of Proceeds
      In connection with the sale of the old notes, we entered into an exchange and registration rights agreement with the initial purchaser of the old notes, pursuant to which we agreed to file and to use our reasonable best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the old notes for the exchange notes. This exchange offer is intended to satisfy our obligations under that agreement. A copy of the exchange and registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. We will not receive any proceeds from the exchange offer. You will receive, in exchange for the old notes tendered by you and accepted by us in the exchange offer, the same principal amount of exchange notes. The old notes surrendered in exchange for the exchange notes will be retired and will not result in any increase in our outstanding debt. Any surrendered but unaccepted notes will be returned to you and will remain outstanding.
Recent Events
      Historically, we have originated short-term loans on behalf of banks, or the “bank-funded loan model,” and for our own account, or the “company-funded loan model.” Since June 13, 2002, we have acted as a servicer for County Bank of Rehoboth Beach, Delaware and since October 18, 2002, for First Bank of Delaware. On March 2, 2005, the FDIC issued revised guidance concerning payday lending practices, the Payday Lending Guidance, for payday lending applicable to both County Bank and First Bank, which, among other things, limits the period a customer may have payday loans outstanding from any FDIC-insured bank to three months during a twelve-month period. The Payday Lending Guidance became effective on July 1, 2005.
      In response to the Payday Lending Guidance, we are in the process of transitioning from the bank-funded loan model to the company-funded loan model in most of the states where we previously marketed bank-funded consumer loans. As part of the implementation of this transition, we have terminated our relationship with County Bank and amended our relationship with First Bank.
      All of our 263 company operated financial services stores in Arizona, California, Hawaii, Nevada, New Mexico, Ohio, Utah, Washington, and Washington, D.C. are in the process of transitioning to our company-funded loan model. In addition to the stores that are transitioning, we presently operate 63 financial services stores in five states using the company-funded loan model; and, therefore, we believe we have the requisite systems, training materials and management experience to accomplish this planned transition successfully. For regulatory reasons, we are prohibited from making loans directly to consumers in Pennsylvania and Texas. Our 21 financial services stores in Pennsylvania and Texas will continue to operate as a marketing and servicing agent for First Bank under the bank-funded loan model in compliance with the Payday Lending Guidance.
      For the nine months ended March 31, 2005, we had $40.1 million of net servicing revenues from our relationships with County Bank and First Bank, which represents 18.7% of our total revenues of $215.0 million for the nine months ended March 31, 2005. Due to the implementation of the Payday Lending Guidance and the transition away from bank-funded consumer loans to company-funded consumer loans, we expect a reduction of between $8 to $12 million in store revenues for fiscal 2006, primarily as a result of state-regulated limitations on the principal amount of short-term consumer loans.
      Additionally, as part of the transition to the company-funded loan model, we are discontinuing our operations as a marketing and servicing agent for consumer loans that are fulfilled through document transmitting locations. We expect this to result in a loss of approximately $4 million of revenues for fiscal 2006 with a minimal impact on income before income taxes. We will continue to offer loans directly to consumers.
      In connection with the transition to the company-funded loan model, we expect our company-funded consumer loan portfolio to increase by approximately $9 million by the end of our first fiscal quarter of fiscal 2006 ending September 30, 2005. We believe we have adequate capitalization to fund this addition to our loan portfolio.
      On June 23, 2005, we consummated the offering of $30.0 million principal amount of old notes. These old notes were offered as additional debt securities under the indenture pursuant to which we had issued $220.0 million of notes in November 2003 and $20 million of notes in May 2004. The notes issued in November 2003, the notes issued in May 2004 and the old notes issued in June 2005 constitute a single class of securities under the indenture. The net proceeds from the June 2005 note offering were used to repay $17.9 million of outstanding indebtedness under the Company’s domestic revolving credit facility and the remaining proceeds are being used for general working capital purposes.
      On July 8, 2005, we entered into an amendment to our domestic revolving credit facility to increase the borrowing capacity under the facility from $55 million to $80 million. In addition, the amendment extended the term of the domestic revolving credit facility for one additional year to November 12, 2009.
      Between June 9, 2005 and July 22, 2005, we acquired substantially all of the assets of 27 We The People franchises for an aggregate purchase price of $4,933,000.
Company Information
      We are a New York corporation formed in 1979. We are the direct wholly-owned subsidiary of Dollar Financial Corp., a Delaware corporation incorporated in April 1990. We operate our store networks through our direct and indirect wholly-owned foreign and domestic subsidiaries. Our principal executive offices are located at 1436 Lancaster Avenue, Berwyn, Pennsylvania 19312, and our telephone number is (610) 296-3400. Our website address is http://www.dfg.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus.
      Money Mart®, Money Mart Express®, Loan Mart®, Cash “Til Payday® and We The People® are our registered trademarks. All other registered trademarks and trade names referred to in this prospectus are the property of their respective owners.

The Exchange Offer
      The following summary contains basic information about the exchange offer and the exchange notes. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the sections of this prospectus entitled “The Exchange Offer” and “Description of the Notes.”

Exchange Offer	We are offering to exchange the exchange notes for the old notes issued on June 23, 2005 for aggregate gross proceeds of approximately $30.0 million. The old notes may only be exchanged in multiples of $1,000 principal amount. To be exchanged, an old note must be properly tendered and accepted.

Resales Without Further Registration	We believe that the exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the exchange notes issued in the exchange offer in the ordinary course of your business;

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the exchange notes issued to you in the exchange offer; and

• you are not our “affiliate,” as defined under Rule 405 of the Securities Act.

Each of the participating broker-dealers that receives exchange notes for its own account in exchange for original notes that were acquired by such broker or dealer as a result of market-making or other activities must acknowledge that it will deliver a prospectus in connection with the resale of the exchange notes.

Expiration Date	5:00 p.m., New York City time, on September 30, 2005 unless we extend the exchange offer.

Exchange and Registration Rights	You have the right to exchange the old notes that you hold for exchange notes with substantially identical terms. This exchange offer is intended to satisfy these rights. Once the exchange offer is complete, you will no longer be entitled to any exchange or, except in limited circumstances, registration rights with respect to your old notes, and the exchange notes will not provide for liquidated damages.

Accrued Interest on the Exchange Notes and Original Notes	The exchange notes will bear interest from May 15, 2005 (or the date interest will be most recently paid on the old notes). Holders of old notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such old notes accrued to the date of issuance of the exchange notes.

Conditions to the Exchange Offer	The exchange offer is conditioned upon certain customary conditions which we may waive and upon compliance with securities laws.

Procedures for Tendering Original Notes	Each holder of old notes wishing to accept the exchange offer must:

• complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or

• arrange for The Depository Trust Company to transmit certain required information to the exchange agent in connection with a book-entry transfer.

You must mail or otherwise deliver this documentation together with the old notes to the exchange agent.

Special Procedures for Beneficial Holders	If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact such registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures	You must comply with the applicable procedures for tendering if you wish to tender your old notes and:

• time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer;

• you cannot complete the procedure for book-entry transfer on time; or

• your old notes are not immediately available.

Withdrawal Rights	You may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the date the exchange offer expires.

Failure to Exchange Will Affect You Adversely	If you are eligible to participate in the exchange offer and you do not tender your old notes, you will not have further exchange or registration rights and your old notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the old notes will be adversely affected.

Certain United States Federal Income Tax Considerations	The exchange of old notes for exchange notes pursuant to the exchange offer will not result in a taxable event. Accordingly:

• no gain or loss will be realized by a U.S. holder upon receipt of an exchange note;

• a holder’s holding period for exchange notes will include the holding period for old notes; and

• the adjusted tax basis of the exchange notes will be the same as the adjusted tax basis of the old notes exchanged at the time of such exchange.

See “Certain Tax Considerations.”

Accounting Treatment	The exchange notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the exchange notes will be amortized over the term of the notes. See “The Exchange Offer — Accounting Treatment.”

Use of Proceeds	We will not receive any proceeds from the exchange offer. See “Use of Proceeds.”

The Exchange Notes

Issuer	Dollar Financial Group, Inc.

Notes Offered	$30.0 million in aggregate principal amount of 9.75% senior notes due 2011. The exchange notes have terms substantially identical to those $30.0 million principal amount of 9.75% senior notes due 2011 that were issued on June 23, 2005.

Maturity Date	November 15, 2011.

Interest Payments	Interest will be payable semiannually in arrears on May 15 and November 15 of each year, beginning November 15, 2005.

Form and Terms	The form and terms of the exchange notes will be the same as the form and terms of the old notes except that:

• the exchange notes will bear a different CUSIP number from the old notes;

• the exchange notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

• you will not be entitled to any exchange or registration rights with respect to the exchange notes, and the exchange notes will not contain provisions relating to the payment of additional interest to be made to the holders of the old notes under certain circumstances related to the timing and completion of the exchange offer.

The exchange notes will evidence the same debt as the old notes. They will be entitled to the benefits of the indenture governing the old notes and will be treated under the indenture as a single class with the old notes.

Optional Redemption	The exchange notes will be redeemable at our option, in whole or in part, at any time on or after November 15, 2007 at the redemption prices described under “Description of the Notes — Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

In addition, prior to November 15, 2006, we may redeem up to 35% of the aggregate principal amount of the exchange notes with the net proceeds of certain equity issuances at a redemption price equal to 109.75% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption.

Change of Control	Upon a Change of Control, as defined under “Description of the Notes — Certain Definitions,” holders of the exchange notes may require us to purchase all or part of their notes at a purchase price equal to 101% of the aggregate principal amount of the exchange notes, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the Notes — Repurchase at the Option of Holders — Change of Control.”

Guarantees	Subject to the subordination provisions set forth in the intercreditor agreement described in this prospectus, the exchange notes will be fully and unconditionally guaranteed on a joint and several basis by our parent company, Dollar Financial Corp., and our existing and future domestic subsidiaries. See “Description of the Notes — Guarantees” and “— Intercreditor Agreement.”

Collateral	Guarantees of the exchange notes by guarantors directly owning, now or in the future, capital stock of foreign subsidiaries will be secured by second priority liens on 65% of the capital stock of such foreign subsidiaries. In the event we directly own a foreign subsidiary in the future, the exchange notes will be secured by a second priority lien on 65% of the capital stock of any such foreign subsidiary. The lenders under our credit facility have the benefit of first priority liens on such collateral. See “Description of the Notes — Security” and “— Intercreditor Agreement.”

Ranking	The exchange notes will be our senior debt obligations and:

• will rank equally with all of our existing and future unsubordinated indebtedness; and

• will rank senior to all of our existing and future subordinated indebtedness.

The exchange notes will be effectively subordinated to any existing and future liabilities, including liabilities under the credit facility, that are secured by assets of ours to the extent of the value of the assets securing such liabilities.

In addition, our foreign subsidiaries have not guaranteed and will not guarantee our obligations under the notes. Therefore, the exchange notes will be effectively subordinated to the existing and future liabilities of our foreign subsidiaries, including trade creditors, secured creditors and other creditors holding debt and guarantees issued by such foreign subsidiaries, as well as claims of preferred and minority stockholders (if any) of such foreign subsidiaries.

The guarantees of the exchange notes:

• will be subject to the subordination provisions set forth in the intercreditor agreement described in “Description of the Notes — Intercreditor Agreement;”

• will rank equally with all of our guarantors’ existing and future unsubordinated indebtedness; and

• will rank senior to all of our guarantors’ existing and future subordinated indebtedness.

The guarantees will be effectively subordinated to any existing and future liabilities of our domestic subsidiaries, including liabilities under the credit facility, that are either secured by a lien on the collateral that is senior or prior to the second priority liens securing the guarantees or secured by assets that are not part of the collateral to the extent of the value of the assets securing such liabilities.

As of March 31, 2005, after giving effect to the offering of the old notes:

• we (excluding our subsidiaries) would have had approximately $271.8 million of senior indebtedness outstanding, including $30.0 million of indebtedness represented by the old notes, with a $0.8 million bond premium, $20.0 million of indebtedness represented by the notes issued in May 2004 with $1.1 million in bond premium and $220.0 million of indebtedness represented by the notes issued in December 2003;

• our parent company and our subsidiary guarantors would have had no senior indebtedness outstanding, excluding their guarantees of obligations under our domestic revolving credit facility and the notes;

• our foreign subsidiaries that are not guaranteeing the notes would have no indebtedness outstanding;

• we would have been able to incur an additional $38.0 million of indebtedness under our domestic revolving credit facility; and

• we would have been able to incur an additional $10.0 million of indebtedness under our Canadian overdraft facility.

Restrictive Covenants	The terms of the exchange notes will place certain limitations on our and our subsidiaries’ ability to, among other things:

• incur additional indebtedness;

• pay dividends or make other payments or distributions;

• repurchase or redeem equity interests or subordinated indebtedness;

• make investments or acquisitions;

• create liens;

• enter into sale and leaseback transactions;

• sell assets or issue certain types of equity interests;

• enter into transactions with affiliates;

• incur restrictions on the ability of our subsidiaries to pay dividends or make other payments or transfers to us; and

• merge or consolidate with or into any other person or transfer all or substantially all of our assets.

These limitations are subject to a number of exceptions and qualifications described under “Description of the Notes — Certain Covenants.”

SUMMARY FINANCIAL DATA
      We derived the following historical financial information from our audited consolidated financial statements as of June 30, 2003 and June 30, 2004 and for each of the years in the three-year period ended June 30, 2004 and our unaudited consolidated financial statements as of and for the nine months ended March 31, 2005, which are included elsewhere in this prospectus, and our audited consolidated financial statements as of and for the years ended June 30, 2000, June 30, 2001 and June 30, 2002 and our unaudited consolidated financial statements as of and for the nine months ended March 31, 2004, which are not included in this prospectus. The as adjusted balance sheet data gives effect to this offering and the uses of proceeds as if they occurred at March 31, 2005. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the entire year ending June 30, 2005. This table should be read together with the information contained in “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Dollar Financial Group, Inc.” and our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

						Nine Months Ended
	Year Ended June 30,					March 31,

	2000	2001	2002	2003	2004	2004	2005

						(Unaudited)
	(Dollars in thousands, except per check data)
Statements of Operations Data:
Revenues:
Check cashing	$97,350	$105,690	$104,792	$108,435	$117,397	$87,939	$95,803
Consumer lending:
Fees from consumer lending	45,720	78,653	98,538	107,580	122,461	90,130	113,970
Provision for loan losses and adjustments to servicing revenues	(10,187)	(19,487)	(27,913)	(24,995)	(24,489)	(17,899)	(22,517)

Consumer lending, net	35,533	59,166	70,625	82,585	97,972	72,231	91,453
Money transfer fees	7,881	9,444	10,098	11,652	13,052	9,574	10,915
Other revenues	24,989	21,199	16,461	16,716	18,009	13,365	16,821

Total revenues	165,753	195,499	201,976	219,388	246,430	183,109	214,992
Store and regional expenses:
Salaries and benefits	47,058	57,453	65,295	69,799	76,008	56,881	63,419
Occupancy	12,800	16,881	18,087	18,856	19,805	14,768	16,814
Depreciation	4,683	5,829	6,522	5,859	6,546	4,471	5,326
Other	36,503	45,321	46,238	47,766	53,321	39,932	45,828

Total store and regional expenses	101,044	125,484	136,142	142,280	155,680	116,052	131,387
Establishment of reserves for new consumer lending arrangements	—	—	2,244	—	—	—	—
Corporate expenses	22,342	22,500	24,516	31,241	32,813	22,727	31,486
Losses on store closings and sales and other restructuring	249	926	1,435	3,987	361	278	(8)
Goodwill amortization	5,564	4,710	—	—	—	—	—
Other depreciation and amortization	1,620	1,952	2,709	3,320	3,286	2,672	2,908
Interest expense, net of interest income	17,491	20,361	18,694	20,168	25,303	18,172	19,595
Loss on extinguishment of debt	—	—	—	—	7,486	7,209	—
Litigation settlement costs	—	—	—	2,750	—	—	—
Income before income taxes	17,443	19,566	16,236	15,642	21,501	15,999	29,624
Income tax provision(1)	12,043	12,876	10,199	13,511	16,589	14,936	14,045

Net income	$5,400	$6,690	$6,037	$2,131	$4,912	$1,063	$15,579

											Nine Months Ended
	Year Ended June 30,										March 31,

	2000		2001		2002		2003		2004		2004		2005

											(Unaudited)
	(Dollars in thousands, except per check data)
Other Data (unaudited):
Capital expenditures(2)	$13,940		$12,129		$10,063		$7,428		$8,150		$5,080		$9,324
Ratio of earnings to fixed charges(3)	1.7	x	1.7	x	1.6	x	1.6	x	1.7	x	1.7	x	2.2	x
Consumer lending stores in operation at end of period	891		978		1,018		1,084		1,110		1,106		1,342
Comparable store, franchised store and document transmitter revenue growth(4)	17.8%		5.4%		1.3%		8.1%		11.5%		11.4%		15.4%
Face amount of checks cashed	$2,743,765		$3,046,705		$2,969,455		$2,938,950		$3,169,350		$2,375,000		$2,542,000
Number of checks cashed	8,204,528		9,001,635		8,689,819		8,568,944		8,427,990		6,204,000		6,067,000
Average fee per check cashed	$11.87		$11.74		$12.06		$12.65		$13.93		$14.17		$15.79
Net write-offs of returned checks	$5,770		$8,186		$7,062		$6,738		$7,662		$5,776		$6,851
Net write-offs as a percentage of check cashing revenue	5.9%		7.7%		6.7%		6.2%		6.5%		6.6%		7.2%
Total company-funded consumer loan originations	$134,636		$194,771		$284,699		$428,733		$491,416		$361,597		$514,437
Net write-offs on company- funded consumer loans	$2,319		$4,067		$5,554		$10,392		$8,972		$6,512		$10,795
Net write-offs on company- funded consumer loans as a percentage of total company- funded consumer loan originations	1.7%		2.1%		2.0%		2.4%		1.8%		1.8%		2.1%
Company-funded consumer loans outstanding at end of Period(5)	$7,389		$12,709		$20,068		$23,603		$32,902		$26,929		$38,513
Company-funded consumer loan loss reserve	—		228		1,694	(6)	1,344		2,315		1,635		3,078
Company-funded consumer loans, net	$7,389		$12,480		$18,374		$22,259		$30,587		$25,294		$35,435
Company-funded consumer loan loss reserve as a percentage of company-funded consumer loans outstanding	—		1.8%		8.4%		5.7%		7.0%		6.1%		8.0%
Reserve for estimated reductions to loan servicing fees(7)	—		$372		$1,168	(6)	$1,093		$1,380		$976		$1,885

	As of March 31, 2005

	Actual	As Adjusted(8)

	(Unaudited)
	(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$80,789	$99,687
Total assets	372,102	392,161
Total debt	252,072	271,822
Shareholder’s equity	62,400	62,400

(1)	As a result of our refinancing in November 2003, we no longer accrue United States taxes on foreign earnings. This results in a substantial reduction in our effective tax rate. The amount of such tax was as follows:

					Nine Months
Year Ended June 30,					Ended March 31,

2000	2001	2002	2003	2004	2004	2005

					(Unaudited)
(Dollars in thousands)
$1,745	$3,189	$2,370	$5,162	$2,349	$1,931	$—

(2)	This is referred to as “Additions to property and equipment” in the consolidated statements of cash flows in the financial statements described in the introductory paragraph.

(3)	For purposes of the ratio of earnings to fixed charges, earnings include earnings before income taxes and fixed charges. Fixed charges consist of interest on all debt, amortization of deferred financing costs and that portion of rental expense that we believe to be representative of interest.

(4)	These are revenues from stores, franchised stores and document transmitters that were open during the entire period and the comparable prior period.

(5)	Includes principal amount under all such loans and any applicable origination and servicing fees paid by the customer (including pledged company-funded loans).

(6)	During fiscal year 2002, Eagle National Bank discontinued the offering of short-term consumer loans through our stores pursuant to a December 18, 2001 consent order entered into with the United States Comptroller of the Currency. In June 2002, we entered into a new servicing relationship with County Bank of Rehoboth Beach, Delaware to provide short-term consumer loans to our customers. The change in our servicing relationship required corresponding changes to our banking systems, procedures and daily operations. County Bank elected not to fund loans in California and, therefore, we increased the number and amount of company-funded loans we originated. State regulations also prevented the refinancing of company-funded loans in California on their stated maturity date. We believed these factors increased the likelihood of loan losses on our company-funded consumer loan portfolio and the bank-funded consumer loan portfolio. Accordingly, we increased our estimated loss rates for both of these portfolios and established an aggregate reserve of $2.2 million. In June 2005, we terminated our relationship with County Bank.

(7)	We have had servicing relationships with two banks, County Bank of Rehoboth Beach, Delaware and First Bank of Delaware. Under each of these relationships, we provided various services to the bank in connection with our origination and servicing of short-term consumer loans funded by the bank, in exchange for which we were compensated by the bank through the payment of marketing and servicing fees. These fees were subject to adjustment for losses on the loans we originated for County Bank and First Bank. An accrued liability has been established to reflect anticipated adjustments to our servicing fees. The loans we originated for these banks are not reflected on our balance sheet. In June 2005, we terminated our relationship with County Bank. See “Risk Factors — Risks Related to Our Business — Our transition to a company-funded consumer loan model in connection with the effectiveness of the FDIC Payday Lending Guidance could have a material adverse effect on our business, results of operations and financial condition.”

(8)	The as adjusted balance sheet data gives effect to this offering and the uses of proceeds therefrom as if they occurred at March 31, 2005.

RISK FACTORS
      An investment in the exchange notes involves risk. You should carefully consider these risk factors, as well as the other information contained in this prospectus. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of these risks actually occur, our business, results of operations and financial condition could be significantly and negatively impacted, the trading price of the exchange notes could decline and you might lose all or part of your investment.
Risks Related to Our Indebtedness

We have substantial existing debt and may incur substantial additional debt in the future, which could adversely affect our financial health and our ability to obtain financing in the future and react to changes in our business.
      We have, and will continue to have, a significant amount of debt and may incur additional debt in the future. As of March 31, 2005, after giving effect to the application of our net proceeds from this offering, our total debt would have been approximately $271.8 million and shareholder’s equity would have been approximately $62.4 million. For the nine months ended March 31, 2005, our ratio of earnings to fixed charges was 2.2x. Our significant amount of debt could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations to the holders of the notes;

•	make us vulnerable to interest rate increases, because a material portion of our borrowings is, and will continue to be, at variable rates of interest;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt obligations, which will reduce our funds available for working capital, capital expenditures and other general corporate expenses;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a disadvantage compared to our competitors that have proportionately less debt;

•	restrict our operational flexibility through restrictive covenants that will limit our ability to make acquisitions, explore certain business opportunities, dispose of assets and take other actions; and

•	limit our ability to borrow additional funds in the future, if we need them, due to applicable financial and restrictive covenants in our debt instruments.
      The terms of our various debt instruments limit our ability to incur additional debt but do not prohibit us from incurring additional debt. If current debt levels increase, the related risks that we and you now face will also increase.
      If we fail to generate sufficient cash flow from future operations to meet our debt service obligations, we may need to seek refinancing of all or a portion of our indebtedness or obtain additional financing in order to meet our obligations with respect to our indebtedness. We cannot assure you that we will be able to refinance any of our indebtedness or obtain additional financing on satisfactory terms or at all, particularly because of our high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt.

The agreements and instruments governing our debt and the debt of our subsidiaries contain restrictions and limitations that could significantly affect our and our subsidiaries’ ability to operate our business and could adversely affect the holders of the notes.
      Our and our subsidiaries’ debt instruments contain a number of significant covenants that could adversely affect our business and in turn the holders of the notes.

      These covenants restrict our, our parent company’s and our subsidiaries’ ability to, among other things:

•	create liens;

•	enter into sale and leaseback transactions;

•	enter into transactions with affiliates;

•	pay dividends or make other payments;

•	effect certain mergers and consolidations;

•	make certain investments, acquisitions or dispositions;

•	incur additional debt;

•	issue equity in our subsidiaries;

•	create dividend and other payment restrictions affecting our subsidiaries; and

•	repurchase or redeem equity interests and subordinated debt.
      The breach of any covenants or obligations in any of these debt instruments will result in a default under the applicable debt instrument. If there is an event of default under one of our debt instruments, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable, subject to applicable grace periods. This could trigger cross-defaults under our other debt instruments, including the notes. We cannot assure you that our assets or cash flow would be sufficient to repay fully all borrowings under our outstanding debt instruments, including the notes, if accelerated upon an event of default, or that we would be able to refinance or restructure the payments on any of those debt instruments, including the notes. Further, if we are unable to repay, refinance or restructure our indebtedness under our domestic revolving credit facility, the lenders under that facility could proceed against the collateral securing that indebtedness. In that event, any proceeds received upon a realization of the collateral would be applied first to amounts due under our domestic revolving credit facility before any proceeds would be available to make payments on the notes. Any default could therefore adversely affect our growth, our financial condition, our results of operation and our ability to make payments to the holders of the notes.

If we do not generate a sufficient amount of cash, which depends on many factors beyond our control, our liquidity and ability to service our indebtedness and fund our operations would be harmed.
      Based on our current level of operations and anticipated revenue growth, we believe our cash flow from operations, available cash and available borrowings under our domestic revolving credit facility will be adequate to meet our future liquidity needs. However, as a result of our transition away from bank-funded consumer loans to company-funded consumer loans, we may not be able to transition a portion of the outstanding loans currently funded under the bank-funded model to the company-funded model unless we are able to negotiate an increase in the covenants restricting the maximum amount of consumer loans that we can make under our domestic revolving credit facility. Moreover, we have substantial contractual commitments and debt service obligations. We cannot assure you that our business will generate sufficient cash flow from operations, that our anticipated revenue growth will be realized or that future borrowings will be available to us under our domestic revolving credit facility in amounts sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. In addition, if we undertake expansion efforts in the future, our cash requirements may increase significantly. We are currently negotiating with the lenders under our domestic revolving credit facility to, among other things, increase the borrowing capacity, increase the amount of consumer loans that we can make and extend the maturity date. We, however, cannot assure you that we will be able to successfully negotiate these changes to our domestic revolving credit facility.

Risks Related to Our Business

Our transition to a company-funded consumer loan model in connection with the effectiveness of the FDIC Payday Lending Guidance could have a material adverse effect on our business, results of operations and financial condition.
      For the past two years, we have had alliances with two banks, County Bank of Rehoboth Beach, Delaware and First Bank of Delaware. Under each of these relationships, we provided various services to the bank in connection with our origination and servicing of the bank’s short-term consumer loans, in exchange for which we were compensated by the bank through payment of origination and servicing fees. Approximately 19% of our revenues in fiscal 2004 and approximately 19% of our revenues in the nine months ended March 31, 2005 were derived from County Bank and First Bank.
      County Bank and First Bank are subject to federal and state banking regulations. The FDIC is the primary regulator of County Bank and First Bank. On March 2, 2005, the FDIC issued the Payday Lending Guidance for payday lending applicable to both County Bank and First Bank. The Payday Lending Guidance restricts our ability to utilize bank-funded loans. The Payday Lending Guidance became effective on July 1, 2005. As a result of the Payday Lending Guidance, we are transitioning 263 United States financial services stores from the bank-funded loan model to the company-funded loan model. As part of this transition, we have terminated our relationship with County Bank and amended our relationship with First Bank.
      Due to the implementation of the Payday Lending Guidance and the transition away from bank-funded consumer loans to company-funded consumer loans, we expect a reduction of between $8 to $12 million in store revenues for fiscal 2006 primarily as a result of state regulated limitations on the principal amount of short-term consumer loans. In addition, in connection with the transition to the company-funded loan model, we expect our company-funded consumer loan portfolio to increase by approximately $9 million by the end of our first fiscal quarter of 2006 ending September 30, 2005.
      We cannot assure you that we will be able to successfully implement this transition. Our failure to successfully implement this transition could adversely affect our business, results of operations and financial condition.

Changes in applicable laws and regulations governing consumer protection and lending practices, both domestically and abroad, may have a significant negative impact on our business, results of operations and financial condition.
      Our business is subject to numerous state and certain federal and foreign laws and regulations which are subject to change and which may impose significant costs or limitations on the way we conduct or expand our business. These regulations govern or affect:

•	check cashing fees;

•	licensing and posting of fees;

•	lending practices, such as truth in lending and payday lending;

•	interest rates and usury;

•	loan amount limitations;

•	currency reporting;

•	privacy of personal consumer information; and

•	prompt remittance of proceeds for the sale of money orders.
      The Payday Lending Guidance became effective on July 1, 2005. In response to the FDIC’s Payday Lending Guidance, we are transitioning away from the bank-funded loan model to the company-funded loan model in all states that we do business except Pennsylvania and Texas. Our 21 stores in Pennsylvania and

Texas will continue to operate as a marketing and servicing agent for First Bank under the bank-funded loan model in compliance with the Payday Lending Guidance.
      As we develop and introduce new products and services, we may become subject to additional federal and state regulations. In addition, future legislation or regulations may restrict our ability to continue our current methods of operation or expand our operations and may have a negative effect on our business, results of operations and financial condition. We ceased offering short-term consumer loans in Georgia in response to a law passed by the state legislature prohibiting these loans. Although our short-term consumer lending business in Georgia was immaterial to us financially and we had no company-operated stores in that state, similar legislation in other states could have a more substantial negative impact on our operations. States may also seek to impose new licensing requirements or interpret or enforce existing requirements in new ways. For example, the Oklahoma Administrator of Consumer Credit sought to revoke the license of our Oklahoma subsidiary during fiscal 2003, which litigation we subsequently settled. Our business is also subject to litigation and regulatory proceedings, which could generate adverse publicity or cause us to incur substantial expenditures or modify the way we conduct our business.
      Currently our check cashing and consumer lending activities are subject to only limited substantive regulation in Canada other than usury laws. In the United Kingdom, our consumer lending activities must comply with the Consumer Credit Act of 1974 and related rules and regulations which, among other things, require us to obtain governmental licenses and prescribe the presentation, form and content of loan agreements. The modification of existing laws or regulations in Canada and the United Kingdom, or the adoption of new laws or regulations restricting or imposing more stringent requirements on our international check cashing and consumer lending activities, could increase our operating expenses and significantly limit our international business activities.

Public perception and press coverage of short-term consumer loans as being predatory or abusive could negatively affect our revenues and results of operations.
      Consumer advocacy groups and some legislators have recently advocated governmental action to prohibit or severely restrict certain types of short-term consumer lending. Typically the consumer groups, some legislators and press coverage focus on lenders that charge consumers interest rates and fees that are higher than those charged by credit card issuers to more creditworthy consumers. This difference in credit cost may become more significant if a consumer does not repay the loan promptly, but renews the loan for one or more additional short-term periods. These types of short-term loans are often characterized by consumer groups, some legislators and press coverage as predatory or abusive toward consumers. If consumers accept this negative characterization of certain short-term consumer loans and believe that the loans we provide to our customers fit this characterization, demand for our loans could significantly decrease, which could negatively affect our revenues and results of operations.

If our estimates of loan losses are not adequate to absorb losses, our results of operations and financial condition may be adversely affected.
      We maintain an allowance for loan losses for anticipated losses for loans we make directly as well as for fee adjustments for losses on loans we originate and service for others. To estimate the appropriate level of loan loss reserves, including the reserve for estimated reductions to loan servicing fees, we consider the amount of outstanding loans owed to us, as well as loans owed to banks and serviced by us, historical loans charged off, current collection patterns and current economic trends. Our current allowance for loan losses is based on our charge-offs, expressed as a percentage of loan amounts originated for the last twelve months applied against the total amount of outstanding loans that we make directly and outstanding loans we originate and service for others. As of March 31, 2005, our allowance for loan losses on company-funded consumer loans was $3.1 million and our reserve for estimated reductions to loan service fees was $1.9 million. These reserves, however, are estimates, and if actual loan losses or reductions to loan servicing fees are materially greater than our loan loss reserves, our results of operations and financial condition could be adversely affected. In addition, in connection with the transition of our consumer loan portfolio from bank-funded loans to company-funded loans in reaction to the Payday Lending Guidance, our loan losses may significantly increase during the transition period due to the increase in the number of company-funded consumer loans.

Legal proceedings may have a material adverse impact on our results of operations or cash flows in future periods.
      We are currently subject to a number of legal proceedings. We are vigorously defending these proceedings. However, the resolution of one or more of these proceedings could have a material adverse impact on our results of operations or cash flows in future periods. See “Business — Legal Proceedings.”

Competition in the financial services industry could cause us to lose market share and revenues.
      The industry in which we operate is highly fragmented and very competitive. In addition, we believe that the market will become more competitive as the industry consolidates. In addition to other check cashing stores and consumer lending stores in the United States, Canada and the United Kingdom, we compete with banks and other financial services entities and retail businesses that cash checks, offer consumer loans, sell money orders, provide money transfer services or offer other products and services offered by us. Some of our competitors have larger and more established customer bases and substantially greater financial, marketing and other resources than we have. As a result, we could lose market share and our revenues could decline, thereby affecting our ability to generate sufficient cash flow to service our indebtedness and fund our operations.

Unexpected changes in foreign tax rates and political and economic conditions could negatively impact our operating results.
      We currently conduct significant check cashing and consumer lending activities internationally. Our foreign subsidiaries accounted for 55.4% of our total revenues during fiscal 2004 and 59.2% of our total revenues during the nine months ended March 31, 2005. Our financial results may be negatively impacted to the extent tax rates in foreign countries where we operate exceed those in the United States and as a result of the imposition of withholding requirements on foreign earnings. Moreover, if political, regulatory or economic conditions deteriorate in these countries, our ability to conduct our international operations could be limited and the costs could be increased, which could negatively affect our operating results.

The international scope of our operations may contribute to increased costs and negatively impact our operations.
      Our operations in Canada and the United Kingdom are significant to our business and present risks which may vary from those we face domestically. At March 31, 2005, assets held by our foreign subsidiaries represented 59.0% of our total assets. Since international operations increase the complexity of an organization, we may face additional administrative costs in managing our business. In addition, most countries typically impose additional burdens on non-domestic companies through the use of local regulations, tariffs and labor controls. Unexpected changes to the foregoing could negatively impact our operations.

Foreign currency fluctuations may adversely affect our results of operations.
      We derive significant revenue, earnings and cash flow from our operations in Canada and the United Kingdom. Our results of operations are vulnerable to currency exchange rate fluctuations in the Canadian dollar and the British pound against the United States dollar. We estimate that a 10.0% change in foreign exchange rates by itself would have impacted income before income taxes by approximately $4.0 million for the nine months ended March 31, 2005 and $2.7 million for the nine months ended March 31, 2004. This impact represents nearly 13.5% of our consolidated income before income taxes for the nine months ended March 31, 2005 and 17.0% of our consolidated income before income taxes for the nine months March 31, 2004. Our results of operations will continue to be significantly affected by foreign currency fluctuations, which would cause our results to be below expectations in any period.

Demand for our products and services is sensitive to the level of transactions effected by our customers, and accordingly, our revenues could be affected negatively by a general economic slowdown.
      A significant portion of our revenues is derived from cashing checks. Revenues from check cashing accounted for 47.6% of our total revenues during fiscal 2004 and 44.6% of our total revenues during the nine months ended March 31, 2005. Any changes in economic factors that adversely affect consumer transactions could reduce the volume of transactions that we process and have an adverse effect on our revenues and results of operations.

Our business model for our legal document preparation services business is being challenged in the courts, as well as by state legislatures, which could result in our discontinuation of these services in any one or more jurisdictions.
      Our business model for our legal document preparation services business is being challenged in various states and, at the Federal level, by various United States Bankruptcy trustees as the unauthorized practice of law. A finding in any of these pending lawsuits and proceedings that our legal document preparation services business model constitutes the unauthorized practice of law could result in our discontinuation of these services in any one or more jurisdictions.
      Future legislative and regulatory activities and court orders may restrict our ability to continue our current legal document preparation services business model or expand its use. For example, there have been recent efforts by various trade and state bar associations and state legislatures and regulators, such as in Massachusetts, to define the practice of law in a manner which would prohibit the preparation of legal documents by non-attorneys. In Illinois, there are competing bills moving through the legislative process which would regulate the preparation of legal documents by non-attorneys.

Changes in local rules and regulations such as local zoning ordinances could negatively impact our business, results of operations and financial condition.
      In Pittsburgh, Pennsylvania and Oakland, California, local zoning boards have passed ordinances restricting the operating hours, range of services that can be offered and acceptable locations for new check cashing stores. We believe our existing stores in these municipalities will not be significantly adversely affected by these regulations. However, these ordinances could adversely affect our willingness and ability to expand our presence in these municipalities. Also, if other local zoning boards or regulatory bodies approve similar ordinances, or otherwise limit our ability to provide products and services, our business, results of operations and financial condition could be negatively impacted.

Our financial condition could be significantly negatively impacted if banks decide to stop making loans to companies in our sector of the financial services industry.
      Apparently in response to pressure from consumer advocacy groups, and citing potential risks to its reputation, a major regional bank announced that it would no longer lend to companies making short-term consumer loans of the type we make. Although this bank is not one of the lenders under our domestic revolving credit facility, we rely on borrowings from similar banks to meet our liquidity needs. If our existing lenders or potential lenders decide to stop making loans to companies like ours, our borrowing cost could increase or we possibly could face cash shortages, which could limit our ability to expand our business and could have a significant negative impact on our financial condition.

Our business and results of operations may be adversely affected if we are unable to manage our growth effectively.
      Our expansion strategy, which contemplates the addition of new stores and franchisees, is subject to significant risks. Our continued growth is dependent upon a number of factors, including the ability to hire, train and retain an adequate number of experienced management employees, the availability of adequate financing for our expansion activities, the ability to find qualified franchisees, the ability to obtain any government permits and licenses that may be required and other factors, some of which are beyond our control. There can be no assurance that we will be able to successfully grow our business or that our current business, results of operations and financial condition will not suffer if we are unable to do so. Expansion beyond the geographic areas where the stores are presently located will increase demands on management and divert their attention. In addition, expansion into new products and services will present new challenges to our business and will require additional management time.

Our check cashing services may become obsolete because of technological advances.
      We derive the largest component of our revenues from fees associated with cashing payroll, government and personal checks. Recently, there has been increasing penetration of electronic banking services into the check cashing and money transfer industry, including direct deposit of payroll checks and electronic transfer of government benefits. To the extent that checks are replaced with such electronic transfers, demand for our check cashing services could decrease.

Our business is seasonal in nature, which causes our revenues and earnings to fluctuate.
      Our business is seasonal due to the impact of several tax-related services, including cashing tax refund checks, making electronic tax filings and processing applications for refund anticipation loans. Historically, we have generally experienced our highest revenues and earnings during the third fiscal quarter ending March 31 when revenues from these tax-related services peak. This seasonality requires us to manage our cash flows over the course of the year. If our revenues were to fall substantially below what we would normally expect during certain periods, our financial results would be adversely impacted and our ability to service our debt, including our ability to make interest payments on our debt, may also be adversely affected.

Because we maintain a significant supply of cash in our stores, we may be subject to cash shortages due to employee error and theft.
      Since our business requires us to maintain a significant supply of cash in each of our stores, we are subject to the risk of cash shortages resulting from employee errors and theft. Although we have implemented various programs to reduce these risks, maintain insurance coverage for theft and provide security for our employees and facilities, we cannot assure you that employee error and theft will not occur. Error and theft could lead to cash shortages and could adversely affect our results of operations.

If we lose key management or are unable to attract and retain the talent required for our business, our operating results could suffer.
      Our future success depends to a significant degree upon the members of our senior management, particularly Jeffrey Weiss, our Chairman and Chief Executive Officer, and Donald Gayhardt, our President. Since joining us in 1990, Messrs. Weiss and Gayhardt have been instrumental in procuring capital to assist us in executing our growth strategies, identifying and negotiating domestic and international acquisitions and providing expertise in managing our developing international operations. The loss of the services of one or more members of senior management could harm our business and development. Our continued growth also will depend upon our ability to attract and retain additional skilled management personnel. If we are unable to attract and retain personnel as needed in the future, our operating results and growth could suffer.

A catastrophic event at our corporate or international headquarters or our centralized call-center facility could significantly disrupt our operations and adversely affect our business, results of operations and financial condition.
      Our management processes are primarily provided from our corporate headquarters in Berwyn, Pennsylvania, our international headquarters in Victoria, British Columbia and Nottingham, England and our corporate headquarters in Santa Barbara, California for We The People. We also maintain a centralized call-center facility in Salt Lake City, Utah that performs customer service, collection and loan-servicing functions for our consumer lending business. We have in place disaster recovery plans for each of these sites, including data redundancy and remote information back-up systems, but if any of these locations were severely damaged by a catastrophic event, such as a flood, power outage or act of terror, our operations could be significantly disrupted and our business, results of operations and financial condition could be adversely impacted.
Risks Related to the Notes

The notes are effectively subordinated to our domestic revolving credit facility.
      The notes rank senior in right of payment to all of our subordinated indebtedness and rank equally in right of payment with all of our unsubordinated indebtedness, including all borrowings under our domestic revolving credit facility. However, our domestic revolving credit facility is secured by first priority liens on substantially all of our and our domestic subsidiaries’ assets and property, including all of our capital stock held by our parent company, all of the capital stock of our domestic subsidiaries and 65% of the capital stock of certain of our foreign subsidiaries.
      Although the notes constitute senior obligations, the holders of secured indebtedness will have a prior claim to the assets securing such indebtedness. If we or a guarantor become insolvent, are subject to bankruptcy, insolvency or similar proceedings, or are liquidated or reorganized, lenders under our domestic revolving credit facility and any other holders of our secured debt will generally be entitled to repayment in full before any payment or distribution may be made under the notes or guarantees of the notes. In any such case, we or any guarantor of the notes may not have sufficient remaining assets to repay the notes fully.
      Until all obligations under our domestic revolving credit facility have been finally and non-avoidably paid in full, any letters of credit outstanding have been cash collateralized and the commitments of all of the lenders have been terminated, our domestic revolving credit facility also prohibits us and our subsidiaries from:

•	making any mandatory or voluntary repurchase of the notes (whether upon a change of control or asset sale, following the occurrence of an event of default under the indenture or otherwise);

•	making any payment or prepayment of principal on the notes;

•	making any payment or prepayment of interest or liquidated damages, if any, on the notes unless both before and after giving effect to such payment no event of default shall exist under our domestic revolving credit facility; or

•	defeasing the notes.

The guarantees and the collateral for the guarantees are subordinated to our domestic revolving credit facility.
      The notes are fully and unconditionally guaranteed on a joint and several basis by our parent company, Dollar Financial Corp., and our existing and future domestic subsidiaries. Guarantees of the notes by guarantors directly owning, now or in the future, capital stock of foreign subsidiaries will be secured by second priority liens on 65% of the capital stock of such foreign subsidiaries. In the event we directly own a foreign subsidiary in the future, the notes will be secured by a second priority lien on 65% of the capital stock of any such foreign subsidiary.
      Pursuant to the subordination provisions in the intercreditor agreement, the trustee has agreed that it will not take any action on behalf of the holders of the notes to enforce the second priority liens on the pledged shares of foreign subsidiaries or the guarantees of the notes (other than, in certain circumstances, under the guarantee by our parent company) until all obligations under our domestic revolving credit facility have been paid in full in cash, any letters of credit outstanding have been collateralized and the commitments of all of the lenders have been terminated. As a result, during such period, neither the trustee nor the holders of the notes will be able to force a sale of the collateral or take remedial actions to collect on the guarantees of the notes (other than, in certain circumstances, under the guarantee by our parent company) without the concurrence of the administrative agent under our domestic revolving credit facility. In addition, if we or any of our subsidiaries that is a guarantor become insolvent or enter into a bankruptcy or similar proceeding, then the administrative agent and the lenders under our domestic revolving credit facility must be paid in full before you are paid.

The guarantee by our parent company will have limited value in the event we cannot make payment on the notes.
      The notes are guaranteed by our parent company. You should not rely on this guarantee because our parent company has no assets other than our capital stock. If we cannot make payments under the notes, our parent company probably cannot make payments either.

Under certain circumstances, federal and state laws may allow courts to avoid the guarantees and the collateral for the guarantees and require noteholders to return payments they receive from the guarantors.
      Under the federal Bankruptcy Code and comparable provisions of state fraudulent transfer laws, a court could avoid the guarantees or collateral for the guarantees, or subordinate claims in respect of the guarantees to all the guarantors’ other debts if, among other things, any guarantor, at the time it incurred the indebtedness evidenced by the guarantees:

•	received less than reasonably equivalent value or fair consideration for the incurrence of indebtedness under its guarantee and either:

•	was insolvent or rendered insolvent by reason of the incurrence; or

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they became due.
      Under any of these circumstances, a court could avoid any payment by a guarantor or require a noteholder to return the payment to a guarantor, or to a fund for the benefit of its creditors.
      The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
      We believe that, after giving effect to the issuance, none of the guarantors will be insolvent, have unreasonably small capital for the businesses in which it is engaged or have incurred debts beyond its ability to pay debts as they mature. However, we cannot assure you that a court making these determinations would agree with these conclusions.

We depend primarily on our subsidiaries’ revenues for repayment of the notes, and our subsidiaries’ obligations to make funds available to us will be limited.
      We conduct substantially all of our business operation through our subsidiaries. We therefore expect that a substantial portion of the revenues available for payment of debt service on the notes will be generated by our subsidiaries. In addition, the terms of our domestic revolving credit facility restrict our ability to hold certain assets other than at the subsidiary level. Our foreign subsidiaries will not be guarantors of the notes, and those subsidiaries will have no legal obligation to make funds available to us for repayment of the notes, by way of dividends or otherwise. In addition, legal restrictions applicable to our foreign subsidiaries may limit their ability to make distributions to us.
      Our existing and future domestic subsidiaries have guaranteed the notes, but pursuant to the subordination provisions in the intercreditor agreement the subsidiary guarantees rank junior in priority to the subsidiary guarantors’ guarantees of our domestic revolving credit facility. In addition, our domestic revolving credit facility prevents the subsidiary guarantors from making any payment or transfer of any money, property or assets in respect of such subsidiary guarantors’ guarantees of the notes until all obligations under our domestic revolving credit facility have been paid in full in cash, any letters of credit outstanding have been collateralized and the commitments of all of the lenders have been terminated. Upon any distribution to the creditors of any of the subsidiary guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to any of the subsidiary guarantors or their property, the lenders under our domestic revolving credit facility will be entitled to be paid in full before any payment may be made with respect to the subsidiary guarantees. In addition, the laws of most jurisdictions provide suretyship defenses to guarantors, which may under certain circumstances limit our guarantor subsidiaries’ legal obligations to make payments under the guarantees.

We may not be able to repurchase the notes upon a change of control or asset sale.
      Upon specified change of control and asset sale events, you have the right to require us to offer to repurchase all or a portion of the notes. The lenders under our domestic revolving credit facility have a similar right upon a change of control or asset sale. In addition, the terms of our domestic revolving credit facility prohibit us from repurchasing the notes until all debt under our domestic revolving credit facility is paid in full and also provide that the occurrence of certain change of control events with respect to us would constitute a default under the facility. Other agreements relating to our future debt may contain similar provisions preventing us from effecting repurchases of the notes. If a change of control or asset sale occurs while we are prohibited from repurchasing the notes, we could seek our lenders’ consent to repurchase the notes or could attempt to refinance or repay the borrowings that contain the prohibition. We may not be able to obtain a consent or refinance or repay those borrowings on acceptable terms, or at all. If we do not obtain a consent or refinance or repay the borrowings, we would remain prohibited from repurchasing the notes. It is also possible that even if we were permitted to make such a repurchase, we might not have sufficient resources to satisfy all of our repurchase obligations. In either case, our failure to repurchase any tendered notes would constitute an event of default under the indenture, which would, in turn, constitute a further default under our domestic revolving credit facility.

We cannot assure you that an active trading market for the exchange notes will develop.
      The old notes and exchange notes are new issues of securities for which there is currently no active trading market. We have been informed by certain of the initial purchasers that they intend to make a market in the notes, as permitted by applicable law. However, the initial purchasers are not obligated to make a market in the old notes or exchange notes and may cease their market-making activities at any time without notice. The old notes are not registered under the Securities Act and have been offered and sold only to qualified institutional buyers and to non-U.S. persons outside the United States. Consequently, the old notes are subject to restrictions on transfer. The old notes are eligible for trading in The PORTAL Market®. However, we do not intend to apply for listing of the old notes or the exchange notes on any securities exchange or for quotation through Nasdaq or any other automated interdealer quotation system. The liquidity of the trading markets in the old notes and exchange notes, and the market prices quoted for the old notes and exchange notes, may be adversely affected by changes in the overall market for high yield securities generally or the interest of securities dealers in making markets in the old notes and exchange notes and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that active trading markets will develop for the old notes or the exchange notes.

There are restrictions on the resale of exchange notes.
      The old notes are not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for exchange notes pursuant to the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell them or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. We will no longer be under an obligation to register the old notes under the Securities Act, except in the limited circumstances provided in the registration rights agreement. In addition, to the extent that old notes are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted old notes could be adversely affected.
USE OF PROCEEDS
      This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the exchange offer. You will receive, in exchange for the old notes tendered by you and accepted by us in the exchange offer, the same principal amount of exchange notes. The old notes surrendered in exchange for the exchange notes will be retired and will not result in any increase in our outstanding debt. Any surrendered but unaccepted notes will be returned to you and will remain outstanding.

CAPITALIZATION
      The following table sets forth our capitalization as of March 31, 2005:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the offering of the exchange notes and the use of proceeds therefrom.
      This table should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Dollar Financial Group, Inc.” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2005

	Actual	As Adjusted

	(Unaudited)
	(Dollars in thousands)
Debt:
Domestic revolving credit facility	$11,000	$—
Canadian overdraft facility	—	—
9.75% senior notes due 2011	241,056	271,806	(1)
Other	16	16

Total debt	252,072	271,822
Total shareholder’s equity	62,400	62,400

Total capitalization	$314,472	$334,222

(1)	Includes approximately $0.8 million of bond premium on the exchange notes and $1.1 million of bond premium, net on the notes issued in May 2004.

SELECTED FINANCIAL DATA
      We derived the following historical financial information from our audited consolidated financial statements as of June 30, 2003 and June 30, 2004 and for each of the years in the three-year period ended June 30, 2004, and our unaudited consolidated financial statements as of and for the nine months ended March 31, 2005, which are included elsewhere in this prospectus, and our audited consolidated financial statements as of June 30, 2000, June 30, 2001 and June 30, 2002 and for each of the years in the two-year period ended June 30, 2001 and our unaudited consolidated financial statements as of and for the nine months ended March 31, 2004, which are not included in this prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the entire fiscal year ending June 30, 2005. This table should be read together with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Dollar Financial Group, Inc.” and our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

											Nine Months Ended
	Year Ended June 30,										March 31,

	2000(1)		2001(2)		2002		2003		2004		2004		2005

											(Unaudited)
	(Dollars in thousands)
Statements of Operations Data:
Revenues:
Check cashing	$97,350		$105,690		$104,792		$108,435		$117,397		$87,939		$95,803
Consumer lending:
Fees from consumer lending	45,720		78,653		98,538		107,580		122,461		90,130		113,970
Provision for loan losses and adjustment to servicing revenue	(10,187)		(19,487)		(27,913)		(24,995)		(24,489)		(17,899)		(22,517)

Consumer lending, net	35,533		59,166		70,625		82,585		97,972		72,231		91,453
Money transfer fees	7,881		9,444		10,098		11,652		13,052		9,574		10,915
Other revenues	24,989		21,199		16,461		16,716		18,009		13,365		16,821

Total Revenues	165,753		195,499		201,976		219,388		246,430		183,109		214,992
Store and regional expenses:
Salaries and benefits	47,058		57,453		65,295		69,799		76,008		56,881		63,419
Occupancy	12,800		16,881		18,087		18,856		19,805		14,768		16,814
Depreciation	4,683		5,829		6,522		5,859		6,546		4,471		5,326
Other	36,503		45,321		46,238		47,766		53,321		39,932		45,828

Total store and regional expenses	101,044		125,484		136,142		142,280		155,680		116,052		131,387
Establishment of reserves for new consumer lending arrangements	—		—		2,244		—		—		—		—
Corporate expenses	22,342		22,500		24,516		31,241		32,813		22,727		31,486
Losses on store closings and sales and other restructuring	249		926		1,435		3,987		361		278		(8)
Goodwill amortization(3)	5,564		4,710		—		—		—		—		—
Other depreciation and amortization	1,620		1,952		2,709		3,320		3,286		2,672		2,908
Interest expense, net of interest income	17,491		20,361		18,694		20,168		25,303		18,172		19,595
Loss on extinguishment of debt	—		—		—		—		7,486		7,209		—
Litigation settlement costs	—		—		—		2,750		—		—		—

Income before income taxes	17,443		19,566		16,236		15,642		21,501		15,999		29,624
Income tax provision(4)	12,043		12,876		10,199		13,511		16,589		14,936		14,045

Net income	$5,400		$6,690		$6,037		$2,131		$4,912		$1,063		$15,579

Operating and Other Data:
Net cash provided by (used in):
Operating activities	$16,792		$16,442		$14,453		$3,832		$20,372		$15,923		$31,728
Investing activities	(44,526)		(32,365)		(10,108)		(10,679)		(8,619)		(5,039)		(34,682)
Financing activities	35,306		15,602		9,409		(10,897)		(16,468)		(5,684)		10,554
Stores in operation at end of period	891		978		1,018		1,084		1,110		1,106		1,342
Ratio of earnings to fixed charges(5)	1.7	x	1.7	x	1.6	x	1.6	x	1.7	x	1.7	x	2.2x

						Nine Months Ended
	Year Ended June 30,					March 31,

	2000(1)	2001(2)	2002	2003	2004	2004	2005

						(Unaudited)
	(Dollars in thousands)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$73,288	$72,452	$86,633	$71,805	$69,266	$79,897	$80,789
Total assets	$259,714	$276,544	$292,480	$298,289	$321,924	$328,641	$372,102
Total debt	$179,146	$197,136	$208,191	$198,970	$241,281	$228,206	$252,072
Shareholder’s equity	$39,595	$42,624	$53,515	$67,688	$38,017	$57,935	$62,400

(1)	On July 7, 1999, we acquired all of the outstanding shares of Cash A Cheque Holdings Great Britain Limited, which operated 44 company-owned stores in the United Kingdom. The initial purchase price for this acquisition was $12.5 million and was funded through excess internal cash, our domestic revolving credit facility and our 10.875% Senior Subordinated Notes Due 2006. The excess of the purchase price over the fair value of the identifiable net assets acquired was $8.2 million. Additional consideration of $9.7 million was subsequently paid based under the profit-based earn-out agreement. On November 18, 1999, we acquired all of the outstanding shares of Cheques R Us, Inc. and Courtenay Money Mart Ltd., which operated six stores in British Columbia. The aggregate purchase price for this acquisition was $1.2 million and was funded through excess internal cash. The excess of the purchase price over the fair value of identifiable net assets acquired was $1.1 million. On December 15, 1999, we acquired all of the outstanding shares of Cash Centres Corporation Limited, which operated five company-owned stores and 238 franchises in the United Kingdom. The aggregate purchase price for this acquisition was $8.4 million and was funded through our now expired U.K. credit facility. The excess of the purchase price over the fair value of identifiable net assets acquired was $7.7 million. Additional consideration of $2.7 million was subsequently paid based under a profit-based earn-out agreement. On February 10, 2000, we acquired substantially all of the assets of CheckStop, Inc., a payday-loan business which operated through 150 independent document transmitters in 17 states. The aggregate purchase price for this acquisition was $2.6 million and was funded through our domestic revolving credit facility. The excess of the purchase price over the fair value of identifiable net assets acquired was $2.4 million. Additional consideration of $250,000 was subsequently paid based upon a future results of operations earn-out agreement.

(2)	On August 1, 2000, we purchased all of the outstanding shares of West Coast Chequing Centres, Ltd, which operated six stores in British Columbia. The aggregate purchase price for this acquisition was $1.5 million and was funded through excess internal cash. The excess price over the fair value of identifiable net assets acquired was $1.4 million. On August 7, 2000, we purchased substantially all of the assets of Fast “n Friendly Check Cashing, which operated 8 stores in Maryland. The aggregate purchase price for this acquisition was $700,000 and was funded through our domestic revolving credit facility. The excess purchase price over fair value of identifiable net assets acquired was $660,000. Additional consideration of $150,000 was subsequently paid based on a revenue earn-out agreement. On August 28, 2000, we purchased primarily all of the assets of Ram-Dur Enterprises, Inc. d/b/a AAA Check Cashing Centers, which operated five stores in Tucson, Arizona. The aggregate purchase price for this acquisition was $1.3 million and was funded through our domestic revolving credit facility. The excess purchase price over fair value of identifiable net assets acquired was $1.2 million. On December 5, 2000, we purchased all of the outstanding shares of Fastcash Ltd., which operated 13 company-owned stores and 27 franchises in the United Kingdom. The aggregate purchase price for this acquisition was $3.1 million and was funded through our now expired U.K. credit facility. The excess of the purchase price over the fair value of the identifiable assets acquired was $2.7 million. Additional consideration of $2.0 million was subsequently paid during fiscal 2003 based upon a future results of operations earn-out agreement.

(3)	On July 1, 2001, we adopted Financial Accounting Standards Board Opinion No. 142 “Goodwill and Other Intangible Assets.” In accordance with the provisions of SFAS No. 142 we ceased amortization of goodwill.

(4)	As a result of our refinancing in November 2003, we no longer accrue United States taxes on foreign earnings. This results in a substantial reduction in our effective tax rate. The amount of such tax was as follows:

					Nine Months Ended
Year Ended June 30,					March 31,

2000	2001	2002	2003	2004	2004	2005

					(Unaudited)
(Dollars in thousands)
$1,745	$3,189	$2,370	$5,162	$2,349	$1,931	$—

(5)	For purposes of the ratio of earnings to fixed charges, earnings include earnings before income taxes and fixed charges. Fixed charges consist of interest on all debt, amortization of deferred financing costs and that portion of rental expense that we believe to be representative of interest.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
DOLLAR FINANCIAL GROUP, INC.
      The following discussion and analysis of our financial condition and results of operations for the nine months ended March 31, 2004 and 2005 and fiscal years 2002, 2003 and 2004 should be read together with our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategies for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in, or implied by, the forward-looking statements contained in this prospectus.
Overview
      We have historically derived our revenues primarily from providing check cashing services, consumer lending and other consumer financial products and services, including money orders, money transfers and bill payment. For our check cashing services, we charge our customers fees that are usually equal to a percentage of the amount of the check being cashed and are deducted from the cash provided to the customer. For our consumer loans, we receive interest and fees on the loans or, if the loans are funded by a bank, we receive origination and servicing fees from the bank providing the loans.
      We operate in a sector of the financial services industry that serves the basic need of lower-and middle-income working-class individuals to have convenient access to cash. This need is primarily evidenced by consumer demand for check cashing and short-term loans, and consumers who use these services are often underserved by banks and other financial institutions.
      On January 4, 2005, we acquired substantially all of the outstanding shares of International Paper Converters Limited adding 17 company-owned financial services stores and two franchised financial services stores in the United Kingdom.
      On January 31, 2005, we acquired substantially all of the assets of Alexandria Financial Services, L.L.C., Alexandria Acquisition, L.L.C., American Check Cashers of Lafayette, L.L.C., ACC of Lakes Charles, L.L.C. and Southern Financial Services of Louisiana, L.L.C. This acquisition added 24 financial services stores in the Louisiana market adding to our existing market share in that area of the country.
      On March 7, 2005 we acquired substantially all of the assets of We The People Forms and Service Centers USA, Inc. relating to such company’s retail-based legal document preparation services business. We now offer these services through our wholly owned subsidiary We The People USA, Inc. through a network of 146 franchised locations and 29 company-owned stores in 32 states.
      On May 16, 2005, we acquired substantially all of the assets of Tenant Financial Enterprises, Inc. This acquisition added five financial services stores in the Arizona market, adding to our existing market share in that area of the country.
      On June 16, 2005, we announced that we are transitioning our United States financial services stores from the bank-funded consumer loan model to the company-funded consumer loan model. This transition is in response to the FDIC Payday Lending Guidance. In addition, we announced that we are discontinuing our operations as a marketing and servicing agent for consumer loans that are fulfilled through document transmitter locations.
      Our expenses primarily relate to the operations of our store network, including salaries and benefits for our employees, occupancy expense for our leased real estate, depreciation of our assets and corporate and other expenses, including costs related to opening and closing stores.
      In each foreign country in which we operate, local currency is used for both revenues and expenses. Therefore, we record the impact of foreign currency exchange rate fluctuations related to our foreign net income.

      In our discussion of our financial condition and results of operations, we refer to stores, franchises and document transmitters that were open for the entire fiscal period and the comparable prior fiscal period as comparable stores, franchises and document transmitters.
Discussion of Critical Accounting Policies
      In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with United States generally accepted accounting principles. We evaluate these estimates on an ongoing basis, including those related to revenue recognition, loss reserves, income taxes and intangible assets. We base these estimates on the information currently available to us and on various other assumptions that we believe are reasonable under the circumstances. Actual results could vary from these estimates under different assumptions or conditions.
      We believe that the following critical accounting policies affect the more significant judgments and estimates used in the preparation of our financial statements:

Revenue Recognition
      With respect to company-operated stores, revenues from our check cashing, money order sales, money transfer and bill payment services and other miscellaneous services reported in other revenues on our statements of operations are all recognized when the transactions are completed at the point-of-sale in the store.
      With respect to our franchised locations, we recognize initial franchise fees upon fulfillment of all significant obligations to the franchisee. Royalty payments from our franchisees are recognized as earned.
      For short-term consumer loans that we make directly, which have terms ranging from 1 to 37 days, revenues are recognized using the interest method. Loan origination fees are recognized as an adjustment to the yield on the related loan. Our reserve policy regarding these loans is summarized below in “Company-funded Consumer Loan Loss Reserves Policy.”
      In addition to the short-term consumer loans originated and funded by us, we have historically had relationships with two banks, County Bank of Rehoboth Beach, Delaware and First Bank of Delaware. Pursuant to these relationships, we have marketed and serviced short-term consumer loans, which have terms ranging from 7 to 23 days, which are funded by the banks. The banks were responsible for the application review process and determining whether to approve an application and fund a loan. As a result, the banks’ loans were not reflected on our balance sheet. We earned a marketing and servicing fee for each loan that was paid by borrowers to the banks. In connection with our transition to a company-funded consumer loan model in June 2005, we terminated our relationship with County Bank and amended our relationship with First Bank.
      For loans funded by County Bank, we have historically recognized net servicing fee income ratably over the life of the related loan. In addition, each month County Bank withheld certain servicing fees payable to us in order to maintain a cash reserve. The amount of the reserve was equal to a fixed percentage of outstanding loans at the beginning of the month plus a percentage of the finance charges collected during the month. Each month, net credit losses were applied against County Bank’s cash reserve. Any excess reserve was then remitted to us as a collection bonus. The remainder of the finance charges not applied to the reserve were either used to pay costs incurred by County Bank related to the short-term loan program, retained by the bank as interest on the loan or distributed to us as a servicing fee.
      For loans funded by First Bank of Delaware, we recognize net servicing fee income ratably over the life of the related loan. In addition, the bank has established a target loss rate for the loans marketed and serviced by us. Servicing fees payable to us are reduced if actual losses exceed this target loss rate by the amount they exceed it. If actual losses are below the target loss rate, the difference is paid to us as a servicing fee. The measurement of the actual loss rate and settlement of servicing fees occurs twice every month.

      Because our servicing fees are reduced by loan losses incurred by the banks, we have established a reserve for servicing fee adjustments. To estimate the appropriate reserve for servicing fee adjustments, we consider the amount of outstanding loans owed to the banks, historical loans charged off, current and expected collections patterns and current economic trends. The reserve is then based on net charge-offs, expressed as a percentage of loans originated on behalf of the banks applied against the total amount of the banks’ outstanding loans. This reserve is reported in accrued expenses and other liabilities on our balance sheet and was $1.9 million at March 31, 2005 and $1.4 million at June 30, 2004.
      If one of the banks suffers a loss on a loan, we immediately record a charge-off against the reserve for servicing fee adjustments for the entire amount of the unpaid item. A recovery is credited to the reserve during the period in which the recovery is made. Each month, we replenish the reserve in an amount equal to the net losses charged to the reserve in that month. This replenishment, as well as any additional provisions to the reserve for servicing fees adjustments as a result of the calculations set forth above, is charged against revenues. The total amount of outstanding loans owed to the banks increased during the nine month periods ended March 31, 2005 and March 31, 2004, and during these periods the loss rates on loans increased marginally. As a result, we increased our reserve for servicing fee adjustments. We serviced $321 million loans for County Bank and First Bank during the first nine months of fiscal 2005 and $291 million during the first nine months of fiscal 2004. At March 31, 2005 and 2004 the amounts of outstanding loans were $14.2 million and $12.4 million, respectively, for County Bank and First Bank.

Company-Funded Consumer Loan Loss Reserves Policy
      We maintain a loan loss reserve for anticipated losses for loans we make directly through some of our company-operated locations. To estimate the appropriate level of loan loss reserves we consider the amount of outstanding loans owed to us, historical loans charged off, current and expected collection patterns and current economic trends. Our current loan loss reserve is based on our net charge-offs, expressed as a percentage of loan amounts originated for the last twelve months applied against the total amount of outstanding loans that we make directly. As these conditions change, we may need to make additional provisions in future periods. As a result of our transition away from the bank-funded consumer loan model to the company-funded consumer loan model, we expect our loan loss reserve to be increased.
      When a loan is originated, the customer receives the cash proceeds in exchange for a post-dated check or a written authorization to initiate a charge to the customer’s bank account on the stated maturity date of the loan. If the check or the debit to the customer’s account is returned from the bank unpaid, we immediately record a charge-off against the consumer loan loss reserve for the entire amount of the unpaid item. A recovery is credited to the reserve during the period in which the recovery is made. Each month, we replenish the reserve in an amount equal to the net losses charged to the reserve in that month. This replenishment, as well as any additional provisions to the loan loss reserve as a result of the calculations in the preceding paragraph, is charged against revenues.

Check Cashing Returned Item Policy
      We charge operating expense for losses on returned checks during the period in which such checks are returned. Recoveries on returned checks are credited to operating expense during the period in which recovery is made. This direct method for recording returned check losses and recoveries eliminates the need for an allowance for returned checks. These net losses are charged to other store and regional expenses in the consolidated statements of operations.

Goodwill
      We have significant goodwill on our balance sheet. The testing of goodwill for impairment under established accounting guidelines also requires significant use of judgment and assumptions. In accordance with accounting guidelines, we determine the fair value of our goodwill using multiples of earnings of other companies. Goodwill is tested and reviewed for impairment on an ongoing basis under established accounting guidelines. However, changes in business conditions may require future adjustments to asset valuations.

Income Taxes
      As part of the process of preparing our consolidated financial statements we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating the actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheets. An assessment is then made of the likelihood that the deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we establish a valuation allowance.
Results of Operations
      The following table sets forth our results of operations as a percentage of revenues for the following periods:

				Nine Months Ended
	Year Ended June 30,			March 31,

	2002	2003	2004	2004	2005

Statement of Operations Data:
Total revenue:
Check cashing	51.8%	49.4%	47.6%	48.0%	44.6%
Consumer lending, net	35.0	37.6	39.8	39.4	42.5
Money transfers	5.0	5.3	5.3	5.2	5.1
Other	8.2	7.7	7.3	7.4	7.8

Total revenues	100.0	100.0	100.0	100.0	100.0
US Revenues:
Check cashing	26.5	22.4	19.4	20.0	16.5
Consumer lending, net	23.4	23.3	21.9	22.2	21.3
Money transfers	2.2	2.2	1.8	1.8	1.5
Other	3.8	2.5	1.4	1.6	1.6

Total US Revenues	55.9	50.4	44.5	45.6	40.9
Canadian Revenues:
Check cashing	15.0	15.1	15.6	15.7	15.0
Consumer lending, net	6.6	8.8	11.6	11.1	14.5
Money transfers	2.2	2.3	2.4	2.3	2.4
Other	3.7	4.3	4.9	4.8	5.2

Total Canadian revenues	27.5	30.5	34.5	33.9	37.1
United Kingdom Revenues:
Check cashing	10.3	11.9	12.6	12.3	13.1
Consumer lending, net	5.0	5.5	6.3	6.1	6.7
Money transfers	0.6	0.8	1.1	1.1	1.2
Other	0.7	0.9	1.0	1.0	1.0

Total United Kingdom revenues	16.6	19.1	21.0	20.5	22.0

				Nine Months Ended
	Year Ended June 30,			March 31,

	2002	2003	2004	2004	2005

Store and regional expenses:
Salaries and benefits	32.3	31.8	30.8	31.1	29.5
Occupancy	9.0	8.6	8.0	8.1	7.8
Depreciation	3.2	2.7	2.7	2.4	2.5
Other	22.9	21.8	21.7	21.8	21.3

Total store and regional expenses	67.4	64.9	63.2	63.4	61.1
Establishment of reserves for new consumer lending arrangements	1.1	0.0	0.0	0.0	0.0
Corporate expenses	12.1	14.2	13.3	12.4	14.6
Other depreciation & amortization	1.3	1.5	1.3	1.5	1.4
Interest expense, net	9.3	9.2	10.3	9.9	9.1
Loss on extinguishment of debt	0.0	0.0	3.0	3.9	0.0
Litigation settlement costs	0.0	1.3	0.0	0.0	0.0
Other	0.8	1.8	0.2	0.2	0.0

Income before income tax	8.0	7.1	8.7	8.7	13.8
Income tax provision	5.0	6.1	6.7	8.1	6.5

Net Income	3.0%	1.0%	2.0%	0.6%	7.3%

Nine Months Ended March 31, 2005 Compared to the Nine Months Ended March 31, 2004
      Revenues. Total revenues were $215.0 million for the nine months ended March 31, 2005 compared to $183.1 million for the nine months ended March 31, 2004, an increase of $31.9 million or 17.4%. Comparable store, franchised store and document transmitter sales for the entire period increased $27.8 million or 15.4%. New store openings accounted for an increase of $3.5 million and new store acquisitions accounted for an increase of $2.4 million while closed stores accounted for a decrease of $1.9 million.
      Favorable foreign currency rates attributed to $7.3 million of the increase for the nine months. In addition to the currency benefit, revenues in the United Kingdom for the nine months ended March 31, 2005 increased by $6.3 million primarily related to revenues from check cashing and consumer loan products. Revenues from our Canadian subsidiary for the nine months ended March 31, 2005 increased $13.4 million in addition to the currency benefit. The growth in our Canadian subsidiary is primarily due to pricing adjustments made to the short-term consumer loan product in late fiscal 2004 as well as higher loan amounts offered as a result of a lending criteria change made in fiscal 2005. Revenues from franchise fees and royalties accounted for $7.3 million, or 3.4% of total revenues for the nine months ended March 31, 2005 compared to $5.5 million, or 3.0% of total revenues for the nine months ended March 31, 2004.
      Store and regional expenses. Store and regional expenses was $131.4 million for the nine months ended March 31, 2005 compared to $116.1 million for the nine months ended March 31, 2004, an increase of $15.3 million or 13.2%. The impact of foreign currencies accounted for $3.9 million of the increase. New store openings accounted for an increase of $2.9 million and acquired stores accounted for an increase of $1.4 million while closed stores accounted for a decrease of $1.0 million. Comparable retail store and franchised store expenses for the entire period increased $12.1 million. For the nine months ended March 31, 2005 total store and regional expenses decreased to 61.1% of total revenue compared to 63.4% of total revenue for the nine months ended March 31, 2004. After adjusting for the impact of the changes in exchange rates, store and regional expenses increased $4.6 million in Canada, $3.9 million in the United Kingdom and $2.9 million in the United States The increase in Canada was primarily due to increases of $1.6 million in salaries, $0.8 million in occupancy expenses, $0.6 million in advertising costs, $0.5 million in depreciation and $1.0 million in various other operating expenses, all of which are commensurate with the overall growth in

Canadian revenues. In the United Kingdom, the increase is primarily related to increases of $1.7 million in salaries, $0.7 million in occupancy costs, $0.7 million in advertising and $0.8 million in other various operating expenses commensurate with the growth in that country. In the United States, higher salaries and advertising expenses associated with the revenue growth accounted for the operating expense increase in this segment of the business.
      Corporate expenses. Corporate expenses were $31.5 million for the nine months ended March 31, 2005 compared to $22.7 million for the nine months ended March 31, 2004, an increase of $8.8 million or 38.5%. The increase is primarily attributable to compensation costs related to significant growth of our foreign operations as well as the addition of corporate personnel to support the continuing rapid expansion of our store network and new product additions. Additionally, in the fiscal 2005 third quarter, we incurred significant costs associated with becoming a public company, as well as increased insurance, legal costs and other professional fees. In addition, foreign currency costs associated with the revaluation of United States dollar denominated debt held by our U.K. subsidiary resulted in a net benefit for the nine months ended March 31, 2004 of $0.9 million. Finally, we expensed $0.8 million during the nine months ended March 31, 2005 related to the termination of a deferred compensation plan.
      Loss on extinguishment of debt. On November 13, 2003, we issued $220.0 million principal amount of 9.75% Senior Notes due 2011. The proceeds from this offering were used to redeem all of our outstanding senior notes and our outstanding senior subordinated notes, to refinance our domestic revolving credit facility, to distribute a portion of the proceeds to our parent company to redeem an equal amount of its senior discount notes and to pay fees and expenses with respect to these transactions and a related note exchange transaction involving our parent company’s senior discount notes.
      The loss incurred on the extinguishment of debt is as follows ($ in millions):

	Nine Months
	Ended
	March 31,

	2004	2005

Call Premium:
10.875% Senior Notes	$2.0	$—
10.875% Senior Subordinated Notes	0.7	—
Write-off of previously capitalized deferred issuance costs, net	4.5	—

Loss on extinguishment of debt	$7.2	$—

      Interest expense. Interest expense was $19.6 million for the nine months ended March 31, 2005 compared to $18.2 million for the nine months ended March 31, 2004, an increase of $1.4 million or 7.8%. The increased interest on the incremental long-term debt outstanding after the refinancing accounted for $4.7 million increase offset, in part, by a decline of approximately $0.5 million due to the reduction in the long-term fixed borrowing rate subsequent to the refinancing. Offsetting the aforementioned net increase were declines of $0.7 million in interest on our domestic revolving credit facility, $0.9 million in interest on our collateralized borrowing that was in place in fiscal 2004 and $1.0 million of interest paid in the second quarter of fiscal 2004 on our old 10.875% senior notes for the 30 day period subsequent to our issuance on November 13, 2003 of $220.0 million principal amount of new 9.75% senior notes. We elected to affect covenant defeasance on the old notes by depositing with the trustee funds sufficient to satisfy the old notes together with the call premium and accrued interest to the December 13, 2003 redemption date.
      Income tax provision. The provision for income taxes was $14.0 million for the nine months ended March 31, 2005 compared to a provision of $14.9 million for the nine months ended March 31, 2004, respectively. Our effective tax rate differs from the federal statutory rate of 35.0% due to foreign taxes and a valuation allowance. Our effective income tax rate was 47.4% for the nine months ended March 31, 2005 and 93.4% for the nine months ended March 31, 2004. Due to the restructuring of our debt in fiscal 2004, significant deferred tax assets were generated and recorded in accordance with SFAS 109. Because realization is not assured all United States deferred tax assets recorded were reduced by a valuation allowance of

$3.9 million at March 31, 2005 of which none was provided for in the nine months ended March 31, 2005. Following our refinancing in November, 2003, we no longer accrue United States tax on foreign earnings. The amount of such tax was $1.9 million for the nine months ended March 31, 2004.
Year Ended June 30, 2004 Compared to the Year Ended June 30, 2003
      Revenues. Total revenues were $246.4 million for fiscal 2004 compared to $219.4 million for fiscal 2003, an increase of $27.0 million or 12.3%. Comparable store, franchised store and document transmitter revenues for the entire period increased $24.8 million or 11.5%. New store openings accounted for an increase of $3.6 million while closed stores accounted for a decrease of $1.7 million. Favorable foreign currency rates attributed to $12.3 million of the increase for the fiscal year. In addition to the currency benefit, revenues in the United Kingdom for the fiscal year increased by $5.8 million primarily related to revenues from check cashing and the impact of a new installment loan product. Revenues in Canada for the fiscal year increased $9.6 million after adjusting for favorable exchange rate. An increase in volume of short-term consumer loans originated in Canada and higher consumer loan pricing contributed to the increase in Canadian revenues In addition, our Canadian subsidiary introduced a new tax product in all of its stores offering refund anticipation loans and electronic Canadian tax filing. This product, which was only tested in a limited number of locations in the prior year period, added $1.0 million in revenue for the fiscal year, which is included in other revenues. In the United States, revenues declined $612,000 for the fiscal year, primarily due to the decline in our distribution of government assistance food coupons. California, the last state in which we offer food coupons, is implementing an electronic benefits transfer system designed to disburse public assistance benefits directly to individuals. In fiscal 2005, we will not derive any revenues from the distribution of government assistance food coupons.
      In fiscal 2003 and 2004, fluctuations in the number of states in which we funded consumer loans and in which we acted as a servicer through bank arrangements led to fluctuations in United States company-funded loan originations, revenues generated from consumer lending on United States company-funded consumer loans and servicing revenues. United States company-funded loan originations decreased from $81.1 million in fiscal 2003 to $65.9 million in fiscal 2004 and fees generated from consumer lending on United States company-funded consumer loans decreased from $14.1 million in fiscal 2003 to $9.9 million in fiscal 2004, a decrease of $4.2 million, or 30%. This decrease can be attributed primarily to our establishment of a relationship with First Bank of Delaware. For the first seven months of fiscal 2003, we originated short-term loans on our own behalf in California for which we earned $8.2 million in United States company-funded loan revenues. In January 2003, we began acting as a servicer for First Bank of Delaware and ceased originating short-term loans on our own behalf in California. Meanwhile, during fiscal 2003 and 2004, we began funding short-term consumer loans originated in additional states that had previously been funded by County Bank of Rehoboth Beach, Delaware, resulting in an increase of $3.9 million in United States company-funded loan revenue associated with these states, which partially offset the overall decrease in United States company-funded loan revenues.
      Revenues from franchise fees and royalties accounted for $7.5 million, or 3.0% of total revenues, for the fiscal year compared to $6.3 million, or 2.9% of total revenues, for the same period in 2003, representing a $1.2 million, or 19.0%, increase. Stronger foreign currencies in both the United Kingdom and Canada accounted for $721,000, or 60.1%, of the increase. The balance of the increase resulted from the addition of a total of 12 franchised locations during fiscal 2004 and an overall increase in revenues generated by existing franchises.
      Store and regional expenses. Store and regional expenses were $155.7 million for fiscal 2004 compared to $142.3 million for fiscal 2003, an increase of $13.4 million or 9.4%. The impact of foreign currencies accounted for $6.4 million of this increase. New store openings accounted for an increase of $2.1 million while closed stores accounted for a decrease of $1.3 million. Comparable retail store and franchised store expenses for the entire period increased $15.5 million. For the fiscal year ended June 30, 2004, total store and regional expenses decreased to 63.2% of total revenues compared to 64.9% of total revenues for the fiscal year ended June 30, 2003. After adjusting for the impact of the changes in exchange rates, store and regional expenses increased $5.9 million in Canada, $2.2 million in the United Kingdom and declined $720,000 in the United

States. The increase in Canada was primarily due to increases of $1.2 million in salaries, $512,000 in returned checks, net and cash shortages, $494,000 in advertising and $429,000 in occupancy costs. These costs, in addition to the aggregate of other operating costs, are commensurate with the overall growth in Canadian revenues. The increase in the United Kingdom is almost entirely associated with increased salary expense, which is also commensurate with the overall growth in U.K. revenues. The decline in store and regional expenses in the United States is primarily due to the impact of stores closed in the second quarter of fiscal 2003.
      Corporate expenses. Corporate expenses were $32.8 million for fiscal year 2004 compared to $31.2 million for fiscal year 2003, an increase of $1.6 million or 5.1%. After adjusting for the impact of the changes in exchange rates, corporate expenses declined $64,000. During fiscal 2003, we transferred certain operational support functions to our Canadian headquarters from our United States headquarters and established our North American corporate office functions. After adjusting for exchange rates, the cost savings in fiscal 2004 compared to fiscal 2003 associated with this change was $0.6 million. Additional savings of $0.6 million were realized through targeted reductions in marketing spending. Offsetting these savings was an increase of $1.0 million in incentive compensation due to an overall increase in our profitability. For the fiscal year ended June 30, 2004, total corporate expenses decreased to 13.3% of total revenues compared to 14.2% for the fiscal year ended June 30, 2003.
      Losses on store closings and sales and other restructuring. Losses on store closings and sales and other restructuring was $361,000 for the fiscal year ended June 30, 2004 compared to $4.0 million for the fiscal year ended June 30, 2003, a decrease of $3.6 million. For fiscal year 2003, we provided $1.6 million for the closure costs associated with the shutdown of 27 underperforming stores. In addition, we provided $1.7 million, consisting primarily of severance and retention bonus costs, for the consolidation and relocation of certain non-operating functions.
      Other depreciation and amortization. Other depreciation and amortization expenses were $3.3 million for fiscal 2004, compared to $3.3 million for fiscal 2003.
      Interest Expense. Interest expense was $25.3 million for the fiscal year ended June 30, 2004 and was $20.2 million for the fiscal year ended June 30, 2003, an increase of $5.1 million or 25.2%. A portion of the increase is attributable to $1.0 million of interest paid on our old 10.875% senior notes for the 30 day period subsequent to the issuance on November 13, 2003 of $220.0 million principal amount of new 9.75% senior notes. We elected to effect covenant defeasance on our old notes by depositing with the trustee funds sufficient to satisfy the old notes together with the call premium and accrued interest to the December 13, 2003 redemption date. Additionally, the increased interest on the incremental long-term debt outstanding after the refinancing on November 13, 2003 and an additional offering of $20 million principal amount of 9.75% senior notes due 2011 on May 6, 2004 accounted for $6.2 million of the increase in total interest expense. Offsetting these increases was a decline of $2.1 million in interest on our domestic revolving credit facility. This decline is a result of the use of a portion of the proceeds from the issuance of the exchange notes to repay the entire outstanding revolving credit balance on November 13, 2003.
      Loss on extinguishment of debt. On November 13, 2003, we issued $220.0 million principal amount of 9.75% senior notes due 2011. The proceeds from this offering were used to redeem all of our outstanding 10.875% senior notes and our outstanding 10.875% senior subordinated notes, to refinance our domestic revolving credit facility, to distribute a portion of the proceeds to our parent company to redeem an equal amount of its senior discount notes and to pay fees and expenses with respect to these transactions and a related note exchange transaction involving its senior discount notes. On June 30, 2004, we terminated an agreement under which we sold a participation interest in a portion of the short-term consumer loans originated by us in the United Kingdom to a third party. Associated with the termination of this agreement we paid $276,660 representing a prepayment penalty.

      The loss incurred on the extinguishment of debt is as follows (in millions):

Call Premium
10.875% Senior Notes	$2.0
10.875% Senior Subordinated Notes	0.7
Write-off of previously capitalized deferred issuance costs, net	4.5
Prepayment penalty on the extinguishment of collateralized borrowings	0.3

Loss on extinguishment of debt	$7.5

      Litigation settlement costs. We accrued and paid $2.8 million during fiscal 2003 related to the California wage and hour litigation described in “Business — Legal Proceedings.”
      Income taxes. The provision for income taxes was $16.6 million for the fiscal year ended June 30, 2004 compared to $13.5 million for the fiscal year ended June 30, 2003, an increase of $3.1 million. Our effective tax rate differs from the federal statutory rate of 35% due to foreign taxes and a one-time charge related to our election to discontinue to include Canadian income in taxable income for United States tax filing purposes. Our effective income tax rate was 77.2% for the fiscal year ended June 30, 2004 and 86.4% for the fiscal year ended June 30, 2003. Following our refinancing in November 2003, we no longer accrue United States tax on our foreign earnings. The amount of such tax was $2.3 million for fiscal 2004 and $5.2 million for fiscal 2003.
Year Ended June 30, 2003 Compared to the Year Ended June 30, 2002
      Revenues. Total revenues were $219.4 million for fiscal 2003, compared to $202.0 million for fiscal 2002, an increase of $17.4 million, or 8.6%. Comparable retail store, franchised store and document transmitter revenues increased $15.8 million, or 8.1%, which is primarily attributable to our foreign operations as those markets continue to mature as well as the impact of favorable foreign currency rates in fiscal 2003. New store openings accounted for an increase of $4.5 million, which was partially offset by a decline of $2.9 million in revenues from closed stores.
      The increase in total revenues resulted primarily from an increase of $12.0 million, or 16.9%, in consumer lending revenues. The increase in consumer lending revenues was primarily a result of a $7.8 million, or 34.2%, increase in revenues in Canada resulting from higher lending volumes and increased finance charges, and an increase of $3.9 million, or 8.3%, in domestic revenues primarily resulting from a decrease in net credit losses which are charged against the reserve during the period in which the loss occurred. The reserve for losses is then replenished through a charge to revenue in the same period. In addition to the increase in consumer lending revenues, our check cashing revenues increased by $3.6 million, or 3.5%. Foreign check cashing revenues accounted for $8.1 million of this increase offset by a $4.5 million decline in domestic check cashing revenues due to a reduction in the number of checks cashed, reflecting the decline in the United States economy and employment during this period. Revenues from franchise fees and royalties accounted for $6.3 million, or 2.9% of total revenues, for fiscal 2003 compared to $5.2 million, or 2.6% of total revenues, for fiscal 2002. The balance of the increase in total revenues, $2.1 million, relates to other ancillary products, primarily revenues from money transfer fees.
      Store and regional expenses. Store and regional expenses were $142.3 million for fiscal 2003, compared to $136.1 million for fiscal 2002, an increase of $6.2 million, or 4.5%. The effect of the new store openings in fiscal 2003 accounted for an increase of $1.5 million. Also, store and regional expenses increased $4.0 million due to increased salaries and benefits attributable to our foreign subsidiaries, commensurate with the growth in those operations. Total store and regional expenses as a percentage of revenues decreased from 67.4% in fiscal 2002 to 64.9% in fiscal 2003. Store and regional expenses as a percentage of revenues of our foreign subsidiaries were 55.7% for fiscal 2002 and 52.5% for fiscal 2003.
      Salaries and benefits expense. Salaries and benefits expense was $69.8 million for fiscal 2003, compared to $65.3 million for fiscal 2002, an increase of $4.5 million, or 6.9%. New store openings accounted for $600,000 of the increase. Our foreign subsidiaries accounted for an increase of $4.0 million in salaries and benefits. Salaries and benefits expense as a percentage of revenues decreased from 32.3% for fiscal 2002 to 31.8% for fiscal 2003.
      Occupancy expense. Occupancy expense was $18.9 million for fiscal 2003, compared to $18.1 million for fiscal 2002, an increase of $800,000, or 4.3%. New store openings accounted for $300,000 of the increase. Occupancy expense as a percentage of revenues decreased from 9.0% for fiscal 2002 to 8.6% for fiscal 2003.
      Depreciation expense. Depreciation expense was $5.9 million for fiscal 2003, compared to $6.5 million for fiscal 2002, a decrease of $600,000, or 10.2%. Depreciation expense as a percentage of revenues decreased from 3.2% for fiscal 2002 to 2.7% for fiscal 2003.
      Other. Other store and regional expenses were $47.8 million for fiscal 2003, compared to $46.2 million for fiscal 2002, an increase of $1.6 million, or 3.3%. New store openings accounted for an increase in other store and regional expenses of $600,000. The closing of stores during the fiscal year partially offset these increases. Other store and regional expenses consist of bank charges, armored security costs, net returned third party checks, cash shortages, cost of goods sold, advertising and other costs incurred by the stores.
      Establishment of reserves for new consumer lending arrangements. During fiscal 2002, Eagle National Bank discontinued the offering of short-term consumer loans through our stores pursuant to a December 18, 2001 consent order entered into with the United States Comptroller of the Currency. In June 2002, we entered into a new servicing relationship with County Bank, which we terminated in June 2005, to provide short-term consumer loans to our customers. The change in our servicing relationship required corresponding changes to our banking systems, procedures and daily operations. County Bank elected not to fund loans in California and, therefore, we increased the number and amount of company-funded loans we originated. State regulations also prevented the refinancing of company-funded loans in California on their stated maturity date. We believed these factors increased the likelihood of loan losses on our company-funded consumer loan portfolio and the bank-funded consumer loan portfolio. Accordingly, we increased our estimated loss rates for both of these portfolios and established an aggregate reserve of $2.2 million.
      Corporate expenses. Corporate expenses were $31.2 million for fiscal 2003, compared to $24.5 million for fiscal 2002, an increase of $6.7 million, or 27.4%. Salaries and benefits increased $3.7 million associated with the growth of foreign operations. There was an increase of $1.7 million in professional fees that includes legal and consulting costs associated with the implementation of enhanced transaction processing systems and systems development costs associated with our new banking relationships with First Bank and County Bank. During the fourth quarter of fiscal 2003, we transferred certain operational support functions to our Canadian headquarters from our United States headquarters to complete a process of consolidating our North American corporate office functions that had begun in October 2002. Corporate expenses as a percentage of revenues increased from 12.1% for fiscal 2002 to 14.2% for fiscal 2003. We expect corporate expenses as a percentage of revenues to decline in fiscal 2004.
      Loss on store closings and sales and other restructuring. Loss on store closings and sales and other restructuring was $4.0 million for fiscal 2003, compared to $1.4 million for fiscal 2002. For fiscal 2003, we provided $1.6 million for the closure costs associated with the shutdown of 27 stores. These costs consist primarily of lease obligations and leasehold improvement write-offs. In addition, we provided $1.7 million, consisting primarily of severance and retention bonus costs, for the consolidation and relocation of certain non-operating functions. We anticipate that loss on store closings and sales and other restructuring will decline significantly in 2004.
      Other depreciation and amortization. Other depreciation and amortization expenses were $3.3 million for fiscal 2003, compared to $2.7 million for fiscal 2002, an increase of $600,000, or 22.6%. This increase is attributable primarily to additional investments in technology and the expansion of our Canadian corporate office as a result of the relocation of certain operational support functions to Canada from the United States headquarters. Other depreciation and amortization as a percentage of revenues increased from 1.3% for fiscal 2002 to 1.5% for fiscal 2003.
      Interest expense. Interest expense was $20.2 million for fiscal 2003 compared to $18.7 million for fiscal 2002, an increase of $1.5 million, or 7.9%. This increase is attributable to the increase in the average borrowings under our credit facilities and an increase in interest rates as a result of the November 2002 amendment of our domestic revolving credit facility and the impact of the higher effective interest rate on our collateralized borrowing.
      Litigation settlement costs. We accrued $2.8 million during fiscal 2003 related to the California wage and hour litigation described in “Business — Legal Proceedings.”
      Income tax provision. The provision for income taxes was $13.5 million in fiscal 2003 and $10.2 million in fiscal 2002. Our effective income tax rate was 86.4% for fiscal 2003 and 62.8% for fiscal 2002. Our effective tax rate differs from the federal statutory rate of 35% due to state taxes, foreign taxes, disallowed high yield debt interest and United States taxes on foreign earnings, primarily resulting from the guarantees on our prior credit facility and senior notes by our foreign subsidiaries. Following our refinancing in November 2003, we no longer accrue United States tax on our foreign earnings. The amount of such tax was $5.2 million for fiscal 2003 and $2.4 million for fiscal 2002.
Unaudited Quarterly Operating Results
      The following table sets forth, for the periods indicated, our results of operations and selected items in our consolidated statements of operations. The information for each of these quarters is unaudited and has been prepared on the same basis as our audited financial statements appearing elsewhere in this prospectus. In the opinion of our management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly results when read in conjunction with our audited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	Three Months Ended

	September 30,	December 31,	March 31,	June 30,

		(Unaudited)
		(Dollars in thousands)
Fiscal 2005:
Revenues	$66,157	$72,386	$76,449
Income before income taxes	6,725	9,948	12,951
Net income	3,371	4,694	7,514
Fiscal 2004:
Revenues	$56,990	$60,762	$65,626	$63,052
Income (loss) before income taxes	5,430	(725)	11,294	5,502
Net income (loss)	1,142	(1,645)	1,566	3,849
Fiscal 2003:
Revenues	$52,652	$53,290	$57,974	$55,472
Income (loss) before income taxes	2,721	(227)	8,375	4,773
Net income (loss)	811	(250)	992	578
Seasonality
      Our business is seasonal due to the impact of several tax-related services, including cashing tax refund checks, making electronic tax filings and processing applications for refund anticipation loans. Historically, we have generally experienced our highest revenues and earnings during our third fiscal quarter ending March 31, when revenues from these tax-related services peak. Due to the seasonality of our business, results of operations for any fiscal quarter are not necessarily indicative of the results of operations that may be achieved for the full fiscal year. In addition, quarterly results of operations depend significantly upon the timing and amount of revenues and expenses associated with the addition of new stores.

Balance Sheet Variations

March 31, 2005 Compared to June 30, 2004.
      Cash and cash equivalents increased to $80.8 million at March 31, 2005 from $69.3 million at June 30, 2004. Cash and cash equivalent balances fluctuate significantly as a result of seasonal, monthly and day-to-day requirements for funding check cashing and other operating activities.
      Loans receivable increased to $38.5 million at March 31, 2005 from $32.9 million at June 30, 2004 due primarily to increases in installment loans of $3.7 million and pawn of $1.8 million.
      Income taxes receivable decreased to $4.9 million at March 31, 2005 from $6.1 million at June 30, 2004 related primarily to the timing of receipts.
      Goodwill and other intangibles increased $36.1 million from $149.1 million at June 30, 2004 to $185.2 million at March 31, 2005 due to foreign currency translation adjustments of $6.1 million and acquisitions of $30.1 million.
      Foreign income taxes payable decreased from $6.0 million at June 30, 2004 to $5.5 million at March 31, 2005 due primarily to the timing of payments.
      Accrued expenses increased to $21.7 million at March 31, 2005 from $16.9 million at June 30, 2004 due primarily to the timing of accrued payroll, increased accrued professional fees, accrued management fees and other operating expense accruals.
      Revolving credit facilities and long-term debt increased $10.8 million from $241.3 million at June 30, 2004 to $252.1 million at March 31, 2005. The variance is primarily due to an $11.0 million increase in the outstanding balance under our domestic revolving credit facility.
      Total shareholder’s equity increased $24.4 million to $62.4 million from $38.0 million due to our net income for the nine months ended March 31, 2005 and foreign translation adjustments.

June 30, 2004 Compared to June 30, 2003.
      Total loans receivable increased $9.3 million from $23.6 million at June 30, 2003 to $32.9 million at June 30, 2004. The increase was primarily attributable to higher foreign loan volumes of $6.1 million, increased domestic volume of $0.9 million and a currency translation impact of $2.3 million. As a result of the increase in our installment loan portfolio the allowance for loan losses increased $1.0 million from $1.3 million at June 30, 2003 to $2.3 million at June 30, 2004.
      Prepaid expenses increased $0.4 million from $4.0 million at June 30, 2003 to $4.4 million at June 30, 2004 due to an increase in prepaid advertising costs.
      Income taxes receivable increased to $6.1 million at June 30, 2004 from $1.4 million related primarily to the prepayment of taxes by our Canadian subsidiary.
      Goodwill and other intangibles increased $5.7 million from $143.4 million at June 30, 2003 to $149.1 million at June 30, 2004 primarily due to foreign currency translation adjustments.
      Debt issuance costs increased from $5.2 million at June 30, 2003 to $11.2 million at June 30, 2004 due to the refinancing of our debt in November 2003 and May 2004.
      Accounts payable decreased $1.3 million from $17.2 million at June 30, 2003 to $15.9 million at June 30, 2004 due to the timing of settlements with third party vendors and our franchisees.
      Foreign income taxes payable increased from $1.4 million at June 30, 2003 to $6.0 million at June 30, 2004 due primarily to accrued foreign taxes for the current fiscal year.
      Accrued expenses and other liabilities increased to $16.9 million at June 30, 2004 from $10.5 million at June 30, 2003 due to increased professional fees associated with legal matters associated with our Canadian subsidiary, incentive accruals and the timing of monies due our franchisees.

      Revolving credit facilities and long-term debt increased $42.3 million from $199.0 million at June 30, 2003 to $241.3 million at June 30, 2004. On November 13, 2003, we issued $220.0 million principal amount of 9.75% senior notes due 2011 under Rule 144A and Regulation S of the Securities Act of 1933 and entered into a new $55.0 million senior secured reducing domestic revolving credit facility. The proceeds from these transactions were used to repay, in full, all borrowings outstanding under our prior credit facility, redeem the entire $109.2 million principal amount of our 10.875% senior notes due 2006, redeem the entire $20.0 million principal amount of our 10.875% senior subordinated notes due 2006, dividend $20 million to our parent company to redeem their 13.0% senior discount notes due 2006, and pay all related fees, expenses and redemption premiums with respect to these transactions. On May 6, 2004, we consummated an offering of $20.0 million principal amount of 9.75% senior notes due 2011. The notes were offered as additional debt securities under the indenture pursuant to which we had issued $220.0 million of notes in November 2003. The notes issued in November 2003 and the notes issued in May 2004 constitute a single class of securities under the indenture. The net proceeds from the May 2004 note offering were distributed to our parent company to redeem approximately $9.1 million aggregate principal amount of its 16.0% senior notes due 2012 and approximately $9.1 million aggregate principal amount of its 13.95% senior subordinated notes due 2012.
      Total shareholder’s equity decreased $29.7 million to $38.0 million from $67.7 million primarily due to our $40.7 million dividend payment to our parent company offset in part by net income and foreign currency translation.
Liquidity and Capital Resources
      Our principal sources of cash are from operations and borrowings, under our credit facilities. We anticipate that our primary uses of cash will be to provide working capital, finance capital expenditures, meet debt service requirements, fund company originated short-term consumer loans, finance store expansion, finance acquisitions of We The People franchises, and finance the expansion of our products and services.
      Net cash provided by operating activities was $14.5 million in fiscal 2002, $3.8 million in fiscal 2003 and $20.4 million in fiscal 2004. Net cash provided by operating activities was $31.7 million for the nine months ended March 31, 2005 compared to cash provided of $15.9 million for the nine months ended March 31, 2004. The decline in net cash provided by operating activities from fiscal 2002 to fiscal 2003 was primarily a result of increased working capital requirements related to the timing of settlements associated with the consumer lending program. Our prior relationship with Eagle National Bank provided for daily settlement of amounts owed to us from consumer loan activity; our prior relationship with County Bank provided for monthly settlement and our relationship with First Bank provides for semi-monthly settlements. The increase in net cash provided by operating activities was primarily the result of improved operating results and the impact of the timing of settlements from fiscal 2003 to fiscal 2004 related to our loan servicing arrangements with County Bank and First Bank. The increase in net cash provided by operating activities for the nine months ended March 31, 2005 compared to the nine months ended March 31, 2004 was primarily the result of improved operating results.
      Net cash used in investing activities was $10.1 million in fiscal 2002, $10.7 million in fiscal 2003 and $8.6 million in fiscal 2004. Net cash used in investing activities for the nine months ended March 31, 2005 was $34.7 million compared to a usage of $5.0 million for the nine months ended March 31, 2004. Our investing activities primarily relate to purchases of property and equipment for our stores, investments in technology and acquisitions. During fiscal 2003, $3.3 million of this amount was attributable to earn-out payments on acquisitions completed during previous years accounting for the decline from fiscal 2003 to fiscal 2004. For the fiscal year ended June 30, 2004 we made capital expenditures of $8.2 million. For the nine months ended March 31, 2005 we made capital expenditures of $9.3 million. The actual amount of capital expenditures each year will depend in part upon the number of new stores acquired or opened and the number of stores remodeled. Our budgeted capital expenditures, excluding acquisitions, are currently anticipated to aggregate approximately $13.0 million during our fiscal year ending June 30, 2005, for remodeling and relocation of certain existing stores and for opening new stores.

      Net cash provided by (used in) financing activities was $9.4 million in fiscal 2002, $(10.9) million in fiscal 2003 and $(16.5) million in fiscal 2004. Net cash provided by financing activities for the nine months ended March 31, 2005 was $10.6 million compared to a usage of $5.7 million for the nine months ended March 31, 2004. The decline during fiscal 2004 was primarily the result of a decrease in borrowings under our bank facilities from $61.7 million as of June 30, 2003 to $0 million as of June 30, 2004 offset somewhat by net cash from the refinancing activities discussed above. The decline during fiscal 2003 was also the result of a decrease in borrowings under our revolving credit facilities from $78.9 million as of June 30, 2002 to $61.7 million as of June 30, 2003. The cash provided in the nine months ended March 31, 2005 was a result of an increase in the borrowings under our bank facilities. The use of cash in the nine months ended March 31, 2004 was a result of a decrease in the borrowings under our bank facilities offset somewhat by net cash from the refinancing activities.
      As part of our growth strategy, we opened 14 new financial services stores and acquired three financial services stores during the fiscal year ended June 30, 2004, resulting in a net gain of 14 stores after store dispositions and closings. For the nine months ended March 31, 2005, we opened 30 new financial services stores, acquired 43 financial services stores and acquired 168 We The People franchises and two company operated stores offering retail-based legal document preparation services.
      The capital cost of opening a new financial services store is typically in the range of $95,000 to $125,000 but varies depending on the size and type of store. This capital cost includes leasehold improvements, signage, computer equipment and security systems. In addition, the typical financial services store requires working capital of $40,000 to $60,000 to fund operations. The capital cost of opening a new legal document preparation services store is typically in the range of $30,000 to $40,000 but varies depending on the size and type of store. This capital cost includes leasehold improvements, signage, computer equipment and security systems. The typical legal document preparation services store requires an immaterial amount of working capital to fund operations.
      For the fiscal year ended June 30, 2004, we spent $8.2 million on capital expenditures and $550,000 on store acquisitions. For the nine months ended March 31, 2005, we spent $9.3 million on capital expenditures and $25.4 million on store acquisitions, net of cash acquired.
      Company-funded consumer loans. On March 2, 2005, the FDIC issued the Payday Lending Guidance for payday lending applicable to both County Bank and First Bank. The Payday Lending Guidance restricts our ability to utilize bank-funded loans. The Payday Lending Guidance became effective on July 1, 2005. As a result off the Payday Lending Guidance, we are transitioning 263 United States financial services stores from the bank-funded consumer loan model to the company-funded consumer loan model. As part of this transition, we have terminated our relationship with County Bank and amended our relationship with First Bank.
      In addition, in connection with the transition to the company-funded loan model, we expect our company-funded consumer loan portfolio to increase by approximately $9 million by the end of our first quarter of fiscal 2006 ending September 30, 2005.
      Revolving credit facilities. During fiscal 2004, we had three revolving credit facilities: a domestic revolving credit facility, a Canadian overdraft facility and a United Kingdom overdraft facility. The United Kingdom overdraft facility expired on March 31, 2004 and was not renewed and therefore there are no borrowings outstanding under this facility.
      Domestic revolving credit facility. On November 13, 2003, we repaid in full all borrowings outstanding under our previously existing credit facility using a portion of the proceeds from the issuance of $220.0 million principal amount of 9.75% senior notes due 2011 and simultaneously entered into a new $55.0 million senior secured reducing domestic revolving credit facility. On July 8, 2005, we entered into an amendment to the domestic revolving credit facility to increase the borrowing capacity under the facility to $80 million. In addition, the amendment extended the term of the domestic revolving credit facility for one additional year to November 12, 2009. Under this facility, up to $30.0 million may be used in connection with letters of credit. Our borrowing capacity under this facility is limited to the total commitment of $80.0 million less letters of credit totaling $13.3 million issued by Wells Fargo Bank as of March 31, 2005, which guarantee the performance of certain of our contractual obligations. At March 31, 2005, our borrowing capacity was $38.0 million and there was $11.0 million outstanding under the facility.
      Canadian overdraft facility. Our Canadian operating subsidiary has a Canadian overdraft facility to fund peak working capital needs for our Canadian operations. The Canadian overdraft facility provides for a commitment of up to approximately $10.0 million, of which there was no outstanding balance on March 31, 2005. Amounts outstanding under the Canadian overdraft facility bear interest at a rate of Canadian prime and are secured by a $10.0 million letter of credit issued by Wells Fargo Bank under our domestic revolving credit facility.
      United Kingdom overdraft facility. For our United Kingdom operations, our United Kingdom operating subsidiary had an overdraft facility which provided for a commitment of up to approximately $6.9 million, of which there was no outstanding balance on June 30, 2004. The United Kingdom overdraft facility was secured by a $6.0 million letter of credit issued by Wells Fargo Bank under our domestic revolving credit facility. The United Kingdom overdraft facility expired on March 31, 2004 and was not renewed.
      Long-term debt. As of March 31, 2005 long-term debt consisted of $241.1 million principal amount of our 9.75% senior notes due November 15, 2011 and $16,000 of other long-term debt.
      Operating leases. Operating leases are scheduled payments on existing store and other administrative leases. These leases typically have initial terms of 5 years and may contain provisions for renewal options, additional rental charges based on revenue and payment of real estate taxes and common area charges.
      We entered into the commitments described above and other contractual obligations in the ordinary course of business as a source of funds for asset growth and asset/liability management and to meet required capital needs. Our principal future obligations and commitments as of March 31, 2005, excluding periodic interest payments, include the following:

	Payments Due by Period

		Less Than	1 – 3	4 – 5	After 5
	Total	1 Year	Years	Years	Years

		(Dollars in thousands)
Domestic revolving credit facility	$11,000	$11,000	$—	$—	$—
Long-term debt:
9.75% Senior Notes due 2011(1)	241,056	—	—	—	241,056
Operating leases	71,728	17,890	27,399	15,699	10,740
Other	16	16	—	—	—

Total contractual cash obligations	$323,800	$28,906	$27,399	$15,699	$251,796

(1)	$1,056 is the unamortized premium on the 9.75% Senior Notes due 2011.
      We believe that, based on current levels of operations and anticipated improvements in operating results, cash flows from operations and borrowings available under our credit facilities will allow us to provide sufficient liquidity to fund capital expenditure requirements for the foreseeable future, including payment of interest and principal on our indebtedness. This belief is based upon our historical growth rate and the anticipated benefits we expect from operating efficiencies. We expect additional revenue growth to be generated by growth in the consumer lending business, the maturity of recently opened stores, the continued expansion of new stores and sale of franchises as a result of our recent acquisition of the We The People franchises. We also expect operating expenses to increase, although the rate of increase is expected to be less than the rate of revenue growth. Furthermore, we do not believe that additional acquisitions or expansion are necessary to cover our fixed expenses, including debt service.

Impact of Inflation
      We do not believe that inflation has a material impact on our income before income taxes.
Quantitative and Qualitative Disclosures About Market Risk

Generally
      In the operations of our subsidiaries and the reporting of our consolidated financial results, we are affected by changes in interest rates and currency exchange rates. The principal risks of loss arising from adverse changes in market rates and prices to which we and our subsidiaries are exposed relate to:

•	interest rates on borrowings under the domestic revolving credit agreement; and

•	foreign exchange rates generating translation gains and losses.
      We and our subsidiaries have no market risk sensitive instruments entered into for trading purposes, as defined by generally accepted accounting principles, or “GAAP.” Information contained in this section relates only to instruments entered into for purposes other than trading.

Interest Rates
      Our outstanding indebtedness, and related interest rate risk, is managed centrally by our finance department by implementing the financing strategies approved by our board of directors. Although our revolving credit facilities carry variable rates of interest, our debt consists primarily of fixed-rate senior notes. Because most of our average outstanding indebtedness carries a fixed rate of interest, a change in interest rates is not expected to have a significant impact on our consolidated financial position, results of operations or cash flows.

Foreign Exchange Rates
      Operations in the United Kingdom and Canada have exposed us to shifts in currency valuations. From time to time, we may elect to purchase put options in order to protect earnings in the United Kingdom and Canada against foreign currency fluctuations. Out of the money put options may be purchased because they cost less than completely averting risk, and the maximum downside is limited to the difference between the strike price and exchange rate at the date of purchase and the price of the contracts. At March 31, 2005, we held put options with an aggregate notional value of $(CAN) 40.8 million and £(GBP) 8.7 million to protect the currency exposure in Canada and the United Kingdom through December 31, 2005. We use purchased options designated as cash flow hedges to protect against the foreign currency exchange rate risks inherent in our forecasted earnings denominated in currencies other than the United States dollar. Our cash flow hedges have a duration of less than twelve months. For derivative instruments that are designated and qualify as cash flow hedges, the effective portions of the gain or loss on the derivative instrument are initially recorded in accumulated other comprehensive income as a separate component of shareholder’s equity and subsequently reclassified into earnings in the period during which the hedged transaction is recognized in earnings. The ineffective portion of the gain or loss is reported in corporate expenses on the statement of operations. For options designated as hedges, hedge effectiveness is measured by comparing the cumulative change in the hedge contract with the cumulative change in the hedged item, both of which are based on forward rates. As of March 31, 2005 no amounts were excluded from the assessment of hedge effectiveness. There was no ineffectiveness in our cash flow hedges for the three and nine months ended March 31, 2005. As of March 31, 2005, amounts related to derivatives qualifying as cash flow hedges amounted to a reduction of shareholders’ equity of $159,000 all of which is expected to be transferred to earnings in the next nine months along with the earnings effects of the related forecasted transactions. The fair market value at March 31, 2005 was $277,000 and is included in other assets on the balance sheet.

      Canadian operations accounted for approximately 95.7% of consolidated income before income taxes for the nine months ended March 31, 2005, and 118.7% of consolidated income before income taxes for the nine months ended March 31, 2004. U.K. operations accounted for approximately 39.4% of consolidated income before income taxes for the nine months ended March 31, 2005 and approximately 51.7% of consolidated income before income taxes for the nine months ended March 31, 2004. As currency exchange rates change, translation of the financial results of the Canadian and U.K. operations into United States dollars will be impacted. Changes in exchange rates have resulted in cumulative translation adjustments increasing our net assets by $26.4 million. These gains and losses are included in corporate expenses.
      We estimate that a 10.0% change in foreign exchange rates by itself would have impacted reported income before income taxes by approximately $4.0 million for the nine months ended March 31, 2005 and $2.7 million for the nine months ended March 31, 2004. This impact represents nearly 13.5% of our consolidated income before income taxes for the nine months ended March 31, 2005 and 17.0% of our consolidated income before income taxes for the nine months ended March 31, 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
DOLLAR FINANCIAL CORP.
      The following is a discussion and analysis of the financial condition and results of operations for Dollar Financial Group, Inc.’s parent company, Dollar Financial Corp., for the nine months ended March 31, 2004 and 2005 and fiscal 2002, 2003 and 2004. References in this section to “we,” “our,” “ours,” or “us” are to Dollar Financial Corp. and its wholly owned subsidiaries, except as the context otherwise requires. This section should be read together with our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategies for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in, or implied by, the forward-looking statements contained in this prospectus. For a discussion and analysis of the financial condition and results of operations of Dollar Financial Group, Inc., see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Dollar Financial Group, Inc.”
Overview
      We are the parent company of Dollar Financial Group, Inc. and its wholly owned subsidiaries. We have historically derived our revenues primarily from providing check cashing services, consumer lending and other consumer financial products and services, including money orders, money transfers and bill payment. For our check cashing services, we charge our customers fees that are usually equal to a percentage of the amount of the check being cashed and are deducted from the cash provided to the customer. For our consumer loans, we receive interest and fees on the loans or, if the loans are funded by a bank, we receive origination and servicing fees from the bank providing the loans.
      We operate in a sector of the financial services industry that serves the basic need of lower-and middle-income working-class individuals to have convenient access to cash. This need is primarily evidenced by consumer demand for check cashing and short-term loans, and consumers who use these services are often underserved by banks and other financial institutions.
      On January 4, 2005, we acquired substantially all of the outstanding shares of International Paper Converters Limited adding 17 company-owned financial services stores and two franchised financial services stores in the United Kingdom.
      On January 31, 2005, we acquired substantially all of the assets of Alexandria Financial Services, L.L.C., Alexandria Acquisition, L.L.C., American Check Cashers of Lafayette, L.L.C., ACC of Lakes Charles, L.L.C. and Southern Financial Services of Louisiana, L.L.C. This acquisition added 24 financial services stores in the Louisiana market adding to our existing market share in that area of the country.
      On March 7, 2005 we acquired substantially all of the assets of We The People Forms and Service Centers USA, Inc. relating to such company’s retail-based legal document preparation services business. We now offer these services through our wholly owned subsidiary We The People USA, Inc. through a network of 146 franchised locations and 29 company-owned stores in 32 states.
      On May 16, 2005, we acquired substantially all of the assets of Tenant Financial Enterprises, Inc. This acquisition added five financial services stores in the Arizona market, adding to our existing market share in that area of the country.
      On June 16, 2005, we announced that we are transitioning our United States financial services stores from the bank-funded consumer loan model to the company-funded consumer loan model. This transition is in response to the FDIC Payday Lending Guidance. In addition, we announced that we are discontinuing our operations as a marketing and servicing agent for consumer loans that are fulfilled through document transmitter locations.

      Our expenses primarily relate to the operations of our store network, including salaries and benefits for our employees, occupancy expense for our leased real estate, depreciation of our assets and corporate and other expenses, including costs related to opening and closing stores.
      In each foreign country in which we operate, local currency is used for both revenues and expenses. Therefore, we record the impact of foreign currency exchange rate fluctuations related to our foreign net income.
      In our discussion of our financial condition and results of operations, we refer to stores, franchises and document transmitters that were open for the entire fiscal period and the comparable prior fiscal period as comparable stores, franchises and document transmitters.
Discussion of Critical Accounting Policies
      In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with United States generally accepted accounting principles. We evaluate these estimates on an ongoing basis, including those related to revenue recognition, loss reserves, income taxes and intangible assets. We base these estimates on the information currently available to us and on various other assumptions that we believe are reasonable under the circumstances. Actual results could vary from these estimates under different assumptions or conditions.
      We believe that the following critical accounting policies affect the more significant judgments and estimates used in the preparation of our financial statements:

Revenue Recognition
      With respect to company-operated stores, revenues from our check cashing, money order sales, money transfer and bill payment services and other miscellaneous services reported in other revenues on our statement of operations are all recognized when the transactions are completed at the point-of-sale in the store.
      With respect to our franchised locations, we recognize initial franchise fees upon fulfillment of all significant obligations to the franchisee. Royalty payments from our franchisees are recognized as earned.
      For short-term consumer loans that we make directly, which have terms ranging from 1 to 37 days, revenues are recognized using the interest method. Loan origination fees are recognized as an adjustment to the yield on the related loan. Our reserve policy regarding these loans is summarized below in “Company-funded Consumer Loan Loss Reserves Policy.”
      In addition to the short-term consumer loans originated and funded by us, we have historically had relationships with two banks, County Bank of Rehoboth Beach, Delaware and First Bank of Delaware. Pursuant to these relationships, we have marketed and serviced short-term consumer loans, which have terms ranging from 7 to 23 days, which are funded by the banks. The banks were responsible for the application review process and determining whether to approve an application and fund a loan. As a result, the banks’ loans were not reflected on our balance sheet. We earned a marketing and servicing fee for each loan that was paid by borrowers to the banks. In connection with our transition to a company-funded consumer loan model in June 2005, we terminated our relationship with County Bank and amended our relationship with First Bank.
      For loans funded by County Bank, we have historically recognized net servicing fee income ratably over the life of the related loan. In addition, each month County Bank withheld certain servicing fees payable to us in order to maintain a cash reserve. The amount of the reserve was equal to a fixed percentage of outstanding loans at the beginning of the month plus a percentage of the finance charges collected during the month. Each month, net credit losses were applied against County Bank’s cash reserve. Any excess reserve was then remitted to us as a collection bonus. The remainder of the finance charges not applied to the reserve were either used to pay costs incurred by County Bank related to the short-term loan program, retained by the bank as interest on the loan or distributed to us as a servicing fee.

      For loans funded by First Bank of Delaware, we recognize net servicing fee income ratably over the life of the related loan. In addition, the bank has established a target loss rate for the loans marketed and serviced by us. Servicing fees payable to us are reduced if actual losses exceed this target loss rate by the amount they exceed it. If actual losses are below the target loss rate, the difference is paid to us as a servicing fee. The measurement of the actual loss rate and settlement of servicing fees occurs twice every month.
      Because our servicing fees are reduced by loan losses incurred by the banks, we have established a reserve for servicing fee adjustments. To estimate the appropriate reserve for servicing fee adjustments, we consider the amount of outstanding loans owed to the banks, historical loans charged off, current and expected collections patterns and current economic trends. The reserve is then based on net charge-offs, expressed as a percentage of loans originated on behalf of the banks applied against the total amount of the banks’ outstanding loans. This reserve is reported in accrued expenses and other liabilities on our balance sheet and was $1.9 million at March 31, 2005 and $1.4 million at June 30, 2004.
      If one of the banks suffers a loss on a loan, we immediately record a charge-off against the reserve for servicing fee adjustments for the entire amount of the unpaid item. A recovery is credited to the reserve during the period in which the recovery is made. Each month, we replenish the reserve in an amount equal to the net losses charged to the reserve in that month. This replenishment, as well as any additional provisions to the reserve for servicing fees adjustments as a result of the calculations set forth above, is charged against revenues. The total amount of outstanding loans owed to the banks increased during the nine month periods ended March 31, 2005 and March 31, 2004, and during these periods the loss rates on loans increased marginally. As a result, we increased our reserve for servicing fee adjustments. We serviced $321 million loans for County Bank and First Bank during the first nine months of fiscal 2005 and $291 million during the first nine months of fiscal 2004. At March 31, 2005 and 2004 the amounts of outstanding loans were $14.2 million and $12.4 million, respectively, for County Bank and First Bank.

Company-Funded Consumer Loan Loss Reserves Policy
      We maintain a loan loss reserve for anticipated losses for loans we make directly through some of our company-operated locations. To estimate the appropriate level of loan loss reserves we consider the amount of outstanding loans owed to us, historical loans charged off, current and expected collection patterns and current economic trends. Our current loan loss reserve is based on our net charge-offs, expressed as a percentage of loan amounts originated for the last twelve months applied against the total amount of outstanding loans that we make directly. As these conditions change, we may need to make additional provisions in future periods. As a result of our transition away from the bank-funded consumer loan model to the company-funded consumer loan model, we expect our loan loss reserve to be increased.
      When a loan is originated, the customer receives the cash proceeds in exchange for a post-dated check or a written authorization to initiate a charge to the customer’s bank account on the stated maturity date of the loan. If the check or the debit to the customer’s account is returned from the bank unpaid, we immediately record a charge-off against the consumer loan loss reserve for the entire amount of the unpaid item. A recovery is credited to the reserve during the period in which the recovery is made. Each month, we replenish the reserve in an amount equal to the net losses charged to the reserve in that month. This replenishment, as well as any additional provisions to the loan loss reserve as a result of the calculations in the preceding paragraph, is charged against revenues.

Check Cashing Returned Item Policy
      We charge operating expense for losses on returned checks during the period in which such checks are returned. Recoveries on returned checks are credited to operating expense during the period in which recovery is made. This direct method for recording returned check losses and recoveries eliminates the need for an allowance for returned checks. These net losses are charged to other store and regional expenses in the consolidated statements of operations.

Goodwill
      We have significant goodwill on our balance sheet. The testing of goodwill for impairment under established accounting guidelines also requires significant use of judgment and assumptions. In accordance with accounting guidelines, we determine the fair value of our goodwill using multiples of earnings of other companies. Goodwill is tested and reviewed for impairment on an ongoing basis under established accounting guidelines. However, changes in business conditions may require future adjustments to asset valuations.

Income Taxes
      As part of the process of preparing our consolidated financial statements we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating the actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheets. An assessment is then made of the likelihood that the deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we establish a valuation allowance.
Results of Operations
      The following table sets forth our results of operations as a percentage of revenues for the following periods:

				Nine Months
	Year Ended June 30,			Ended March 31,

	2002	2003	2004	2004	2005

Statement of Operations Data:
Total revenue:
Check cashing	51.8%	49.4%	47.6%	48.0%	44.6%
Consumer lending, net	35.0	37.6	39.8	39.4	42.5
Money transfers	5.0	5.3	5.3	5.2	5.1
Other	8.2	7.7	7.3	7.4	7.8

Total revenues	100.0	100.0	100.0	100.0	100.0
US Revenues:
Check cashing	26.5	22.4	19.4	20.0	16.5
Consumer lending, net	23.4	23.3	21.9	22.2	21.3
Money transfers	2.2	2.2	1.8	1.8	1.5
Other	3.8	2.5	1.4	1.6	1.6

Total US Revenues	55.9	50.4	44.5	45.6	40.9
Canadian Revenues:
Check cashing	15.0	15.1	15.6	15.7	15.0
Consumer lending, net	6.6	8.8	11.6	11.1	14.5
Money transfers	2.2	2.3	2.4	2.3	2.4
Other	3.7	4.3	4.9	4.8	5.2

Total Canadian revenues	27.5	30.5	34.5	33.9	37.1

				Nine Months
	Year Ended June 30,			Ended March 31,

	2002	2003	2004	2004	2005

United Kingdom Revenues:
Check cashing	10.3	11.9	12.6	12.3	13.1
Consumer lending, net	5.0	5.5	6.3	6.1	6.7
Money transfers	0.6	0.8	1.1	1.1	1.2
Other	0.7	0.9	1.0	1.0	1.0

Total United Kingdom revenues	16.6	19.1	21.0	20.5	22.0
Store and regional expenses
Salaries and benefits	32.3	31.8	30.8	31.1	29.5
Occupancy	9.0	8.6	8.0	8.1	7.8
Depreciation	3.2	2.7	2.7	2.4	2.5
Other	22.9	21.8	21.7	21.8	21.3

Total store and regional expenses	67.4	64.9	63.2	63.4	61.1
Establishment of reserves for new consumer lending arrangements	1.1	0.0	0.0	0.0	0.0
Corporate expenses	12.1	14.2	13.3	12.4	14.6
Management fee	0.5	0.5	0.4	0.4	0.3
Other depreciation & amortization	1.3	1.5	1.3	1.5	1.4
Interest expense, net	15.5	15.7	16.3	16.2	12.7
Loss on extinguishment of debt	0.0	0.0	4.2	4.8	3.8
Litigation settlement costs	0.0	1.3	0.0	0.0	0.0
Termination of management agreement	0.0	0.0	0.0	0.0	1.1
Other	0.8	1.8	0.1	0.2	0.0

Income before income tax	1.3	0.1	1.2	1.1	4.9
Income tax provision	3.0	4.0	12.5	15.4	6.5

Net (loss)	(1.7)%	(3.9)%	(11.3)%	(14.3)%	(1.6)%

Nine Months Ended March 31, 2005 Compared to the Nine Months Ended March 31, 2004
      Revenues. Total revenues were $215.0 million for the nine months ended March 31, 2005 compared to $183.1 million for the nine months ended March 31, 2004, an increase of $31.9 million or 17.4%. Comparable store, franchised store and document transmitter sales for the entire period increased $27.8 million or 15.4%. New store openings accounted for an increase of $3.5 million and new store acquisitions accounted for an increase of $2.4 million while closed stores accounted for a decrease of $1.9 million.
      Favorable foreign currency rates attributed to $7.3 million of the increase for the nine months. In addition to the currency benefit, revenues in the United Kingdom for the nine months ended March 31, 2005 increased by $6.3 million primarily related to revenues from check cashing and consumer loan products. Revenues from our Canadian subsidiary for the nine months ended March 31, 2005 increased $13.4 million in addition to the currency benefit. The growth in our Canadian subsidiary is primarily due to pricing adjustments made to the short-term consumer loan product in late fiscal 2004 as well as higher loan amounts offered as a result of a lending criteria change made in fiscal 2005. Revenues from franchise fees and royalties accounted for $7.3 million, or 3.4% of total revenues for the nine months ended March 31, 2005 compared to $5.5 million, or 3.0% of total revenues for the nine months ended March 31, 2004.
      Store and regional expenses. Store and regional expenses was $131.4 million for the nine months ended March 31, 2005 compared to $116.1 million for the nine months ended March 31, 2004, an increase of

$15.3 million or 13.2%. The impact of foreign currencies accounted for $3.9 million of the increase. New store openings accounted for an increase of $2.9 million and acquired stores accounted for an increase of $1.4 million while closed stores accounted for a decrease of $1.0 million. Comparable retail store and franchised store expenses for the entire period increased $12.1 million. For the nine months ended March 31, 2005 total store and regional expenses decreased to 61.2% of total revenue compared to 63.4% of total revenue for the nine months ended March 31, 2004. After adjusting for the impact of the changes in exchange rates, store and regional expenses increased $4.6 million in Canada, $3.9 million in the United Kingdom and $2.9 million in the United States The increase in Canada was primarily due to increases of $1.6 million in salaries, $0.8 million in occupancy expenses, $0.6 million in advertising costs, $0.5 million in depreciation and $1.0 million in various other operating expenses, all of which are commensurate with the overall growth in Canadian revenues. In the United Kingdom, the increase is primarily related to increases of $1.7 million in salaries, $0.7 million in occupancy costs, $0.7 million in advertising and $0.8 million in other various operating expenses commensurate with the growth in that country. In the United States, higher salaries and advertising expenses associated with the revenue growth accounted for the operating expense increase in this segment of the business.
      Corporate expenses. Corporate expenses were $31.5 million for the nine months ended March 31, 2005 compared to $22.7 million for the nine months ended March 31, 2004, an increase of $8.8 million or 38.8%. The increase is primarily attributable to compensation costs related to significant growth of our parent company’s foreign operations as well as the addition of corporate personnel to support the continuing rapid expansion of our store network and new product additions. Additionally, in the fiscal 2005 third quarter, we incurred significant costs associated with our parent company becoming a public company, as well as increased insurance, legal costs and other professional fees. In addition, foreign currency costs associated with the revaluation of United States dollar denominated debt held by our U.K. subsidiary resulted in a net benefit for the nine months ended March 31, 2004 of $0.9 million. Finally, we expensed $0.8 million during the nine months ended March 31, 2005 related to the termination of a deferred compensation plan.
      Management fees. Management fees were $0.7 million for the nine months ended March 31, 2005, compared to $0.8 million for the nine months ended March 31, 2004, a decline of $0.2 million. In conjunction with our initial public offering on January 28, 2005, we authorized $2.5 million to pay a fee to terminate a management services agreement among us, Dollar Financial Group, Inc. and Leonard Green & Partners, L.P. Subsequent to that date, we are no longer obligated to accrue or pay management fees to Leonard Green & Partners, L.P.
      Loss on extinguishment of debt. On November 13, 2003, Dollar Financial Group, Inc. issued $220.0 million principal amount of 9.75% senior notes due 2011. The proceeds from this offering were used to redeem all of its outstanding senior notes and its outstanding senior subordinated notes, to refinance our domestic revolving credit facility, to distribute a portion of the proceeds to us to redeem an equal amount of our senior discount notes and to pay fees and expenses with respect to these transactions and a related note exchange transaction involving our senior discount notes.
      On January 7, 2005, Dollar Financial Group, Inc. distributed $3.6 million to us to redeem approximately $1.7 million aggregate principal amount of its 16.0% senior notes due 2012 and approximately $1.7 million aggregate principal amount of its 13.95% senior subordinated notes due 2012.
      On January 28, 2005, we announced the pricing of the initial public offering of 7,500,000 shares of our common stock at $16.00 per share. We agreed to sell 7,378,125 shares of common stock and a selling stockholder agreed to sell 121,875 shares of common stock. The net proceeds from this offering were used to redeem all of our outstanding 16.0% senior notes due 2012 and 13.95% senior subordinated notes due 2012 and to pay fees and expenses with respect to these transactions and for general corporate purposes.

      The loss incurred on the extinguishment of debt is as follows ($ in millions):

	Nine Months
	Ended
	March 31,

	2004	2005

Call Premium:
Dollar Financial Group, Inc. 10.875% Senior Notes	$2.0	$—
Dollar Financial Group, Inc. 10.875% Senior Subordinated Notes	0.7	—
Dollar Financial Corp. 16.0% Senior Notes	—	4.9
Write-off of original issue discount, net:
Dollar Financial Corp. 16.0% Senior Notes	—	1.5
Dollar Financial Corp. 13.95% Senior Subordinated Notes	—	1.5
Write-off previously capitalized deferred issuance costs, net	6.1	0.2

	$8.8	$8.1

      Interest expense. Interest expense was $27.2 million for the nine months ended March 31, 2005 compared to $29.6 million for the nine months ended March 31, 2004, a decrease of $2.4 million or 8.1%. The increased interest on the incremental long-term debt outstanding after the refinancing accounted for a $4.7 million increase offset, in part, by a decline of approximately $0.5 million due to the reduction in the long-term fixed borrowing rate subsequent to the refinancing. Offsetting the aforementioned net increase were declines of $0.7 million in interest on our domestic revolving credit facility, $0.9 million interest on our collateralized borrowing that was in place in fiscal 2004 and $3.7 million due to the May 2004 redemption of approximately $9.1 million aggregate principal amount of our 16% senior notes due 2012 and approximately $9.1 million aggregate principal amount of our 13.95% senior subordinated notes due 2012 and the ultimate redemption in full of these notes on February 2, 2005. In addition to these declines, $1.0 million of interest was paid in the nine months ended March 31, 2004 on Dollar Financial Group, Inc.’s old 10.875% senior notes for the 30 day period subsequent to Dollar Financial Group, Inc.’s issuance on November 13, 2003 of $220.0 million principal amount of new 9.75% senior notes. Dollar Financial Group, Inc. elected to affect covenant defeasance on the old notes by depositing with the trustee funds sufficient to satisfy the old notes together with the call premium and accrued interest applicable to the December 13, 2003 redemption date.
      Income tax provision. The provision for income taxes was $14.0 million for the nine months ended March 31, 2005 compared to a provision of $28.1 million for the nine months ended March 31, 2004. Our effective tax rate differs from the federal statutory rate of 35% due to foreign taxes and a valuation allowance on United States deferred tax assets. Our effective income tax rate was 132.4% for the nine months ended March 31, 2005 and 1,035.7% for the nine months ended March 31, 2004. The principal reason for the significant difference in the effective tax rates between periods is the $8.1 million United States loss on the extinguishment of debt and the $2.5 million cost to terminate a management services agreement, both recorded in the three months ended March 31, 2005. Any tax benefit for United States losses are reduced by a valuation allowance because realization of this deferred tax asset is not assured. Due to the restructuring of our debt in fiscal 2004 and the aforementioned United States costs in fiscal 2005, significant deferred tax assets were generated and recorded in accordance with SFAS 109. Because realization is not assured, all United States deferred tax assets recorded have been reduced by a valuation allowance of $33.4 million at March 31, 2005, of which $8.9 million was provided for in the nine months ended March 31, 2005. Following our refinancing in November, 2003, we no longer accrue United States tax on foreign earnings. The amount of such tax was $1.9 million for the nine months ended March 31, 2004.
Comparison of the Year Ended June 30, 2004 to June 30, 2003
      Revenues. Total revenues were $246.4 million for fiscal 2004 compared to $219.4 million for fiscal 2003, an increase of $27.0 million or 12.3%. Comparable store, franchised store and document transmitter revenues for the entire period increased $24.8 million or 11.5%. New store openings accounted for an increase of

$3.6 million while closed stores accounted for a decrease of $1.7 million. Favorable foreign currency rates attributed to $12.3 million of the increase for the fiscal year. In addition to the currency benefit, revenues in the United Kingdom for the fiscal year increased by $5.8 million primarily related to revenues from check cashing and the impact of a new installment loan product. Revenues in Canada for the fiscal year increased $9.6 million after adjusting for favorable exchange rate. An increase in volume of short-term consumer loans originated in Canada and higher consumer loan pricing contributed to the increase in Canadian revenues In addition, our Canadian subsidiary introduced a new tax product in all of its stores offering refund anticipation loans and electronic Canadian tax filing. This product, which was only tested in a limited number of locations in the prior year period, added $1.0 million in revenue for the fiscal year, which is included in other revenues. In the United States, revenues declined $612,000 for the fiscal year, primarily due to the decline in our distribution of government assistance food coupons. California, the last state in which we offer food coupons, is implementing an electronic benefits transfer system designed to disburse public assistance benefits directly to individuals. In fiscal 2005, we will not derive any revenues from the distribution of government assistance food coupons.
      In fiscal 2003 and 2004, fluctuations in the number of states in which we funded consumer loans and in which we acted as a servicer through bank arrangements led to fluctuations in United States company-funded loan originations, revenues generated from consumer lending on United States company-funded consumer loans and servicing revenues. United States company-funded loan originations decreased from $81.1 million in fiscal 2003 to $65.9 million in fiscal 2004 and fees generated from consumer lending on United States company-funded consumer loans decreased from $14.1 million in fiscal 2003 to $9.9 million in fiscal 2004, a decrease of $4.2 million, or 30%. This decrease can be attributed primarily to our establishment of a relationship with First Bank of Delaware. For the first seven months of fiscal 2003, we originated short-term loans on our own behalf in California for which we earned $8.2 million in United States company-funded loan revenues. In January 2003, we began acting as a servicer for First Bank of Delaware and ceased originating short-term loans on our own behalf in California. Meanwhile, during fiscal 2003 and 2004, we began funding short-term consumer loans originated in additional states that had previously been funded by County Bank of Rehoboth Beach, Delaware, resulting in an increase of $3.9 million in United States company-funded loan revenue associated with these states, which partially offset the overall decrease in United States company-funded loan revenues.
      Revenues from franchise fees and royalties accounted for $7.5 million, or 3.0% of total revenues, for the fiscal year compared to $6.3 million, or 2.9% of total revenues, for the same period in 2003, representing a $1.2 million, or 19.0%, increase. Stronger foreign currencies in both the United Kingdom and Canada accounted for $721,000, or 60.1%, of the increase. The balance of the increase resulted from the addition of a total of 12 franchised locations during fiscal 2004 and an overall increase in revenues generated by existing franchises.
      Store and regional expenses. Store and regional expenses were $155.7 million for fiscal 2004 compared to $142.3 million for fiscal 2003, an increase of $13.4 million or 9.4%. The impact of foreign currencies accounted for $6.4 million of this increase. New store openings accounted for an increase of $2.1 million while closed stores accounted for a decrease of $1.3 million. Comparable retail store and franchised store expenses for the entire period increased $15.5 million. For the fiscal year ended June 30, 2004, total store and regional expenses decreased to 63.2% of total revenues compared to 64.9% of total revenues for the fiscal year ended June 30, 2003. After adjusting for the impact of the changes in exchange rates, store and regional expenses increased $5.9 million in Canada, $2.2 million in the United Kingdom and declined $720,000 in the United States. The increase in Canada was primarily due to increases of $1.2 million in salaries, $512,000 in returned checks, net and cash shortages, $494,000 in advertising and $429,000 in occupancy costs. These costs, in addition to the aggregate of other operating costs, are commensurate with the overall growth in Canadian revenues. The increase in the United Kingdom is almost entirely associated with increased salary expense, which is also commensurate with the overall growth in U.K. revenues. The decline in store and regional expenses in the United States is primarily due to the impact of stores closed in the second quarter of fiscal 2003.

      Corporate expenses. Corporate expenses were $32.8 million for fiscal year 2004 compared to $31.2 million for fiscal year 2003, an increase of $1.6 million or 5.1%. After adjusting for the impact of the changes in exchange rates, corporate expenses declined $64,000. During fiscal 2003, we transferred certain operational support functions to our Canadian headquarters from our United States headquarters and established our North American corporate office functions. After adjusting for exchange rates, the cost savings in fiscal 2004 compared to fiscal 2003 associated with this change was $0.6 million. Additional savings of $0.6 million were realized through targeted reductions in marketing spending. Offsetting these savings was an increase of $1.0 million in incentive compensation due to an overall increase in our profitability. For the fiscal year ended June 30, 2004, total corporate expenses decreased to 13.3% of total revenues compared to 14.2% for the fiscal year ended June 30, 2003.
      Management fees. Management fees paid to Leonard Green & Partners, L.P. under a management services agreement were $1.0 million for the fiscal years ended June 30, 2004 and 2003.
      Losses on store closings and sales and other restructuring. Losses on store closings and sales and other restructuring was $361,000 for the fiscal year ended June 30, 2004 compared to $4.0 million for the fiscal year ended June 30, 2003, a decrease of $3.6 million. For fiscal year 2003, we provided $1.6 million for the closure costs associated with the closing of 27 underperforming stores. In addition, we provided $1.7 million, consisting primarily of severance and retention bonus costs, for the consolidation and relocation of certain non-operating functions.
      Other depreciation and amortization. Other depreciation and amortization expenses were $3.3 million for fiscal 2004, compared to $3.3 million for fiscal 2003.
      Interest expense. Interest expense was $40.1 million for the fiscal year ended June 30, 2004 and was $34.6 million for the fiscal year ended June 30, 2003, an increase of $5.5 million or 15.9%. A portion of the increase is attributable to $1.0 million of interest paid on Dollar Financial Group, Inc.’s old 10.875% senior notes for the 30 day period subsequent to the issuance on November 13, 2003 of $220.0 million principal amount of new 9.75% senior notes. Dollar Financial Group, Inc. elected to effect covenant defeasance on its old notes by depositing with the trustee funds sufficient to satisfy the old notes together with the call premium and accrued interest to the December 13, 2003 redemption date. Additionally, the increased interest on the incremental long-term debt outstanding after the refinancing on November 13, 2003 and an additional offering of $20.0 million principal amount of 9.75% senior notes due 2011 on May 6, 2004 accounted for $6.2 million of the increase in total interest expense. Offsetting these increases was a decline of $2.1 million in interest on our domestic revolving credit facility. This decline is a result of the use of a portion of the proceeds from the issuance of the new 9.75% senior notes to repay the entire outstanding revolving credit balance on November 13, 2003.
      Loss on extinguishment of debt. On November 13, 2003, Dollar Financial Group, Inc. issued $220.0 million principal amount of 9.75% senior notes due 2011. The proceeds from this offering were used to redeem all of its outstanding 10.875% senior notes and its outstanding 10.875% senior subordinated notes, to refinance our domestic revolving credit facility, to distribute a portion of the proceeds to us to redeem an equal amount of our senior discount notes and to pay fees and expenses with respect to these transactions and a related note exchange transaction involving our senior discount notes. On May 6, 2004, Dollar Financial Group, Inc. consummated an additional offering of $20.0 million principal amount of 9.75% senior notes due 2011. The notes were offered as additional debt securities under the indenture pursuant to which Dollar Financial Group, Inc. had issued $220.0 million of notes in November 2003. The notes issued in November 2003 and the notes issued in May 2004 constitute a single class of securities. The net proceeds from the May 2004 note offering were distributed to us to redeem approximately $9.1 million aggregate principal amount of our 16.0% senior notes due 2012 and approximately $9.1 million aggregate principal amount of our 13.95% senior subordinated notes due 2012.
      On June 30, 2004, we terminated an agreement under which we sold a participation interest in a portion of the short-term consumer loans originated by us in the United Kingdom to a third party. Associated with the termination of this agreement we paid $276,660 representing a prepayment penalty.

      The loss incurred on the extinguishment of debt is as follows (in millions):

Call Premium
16.0% Senior Notes	$1.23
13.95% Senior Subordinated Notes	—
Dollar Financial Group, Inc. 10.875% Senior Notes	1.98
Dollar Financial Group, Inc. 10.875% Senior Subordinated Notes	0.73
Write-off of previously capitalized deferred issuance costs, net	6.14
Prepayment penalty on the extinguishment of collateralized borrowings	0.28

Loss on extinguishment of debt	$10.36

      Litigation settlement costs. We accrued and paid $2.8 million during fiscal 2003 related to the California wage and hour litigation described in “Business — Legal Proceedings.”
      Income taxes. The provision for income taxes was $30.8 million for the fiscal year ended June 30, 2004 compared to a provision of $8.7 million for the fiscal year ended June 30, 2003, an increase of $22.1 million. Due to the restructuring of our debt, significant deferred tax assets have been generated and recorded in accordance with SFAS 109. Because realization is not assured, the deferred tax assets recorded were reduced by a valuation allowance of $24.5 million at June 30, 2004. Our effective income tax rate was 1,098.0% for the fiscal year ended June 30, 2004 and 6,195.0% for the fiscal year ended June 30, 2003. Following our refinancing in November 2003, we no longer accrue United States tax on our foreign earnings. The amount of such tax was $2.3 million for the fiscal year ended June 30, 2004 and $5.2 million for the fiscal year ended June 30, 2003. As a result, we expect our effective income tax rate to be substantially lower in future quarters after fiscal 2004.
Comparison of the Year Ended June 30, 2003 to June 30, 2002
      Revenues. Total revenues were $219.4 million for fiscal 2003, compared to $202.0 million for fiscal 2002, an increase of $17.4 million, or 8.6%. Comparable retail store, franchised store and document transmitter revenues increased $15.8 million, or 8.1%, which is primarily attributable to our foreign operations as those markets continue to mature as well as the impact of favorable foreign currency rates in fiscal 2003. New store openings accounted for an increase of $4.5 million, which was partially offset by a decline of $2.9 million in revenues from closed stores.
      The increase in total revenues resulted primarily from an increase of $12.0 million, or 16.9%, in consumer lending revenues. The increase in consumer lending revenues was primarily a result of a $7.8 million, or 34.2%, increase in revenues in Canada resulting from higher lending volumes and increased finance charges, and an increase of $3.9 million, or 8.3%, in domestic revenues primarily resulting from a decrease in net credit losses which are charged against the reserve during the period in which the loss occurred. The reserve for losses is then replenished through a charge to revenue in the same period. In addition to the increase in consumer lending revenues, our check cashing revenues increased by $3.6 million, or 3.5%. Foreign check cashing revenues accounted for $8.1 million of this increase offset by a $4.5 million decline in domestic check cashing revenues due to a reduction in the number of checks cashed, reflecting the decline in the United States economy and employment during this period. Revenues from franchise fees and royalties accounted for $6.3 million, or 2.9% of total revenues, for fiscal 2003 compared to $5.2 million, or 2.6% of total revenues, for fiscal 2002. The balance of the increase in total revenues, $2.1 million, relates to other ancillary products, primarily revenues from money transfer fees.
      Store and regional expenses. Store and regional expenses were $142.3 million for fiscal 2003, compared to $136.1 million for fiscal 2002, an increase of $6.2 million, or 4.5%. The effect of the new store openings in fiscal 2003 accounted for an increase of $1.5 million. Also, store and regional expenses increased $4.0 million due to increased salaries and benefits attributable to our foreign subsidiaries, commensurate with the growth in those operations. Total store and regional expenses as a percentage of revenues decreased from 67.4% in fiscal

2002 to 64.9% in fiscal 2003. Store and regional expenses as a percentage of revenues of our foreign subsidiaries were 55.7% for fiscal 2002 and 52.5% for fiscal 2003.
      Salaries and benefits expense. Salaries and benefits expense was $69.8 million for fiscal 2003, compared to $65.3 million for fiscal 2002, an increase of $4.5 million, or 6.9%. New store openings accounted for $600,000 of the increase. Our foreign subsidiaries accounted for an increase of $4.0 million in salaries and benefits. Salaries and benefits expense as a percentage of revenues decreased from 32.3% for fiscal 2002 to 31.8% for fiscal 2003.
      Occupancy expense. Occupancy expense was $18.9 million for fiscal 2003, compared to $18.1 million for fiscal 2002, an increase of $800,000, or 4.3%. New store openings accounted for $300,000 of the increase. Occupancy expense as a percentage of revenues decreased from 9.0% for fiscal 2002 to 8.6% for fiscal 2003
      Depreciation expense. Depreciation expense was $5.9 million for fiscal 2003, compared to $6.5 million for fiscal 2002, a decrease of $600,000, or 10.2%. Depreciation expense as a percentage of revenues decreased from 3.2% for fiscal 2002 to 2.7% for fiscal 2003.
      Other. Other store and regional expenses were $47.8 million for fiscal 2003, compared to $46.2 million for fiscal 2002, an increase of $1.6 million, or 3.3%. New store openings accounted for an increase in other store and regional expenses of $600,000. The closing of stores during the fiscal year partially offset these increases. Other store and regional expenses consist of bank charges, armored security costs, net returned third party checks, cash shortages, cost of goods sold, advertising and other costs incurred by the stores.
      Establishment of reserves for new consumer lending arrangements. During fiscal 2002, Eagle National Bank discontinued the offering of short-term consumer loans through our stores pursuant to a December 18, 2001 consent order entered into with the United States Comptroller of the Currency. In June 2002, we entered into a new servicing relationship with County Bank, which we terminated in June 2005, to provide short-term consumer loans to our customers. The change in our servicing relationship required corresponding changes to our banking systems, procedures and daily operations. County Bank elected not to fund loans in California and, therefore, we increased the number and amount of company-funded loans we originated. State regulations also prevented the refinancing of company-funded loans in California on their stated maturity date. We believed these factors increased the likelihood of loan losses on our company-funded consumer loan portfolio and the bank-funded consumer loan portfolio. Accordingly, we increased our estimated loss rates for both of these portfolios and established an aggregate reserve of $2.2 million.
      Corporate expenses. Corporate expenses were $31.2 million for fiscal 2003, compared to $24.5 million for fiscal 2002, an increase of $6.7 million, or 27.4%. Salaries and benefits increased $3.7 million associated with the growth of foreign operations. There was an increase of $1.7 million in professional fees that includes legal and consulting costs associated with the implementation of enhanced transaction processing systems and systems development costs associated with our new banking relationships with First Bank and County Bank. During the fourth quarter of fiscal 2003, we transferred certain operational support functions to our Canadian headquarters from our United States headquarters to complete a process of consolidating our North American corporate office functions that had begun in October 2002. Corporate expenses as a percentage of revenues increased from 12.1% for fiscal 2002 to 14.2% for fiscal 2003. We expect corporate expenses as a percentage of revenues to decline in fiscal 2004.
      Management fees. Management fees paid to Leonard Green & Partners, L.P. under a management services agreement were $1.0 million for the fiscal years ended June 30, 2003 and 2002.
      Loss on store closings and sales and other restructuring. Loss on store closings and sales and other restructuring was $4.0 million for fiscal 2003, compared to $1.4 million for fiscal 2002. For fiscal 2003, we provided $1.6 million for the closure costs associated with the shutdown of 27 stores. These costs consist primarily of lease obligations and leasehold improvement write-offs. In addition, we provided $1.7 million, consisting primarily of severance and retention bonus costs, for the consolidation and relocation of certain non-operating functions. We anticipate that loss on store closings and sales and other restructuring will decline significantly in 2004.

      Other depreciation and amortization. Other depreciation and amortization expenses were $3.3 million for fiscal 2003, compared to $2.7 million for fiscal 2002, an increase of $600,000, or 22.6%. This increase is attributable primarily to additional investments in technology and the expansion of our Canadian corporate office as a result of the relocation of certain operational support functions to Canada from the United States headquarters. Other depreciation and amortization as a percentage of revenues increased from 1.3% for fiscal 2002 to 1.5% for fiscal 2003.
      Interest expense. Interest expense was $34.6 million for fiscal 2003, compared to $31.3 million for fiscal 2002, an increase of $3.3 million, or 10.5%. This increase is primarily attributable to the increase in the accretion of interest expense from our 13% senior discount notes, an increase in the average borrowing rates of our revolving credit facilities as a result of a November 2002 amendment to our domestic revolving credit facility and the impact of the higher effective interest rate on our collateralized borrowings.
      Litigation settlement costs. We accrued $2.8 million during fiscal 2003 related to the California wage and hour litigation described in “Business — Legal Proceedings.”
      Income tax provision. The provision for income taxes was $8.7 million in fiscal 2003 and $6.0 million in fiscal 2002. Our effective income tax rate was 6,195.0% for fiscal 2003 and 230.1% for fiscal 2002. Our effective tax rate differs from the federal statutory rate of 35% due to state taxes, foreign taxes, disallowed high yield debt interest and United States taxes on foreign earnings, primarily resulting from the guarantees on our prior credit facility and senior notes by our foreign subsidiaries. Following our refinancing in November 2003, we no longer accrue United States tax on our foreign earnings. The amount of such tax was $5.2 million for fiscal 2003 and $2.4 million for fiscal 2002.
Unaudited Quarterly Operating Results
      The following table sets forth, for the periods indicated, our results of operations and selected items in our consolidated statements of operations. The information for each of these quarters is unaudited and has been prepared on the same basis as our audited financial statements appearing elsewhere in this prospectus. In the opinion of our management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly results when read in conjunction with our audited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	Three Months Ended

	September 30,	December 31,	March 31,	June 30,

	(Unaudited)
	(Dollars in thousands)
Fiscal 2005:
Revenues	$66,157	$72,386	$76,449
Income before income taxes	3,263	6,387	5,437
Net income (loss)	(91)	1,133	(4,479)
Basic earnings (loss) per share	$(0.01)	$0.10	$(0.28)
Diluted earnings (loss) per share	$(0.01)	$0.10	$(0.28)

Fiscal 2004:
Revenues	$56,990	$60,762	$65,626	$63,052
Income (loss) before income taxes	1,243	(6,481)	7,392	655
Net income (loss)	(2,601)	(24,973)	1,603	(2,062)
Basic earnings (loss) per share	$(0.24)	$(2.28)	$0.15	$(0.19)
Diluted earnings (loss) per share	$(0.24)	$(2.28)	$0.14	$(0.19)

	Three Months Ended

	September 30,	December 31,	March 31,	June 30,

	(Unaudited)
	(Dollars in thousands)
Fiscal 2003:
Revenues	$52,652	$53,290	$57,974	$55,472
Income (loss) before income taxes	(966)	(4,038)	4,522	623
Net income (loss)	(3,201)	(6,271)	3,218	(2,340)
Basic earnings (loss) per share	$(0.29)	$(0.57)	$0.29	$(0.21)
Diluted earnings (loss) per share	$(0.29)	$(0.57)	$0.29	$(0.21)
Seasonality
      Our business is seasonal due to the impact of several tax-related services, including cashing tax refund checks, making electronic tax filings and processing applications for refund anticipation loans. Historically, we have generally experienced our highest revenues and earnings during our third fiscal quarter ending March 31, when revenues from these tax-related services peak. Due to the seasonality of our business, results of operations for any fiscal quarter are not necessarily indicative of the results of operations that may be achieved for the full fiscal year. In addition, quarterly results of operations depend significantly upon the timing and amount of revenues and expenses associated with the addition of new stores.
Balance Sheet Variations

March 31, 2005 Compared to June 30, 2004.
      Cash and cash equivalents increased to $80.8 million at March 31, 2005 from $69.3 million at June 30, 2004. Cash and cash equivalent balances fluctuate significantly as a result of seasonal, monthly and day-to-day requirements for funding check cashing and other operating activities.
      Loans receivable increased to $38.5 million at March 31, 2005 from $32.9 million at June 30, 2004 due primarily to increases in installment loans of $3.7 million and pawn of $1.8 million.
      Income taxes receivable decreased to $4.9 million at March 31, 2005 from $6.1 million at June 30, 2004 related primarily to the timing of receipts.
      Goodwill and other intangibles increased $36.1 million from $149.1 million at June 30, 2004 to $185.2 million at March 31, 2005 due to foreign currency translation adjustments of $6.1 million and acquisitions of $30.1 million.
      Foreign income taxes payable decreased from $6.0 million at June 30, 2004 to $5.5 million at March 31, 2005 due primarily to the timing of payments.
      Accrued expenses increased to $21.8 million at March 31, 2005 from $17.9 million at June 30, 2004 due primarily to the timing of accrued payroll, increased accrued professional fees and other operating expense accruals.
      Revolving credit facilities and long-term debt decreased $72.9 million from $325.0 million at June 30, 2004 to $252.1 million at March 31, 2005. The decrease is due to the net proceeds from the January 28, 2005 initial public offering used to redeem all of our outstanding 16.0% senior notes due 2012 and 13.95% senior subordinated notes due 2012. This was partially offset by an $11.0 million increase in the outstanding balance under our domestic revolving credit facility.
      Total shareholders’ equity increased $113.3 million to $62.4 million from a deficit of $50.9 million due primarily to us receiving $109.8 million in net proceeds in connection with our January 28, 2005 initial public offering. Accumulated other comprehensive income increased $12.4 million from $13.8 million to $26.2 million primarily related to foreign currency translation adjustments.

June 30, 2004 Compared to June 30, 2003.
      Total loans receivable increased $9.3 million from $23.6 million at June 30, 2003 to $32.9 million at June 30, 2004. The increase was primarily attributable to higher foreign loan volumes of $6.1 million, increased domestic volume of $0.9 million and a currency translation impact of $2.3 million. As a result of the increase in our installment loan portfolio the allowance for loan losses increased $1.0 million from $1.3 million at June 30, 2003 to $2.3 million at June 30, 2004.
      Prepaid expenses increased $0.4 million from $4.0 million at June 30, 2003 to $4.4 million at June 30, 2004 due to an increase in prepaid advertising costs.
      Income taxes receivable increased to $6.1 million at June 30, 2004 from $2.9 million related primarily to the prepayment of taxes by our Canadian subsidiary.
      Goodwill and other intangibles increased $5.7 million from $143.4 million at June 30, 2003 to $149.1 million at June 30, 2004 primarily due to foreign currency translation adjustments.
      Debt issuance costs increased from $6.7 million at June 30, 2003 to $11.4 million at June 30, 2004 due to the refinancing of our debt in November 2003 and May 2004.
      Accounts payable decreased $1.3 million from $17.2 million at June 30, 2003 to $15.9 million at June 30, 2004 due to the timing of settlements with third party vendors and our franchisees.
      Foreign income taxes payable increased from $1.4 million at June 30, 2003 to $6.0 million at June 30, 2004 due primarily to accrued foreign taxes for the current fiscal year.
      Accrued expenses and other liabilities increased to $17.9 million at June 30, 2004 from $10.7 million at June 30, 2003 due to increased professional fees associated with legal matters associated with our Canadian subsidiary, incentive accruals and the timing of monies due our franchisees.
      Revolving credit facilities and long-term debt increased $21.3 million from $303.6 million at June 30, 2003 to $325.0 million at June 30, 2004. On November 13, 2003, Dollar Financial Group, Inc. issued $220.0 million principal amount of 9.75% senior notes due 2011 under Rule 144A and Regulation S of the Securities Act of 1933 and entered into a new $55.0 million senior secured reducing domestic revolving credit facility. The proceeds from these transactions were used to repay, in full, all borrowings outstanding under its prior credit facility, redeem the entire $109.2 million principal amount of its 10.875% senior notes due 2006, redeem the entire $20.0 million principal amount of its 10.875% senior subordinated notes due 2006, redeem $20.0 million of our 13.0% senior discount notes due 2006, and pay all related fees, expenses and redemption premiums with respect to these transactions. In addition, $49.4 million, or 50% of the accreted value, of the 13.0% senior discount notes due 2006 were exchanged for 16.0% senior notes due 2012 and $49.4 million, or 50% of the accreted value, of the 13.0% senior discount notes due 2006 were exchanged for 13.95% senior subordinated notes due 2012. On May 6, 2004, Dollar Financial Group, Inc. consummated an offering of $20.0 million principal amount of 9.75% senior notes due 2011. The notes were offered as additional debt securities under the indenture pursuant to which it had issued $220.0 million of notes in November 2003. The notes issued in November 2003 and the notes issued in May 2004 constitute a single class of securities under the indenture. The net proceeds from the May 2004 note offering were distributed to us to redeem approximately $9.1 million aggregate principal amount of our 16.0% senior notes due 2012 and approximately $9.1 million aggregate principal amount of our 13.95% senior subordinated notes due 2012.
      Total shareholders’ deficit increased $21.9 million to $50.9 million from $29.0 million due to our net loss for the fiscal year ended June 30, 2004 offset by foreign translation adjustments.
Liquidity and Capital Resources
      Our principal sources of cash are from operations and borrowings under our credit facilities. We anticipate that our primary uses of cash will be to provide working capital, finance capital expenditures, meet debt service requirements, fund company originated short-term consumer loans, finance store expansion, finance acquisitions of We The People franchises, and finance the expansion of our products and services.

      Net cash provided by operating activities was $13.4 million in fiscal 2002, $2.9 million in fiscal 2003 and $18.2 million in fiscal 2004. The decline in net cash provided by operating activities from fiscal 2002 to fiscal 2003 was primarily a result of increased working capital requirements related to the timing of settlements associated with the consumer lending program. Our prior relationship with County Bank provided for monthly settlement and our relationship with First Bank provides for semi-monthly settlements. Net cash provided by operating activities was $18.1 million for the nine months ended March 31, 2005 compared to cash provided of $17.2 million for the nine months March 31, 2004. The increase in net cash provided by operating activities for the nine months ended March 31, 2005 was primarily the result of improved operating results.
      Net cash used in investing activities was $10.1 million in fiscal 2002, $10.7 million in fiscal 2003 and $8.6 million in fiscal 2004. Our investing activities primarily relate to purchases of property and equipment for our stores, investments in technology and acquisitions. During fiscal 2003, $3.3 million of this amount was attributable to earn-out payments on acquisitions completed during previous years accounting for the decline from fiscal 2003 to fiscal 2004. For the nine months ended March 31, 2005, the net cash used for investing activities was $34.7 million compared to a usage of $5.0 million for the nine months ended March 31, 2004. Our investing activities primarily relate to purchases of property and equipment for our stores, investments in technology and acquisitions. For the fiscal year ended June 30, 2004 we made capital expenditures of $8.2 million. For the nine months ended March 31, 2005 we made capital expenditures of $9.3 million. The actual amount of capital expenditures each year will depend in part upon the number of new stores acquired or opened and the number of stores remodeled. Our budgeted capital expenditures, excluding acquisitions, are currently anticipated to aggregate approximately $13.0 million during our fiscal year ending June 30, 2005, for remodeling and relocation of certain existing stores and for opening new stores.
      Net cash provided by (used in) financing activities was $10.4 million in fiscal 2002, $(9.9) million in fiscal 2003 and $(14.3) million in fiscal 2004. The decline during fiscal 2004 was primarily the result of a decrease in borrowings under our bank facilities from $61.7 million as of June 30, 2003 to $0 as of June 30, 2004 offset somewhat by net cash from the refinancing activities discussed above. The decline during fiscal 2003 was also the result of a decrease in borrowings under our revolving credit facilities from $78.9 million as of June 30, 2002 to $61.7 million as of June 30, 2003. Net cash provided by financing activities for the nine months ended March 31, 2005 was $24.1 million compared to a usage of $6.9 million for the nine months ended March 31, 2004. The source of cash for the nine months ended March 31, 2005 was a result of our initial public offering and an increase in the borrowings under our bank facilities partially offset by the redemption of our 16% senior notes due 2012 and 13.95% senior subordinated notes due 2012. The use of cash in the nine months ended March 31, 2004 was a result of a decrease in the borrowings under our bank facilities offset somewhat by net cash from the refinancing activities.
      As part of our growth strategy, we opened 14 new financial services stores and acquired three financial services stores during the fiscal year ended June 30, 2004, resulting in a net gain of 14 stores after store dispositions and closings. For the nine months ended March 31, 2005, we opened 30 new financial service stores, acquired 43 financial services stores and acquired 168 We The People franchises and two company-owned stores offering retail-based legal document preparation services.
      The capital cost of opening a new financial services store is typically in the range of $95,000 to $125,000 but varies depending on the size and type of store. This capital cost includes leasehold improvements, signage, computer equipment and security systems. In addition, the typical financial services store requires working capital of $40,000 to $60,000 to fund operations. The capital cost of opening a new legal document preparation services store is typically in the range of $30,000 to $40,000 but varies depending on the size and type of store. This capital cost includes leasehold improvements, signage, computer equipment and security systems. The typical legal document preparation services store requires an immaterial amount of working capital to fund operations.
      For the fiscal year ended June 30, 2004, we spent $8.2 million on capital expenditures and $550,000 on store acquisitions. For the nine months ended March 31, 2005, we spent $9.3 million on capital expenditures and $25.4 million on store acquisitions, net of cash acquired.

      Company-funded consumer loans. On March 2, 2005, the FDIC issued the Payday Lending Guidance for payday lending applicable to both County Bank and First Bank. The Payday Lending Guidance restricts our ability to utilize bank-funded loans. The Payday Lending Guidance became effective on July 1, 2005. As a result of the Payday Lending Guidance, we are transitioning 263 United States financial services stores from the bank-funded consumer loan model to the company-funded consumer loan model. As part of this transition, we have terminated our relationship with County Bank and amended our relationship with First Bank.
      In addition, in connection with the transition to the company-funded loan model, we expect our company-funded consumer loan portfolio to increase by approximately $9 million by the end of our first quarter of fiscal 2006 ending September 30, 2005.
      Revolving credit facilities. We have two revolving credit facilities: a domestic revolving credit facility and a Canadian overdraft facility.
      Domestic revolving credit facility. On November 13, 2003, we repaid in full all borrowings outstanding under our previously existing credit facility using a portion of the proceeds from the issuance of $220.0 million principal amount of 9.75% senior notes due 2011 and simultaneously entered into a new $55.0 million senior secured reducing domestic revolving credit facility. On July 8, 2005, we entered into an amendment to the domestic revolving credit facility to increase the borrowing capacity under the facility to $80 million. In addition, the amendment extended the term of the domestic revolving credit facility for one additional year to November 12, 2009. Under this facility, up to $30.0 million may be used in connection with letters of credit. Our borrowing capacity under this facility is limited to the total commitment of $80.0 million less letters of credit totaling $13.3 million issued by Wells Fargo Bank as of March 31, 2005, which guarantee the performance of certain of our contractual obligations. At March 31, 2005, our borrowing capacity was $38.0 million and there was $11.0 million outstanding under the facility.
      Canadian overdraft facility. Our Canadian operating subsidiary has a Canadian overdraft facility to fund peak working capital needs for our Canadian operations. The Canadian overdraft facility provides for a commitment of up to approximately $10.0 million, of which there was no outstanding balance on March 31, 2005. Amounts outstanding under the Canadian overdraft facility bear interest at a rate of Canadian prime and are secured by a $10.0 million letter of credit issued by Wells Fargo Bank under our domestic revolving credit facility.
      United Kingdom overdraft facility. For our U.K. operations, our U.K. operating subsidiary had an overdraft facility which provided for a commitment of up to approximately $6.9 million, of which there was no outstanding balance on June 30, 2004. The United Kingdom overdraft facility was secured by a $6.0 million letter of credit issued by Wells Fargo Bank under our domestic revolving credit facility. The United Kingdom overdraft facility expired on March 31, 2004 and was not renewed.
      Long-term debt. As of March 31, 2005 long-term debt consisted of $241.1 million principal amount of our 9.75% senior notes due November 15, 2011 and $16,000 of other long-term debt.
      Operating leases. Operating leases are scheduled payments on existing store and other administrative leases. These leases typically have initial terms of 5 years and may contain provisions for renewal options, additional rental charges based on revenue and payment of real estate taxes and common area charges.

      We entered into the commitments described above and other contractual obligations in the ordinary course of business as a source of funds for asset growth and asset/liability management and to meet required capital needs. Our principal future obligations and commitments as of March 31, 2005, excluding periodic interest payments, include the following:

	Payments Due by Period

		Less Than	1 – 3	4 – 5	After 5
	Total	1 Year	Years	Years	Years

	(Dollars in thousands)
Domestic Revolving credit facility	$11,000	$11,000	$—	$—	$—
Long-term debt:
9.75% Senior Notes due 2011(1)	241,056	—	—	—	241,056
Operating leases	71,728	17,890	27,399	15,699	10,740
Other	16	16	—	—	—

Total contractual cash obligations	$323,800	$28,906	$27,399	$15,699	$251,796

(1)	$1,056 is the unamortized premium on the 9.75% Senior Notes due 2011.
      We believe that, based on current levels of operations and anticipated improvements in operating results, cash flows from operations and borrowings available under our credit facilities will allow us to provide sufficient liquidity to fund capital expenditure requirements for the foreseeable future, including payment of interest and principal on our indebtedness. This belief is based upon our historical growth rate and the anticipated benefits we expect from operating efficiencies. We expect additional revenue growth to be generated by growth in the consumer lending business, the maturity of recently opened stores, the continued expansion of new stores and sale of franchises as a result of our recent acquisition of the We The People franchises. We also expect operating expenses to increase, although the rate of increase is expected to be less than the rate of revenue growth. Furthermore, we do not believe that additional acquisitions or expansion are necessary to cover our fixed expenses, including debt service.
Impact of Inflation
      We do not believe that inflation has a material impact on our income before income taxes.
Quantitative and Qualitative Disclosures About Market Risk

Generally
      In the operations of our subsidiaries and the reporting of our consolidated financial results, we are affected by changes in interest rates and currency exchange rates. The principal risks of loss arising from adverse changes in market rates and prices to which we and our subsidiaries are exposed relate to:

•	interest rates on borrowings under the domestic revolving credit agreement; and

•	foreign exchange rates generating translation gains and losses.
      We and our subsidiaries have no market risk sensitive instruments entered into for trading purposes, as defined by GAAP. Information contained in this section relates only to instruments entered into for purposes other than trading.

Interest Rates
      Our outstanding indebtedness, and related interest rate risk, is managed centrally by our finance department by implementing the financing strategies approved by our board of directors. Although our revolving credit facilities carry variable rates of interest, our debt consists primarily of fixed-rate senior notes. Because most of our average outstanding indebtedness carries a fixed rate of interest, a change in interest rates is not expected to have a significant impact on our consolidated financial position, results of operations or cash flows.

Foreign Exchange Rates
      Operations in the United Kingdom and Canada have exposed us to shifts in currency valuations. From time to time, we may elect to purchase put options in order to protect earnings in the United Kingdom and Canada against foreign currency fluctuations. Out of the money put options may be purchased because they cost less than completely averting risk, and the maximum downside is limited to the difference between the strike price and exchange rate at the date of purchase and the price of the contracts. At March 31, 2005, we held put options with an aggregate notional value of $(CAN) 40.8 million and £(GBP) 8.7 million to protect the currency exposure in Canada and the United Kingdom through December 31, 2005. We use purchased options designated as cash flow hedges to protect against the foreign currency exchange rate risks inherent in our forecasted earnings denominated in currencies other than the United States dollar. Our cash flow hedges have a duration of less than twelve months. For derivative instruments that are designated and qualify as cash flow hedges, the effective portions of the gain or loss on the derivative instrument are initially recorded in accumulated other comprehensive income as a separate component of shareholder’s equity and subsequently reclassified into earnings in the period during which the hedged transaction is recognized in earnings. The ineffective portion of the gain or loss is reported in corporate expenses on the statement of operations. For options designated as hedges, hedge effectiveness is measured by comparing the cumulative change in the hedge contract with the cumulative change in the hedged item, both of which are based on forward rates. As of March 31, 2005 no amounts were excluded from the assessment of hedge effectiveness. There was no ineffectiveness in our cash flow hedges for the three and nine months ended March 31, 2005. As of March 31, 2005, amounts related to derivatives qualifying as cash flow hedges amounted to a reduction of shareholders’ equity of $159,000 all of which is expected to be transferred to earnings in the next nine months along with the earnings effects of the related forecasted transactions. The fair market value at March 31, 2005 was $277,000 and is included in other assets on the balance sheet.
      Canadian operations accounted for approximately 267.3% of consolidated income before income taxes for the nine months ended March 31, 2005, and 882.5% of consolidated income before income taxes for the nine months ended March 31, 2004. U.K. operations accounted for approximately 110.0% of consolidated income before income taxes for the nine months ended March 31, 2005 and approximately 384.2% of consolidated income before income taxes for the nine months ended March 31, 2004. As currency exchange rates change, translation of the financial results of the Canadian and U.K. operations into United States dollars will be impacted. Changes in exchange rates have resulted in cumulative translation adjustments increasing our net assets by $26.4 million. These gains and losses are included in corporate expenses.
      We estimate that a 10.0% change in foreign exchange rates by itself would have impacted reported income before income taxes from continuing operations by approximately $4.0 million for the nine months ended March 31, 2005 and $2.7 million for the nine months ended March 31, 2004. This impact represents nearly 37.7% of our consolidated income before income taxes for the nine months ended March 31, 2005 and 126.6% of our consolidated income before income taxes for the nine months ended March 31, 2004.

BUSINESS
General
      We are a leading international financial services company serving under-banked consumers. Our customers are typically lower- and middle-income working-class individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from us rather than from banks and other financial institutions. To meet the needs of these customers, we provide a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, money orders, money transfers and legal document preparation services. We operate a network of 1,335 stores, including 742 company-operated stores, in 17 states, the District of Columbia, Canada and the United Kingdom. We have 593 franchised locations in the United States, Canada and the United Kingdom, including our network of We The People stores acquired in March 2005. Our financial services store network is the second-largest network of its kind in the United States and the largest network of its kind in each of Canada and the United Kingdom. Our We The People legal document preparation services retail store network is the largest of its kind in the United States.
      We are a New York corporation formed in 1979. We are the direct wholly-owned subsidiary of Dollar Financial Corp. (formerly, DFG Holdings, Inc.), a Delaware corporation incorporated in April 1990. We operate our store network through our direct and indirect wholly-owned foreign and domestic subsidiaries.
Store Network
      Our network includes the following platforms for delivering our consumer financial products and services and retail-based legal document preparation services to the consumers in our core markets:

United States
      We currently operate a total of 528 stores, with 259 company-owned and two franchisees operating under the name “Money Mart,” 88 company-owned and four franchises operating under the name “Loan Mart” and 146 We The People franchises and 29 company-owned stores offering retail-based legal document preparation services. The Money Mart stores typically offer our full range of financial products and services, including check cashing and short-term consumer loans. The Loan Mart stores offer short-term consumer loans and other ancillary services depending upon location. By offering short-term lending services, we hope to attract a customer who might not use check cashing services. The We The People stores offer retail-based legal document preparation services.
      Our United States business had revenues of $109.9 million for fiscal 2004 and $87.7 million for the nine months ended March 31, 2005.

Canada
      There are currently 343 financial services stores in our Canadian network, of which 214 are operated by us and 129 are operated by franchisees. All stores in Canada are operated under the name “Money Mart” except locations in the Province of Quebec. The stores in Canada typically offer check cashing, short-term consumer loans and other ancillary products and services.
      Our Canadian business had revenues of $(USD)84.8 million for fiscal 2004 and $(USD)79.7 million for the nine months ended March 31, 2005.

United Kingdom
      There are currently 464 financial services stores in our U.K. network, of which 152 are operated by us and 312 are operated by franchisees. All stores in the United Kingdom (with the exception of certain franchises operating under the name “Cash A Cheque”) are operated under the name “Money Shop.” The stores in the United Kingdom typically offer check cashing, short-term consumer loans and other ancillary products and services.

      Our U.K. business had revenues of $(USD)51.8 million for fiscal 2004 and $(USD)47.6 million for the nine months ended March 31, 2005.
      We currently have 593 franchised locations in Canada, the United Kingdom and the United States. These franchised locations offer many of the same products and services offered by company-operated stores using the same associated trade names, trademarks and service marks within the standards and guidelines we have established. Total franchise revenues were $7.5 million for fiscal 2004 and $7.3 million for the nine months ended March 31, 2005.
Products and Services
      Our customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to our convenient neighborhood locations, extended operating hours and high-quality customer service. Our products and services, principally our check cashing and short-term consumer loan program, provide immediate access to cash for living expenses or other needs. We principally cash payroll checks, although our stores also cash government benefit, personal and income tax refund checks. During fiscal 2004, we cashed 8.4 million checks with a total face amount of $3.2 billion and an average face amount of $376 per check. Acting both as a servicer and as a direct lender, we originated 3.0 million short-term consumer loans with an average principal amount of $288 and a weighted average term of approximately 14.3 days. In addition, we acted as a direct lender originating 4,675 longer-term installment loans with an average principal amount of $845 and a weighted average term of approximately 365 days. We also strive to provide our customers with high-value ancillary services, including Western Union money order and money transfer products, legal document preparation services, electronic tax filing, bill payment, foreign currency exchange, reloadable VISA branded debit cards, photo ID and prepaid local and long-distance phone services.
Industry Overview

Our Industry
      We operate in a sector of the financial services industry that serves the basic need of lower- and middle-income working-class individuals to have convenient access to cash and other ancillary services. This need is primarily evidenced by consumer demand for check cashing and short-term loans, and consumers who use these services are often underserved by banks and other financial institutions.
      Lower- and middle-income individuals represent the largest part of the population in each country in which we operate. Many of these individuals work in the service sector, which in the United States is one of the fastest growing segments of the workforce.
      However, many of these individuals, particularly in the United States, do not maintain regular banking relationships. They use services provided by our industry for a variety of reasons, including that they often:

•	do not have sufficient assets to meet minimum balance requirements or to achieve the benefits of savings with banks;

•	do not write enough checks to make a bank account beneficial;

•	need to access financial services outside of normal banking hours;

•	desire not to pay fees for banking services that they do not use;

•	require immediate access to cash from their paychecks;

•	may have a dislike or distrust of banks; and

•	do not have a neighborhood bank in close proximity to them.

      In addition to check cashing services, under-banked consumers also require short-term loans that provide cash for living and other expenses. They also may not be able to or want to obtain loans from banks as a result of:

•	their immediate need for cash;

•	irregular receipt of payments from their employers;

•	their desire for convenience and customer service; and

•	the unavailability of bank loans in small denominations for short terms.
      Despite the demand for basic financial services, access to banks has become more difficult over time for many consumers. Many banks have chosen to close their less profitable or lower-traffic locations. Typically, these closings have occurred in lower-income neighborhoods where the branches have failed to attract a sufficient base of customer deposits. This trend has resulted in fewer convenient alternatives for basic financial services in many neighborhoods.
      As a result of these trends, a significant number of retailers have begun to offer financial services to lower- and middle-income individuals. The providers of these services are fragmented, and range from specialty finance offices to retail stores in other industries that offer ancillary services.
      We believe that the under-banked consumer market will continue to grow as a result of a diminishing supply of competing banking services as well as underlying demographic trends. These demographic trends include an overall increase in the population and an increase in the number of service-sector jobs as a percentage of the total workforce.
      The demographics of the typical customers for non-banking financial services vary slightly in each of the markets in which we operate, but the trends driving the industry are generally the same. In addition, the type of store and services that appeal to customers in each market vary based on cultural, social, geographic and other factors. Finally, the composition of providers of these services in each market results in part from the historical development and regulatory environment in that market.

Growth Opportunities
      We believe that significant opportunities for growth exist in our industry as a result of:

•	growth of the service-sector workforce;

•	failure of commercial banks and other traditional financial service providers to address adequately the needs of lower- and middle-income individuals; and

•	trends favoring larger operators in the industry.
      We believe that, as the lower- and middle-income population segment increases, and as trends within the retail banking industry make banking less accessible to these consumers, the industry in which we operate will see a significant increase in demand for our products and services. We also believe that the industry will continue to consolidate as a result of a number of factors, including:

•	economies of scale available to larger operators;

•	use of technology to serve customers better and to control large store networks;

•	inability of smaller operators to form the alliances necessary to deliver new products; and

•	increased licensing and regulatory burdens.
      This consolidation process should provide us, as operator of one of the largest store networks, with opportunities for continued growth.

Competitive Strengths
      We believe that the following competitive strengths position us well for continued growth:

Leading Position in Our Core Markets
      We have a leading position in core markets, operating 376 stores in the United States, 214 stores in Canada and 152 company-owned stores in the United Kingdom. We also have 129 franchised locations in Canada, 312 franchised locations in the United Kingdom and 152 franchised locations in the United States, 146 of which operate under the name We The People and offer retail-based legal document preparation services. Highlights of our competitive position in these core markets include the following:

•	Our domestic financial services network is focused in rapidly growing markets in the western United States, where we believe we have held leading market positions for over 10 years.

•	We believe that we are the industry leader in Canada, and that we hold a dominant market share with a store in almost every city with a population of over 50,000. Based on a public opinion study of three major metropolitan markets in English speaking Canada, we have achieved brand awareness of 85%.

•	We are the largest check cashing company in the United Kingdom, comprising nearly 25% of the market measured by number of stores, although we believe that we account for 40% of all check cashing transactions performed at check cashing stores.

•	Our We The People stores comprise the largest network of retail-based legal document preparation services in the United States.

High-quality Customer Service
      We adhere to a strict set of market survey and location guidelines when selecting store sites in order to ensure that our stores are placed in desirable locations near our customers. We believe that our customers appreciate this convenience, as well as the flexible and extended operating hours that we typically offer, which are often more compatible with our customers’ work schedules. We provide our customers with a clean, attractive and secure environment in which to transact their business. We believe that our friendly and courteous customer service at both the store level and through our centralized support centers is a competitive advantage.

Diversified Product and Geographic Mix
      Our stores offer a wide range of consumer financial products and services to meet the demands of their respective locales, including check cashing, short-term consumer loans, money orders, money transfers and legal document preparation services. We also provide high-value ancillary products and services, including electronic tax filing, bill payment, foreign currency exchange, reloadable VISA branded debit cards, photo ID and prepaid local and long-distance phone services. For fiscal 2004, the revenues contributed by our check cashing operations was 47.6%, our consumer lending operations was 39.8% and our other financial services was 12.6%. In addition to our diverse product line, our business is diversified geographically. For fiscal 2004, our United States operations generated 44.5% of our total revenues, our Canadian operations generated 34.5% of our total revenues and our U.K. operations generated 21.0% of our total revenues. Our product and geographic mix provides a diverse stream of revenue growth opportunities. Our acquisition of 168 We The People franchises and two company-owned stores further diversifies our revenues and provides us with additional growth opportunities.

Diversification and Management of Credit Risk
      Our revenues are not only diversified geographically, but also are generated through a high volume of small dollar financial transactions, and therefore our exposure to loss from a single customer transaction is minimal. In addition, we actively manage our customer risk profile and collection efforts in order to maximize our consumer lending and check cashing revenues while maintaining losses within a targeted range. We have instituted control mechanisms that have been effective in managing risk. Such mechanisms, among others, includes the daily monitoring of initial return rates on our consumer loan portfolio. As a result, we believe that we are unlikely to sustain a material credit loss from a single transaction or series of transactions. Historically, we have experienced relatively low net write-offs as a percentage of the face amount of checks cashed. For fiscal 2004, in our check cashing business, net write-offs as a percentage of the face amount of checks cashed were 0.2%. For the same period, with respect to loans funded directly by us, net write-offs as a percentage of originations were 1.8%. As we transition our consumer loan portfolio from bank-funded loans to company-funded loans in connection with the implementation of the Payday Lending Guidance, net write-offs as a percentage of originations may materially increase during this transition period.

Management Expertise
      We have a highly experienced and motivated management team at both the corporate and operational levels. Our senior management team has extensive experience in the financial services industry. Our Chairman and Chief Executive, Jeffrey Weiss, and our President Donald Gayhardt, have been with us since 1990 and have demonstrated the ability to grow our business through their operational leadership, strategic vision and experience in making selected acquisitions. Since 1990, Mr. Weiss and Mr. Gayhardt have assisted us in completing 39 acquisitions that added 471 company-operated stores and 168 We The People franchises. In addition, the management team is highly motivated to ensure continued business success, as they beneficially own approximately 8.5% of our parent company’s common stock.
Business Strategy
      Our business strategy is designed to capitalize on our competitive strengths and enhance our leading market positions. Key elements of our strategy include:

Capitalizing on Our Enhanced Network and System Capabilities
      With our current network of 1,335 stores, we are well positioned to capitalize on economies of scale. Our centralized core support functions, including collections, call center, field operations and service, loan processing and tax filing, enable us to generate efficiencies by improving collections and purchasing power with our vendors. Our proprietary systems are used to further improve our customer relations and loan servicing activities, as well as to provide a highly efficient means to manage our internal as well as regulatory compliance efforts. We plan to continue to take advantage of these efficiencies to enhance network and store-level profitability.

Growing Through Disciplined Network Expansion
      We intend to continue to grow our store network through acquisition and the addition of new stores and franchisees, while adhering to a disciplined selection process. In order to optimize our expansion, we carefully assess potential markets by analyzing demographic, competitive and regulatory factors, site selection and availability, and growth potential. We seek to add locations that offer check cashing, consumer lending, legal document preparation services or a combination of any of these products and services.

Maintaining Our Customer-driven Retail Philosophy
      We strive to maintain our customer- service-oriented approach and meet the basic financial service needs of our working, lower- and middle-income customers. We believe our approach differentiates us from many of our competitors and is a key tenet of our employee training programs. We offer extended operating hours in clean, attractive and secure store locations to enhance appeal and stimulate store traffic. In certain markets, we operate stores that are open 24 hours a day. To ensure customer satisfaction, we periodically send anonymous market researchers posing as shoppers to our United States stores to measure customer service performance. We plan to continue to develop ways to improve our performance, including incentive programs to reward employees for exceptional customer service.

Introducing Related Products and Services
      We offer our customers multiple financial products and services. We believe that our check cashing and consumer lending customers enjoy the convenience of other high value products and services offered by us. These products and services enable our customers to manage their personal finances more effectively. For example, in fiscal 2003, we introduced reloadable debit cards and customer loyalty programs in many of our stores. We also offered new tax-based products to our Canadian customers, providing qualified individuals with cash advances against anticipated tax refunds. In fiscal 2004, we introduced reloadable VISA branded debit-cards, and, in fiscal 2005, we introduced VISA branded gift cards and began offering legal document preparation services through the acquisition of 168 We The People franchises and two company-owned stores in March 2005. Our product development department continues to develop and test additional new products and services for our customers.

Expansion of Our Franchising Strategy
      We intend to expand the reach of our business and our network through an extension of our existing franchising strategy. In Canada and the United Kingdom, we have developed our leading market positions in part through the use of a franchising strategy that allowed us to expand without incurring additional capital expenditures. We have 129 franchised financial services stores in Canada, 312 franchised financial services stores in the United Kingdom and 152 franchised locations in the United States, six of which are financial services stores and 146 of which are We The People stores offering retail-based legal document preparation services.
Customers
      Our core customer group generally lacks sufficient income to accumulate assets or to build savings. These customers rely on their current income to cover immediate living expenses and cannot afford to wait for checks to clear through the commercial banking system. We believe that many of our customers use our check cashing and short-term lending services in order to access cash immediately without having to maintain a minimum balance in a checking account and to borrow money to fund living expenses and other needs. We believe that consumers value our affordability and attention to customer service, and their choice of financial service provider is influenced by our convenient locations and extended operating hours.

United States Customers
      Based on our operating experience and information provided to us by our customers, we believe that our core domestic check cashing customer group is composed of individuals between the ages of 18 and 44. The majority of these individuals rent their homes, are employed and have annual household incomes of between $10,000 and $35,000, with a median income of $22,500. We believe that many of our customers are workers or independent contractors who receive payment on an irregular basis and generally in the form of a check. In addition, we believe that although approximately 49% of our United States customers do have bank accounts, these customers use check cashing stores because they find the locations and extended business hours more convenient than those of banks and because they value the ability to receive cash immediately, without waiting for a check to clear.
      Our operating experience and customer data also suggest that our short-term consumer loan customers are mainly individuals between the ages of 18 and 49. The majority of these individuals rent their homes and are employed in professional/ managerial positions. A survey conducted by the Credit Research Center of Georgetown University found that 51.5% of short-term consumer loan customers reported household incomes between $25,000 and $50,000 with 25.4% greater than $50,000. The survey also found that these customers choose short-term consumer loans because of easy and fast approval and convenient location.
      Unlike many of our check cashing customers, short-term consumer loan customers have a bank account but experience temporary shortages in cash from time to time.

Canadian Customers
      Based on recent market research surveys, we believe that the demographics of our Canadian customers are somewhat different from those of our United States customers. Our typical Canadian check cashing customer is approximately 32 years old, employed in the trades/labor sector and earning $(USD)28,000 annually. Our typical Canadian short-term loan customer is 25 to 44 years old, employed in the services sector and earning $(USD)35,000 annually. Approximately 60% of our Canadian customers are male and 40% are female. In contrast to the United States, 66% of our Canadian check cashing customers have bank accounts. Our research shows that these customers continue to use our services because of our fast and courteous service, the stores’ extended operating hours and convenient locations.

U.K. Customers
      Recent market research conducted on our behalf and our own customer data have shown that 89% of our U.K. customers have annual incomes below $(USD)30,000, and 58% are under the age of 35. According to market research, approximately 85% of our customer base is employed, with equal numbers of males and females. While 80% of our U.K. customers have bank accounts, they report a high level of dissatisfaction with their current bank relationship. Market research indicated customer service satisfaction levels for our U.K. customers above 95% compared with 50% to 65% satisfaction for the major banks. Staff friendliness and face-to-face contact are key drivers of customer satisfaction. The need for immediate cash is the number one reason for using our services.
Products and Services
      Customers typically use our stores to cash checks (payroll, government and personal), obtain short-term consumer loans and use one or more of the additional financial services available at most locations including Western Union money order and money transfer products, legal document preparation services, electronic tax filing, bill payment, reloadable VISA branded debit cards, foreign currency exchange, photo ID and prepaid local and long-distance phone services.

Check Cashing
      Customers may cash all types of checks at our check cashing locations, including payroll checks, government checks and personal checks. In exchange for a verified check, customers receive cash immediately and do not have to wait several days for the check to clear. Before we distribute any cash, we verify both the customer’s identification and the validity of the check (occasionally using multiple sources) as required by our standard verification procedures. Customers are charged a fee for this service (typically a small percentage of the face value of the check). The fee varies depending on the size and type of check cashed as well as the customer’s check cashing history at our stores. For fiscal 2004, check cashing fees averaged approximately 3.70% of the face value of checks cashed.
      The following chart presents summaries of revenues from our check cashing operations, broken down by consolidated operations, United States operations, Canadian operations and U.K. operations for the periods indicated below:

						Nine Months Ended
	Year Ended June 30,					March 31,

	2000	2001	2002	2003	2004	2004	2005

						(Unaudited)
Consolidated operations:
Face amount of checks cashed	$2,743,765,000	$3,046,705,000	$2,969,455,000	$2,938,950,000	$3,169,350,000	$2,375,285,250	$2,541,782,113
Number of checks cashed	8,204,528	9,001,635	8,689,819	8,568,944	8,427,990	6,204,394	6,067,256
Average face amount per check	$334.42	$338.46	$341.72	$342.98	$376.05	$382.84	418.93
Average fee per check	$11.87	$11.74	$12.06	$12.65	$13.93	$14.17	$15.79
Average fee as a percentage of face amount	3.55%	3.47%	3.53%	3.69%	3.70%	3.70%	3.77%

						Nine Months Ended
	Year Ended June 30,					March 31,

	2000	2001	2002	2003	2004	2004	2005

						(Unaudited)
United States operations:
Face amount of checks cashed	$1,712,912,000	$1,728,504,000	$1,636,967,000	$1,384,958,000	$1,349,956,000	$1,031,201,940	$983,296,981
Number of checks cashed	4,654,747	4,485,393	4,317,534	3,855,664	3,621,174	2,753,380	2,528,753
Average face amount per check	$367.99	$385.36	$379.14	$359.20	$372.80	$374.52	$388.85
Average fee per check	$12.17	$12.19	$12.41	$12.75	$13.18	$13.30	$13.94
Average fee as a percentage of face amount	3.31%	3.16%	3.27%	3.55%	3.54%	3.55%	3.59%
Canadian operations:
Face amount of checks cashed	$735,920,000	$874,187,000	$896,586,000	$989,663,000	$1,144,380,000	$854,054,281	$960,020,218
Number of checks cashed	2,851,633	3,445,858	3,359,225	3,475,201	3,476,375	2,595,183	2,629,717
Average face amount per check	$258.07	$253.69	$266.90	$284.78	$329.19	$329.09	$365.07
Average fee per check	$8.63	$8.67	$9.03	$9.58	$11.07	$11.07	$12.28
Average fee as a percentage of face amount	3.34%	3.42%	3.38%	3.34%	3.36%	3.36%	3.36%
U.K. operations:
Face amount of checks cashed	$294,933,000	$444,014,000	$435,902,000	$564,329,000	$675,014,000	$490,029,030	$598,464,914
Number of checks cashed	698,148	1,070,384	950,767	1,238,079	1,330,441	855,830	908,786
Average face amount per check	$422.45	$414.82	$458.47	$455.81	$507.36	$572.58	$658.53
Average fee per check	$23.05	$19.76	$21.93	$20.99	$23.45	$26.38	$31.09
Average fee as a percentage of face amount	5.46%	4.76%	4.78%	4.60%	4.62%	4.61%	4.72%
      From fiscal 2001 through March 31, 2005, the number of stores in our network has increased, while the number of checks cashed has decreased. The primary reasons for this are an increased focus on our consumer loan products and an overall increase in the United States unemployment rate, both of which have resulted in a reduction in the overall number of checks cashed. We also have decreased the focus on cashing government and personal checks and increased our focus on cashing payroll and commercial checks, which tend to have higher face values and therefore result in higher check cashing fees than government and personal checks.
      If a check cashed by us is not paid for any reason, we record the full face value of the check as a loss in the period when the check was returned unpaid. We then send the check to our internal collections department, or occasionally directly to the store, for collection. Our employees contact the maker and/or payee of each returned check. In certain circumstances, we will take appropriate legal action. Recoveries on returned items are credited in the period when the recovery is received. During fiscal 2004, we collected 73.6% of the face value of returned checks.
      The following chart presents summaries of our returned check experience, broken down by consolidated operations, United States operations, Canadian operations and U.K. operations for the periods indicated below:

						Nine Months Ended
	Year Ended June 30,					March 31,

	2000	2001	2002	2003	2004	2004	2005

						(Unaudited)
Consolidated operations:
Face amount of returned checks	$22,870,000	$27,938,000	$27,874,000	$26,164,000	$29,061,000	$22,159,000	$23,477,000
Collections on returned checks	17,100,000	19,752,000	20,812,000	19,426,000	21,399,000	16,383,000	16,626,000
Net write-offs of returned checks	5,770,000	8,186,000	7,062,000	6,738,000	7,662,000	5,776,000	6,851,000
Collections as a percentage of returned checks	74.7%	70.7%	74.7%	74.2%	73.6%	73.9%	70.8%
Net write-offs as a percentage of check cashing revenues	5.9%	7.7%	6.7%	6.2%	6.5%	6.6%	7.2%
Net write-offs as a percentage of face amount of checks cashed	0.21%	0.27%	0.24%	0.22%	0.24%	0.24%	0.27%

						Nine Months Ended
	Year Ended June 30,					March 31,

	2000	2001	2002	2003	2004	2004	2005

						(Unaudited)
United States operations:
Face amount of returned checks	$12,023,000	$14,519,000	$15,411,000	$12,046,000	$13,761,000	$10,679,000	$10,467,000
Collections on returned checks	7,811,000	8,872,000	10,560,000	8,335,000	10,285,000	8,012,000	7,557,000
Net write-offs of returned checks	4,212,000	5,647,000	4,851,000	3,711,000	3,476,000	2,667,000	2,910,000
Collections as a percentage of returned checks	65.0%	61.1%	68.5%	69.2%	74.7%	75.0%	72.2%
Net write-offs as a percentage of check cashing revenues	7.4%	10.3%	9.1%	7.6%	7.3%	7.3%	8.3%
Net write-offs as a percentage of face amount of checks cashed	0.25%	0.33%	0.30%	0.25%	0.26%	0.26%	0.30%
Canadian operations:
Face amount of returned checks	$6,164,000	$7,356,000	$6,952,000	$8,116,000	$8,797,000	$6,820,000	$7,238,000
Collections on returned checks	5,756,000	6,521,000	6,452,000	7,246,000	7,320,000	5,566,000	5,936,000
Net write-offs of returned checks	408,000	835,000	500,000	870,000	1,477,000	1,254,000	1,302,000
Collections as a percentage of returned checks	93.4%	88.6%	92.8%	89.3%	83.2%	81.6%	82.0%
Net write-offs as a percentage of check cashing revenues	1.7%	2.8%	1.6%	2.6%	3.8%	4.4%	4.0%
Net write-offs as a percentage of face amount of checks cashed	0.06%	0.10%	0.06%	0.09%	0.13%	0.15%	0.14%
U.K. operations:
Face amount of returned checks	$4,683,000	$6,063,000	$5,511,000	$6,002,000	$6,503,000	$4,660,000	$5,772,000
Collections on returned checks	3,533,000	4,359,000	3,800,000	3,845,000	3,795,000	2,805,000	3,133,000
Net write-offs of returned checks	1,150,000	1,704,000	1,711,000	2,157,000	2,708,000	1,855,000	2,639,000
Collections as a percentage of returned checks	75.4%	71.9%	69.0%	64.1%	58.4%	60.2%	54.3%
Net write-offs as a percentage of check cashing revenues	7.1%	8.1%	8.2%	8.3%	8.7%	8.2%	9.3%
Net write-offs as a percentage of face amount of checks cashed	0.39%	0.38%	0.39%	0.38%	0.40%	0.38%	0.44%

Consumer lending
      We originate short-term loans on behalf of one domestic bank and for our own account. For the short-term consumer loans we originate, at the time the funds are advanced to the borrower, the borrower signs a note and provides the lender with a post-dated check or a written authorization to initiate an automated clearinghouse charge to the borrower’s checking account for the loan principal plus a finance charge; on the due date of the loan (which is generally set at a date on or near the borrower’s next payday), the check or automated clearinghouse debit is presented for payment.
      We have originated short-term loans on behalf of banks and for our own account. Since June 13, 2002, we have acted as a servicer for County Bank and since October 18, 2002, for First Bank. On March 2, 2005, the FDIC issued revised Payday Lending Guidance which, among other things, limits the period a customer may have payday loans outstanding from any FDIC-insured bank to three months during a twelve-month period. The Payday Lending Guidance became effective on July 1, 2005. As a result of the Payday Lending Guidance, we are transitioning from the bank-funded consumer loan model to the company-funded consumer loan model in most of the states where we previously offered bank-funded consumer loans. As part of this transition, we have terminated our relationship with County Bank and amended our relationship with First Bank.
      On behalf of First Bank in the United States, we market unsecured short-term loans to customers with established bank accounts and verifiable sources of income. Loans are made for amounts up to $1,000, with terms of 7 to 23 days. Under these programs, we earn servicing fees, which may be reduced if the related loans are not collected. We maintain a reserve for estimated reductions. In addition, we maintain a reserve for anticipated losses for loans we make directly. In order to estimate the appropriate level of these reserves, we consider the amount of outstanding loans owed to us, as well as loans owed to First Bank and serviced by us, the historical loans charged-off, current collection patterns and current economic trends. As these conditions change, additional allowances might be required in future periods. During fiscal 2004, County Bank originated or extended approximately $136.2 million of loans through our locations and document transmitters. First Bank originated or extended approximately $249.1 million of loans through us during this period. County Bank originated or extended approximately $277.9 million of loans through us during fiscal 2003 and First Bank originated or extended approximately $92.5 million of loans through us for the same period.
      We also originate unsecured short-term loans to customers on our own account in Canada, the United Kingdom and certain United States markets. We bear the entire risk of loss related to these loans. In connection with our transition to our company-funded consumer loan model, all of our United States financial services stores, other than stores located in Pennsylvania and Texas, will transition to our company-funded consumer loan model. Our 20 financial services stores in Pennsylvania and Texas will continue to operate as a marketing and servicing agent for First Bank under the bank-funded consumer loan model in compliance with the Payday Lending Guidance. In the United States, these loans are made for amounts up to $500, with terms of 7 to 37 days. In Canada, loans are issued to qualified borrowers based on a percentage of the borrowers’ income with terms of 1 to 35 days. We issue loans in the United Kingdom for up to £600, with a term of 28 days. We originated or extended approximately $491.4 million of the short-term consumer loans through our locations and document transmitters during fiscal 2004 and approximately $428.7 million through our locations and document transmitters during 2003. In addition, beginning in fiscal 2003 we acted as a direct lender originating 1,402 longer-term installment loans with an average principal amount of $793 and a weighted average term of approximately 365 days. In fiscal 2004, we originated 4,675 longer-term installment loans with an average principal of amount $845 and a weighted average term of approximately 365 days. We originated or extended installment loans through our locations in the United Kingdom of approximately $1.1 million in fiscal 2003 and $3.9 million in fiscal 2004 and introduced this product in certain United States and Canadian markets late in fiscal 2004.
      Additionally, as part of the transition to the company-funded loan model, we are discontinuing our operations as a marketing and servicing agent for consumer loans that are fulfilled through document transmitter locations. We expect this to result in a loss of approximately $4 million of revenues for fiscal 2006 with a minimal impact on income before income taxes. We will continue to offer loans direct to the consumer.
      We had approximately $38.5 million of consumer loans on our balance sheet at March 31, 2005 and approximately $32.9 million at March 31, 2004. These amounts are reflected in loans receivable. The increase of $5.6 million at March 31, 2005 compared to March 31, 2004 is attributable to increases in originations in all three of our divisions as shown in the table that follows. Loans receivable, net at March 31, 2005 are reported net of a reserve of $3.1 million related to consumer lending. Loans receivable at March 31, 2004 are reported net of a reserve of $2.3 million related to consumer lending.

      The following table presents a summary of our consumer lending originations, which includes loan extensions, and revenues for the following periods (dollars in thousands):

				Nine Months Ended
	Year Ended June 30,			March 31,

	2002	2003	2004	2004	2005

				(Unaudited)
United States company-funded consumer loan originations(1)	$19,723	$81,085	$65,868	$47,638	$53,025
Canadian company-funded consumer loan originations(2)	188,632	248,149	309,016	231,729	332,514
U.K. company-funded consumer loan originations(2)	76,344	99,499	116,532	82,230	128,898

Total company-funded consumer loan originations	$284,699	$428,733	$491,416	$361,597	$514,437

Servicing revenues, net	$44,765	$41,175	$47,144	$35,411	$40,107
United States company-funded consumer loan revenues	3,545	14,137	9,873	7,138	8,166
Canadian company-funded consumer loan revenues	16,280	22,492	31,479	22,577	35,600
U.K. company-funded consumer loan revenues	11,589	14,748	19,404	13,854	19,033
Provision for loan losses on company-funded loans	(5,554)	(9,967)	(9,928)	(6,749)	(11,453)

Total consumer lending revenues, net	$70,625	$82,585	$97,972	$72,231	$91,453

Gross charge-offs of company-funded consumer loans	$23,684	$42,497	$45,074	$33,852	$48,046
Recoveries of company-funded consumer loans	18,130	32,105	36,102	27,340	37,251

Net charge-offs on company-funded consumer loans	$5,554	$10,392	$8,972	$6,512	$10,795

Gross charge-offs of company-funded consumer loans as a percentage of total company-funded consumer loan originations	8.4%	9.9%	9.2%	9.4%	9.3%
Recoveries of company-funded consumer loans as a percentage of total company-funded consumer loan originations	6.4%	7.5%	7.4%	7.6%	7.2%
Net charge-offs on company-funded consumer loans as a percentage of total company-funded consumer loan originations	2.0%	2.4%	1.8%	1.8%	2.1%

(1)	Our company-operated stores in the United States originate company-funded and bank-funded short-term consumer loans. Document transmitter locations in the United States originate only bank-funded loans.

(2)	All consumer loans originated in Canada and the United Kingdom are company-funded.

      Following are the number of company-operated United States stores at each period end that originate company-funded and bank-funded loans.

				Nine Months
				Ended
	Year Ended June 30,			March 31,

	2002	2003	2004	2004	2005

United States stores originating company-funded loans	164	33	43	43	63
United States stores originating bank-funded loans	178	286	275	275	274

Total United States stores originating short-term consumer loans	342	319	318	318	337

      The increase in total company-funded originations of $59.9 million in fiscal 2004 over fiscal 2003, as well as in prior periods, was driven primarily by increases in originations in Canada and the United Kingdom newly opened stores. Eagle National Bank discontinued the business of offering short-term consumer loans through our stores pursuant to a December 18, 2001 consent order entered into with the United States Comptroller of the Currency. Under the program with Eagle National Bank, we earned marketing and servicing fees. Eagle originated or extended approximately $402.7 million of loans through us during fiscal 2002.

Other services and products
      In addition to check cashing and short-term loans, our customers may choose from a variety of products and services when conducting business at our locations. These services include Western Union money order and money transfer products, legal document preparation services, electronic tax filing, bill payment, foreign currency exchange, VISA branded reloadable debit-cards and gift cards, photo ID and prepaid local and long-distance phone services. A survey of our customers by an independent third party revealed that over 50% of customers use other services in addition to check cashing. We offer our customers multiple financial products and services. We believe that our check cashing and consumer lending customers enjoy the convenience of other high-value products and services offered by us.
      Among our most significant products and services other than check cashing and short-term loans are the following:

•	Money transfers — Through a strategic alliance with Western Union, customers can transfer funds to any location providing Western Union money transfer services. Western Union currently has 170,000 agents in more than 190 countries throughout the world. We receive a percentage of the commission charged by Western Union for the transfer. For fiscal 2004, we generated total money transfer revenues of $13.1 million, primarily at our check cashing stores.

•	Money orders — Our stores issue money orders for a minimal fee. Customers who do not have checking accounts typically use money orders to pay rent and utility bills. During fiscal 2004, money order transactions had an average face amount of $160.10 and an average fee of $1.05. For fiscal 2004, our customers purchased 2.3 million money orders, generating total money order revenues of $2.4 million.

•	Legal document preparation services — In March 2005 we acquired 168 We The People franchises and two company-owned stores. These stores offer retail-based legal document preparation services.

Store Operations

Locations
      The following chart sets forth the number of company-operated and franchised stores in operation as of the specified dates:

	June 30,
						March 31,
Markets	2000	2001	2002	2003	2004	2005

United States
Company Operated
California
Southern	44	47	47	47	47	46
Northern	92	95	93	91	90	88
Arizona
Phoenix	34	40	45	43	43	44
Tucson	7	13	16	16	16	16
Ohio
Cleveland	21	19	19	18	18	16
Other Ohio cites(1)	7	5	4	4	4	6
Pennsylvania
Philadelphia	11	8	8	6	6	6
Pittsburgh	10	11	11	11	11	11
Other United States
Washington	17	21	18	18	18	18
Virginia	15	16	16	16	16	16
Oklahoma	8	13	13	10	10	10
Nevada	1	11	11	8	8	8
Colorado	6	14	15	7	7	7
Oregon	2	5	5	5	5	0
Louisiana	3	4	4	4	4	29
Texas	3	3	4	4	4	4
Utah	7	5	5	4	4	4
New Mexico	4	3	3	3	3	3
Hawaii	3	3	3	3	3	3
D.C.	4	11	10	2	1	1
Wisconsin	1	1	1	1	1	1
Franchised locations	—	—	—	—	—	176
Canada
Company operated	139	157	167	181	194	212
Franchised locations	81	86	87	109	117	128
United Kingdom
Company operated	107	126	123	122	125	151
Franchised locations	264	261	290	351	355	338

Total Stores	891	978	1,018	1,084	1,110	1,342

(1)	These other cities include Akron, Canton, Youngstown and Cincinnati.

      All of our company-operated stores are leased, generally under leases providing for an initial multi-year term and renewal terms from one to five years. We generally assume the responsibility for required leasehold improvements, including signage, customer service representative partitions, alarm systems, computers, time-delayed safes and other office equipment. We adhere to a strict set of market survey and location guidelines when selecting store sites in order to ensure that our stores are placed in desirable locations near our customers.

Acquisitions
      Since 1990, we have grown our store network domestically and internationally in part through acquisitions. We have successfully targeted, executed and closed 39 acquisitions that added 469 company-owned financial services stores and 168 We The People franchises and two We The People company-owned stores.
      In November 1996, we completed our first acquisition of Canadian financial services stores, adding 36 company-operated locations and 107 franchised locations. We now operate 214 financial services stores in Canada and have 129 franchised locations. During fiscal 1998, we opened our first Loan Mart stores in the United States, offering only short-term consumer loans. We have continued to build new Loan Mart stores in a number of markets in the United States and today operate 88 of these stores and have four franchised locations. In February 1999, we completed our first acquisition of financial services stores in the United Kingdom when we purchased 11 stores. Since entering the U.K. market, we have completed seven additional acquisitions of chains which added 92 company-operated financial services stores and 267 franchised financial services locations, built 41 new company-operated financial services stores and added 90 new franchised financial services locations. We operate a total of 152 financial services stores in the United Kingdom and have 312 franchised financial services locations in the United Kingdom.
      On January 4, 2005, we acquired substantially all of the outstanding shares of International Paper Converters Limited adding 17 company-owned financial services stores and two franchised financial services stores in the United Kingdom.
      On January 31, 2005, we acquired substantially all of the assets of Alexandria Financial Services, L.L.C., Alexandria Acquisition, L.L.C., American Check Cashers of Lafayette, L.L.C., ACC of Lakes Charles, L.L.C. and Southern Financial Services of Louisiana, L.L.C. This acquisition added 24 financial services stores in the Louisiana market adding to our existing market share in that area of the country.
      On March 7, 2005 we acquired substantially all of the assets of We The People Forms and Service Centers USA, Inc. relating to such company’s retail-based legal document preparation services business. Between June 9, 2005 and July 22, 2005, we acquired substantially all of the assets of 27 We The People franchises. We now offer these services through our wholly owned subsidiary We The People USA, Inc. through a network of 146 franchised and 29 company-owned stores located in 32 states. Our We The People USA, Inc. subsidiary is a guarantor under our domestic revolving credit facility and the notes.
      On May 16, 2005, we acquired substantially all of the assets of Tenant Financial Enterprises, Inc. This acquisition added five financial services stores in the Arizona market, adding to our existing market share in that area of the country.
      We are actively seeking targeted acquisitions and anticipate adding acquired stores in all three of our geographical markets in the future.

Facilities and hours of operation
      As part of our retail and customer-driven strategy, we believe we present a clean and attractive environment and an appealing format for our stores based on periodic, anonymous, independent third-party evaluations. Size varies by location, but the stores are generally 1,000 to 1,400 square feet, with approximately half of that space allocated to the teller and back office areas.

      Operating hours vary by location, but are typically extended and designed to cater to those customers who, due to work schedules, cannot make use of “normal” banking hours. A typical store operates from 9:00 A.M. to 9:00 P.M. during weekdays and on Saturdays, and from 10:00 A.M. to 5:00 P.M. on Sundays. In certain locations, we operate stores 24 hours, seven days per week.

Operational structure
      Our senior management is located at our corporate headquarters in Berwyn, Pennsylvania and is responsible for our overall global direction. This corporate staff includes personnel dedicated to compliance functions, including internal audit, risk management, and privacy, as well as business development, finance, investor relations, credit and legal functions. We also maintain divisional corporate offices in Victoria, British Columbia and Nottingham, England and our We The People corporate headquarters in Santa Barbara, California. Management of our North American store operations is located in our Victoria office while the Nottingham office provides support for our United Kingdom store operations. This support includes centralized functions such as information systems, treasury, accounting, human resources, loss prevention and marketing.
      Additionally, in each country in which we operate, we have a store management organization that is responsible for the day to day operations of our stores. District managers are directly responsible for the oversight of our store managers and store operations. Typically, each district manager oversees eight to ten stores. Each district manager reports to a market manager who supervises approximately five district managers. The market managers report to the head of operations in their respective divisional corporate office.
      In addition, in fiscal 2001 we opened a centralized facility to support our domestic consumer lending business. This call-center facility, located in Salt Lake City, Utah, currently employs 141 full-time staff. Operating from 8:00 A.M. to midnight, eastern time (including weekends), our staff performs inbound and outbound customer service for current and prospective consumer loan customers as well as collection and loan-servicing functions for all past-due domestic consumer loans. Our management at this facility includes experienced call-center operations, customer service, information technology and collections personnel. We believe that this centralized facility has helped us to improve our loan servicing significantly and has led to reduced credit losses on loans originated by us in the United States, and significantly enhances our ability to manage the compliance responsibilities related to our domestic consumer lending operations. We believe that our ongoing investment in and company-wide focus on our compliance practices provides us with a competitive advantage relative to most other companies in our industry.

Technology
      We currently have an enterprise-wide transaction processing computer network. We believe that this system has improved customer service by reducing transaction time and has allowed us to manage returned-check losses and loan collection efforts better and to comply with regulatory record keeping and reporting requirements.
      We continue to enhance our point-of-sale transaction processing system composed of a networked hardware and software package with integrated database and reporting capabilities. The point-of-sale system provides our stores with instantaneous customer information, thereby reducing transaction time and improving the efficiency of our credit verification process. Also, we have deployed an enhanced centralized loan management and collections system that provides improved customer service processing and management of loan transactions. The loan-management system and collections system uses integrated automated clearinghouse payment and returns processing, which facilitates faster notification of returns and faster clearing of funds as well as utilizing fax server document-processing technology, which has the effect of reducing both processing and loan closing times. The point-of-sale system, together with the enhanced loan-management and collections systems, has improved our ability to offer new products and services and our customer service.

Security
      The principal security risks to our operations are robbery and employee theft. We have extensive security systems, dedicated security personnel, and management information systems to address both areas of potential loss. We believe that our systems are among the most effective in the industry. Net security losses represented less than 0.6% of total revenues for fiscal 2004, a decline from net security losses of 0.8% of total revenues for fiscal 2003.
      To protect against robbery, most store employees work behind bullet-resistant glass and steel partitions, and the back office, safe and computer areas are locked and closed to customers. Each store’s security measures include safes, electronic alarm systems monitored by third parties, control over entry to teller areas, detection of entry through perimeter openings, walls and ceilings and the tracking of all employee movement in and out of secured areas. Employees use cellular phones to ensure safety and security whenever they are outside the secure teller area. Additional security measures include identical alarm systems in all stores, remote control over alarm systems, arming/disarming and changing user codes and mechanically and electronically controlled time-delay safes.
      Since we handle high volumes of cash and negotiable instruments at our locations, daily monitoring, unannounced audits and immediate responses to irregularities are critical in combating defalcations. We have an internal auditing department that, among other things, performs periodic unannounced store audits and cash counts at randomly selected locations.
Advertising and Marketing
      We frequently survey and research customer trends and purchasing patterns in order to place the most effective advertising for each market. Our marketing promotions typically include in-store merchandising materials, advertising support and instruction of store personnel in the use of the materials. Drawing on statistical data from our transaction database, we use sophisticated direct marketing strategies to communicate with existing customers and prospects with demographic characteristics similar to those of existing customers. National television advertising promotes our brand in Canada and our franchisees contribute to fund this advertising. We also arrange cooperative advertising for our products and services with strategic partners such as Western Union and VISA. We provide our store managers with local marketing training that sets standards for promotions and marketing programs for their stores. Local marketing includes attendance and sponsorship of community events. A national classified telephone directory company is used to place all Yellow Pages advertising as effectively and prominently as possible. We research directory selection to assure effective communication with our target customers.
Competition
      Our store network represents the second-largest financial services network of its kind in the United States and the largest financial services network of its kind in each of Canada and the United Kingdom. The industry in which we operate in the United States is highly fragmented. An independent industry report estimated the number of check cashing outlets at 13,000 in March 2002, an increase from the approximately 2,200 national listings in 1986, according to a similar industry survey. We believe we operate one of only seven United States check cashing store networks that have more than 100 locations, the remaining competitors being local chains and single-unit operators. According to an industry survey, the seven largest check cashing chains in the United States control fewer than 22% of the total number of United States stores, reflecting the industry’s fragmented nature. An independent report estimated the number of stores offering short-term consumer loans as their principal business at approximately 15,000 as of December 2002. In addition, our legal document preparation services retail store network is the largest network of its kind in the United States.
      In Canada, we believe that we are the industry leader and that we hold a dominant market share and exceptional brand awareness. In a recent public opinion study of three major metropolitan markets in English-speaking Canada, we found that we have achieved brand awareness of 85%. We estimate that the number of outlets offering check cashing and/or short-term consumer loans is 1,100. We believe there is only one other network of stores with over 100 locations and only three chains with over 50 locations. While we believe that we enjoy almost 30% market share by outlet in Canada, our research estimates our market share by volume of business to be closer to 50%.
      Based on information from the British Cheque Cashers Association, we believe that we have a United Kingdom market share of approximately 25% measured by number of stores. In addition, we believe that our 464 company-operated and franchised stores account for 40% of the total check cashing transactions performed at check cashing stores in the United Kingdom. In the consumer lending market, recent research indicates that the market for small, short-term loans is served by approximately 1,500 store locations, which include check cashers, pawn brokers and home-collected credit companies.
      In addition to other check cashing stores and consumer lending stores in the United States, Canada and the United Kingdom, we compete with banks and other financial services entities, as well as with retail businesses, such as grocery and liquor stores, which often cash checks for their customers. Some competitors, primarily grocery stores, do not charge a fee to cash a check. However, these merchants generally provide this service to a limited number of customers with superior credit ratings and will typically only cash “first party” checks or those written on the customer’s account and made payable to the store.
      We also compete with companies that offer automated check cashing machines, and with franchised kiosk units that provide check-cashing and money order services to customers, which can be located in places such as convenience stores, bank lobbies, grocery stores, discount retailers and shopping malls. Our We the People franchises compete with other providers of legal document preparation services in a highly fragmented marketplace generally comprised of single store operators, as well as companies conducting business over the internet.
      We believe that convenience, hours of operations and other aspects of customer service are the principal factors influencing customers’ selection of a financial services company in our industry, and that the pricing of products and services is a secondary consideration.
Regulation
      We are subject to regulation by foreign, federal and state governments that affects the products and services we provide. In general, this regulation is designed to protect consumers who deal with us and not to protect the holders of our securities, including our common stock.

Regulation of check cashing fees
      To date, regulation of check cashing fees has occurred on the state level. We are currently subject to fee regulation in seven states, Arizona, California, Hawaii, Louisiana, Maryland, Ohio and Pennsylvania, and the District of Columbia, where regulations set maximum fees for cashing various types of checks. Our fees comply with all state regulations.
      Some states, including California, Ohio, Pennsylvania, Utah and Washington and the District of Columbia, have enacted licensing requirements for check cashing stores. Other states, including Ohio, require the conspicuous posting of the fees charged by each store. A number of states, including Ohio, also have imposed recordkeeping requirements, while others require check cashing stores to file fee schedules with the state.
      In Canada, the federal government does not directly regulate our industry, nor do provincial governments generally impose any regulations specific to the industry. The exception is in the Province of Québec, where check cashing stores are not permitted to charge a fee to cash government checks.
      In the United Kingdom, as a result of the Cheques Act of 1992, banks may be required to refund checks cleared by the bank that involve fraud or dishonesty. For this reason, banks have invoked more stringent credit inspection and indemnity criteria for check-clearing facilities such as ours. Additionally, in 2001 the Money Laundering Act of 1993 was enhanced, requiring check cashing, money transfer and bureau de change providers to be licensed. We currently comply with these more stringent rules and regulations.

Regulation of consumer lending
      In the United States, historically the majority of our stores were in states where we engaged in consumer lending as a servicer for federally insured financial institutions. We provided these banks with marketing, servicing and collections services for their unsecured short-term loan products that were offered under our brand name Cash ‘Til Payday. We also offered company-funded unsecured short-term loan products in a limited number of states where we have stores, also under our Cash ‘Til Payday mark.
      On March 2, 2005, however, the FDIC issued revised Payday Lending Guidance which, among other things, limits the period a borrower may have payday loans outstanding from any FDIC-insured bank to three months during a twelve-month period. On June 16, 2005, we announced that, as a result of the Payday Lending Guidance, we are transitioning away from bank-funded consumer loans to company-funded consumer loans. These loans will continue to be marketed under our Cash ‘Til Payday mark.
      All of our 263 company-operated financial services stores in Arizona, California, Hawaii, Nevada, New Mexico, Ohio, Utah, Washington and the District of Columbia will transition to our company-funded loan model. We will, however, continue to market consumer loans made by First Bank of Delaware to consumers in Texas and Pennsylvania in accordance with the Payday Lending Guidance, because these states do not have enabling legislation that permits us to make loans directly to consumers. We do not plan to open any company-operated stores to engage in the consumer lending business in 11 other states where legislation is unfavorable or the service is not likely to be profitable.
      We ceased offering short-term consumer loans in Georgia in response to a law passed by the state legislature prohibiting these loans. Our short-term consumer lending business in Georgia was immaterial, generating revenues of $755,000 in fiscal 2004 and $500,000 in fiscal 2003; and we had no company-operated stores in that state. We are not aware of similar legislation that would require us to exit markets where we currently generate significant revenues.
      Our Canadian consumer lending activities are subject to provincial licensing in Saskatchewan, Nova Scotia and Newfoundland but are subject only to limited substantive regulation. A federal usury ceiling applies to loans we make to Canadian consumers. Such borrowers contract to repay us in cash; if they repay by check, we also collect, in addition to finance charges, our customary check-cashing fees.
      In the United Kingdom, consumer lending is governed by the Consumer Credit Act of 1974 and related rules and regulations. As required by the act, we have obtained licenses from the Office of Fair Trading, which is responsible for regulating competition policy and consumer protection. The act also contains rules regarding the presentation, form and content of loan agreements, including statutory warnings and the layout of financial information. To comply with these rules, we use model credit agreements provided by the British Cheque Cashers Association.
      Our consumer lending activities are also subject to certain other state, federal and foreign regulations, including regulations governing lending practices and terms, such as truth in lending, debt collection practices and usury laws, and rules regarding advertising content.

Currency reporting regulation
      Regulations promulgated by the United States Department of the Treasury under the Bank Secrecy Act require reporting of transactions involving currency in an amount greater than $10,000, or the purchase of monetary instruments for cash in amounts from $3,000 to $10,000. In general, every financial institution must report each deposit, withdrawal, exchange of currency or other payment or transfer that involves currency in an amount greater than $10,000. In addition, multiple currency transactions must be treated as a single transaction if the financial institution has knowledge that the transactions are by, or on behalf of, any one person and result in either cash in or cash out totaling more than $10,000 during any one business day. We believe that our point-of-sale system and employee training programs support our compliance with these regulatory requirements.

      Also, money services businesses are required by the Money Laundering Act of 1994 to register with the United States Department of the Treasury. Money services businesses include check cashers and sellers of money orders. Money services businesses must renew their registrations every two years, maintain a list of their agents, update the agent list annually and make the agent list available for examination. In addition, the Bank Secrecy Act requires money services businesses to file a report for any transaction conducted or attempted involving amounts individually or in total equaling $2,000 or greater, when the money services businesses knows or suspects that the transaction involves funds derived from an illegal activity, the transaction is designed to evade the requirements of the Bank Secrecy Act or the transaction is considered so unusual that there appears to be no reasonable explanation for the transaction. The USA PATRIOT Act includes a number of anti-money-laundering measures designed to assist in the identification and seizure of terrorist funds, including provisions that directly impact check cashers and other money services businesses. Specifically, the USA PATRIOT Act requires all check cashers to establish certain programs designed to detect and report money laundering activities to law enforcement. We believe we are in compliance with the USA PATRIOT Act.

Regulation of legal document preparation services business
      The regulation of our legal document preparation services business comes from two principal sources:

•	state laws which prohibit the unauthorized practice of law and state consumer protection laws which prohibit fraudulent, deceptive and improper business practices generally; and

•	Section 110 of the United States Bankruptcy Act.
      All states have laws which prohibit the unauthorized practice of law. In addition, all states have consumer protection laws which prohibit fraudulent, deceptive and improper business practices. In some states, the state bar association, in conjunction with a regulatory agency such as the state supreme court or the state attorney general, monitors and enforces compliance with the state’s prohibitions on the unauthorized practice of law. In other states, the state attorney general’s consumer protection regulatory authority includes monitoring and enforcing compliance with the state’s prohibitions on the unauthorized practice of law. Two states, Arizona and California, have enacted laws which specifically allow and regulate the preparation of legal documents by non-attorneys, including provisions which detail specific educational, certification and licensing requirements. There have been recent efforts by various trade and state bar associations and state legislatures and regulators, such as in Massachusetts, to define the practice of law in a manner which would prohibit the preparation of legal documents by non-attorneys. In Illinois, there are competing bills moving through the legislative process which would regulate the preparation of legal documents by non-attorneys. At the Federal level, the preparation of bankruptcy petitions by non-attorneys is regulated by Section 110 of the United States Bankruptcy Act. Section 110 places restrictions on, among other things, the manner in which a non-attorney may advertise its bankruptcy petition preparation services, requires certain disclosures by non-attorney bankruptcy petition preparers on all documents prepared for debtors, and sets forth additional requirements regarding how services are provided, the reasonableness of a non-attorney’s bankruptcy petition preparation fees and how bankruptcy court filing fees are collected and handled. The recently enacted Bankruptcy Abuse Prevention and Consumer Protection Act of 2005 added certain disclosure requirements to Section 110, none of which is expected to have a material impact on our legal document preparation services business. This legislation will also require prospective debtors to seek consumer credit counseling before filing for Chapter 7 bankruptcy. It is too soon to tell what the impact, if any, this requirement will have on the bankruptcy petitions segment of our legal document preparation services business.
      We believe that our legal document preparation services business model does not constitute the practice of law. From time to time, we receive inquiries from state bar associations and state regulatory authorities regarding our legal document preparation services business model and the activities of our franchisees. We address these inquiries as they are made on a case-by-case basis. In many instances, no further inquiries or actions are taken by the state bar association or regulatory authority. Nevertheless, our business model has been and continues to be challenged in various states and, at the Federal level, by various United States bankruptcy trustees.

Privacy regulation
      We are subject to a variety of state, federal and foreign laws and regulations restricting the use and seeking to protect the confidentiality of identifying and other personal consumer information. We have systems in place intended to safeguard such information as required.

Other regulation
      We currently operate a total of 137 financial services stores in California. This state has enacted a so-called “prompt remittance” statute. This statute specifies a maximum time for the payment of proceeds from the sale of money orders to the issuer of the money orders. In this way, the statute limits the number of days, known as the “float,” that we have use of the money from the sale of the money order.
      In addition to fee regulations, licensing requirements and prompt remittance statutes, certain jurisdictions have also placed limitations on the commingling of money order proceeds and established minimum bonding or capital requirements.
Proprietary Rights
      We hold the rights to a variety of service marks relating to products or services we provide in our stores. In addition, we maintain service marks relating to the various names under which our stores operate.
Insurance Coverage
      We maintain insurance coverage against losses, including theft, to protect our earnings and properties. We also maintain insurance coverage against criminal acts with a deductible of $50,000 per occurrence.
Employees
      On March 31 2005, we employed 3,898 persons worldwide, consisting of 336 persons in our accounting, management information systems, legal, human resources, treasury, finance and administrative departments and 3,562 persons in our stores, including customer service representatives, store managers, regional supervisors, operations directors and store administrative personnel.
      None of our employees is represented by a labor union, and we believe that our relations with our employees are good.
Legal Proceedings
      In addition to the legal proceedings discussed below, which we are defending vigorously, we are involved in routine litigation and administrative proceedings arising in the ordinary course of business. Although we believe that the resolution of these proceedings will not materially adversely impact our business, there can be no assurances in that regard.

Canadian Legal Proceedings
      On August 19, 2003 a former customer in Ontario, Canada, Margaret Smith, commenced an action against us and our Canadian subsidiary on behalf of a purported class of Canadian borrowers (except those residing in British Columbia) who, Smith claims, were subjected to usurious charges in payday-loan transactions. The action, which is pending in the Ontario Superior Court of Justice, alleges violations of a Canadian federal law proscribing usury and seeks restitution and damages, including punitive damages. On February 1 and 2, 2005, we brought a motion to stay the action against us on jurisdictional grounds; and our Canadian subsidiary brought a motion to stay the action against it based on its arbitration clause. The court recently denied these motions.
      On October 21, 2003, another former customer, Kenneth D. Mortillaro, commenced a similar action against our Canadian subsidiary, but this action has since been stayed on consent because it is a duplicate action.

      On November 6, 2003, we learned of substantially similar claims asserted on behalf of a purported class of Alberta borrowers by Gareth Young, a former customer of our Canadian subsidiary. The Young action is pending in the Court of Queens Bench of Alberta and seeks damages and other relief. Like the plaintiff in the MacKinnon action referred to below, Mortillaro, Smith and Young have signed agreements to arbitrate all disputes with us.
      On January 29, 2003, a former customer, Kurt MacKinnon, commenced an action against our Canadian subsidiary and 26 other Canadian lenders on behalf of a purported class of British Columbia residents who, MacKinnon claims, were overcharged in payday-loan transactions. The action, which is pending in the Supreme Court of British Columbia, alleges violations of laws proscribing usury and unconscionable trade practices and seeks restitution and damages, including punitive damages, in an unknown amount. On February 3, 2004, our Canadian subsidiary’s motion to stay the action and to compel arbitration of MacKinnon’s claims, as required by his agreement with our Canadian subsidiary, was denied; our Canadian subsidiary appealed this ruling. On September 24, 2004, the Court of Appeal for British Columbia reversed the lower court’s ruling and remanded the matter to the lower court for further proceedings consistent with the appellate decision. On March 1, 2005, MacKinnon’s application for class certification of his action was dismissed. MacKinnon has appealed that dismissal and brought a series of motions seeking to have the motions judge reconsider her decision. Our Canadian subsidiary is opposing these motions and has renewed its application to stay the action based on its arbitration clause.
      On April 15, 2005 the solicitor acting for MacKinnon commenced a further identical proposed class action against our Canadian subsidiary on behalf of another former customer, Louise Parsons. Our Canadian subsidiary has brought a motion to stay the Parsons action as a duplicate action.
      Similar class actions have been commenced against our Canadian subsidiary in Manitoba, New Brunswick Nova Scotia and Newfoundland. We are named as a defendant in the actions commenced in Nova Scotia and Newfoundland but we have not been served with the statements of claim in these actions to date. The claims in these additional actions are substantially similar to those of the Ontario actions referred to above.

California Legal Proceedings
      We are a defendant in four lawsuits commenced by the same law firm. Each is pled as a class action, and each alleges violations of California’s wage-and-hour laws. The named plaintiffs are our former employees Vernell Woods (commenced August 22, 2000), Juan Castillo (commenced May 1, 2003), Stanley Chin (commenced May 7, 2003) and Kenneth Williams (commenced June 3, 2003). Each of these suits seeks an unspecified amount of damages and other relief in connection with allegations that we misclassified California store (Woods) and area (Castillo) managers as “exempt” from a state law requiring the payment of overtime compensation, that we failed to provide non-management employees with meal and rest breaks required under state law (Chin) and that we computed bonuses payable to our store managers using an impermissible profit-sharing formula (Williams). All of these cases, except Woods, are pending in the California state Superior Courts. We compelled arbitration of Woods’ claims, where the arbitrator has certified a class of current and former store managers and set trial for August 2005. The court in the Williams case granted class certification in February 2005. The court in the Chin case denied class certification in April 2005. There is no class determination in the Castillo case. In January 2003, without admitting liability, we sought to settle the Woods case, which we believe to be the most significant of these suits, by offering each class member an amount intended in good faith to settle his or her claim. These settlement offers have been accepted by class members who worked in the aggregate 92% of all weeks worked by the class during the relevant period. We recorded a charge of $2.8 million related to this matter during fiscal 2003. Woods’ counsel is presently disputing through arbitration the validity of the settlements accepted by the individual class members.

We The People Legal Proceedings
      The company from which we bought the assets of our We The People business, referred to as the Former WTP, and/or certain of our franchisees are defendants in various lawsuits. These actions are pending in North

Carolina, Illinois, Tennessee, and Georgia state courts alleging violations of the unauthorized practice of law statute and various consumer protection statutes of those states. There are presently 10 stores operated by franchisees in these four states. These cases seek damages and/or injunctive relief, which could prevent us and our franchises from preparing legal documents in accordance with our present business model. The Illinois case has been pending since March 2001. The Georgia case was commenced against our local franchisee in May 2005. The North Carolina and Tennessee cases have been pending since the summer of 2003 and March 2004, respectively.
      The state bar association in Mississippi has commenced an investigation regarding our and our local franchisee’s legal document preparation activities within that state. The franchisee operates one store in Mississippi. Although we believe that we have adequately addressed the issues initially raised in the investigation and demonstrated that our activities and those of our local franchisee do not constitute the unauthorized practice of law, we believe it is likely that a lawsuit containing allegations similar to those asserted in the North Carolina, Illinois, Tennessee and Georgia proceedings will be filed against us and/or our local franchisees.
      We, the Former WTP and/or certain of our franchisees are defendants in adversary proceedings commenced by various United States Bankruptcy trustees in bankruptcy courts in the Eastern District of New York, the District of Maryland, the Northern District of Illinois, the Middle District of Tennessee, the Eastern District of Tennessee, the Eastern District of Oklahoma, the Middle District of North Carolina, the District of Idaho and the District of Delaware. In each of these adversary proceedings, the United States Bankruptcy trustee alleges that the defendants violated certain requirements of Section 110 of the United States Bankruptcy Act, which governs the preparation of bankruptcy petitions by non-attorneys, and engaged in fraudulent, unfair and deceptive conduct which constitutes the unauthorized practice of law.
      In March 2003, the Former WTP, on behalf of its local franchisee, filed an appeal from a decision of the United States District Court for the District of Idaho which had reduced the fee that the Former WTP franchisee could charge for its bankruptcy petition preparation services and ruled that the Former WTP’s business model for the preparation of bankruptcy petitions constituted the unauthorized practice of law. The United States Court of Appeals for the 9th Circuit heard arguments on this appeal in November 2004; a decision has yet to be rendered. On May 10, 2005, we, the Former WTP and certain of our local franchisees temporarily settled two of the bankruptcy adversarial proceedings pending in the District of Connecticut and in the Southern District of New York by entering into stipulated preliminary injunctions regarding their respective activities with respect to the preparation of bankruptcy petitions within these judicial districts pending the final resolution of these two adversary proceedings. Each of the adversary proceedings temporarily settled with these two stipulated preliminary injunctions is being referred to mediation, together with certain other matters currently pending in the Southern District of New York and in the Eastern District of New York against the Former WTP and certain of our franchisees, in an effort to develop a protocol for us and our franchises located within all Federal judicial districts in New York, Vermont and Connecticut to comply with Section 110 of the Bankruptcy Act in its present form and as it will exist after the effective date of the Bankruptcy Abuse Prevention and Consumer Protection Act of 2005.
      In December 2004, the Former WTP entered into a stipulated judgment based on an alleged violation of the Federal Trade Commission’s Franchise Rule. Under the terms of the judgment, the Former WTP paid a $286,000 fine and is permanently enjoined from violating the Federal Trade Commission Act and the Franchise Rule and is required to comply with certain compliance training, monitoring and reporting and recordkeeping obligations. We have requested the Federal Trade Commission to confirm that it agrees with our interpretation that these obligations are applicable only to our legal document preparation services business.
      In addition to the matters described above, we continue to respond to inquiries we receive from state bar associations and state regulatory authorities from time to time as a routine part of our business regarding our legal document preparation services business model and our franchisees.

MANAGEMENT
      Our directors and officers and their respective ages and positions are set forth below:

Name	Age	Position with Dollar Financial Group, Inc.

Jeffrey Weiss	62	Chairman of the Board of Directors and Chief Executive Officer
Donald Gayhardt	40	President, Secretary and Director
Randy Underwood	54	Executive Vice President and Chief Financial Officer
Sydney Franchuk	52	Senior Vice President — North American Operations
Cameron Hetherington	40	Senior Vice President — International Operations
Ira Distenfield	58	Senior Vice President
Peter Sokolowski	44	Vice President, Chief Credit Officer
Roy Hibberd	52	Senior Vice President, General Counsel
Melissa Soper	38	Vice President, Human Resources
William Athas	43	Vice President, Finance and Corporate Controller
      The directors and officers of our parent company, Dollar Financial Corp., and their respective ages and positions are set forth below:

Name	Age	Position with Dollar Financial Corp.

Jeffrey Weiss	62	Chairman of the Board of Directors and Chief Executive Officer
Donald Gayhardt	40	President, Secretary and Director
Randy Underwood	54	Executive Vice President and Chief Financial Officer
Sydney Franchuk	52	Senior Vice President — North American Operations
Cameron Hetherington	40	Senior Vice President — International Operations
Ira Distenfield	58	Senior Vice President
Peter Sokolowski	44	Vice President, Chief Credit Officer
Roy Hibberd	52	Senior Vice President, General Counsel
Melissa Soper	38	Vice President, Human Resources
William Athas	43	Vice President, Finance and Corporate Controller
Jonathan Seiffer	33	Director
Jonathan Sokoloff	47	Director
Michael Solomon	30	Director
David Jessick	51	Director
David Golub	43	Director
Luke Johnson	43	Director
      Jeffrey Weiss has served as our and our parent company’s Chairman and Chief Executive Officer since an affiliate of Bear Stearns & Co. Inc. acquired us in May 1990. Until June 1992, Mr. Weiss was also a Managing Director at Bear Stearns with primary responsibility for the firm’s investments in small to mid-sized companies, in addition to serving as Chairman and Chief Executive Officer for several of these companies. Mr. Weiss is the author of several popular financial guides.
      Donald Gayhardt has served as our and our parent company’s President since December 1998. Mr. Gayhardt also served as our Chief Financial Officer from April 2001 to June 2004. He served as our Executive Vice President and Chief Financial Officer from 1993 to 1997. In addition, he joined our board as a director in 1990. Prior to joining us, Mr. Gayhardt was employed by Bear Stearns from 1988 to 1993, most recently as an Associate Director in the Principal Activities Group, where he had oversight responsibility for the financial and accounting functions at a number of manufacturing, distribution and retailing firms, including our company. Prior to joining Bear Stearns, Mr. Gayhardt held positions in the mergers and acquisitions advisory and accounting fields.

      Randy Underwood has served as our and our parent company’s Executive Vice President and Chief Financial Officer since June 2004. Previously, Mr. Underwood served for three years as Senior Vice President, Global Finance and Administration and Chief Financial Officer for The Coleman Company, Inc. Prior to his tenure at The Coleman Company, Mr. Underwood held senior executive positions with Strategic Development Partners, Inc. from 1999 through 2000 and Thorn Americas, Inc., the parent company of Rent-A-Center, Inc. from 1988 through 1998. Earlier in his career, he practiced as a Certified Public Accountant with the firm of Peat, Marwick, Mitchell and Co.
      Sydney Franchuk, our Senior Vice President-North American Operations, has served as President of our Canadian operations since November 1997. Previously, Mr. Franchuk held the position of Vice President of Finance and Administration for National Money Mart Co. and Check Mart, an affiliated company in the United States. Prior to joining us in 1985, Mr. Franchuk was a public accountant with Woods & Company and Ernst & Young LLP Chartered Accountants and is a Certified Management Accountant.
      Cameron Hetherington has served as our Senior Vice President — International Operations since September 2004. He served as our Senior Vice President and President — U.K. Operations, as well as Managing Director of Dollar Financial U.K. Limited from March 1999 to September 2004. From July 1993 to September 1998, Mr. Hetherington was employed at our Canadian operations in a variety of senior management positions, including National Operations Manager. From June 1983 to November 1992, Mr. Hetherington served as a commissioned officer within the Australian Defence Force in a variety of operational, training and administrative roles both domestically and overseas.
      Ira Distenfield has served as our and our parent company’s Senior Vice President since March 2005. He also serves as the Chairman of the Board, Chief Executive Officer and a member of the Board of Directors of our subsidiary, We The People USA, Inc. Mr. Distenfield was the co-founder of We The People Forms and Service Centers USA, Inc. from June 1996 to its acquisition by us in March 2005. Mr. Distenfield previously served as the President of the Los Angeles Port Authority. He served as the Police and Fire Commissioner for the City of Santa Barbara, California from April 1998 to April 1999 and in February 2003 was appointed by the Santa Barbara County Superior Court to be the public representative on the Santa Barbara County Parole Board.
      Peter Sokolowski has served as our Vice President, Chief Credit Officer since October 2002 and has overall responsibility for acquisitions and for the oversight of underwriting, analysis and performance monitoring for our credit products. He also served as our Vice President-Finance from 1991 to 2002. Prior to joining us, Mr. Sokolowski worked in various financial positions in the commercial banking industry.
      Roy W. Hibberd has served as our and our parent company’s Senior Vice President, General Counsel since July 2005. Prior to joining us, Mr. Hibberd served as a Managing Director of Smooth Engine, Inc., a consulting company providing services to growth-oriented companies and private equity firms from 2004 to July 2005 and as a Managing Director of Millennium Services Corp., a technical consulting firm serving New Jersey based Fortune 500 corporations in the Telecommunication industry from 2002 to July 2005. Prior to joining Millennium Services, Mr. Hibberd served as the General Counsel and Managing Director (US) for the United States operations of Virtual Internet, plc, a London based public company providing Internet services to Fortune 1000 companies from 2000 to 2002 and as the Vice President and General Manager, The Americas of the American Express Company from 1996 to 1999.
      Melissa Soper has served as our Vice President, Human Resources since October 1996 and has overall responsibility for development of our human resources department and for compliance with state and federal labor laws. Prior to joining us, Ms. Soper served as a Director of Human Resources for a national hotel chain.
      William Athas has served as our Vice President, Finance, Corporate Controller and Compliance Officer. Mr. Athas became our Vice President, Finance in December 2003, and our Compliance Officer and Corporate Controller in February 2005. Previously, Mr. Athas served as our Director of Finance from January 2000 to December 2003. Prior to joining us, he was the divisional controller of Timet, a titanium metals company, from December 1998 to January 2000. Mr. Athas worked at Asarco, Inc., a non-ferrous metals company, from August 1987 to December 1998, where he became the assistant corporate controller in 1997. He attained his CPA certification in 1989.

      Jonathan Seiffer has served as a director of our parent company since October 2001. He has been a partner of Leonard Green & Partners, L.P. since January 1999 and joined Leonard Green & Partners, L.P. as an associate in October 1994. Prior to his arrival at Leonard Green & Partners, Mr. Seiffer was a member of the corporate finance department of Donaldson, Lufkin & Jenrette Securities Corporation. He is also a director of Diamond Triumph Auto Glass, Inc and several private companies.
      Jonathan Sokoloff has served as a director of our parent company since December 1998. Mr. Sokoloff has been an executive officer of Leonard Green & Partners, L.P. since its formation in 1994. Since 1990, Mr. Sokoloff has been a partner in a private equity firm affiliated with Leonard Green & Partners, L.P. Mr. Sokoloff was previously a Managing Director at Drexel Burnham Lambert Incorporated. Mr. Sokoloff is also a director of The Sports Authority, Rite Aid Corporation, Diamond Triumph Auto Glass, Inc. and several private companies.
      Michael Solomon has served as a director of our parent company since October 2002. He has been a vice president of Leonard Green & Partners, L.P. since April 2002 and joined Leonard Green & Partners, L.P. as an associate in May 2000. From June 1996 to May 2000, Mr. Solomon was an associate with the Financial Sponsors Group of Deutsche Banc Alex Brown.
      David Jessick has served as a director and the Chairman of the audit committee of the board of our parent company since January 2005 and as a member of the compensation committee and corporate governance and nominating committee of the board of our parent company since April 2005. He served as a consultant to the Chief Executive and Senior Financial staff at Rite Aid Corporation from July 2002 to February 2005. Mr. Jessick served as Rite Aid’s Senior Executive Vice President and Chief Administrative Officer from December 1999 to June 2002. Prior to that, from February 1997 to June 1999, Mr. Jessick was the Chief Financial Officer and Executive Vice President of Finance and Investor Relations for Fred Meyer, Inc. From 1979 to 1996, he was Executive Vice President and Chief Financial Officer at Thrifty Payless Holdings, Inc. Mr. Jessick began his career as a Certified Public Accountant for Peat, Marwick, Mitchell & Co. He is currently a director of WKI Holding Company, Inc. (chairman of the audit and the compensation committees) and Pinnacle Foods Group, Inc.
      David Golub has served as a director and as a member of the audit committee of the board of our parent company since January 2005 and as the Chairman of the corporate governance and nominating committee of the board of our parent company since April 2005. Since March 2005, he has served as Chief Executive of Bayshore Income Funds LLC, an investment advisor, and since April 2004, he has served as Vice Chairman of Golub Capital, a provider of debt and equity to middle market companies. From 1995 through 2003, Mr. Golub was Managing Director of Centre Partners Management LLC. Mr. Golub is a director of several private companies.
      Luke Johnson has served as a director and as a member of the audit committee of the board of our parent company since February 2005, as Chairman of the compensation committee of the board of our parent company since April 2005 and as a member of the corporate governance and nominating committee of the board since April 2005. He is Chairman of Channel 4, one of the principal U.K. television networks. He is also Chairman and principal owner of Signature Restaurants Limited. Previously he was Chairman of PizzaExpress PLC and worked as an investment analyst for Kleinworts. He is a director of a number of private companies in dentistry, fitness clubs, marketing services, recruitment and publishing. He is a British citizen and lives in London.
Audit Committee Financial Expert
      The board of our parent company has determined that David Jessick, the chairman of the audit committee of our parent company, is an audit committee financial expert and that he is “independent,” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

Code of Ethics
      Our parent company, Dollar Financial Corp, has adopted a code of business conduct and ethics applicable to its principal executive officer, principal financial officer and principal accounting officer or controller, as well as other senior officers. The code of ethics is available on our website at http://www.dfg.com.
Executive Compensation
Summary Compensation Table
      The following table sets forth information with respect to the compensation of our Chief Executive Officer and each of our named executive officers whose annual total salary and bonus in fiscal 2004 exceeded $100,000:

		Annual Compensation

				Other Annual		All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)		Compensation ($)

Jeffrey Weiss	2004	675,000	1,052,000	99,217	(1)	7,741	(3)
Chairman and Chief	2003	650,000		60,290	(1)	8,414	(3)
Executive Officer	2002	650,000	—	122,417	(1)	5,625	(3)
Donald Gayhardt	2004	400,000	603,000	—		2,103	(3)
President	2003	350,000	—	—		3,264	(3)
	2002	350,000	—	—		3,990	(3)
Sydney Franchuk	2004	148,980	157,325	—		11,332	(3)
Senior Vice President and	2003	132,840	84,353	—		—
President — Canadian Operations	2002	127,560	79,725	—		—
Cameron Hetherington	2004	204,880	243,668	69,628	(2)	14,342	(3)
Senior Vice President and	2003	186,695	56,008	64,458	(2)	13,067	(3)
President — U.K. Operations	2002	128,980	46,985	53,907	(2)	2,971	(3)

(1)	Amounts include $28,840 paid in fiscal 2004, $30,635 paid in fiscal 2003 and $62,314 paid in fiscal 2002 for life insurance premiums on policies where we were not the named beneficiary. Amounts include $48,853 paid in fiscal 2004 for employee memberships. Perquisites and other personal benefits provided to each other named executive officer did not exceed the lesser of $50,000 or 10% of the total salary and bonus for the officer.

(2)	Amounts represent housing and other living costs.

(3)	Amounts represent payments relating to retirement plans.
Option/ SAR Grants in Last Fiscal Year

	Individual Grants
						Potential Realizable Value at
			Percent of Total			Assumed Annual Rates of
	Securities		Options/SARs			Stock Price Appreciation for
	Underlying		Granted to			Option Term
	Option/SARs		Employees in	Exercise	Expiration
Name	Granted		Fiscal Year	Price	Date	5%	10%

Don Gayhardt	301,920	(1)	100%	$10.09	1/6/14	$1,523,200	$3,046,400

(1)	Represents the number of shares of the common stock of our parent company, Dollar Financial Corp., underlying options granted in January 2004 under our parent company’s 1999 Stock Incentive Plan.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities	Value of Unexercised
	Shares		Underlying Unexercised	In-the-Money Options at
	Acquired on	Value	Options at Fiscal Year End	Fiscal Year End(1)
Name	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

Jeffrey Weiss	0	$0	0/0	$0/$0
Donald Gayhardt	0	0	221,445/301,920	$947,625/$0
Sydney Franchuk	0	0	55,500/11,100	$237,500/$0
Cameron Hetherington	0	0	55,500/11,100	$237,500/$0

(1)	An assumed fair market value of $16.00 per share was used to calculate the value of the options, which was the initial public offering price for our parent company’s initial public offering in January 2005.
1999 Stock Incentive Plan
      Our parent company’s 1999 stock incentive plan is intended to secure for us the benefits arising from stock ownership by selected key employees, directors, consultants and advisors as our parent company’s board of directors may from time to time determine. The following are the material terms of the 1999 plan:
      Shares Subject to Plan. The aggregate number of shares of our parent company’s stock reserved and available for issuance under the 1999 plan is 784,215 of which 781,440 were underlying outstanding stock options as of March 31, 2005. Our parent company does not intend to grant any additional stock options under the 1999 plan. The number of shares reserved for issuance is generally subject to equitable adjustment upon the occurrence of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination or exchange of shares, stock dividend or other similar corporate transaction or event.
      Administration. The plan is administered by our parent company’s board of directors. Subsequent to the closing of our parent company’s initial public offering, the 1999 plan is administered by the compensation committee as designated by our parent company’s board of directors. Each member of the committee is a “nonemployee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act) and an “outside director” (within the meaning of Section 162(m) of the Internal Revenue Code). The committee has authority to construe and interpret the 1999 plan and any awards made thereunder, to grant and determine the terms of awards and to make any necessary rules and regulations for the administration of the 1999 plan.
      Eligibility. All of our employees and directors, and in specified circumstances, our consultants and advisors are eligible to participate in the 1999 plan.
      Type of Awards. Nonqualified stock options or incentive stock options may be granted under the 1999 plan. Stock appreciation rights may also be granted in tandem with nonqualified stock options or incentive stock options granted under the 1999 plan.
      Amendment and Termination. The 1999 plan may be amended by our parent company’s board of directors, at any time, subject to stockholder approval to increase the shares of stock reserved for issuance under the 1999 plan or modify eligibility requirements.
      Exercisability, Vesting and Price of Awards. The stock options will vest at the times and upon the conditions that the committee may determine. The price at which shares subject to any stock options may be purchased are reflected in each particular stock option agreement.
2005 Stock Incentive Plan
      Our parent company’s 2005 stock incentive plan is intended to secure for us the benefits arising from stock ownership by selected key employees, directors, consultants and advisors as our parent company’s compensation committee as designated by our parent company’s board of directors may from time to time determine. The following are the material terms of the 2005 plan:
      Shares Subject to Plan. The aggregate number of shares of our parent company’s stock reserved and available for issuance under the 2005 plan is 1,718,695 of which there were no underlying outstanding stock options as of March 31, 2005. On April 27, 2005, our parent company’s board of directors approved the grant of 1,113,566 options under the 2005 plan. Unexercised options or purchase rights that are subsequently reacquired by us or shares issued under the 2005 plan that are reacquired by us through forfeiture or right of repurchase, may be available for reissuance under the 2005 plan. The number of shares reserved for issuance is generally subject to equitable adjustment upon the occurrence of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination or exchange of shares, stock dividend or other similar corporate transaction or event.
      Administration. The 2005 plan is administered by the compensation committee as designated by our parent company’s board of directors. Each member of the committee is a “nonemployee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act) and an “outside director” (within the meaning of Section 162(m) of the Internal Revenue Code). The committee has authority to construe and interpret the 2005 plan and any awards made thereunder, to grant and determine the terms of awards and to make any necessary rules and regulations for the administration of the 2005 plan.
      Eligibility. All of our, our parent company’s and our subsidiaries directors, officers, employees, consultants and advisors are eligible to participate in the 2005 plan.
      Type of Awards. The 2005 plan permits the compensation committee to grant stock options, stock purchase rights, shares of common stock or a combination thereof upon the terms and conditions determined by the administrators of the plan. Stock options may be incentive stock options or nonqualified stock options that do not qualify as incentive stock options.
      Amendment and Termination. The 2005 plan may be amended or terminated by our parent company’s board of directors, at any time, subject to approval by our parent company’s stockholders where necessary to satisfy federal tax or other applicable laws or stock market requirements. The 2005 plan will terminate no later than ten years after its adoption.
      Exercisability, Vesting and Price of Awards. Stock options will vest at the times and upon the conditions that the committee may determine, and the price at which shares, subject to the stock option may be purchased will be reflected in each particular stock option agreement. The stock purchase price, right of repurchase by our parent company, if any, and other conditions determined by the committee, will be reflected in each particular stock purchase right agreement.
Employment Agreement with Jeffrey Weiss
      Effective December 19, 2003, we and our parent company entered into an employment agreement with Jeffrey Weiss. The agreement provides for Mr. Weiss to serve as our and our parent company’s Chief Executive Officer for a term of three years. The term shall be automatically renewed for subsequent additional terms of one year unless either party provides notice of its intention not to renew the term.
      The employment agreement provides for Mr. Weiss to receive an annual base salary of $675,000, subject to biannual increase by our parent company’s board of directors or a committee thereof, and to receive specified annual cash bonuses determined based on our achievement of annual performance targets. Mr. Weiss is also entitled to specified perquisites. In addition, as long as Mr. Weiss serves as our and our parent company’s Chief Executive Officer, we and our parent company will use our commercially reasonable efforts to ensure that he continues to serve on our and our parent company’s board of directors.
      If Mr. Weiss’ employment is terminated other than for cause in relation to a change of control, the employment agreement provides that we will pay Mr. Weiss his unpaid base salary for the remainder of the term, discounted to present value, without mitigation. In such circumstances, the employment agreement also provides for the continuation of specified benefits during the remaining scheduled term of the employment agreement.
      If Mr. Weiss’ employment is terminated other than for cause under any circumstances not related to a change of control, or if Mr. Weiss terminates his employment for good reason, the employment agreement provides that we will pay Mr. Weiss his remaining base salary during the remaining scheduled term of the employment agreement, subject to offset for compensation earned pursuant to new employment. In such circumstances, the employment agreement also provides for the continuation of specified benefits during the remaining scheduled term of the employment agreement.
Employment Agreement with Donald Gayhardt
      Effective December 19, 2003, we and our parent company entered into an employment agreement with Donald Gayhardt. The agreement provides for Mr. Gayhardt to serve as our and our parent company’s President and Chief Financial Officer for a term of three years. The term shall be automatically renewed for subsequent additional terms of one year unless either party provides notice of its intention not to renew the term.
      The employment agreement provides for Mr. Gayhardt to receive an annual base salary of $400,000, subject to biannual increase by our and our parent company’s board of directors or a committee thereof, and to receive specified annual cash bonuses determined based on our achievement of annual performance targets. Mr. Gayhardt is also entitled to specified perquisites. In addition, as long as Mr. Gayhardt serves as our President, we and our parent company will use our commercially reasonable efforts to ensure that he continues to serve on our and our parent company’s board of directors.
      If Mr. Gayhardt’s employment is terminated other than for cause in relation to a change of control, the employment agreement provides that we will pay Mr. Gayhardt his unpaid base salary for the remainder of the term, discounted to present value, without mitigation. In such circumstances, the employment agreement also provides for the continuation of specified benefits during the remaining scheduled term of the employment agreement.
      If Mr. Gayhardt’s employment is terminated other than for cause under any circumstances not related to a change of control, or if Mr. Gayhardt terminates his employment for good reason, the employment agreement provides that we will pay Mr. Gayhardt his remaining base salary during the remaining scheduled term of the employment agreement, subject to offset for compensation earned pursuant to new employment. In such circumstances, the employment agreement also provides for the continuation of specified benefits during the remaining scheduled term of the employment agreement.
Employment Agreement with Randy Underwood
      Effective June 28, 2004, our parent company entered into an employment agreement with Randy Underwood. Mr. Underwood serves as our and our parent company’s Executive Vice President and Chief Financial Officer. The employment agreement provides for Mr. Underwood to receive an annual base salary of $275,000, subject to annual review by our parent company’s board of directors or a committee thereof, and to receive specified annual cash bonuses determined based on our achievement of annual performance targets. Mr. Underwood is also entitled to specified perquisites.
      If Mr. Underwood’s employment is terminated in relation to a change of control, the employment agreement provides that our parent company will continue to pay Mr. Underwood his base salary for eighteen months following the date of termination. If Mr. Underwood’s employment is terminated other than for cause, the employment agreement provides that our parent company will continue to pay Mr. Underwood his base salary for six months following the date of termination and will pay Mr. Underwood at a rate equal to 50% of his base salary for twelve months thereafter.

Employment Agreement with Ira Distenfield
      Effective March 7, 2005, we entered into an employment agreement with Ira Distenfield. Mr. Distenfield serves as Chief Executive Officer and Chairman of the board of directors of our subsidiary, We the People USA, Inc., and as Senior Vice President of us and our parent company. The term of employment is five years with automatic renewals of one year each unless either we or Mr. Distenfield provide at least 270 days’ prior written notice of an intention to not renew. The employment agreement provides for Mr. Distenfield to receive an annual base salary of $300,000 and specified bonuses and incentive compensation determined based upon the aggregate amount of initial franchise fees paid during the first 3 years of his employment by new We The People franchises which open for business during those years. The maximum amount of such bonus and incentive compensation payable to Mr. Distenfield is $1,200,000. If we terminate Mr. Distenfield’s employment for any reason other than for cause, or if Mr. Distenfield terminates his employment for good reason, the employment agreement provides that we will pay Mr. Distenfield his base salary for a period equal to the shorter of two years from the date of termination or the remaining duration of the employment term, but in no event for less than one year from the date of termination.
Employment Agreement with Cameron Hetherington
      Effective April 1, 2002, we entered into an employment agreement with Cameron Hetherington. This agreement terminated by its terms on April 30, 2004. Mr. Hetherington continues to serve as our Senior Vice President — International Operations. The employment agreement provided for Mr. Hetherington to receive an annual base salary of £(GPB)117,700 and specified annual cash bonuses determined based on our achievement of annual performance targets. The employment agreement also provided that if Mr. Hetherington’s employment was terminated other than for cause after April 1, 2003, we would pay Mr. Hetherington moving expenses and 50% of one year’s base salary, subject to offset for compensation earned pursuant to new employment.
Independent Director Compensation
      Directors who are not officers receive annual compensation as follows:

•	Annual retainer of $25,000

•	Annual retainer for chairman of the audit committee of $8,000

•	Annual retainer for chairman of the compensation committee of $5,000

•	Annual retainer for chairman of the corporate governance and nominating committee of $5,000

•	Board meeting attendance fee of $1,500

•	Committee meeting attendance fee of $1,000.
      We also pay a portion of David Jessick’s health care premiums.
Compensation Committee Interlocks and Insider Participation
      Our parent company maintains a compensation committee. There are no compensation committee interlocks between our parent company and any other entity involving our parent company’s or such other entity’s executive officers or board members.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Stockholders Agreement
      Our parent company is a party to an amended and restated stockholders agreement with certain stockholders, including GS Mezzanine Partners, L.P., Bridge Street Fund 1998, L.P., Stone Street Fund 1998, L.P. and GS Mezzanine Partners Offshore, L.P. (collectively, “GS”), Ares Leveraged Investment Fund, L.P. and Ares Leveraged Investment Fund II, L.P. (together, “Ares”), Green Equity Investors II, L.P., Jeffrey Weiss, Donald Gayhardt and C.L. and Sheila Jeffrey. The stockholders agreement will terminate on November 13, 2013. Under the agreement, provisions relating to tag-along and first option rights, repurchase of shares, preemptive rights, drag-along rights and grants of proxy terminated in connection with our parent company’s initial public offering in January 2005.
      Under the stockholders agreement, Green Equity Investors II, L.P. has the right to demand, on three occasions, that our parent company file a registration statement under the Securities Act covering all or a portion of the shares of our parent company’s common stock that it holds. On two occasions, GS has the right to demand such registration covering all or a portion of the shares of our parent company’s common stock that it and Ares holds.
      In addition, if our parent company proposes to register any common stock under the Securities Act (pursuant to a demand or otherwise) other than on a registration statement on Form S-4 or S-8, or in connection with an exchange offer, each stockholder that is party to the stockholders agreement, including Green Equity Investors II, L.P. and GS, may elect to include in, or “piggyback” on, the registration all or a portion of the shares of our parent company’s common stock that it holds. Our parent company would bear all registration expenses incurred in connection with these registrations. The stockholders would pay all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of their securities.
Indebtedness of Management
      During fiscal 1999, we issued loans to certain members of management. The funds were used to pay personal income tax expense associated with the exercise of certain options and grants of certain stock in connection with the purchase of our parent company by Green Equity Investors II, L.P. In addition, as part of his prior employment agreement, Jeffrey Weiss was issued a loan in the amount of $4.3 million to purchase additional shares of our parent company’s common stock. In February 2005, we forgave accrued interest under the management loans (in the aggregate amount of approximately $2.5 million) and accepted the management individuals’ exchange of shares of our parent company’s common stock held by them and/or options to purchase shares of our parent company’s common stock held by them in full satisfaction of the principal amount of such loans (in the aggregate amount of approximately $6.7 million).
Management Agreement
      Under an amended and restated management services agreement among Leonard Green & Partners, L.P., Dollar Financial Group, Inc., us and our parent company, we agreed to pay Leonard Green & Partners, L.P. an annual fee equal to $1.0 million for ongoing management, consulting and financial planning services, as well as reimbursement of any out-of-pocket expenses incurred. The agreement was scheduled to terminate on November 13, 2008. However, the parties terminated the agreement effective upon the closing of our parent company’s initial public offering in January 2005. In connection with this termination, we paid Leonard Green & Partners, L.P. accrued fees and a termination fee of $2.5 million.
Acquisition of We The People
      On March 7, 2005, we acquired substantially all of the assets of We The People Forms and Services Centers USA, Inc. relating to We The People’s retail-based legal document preparation services business. We The People conducted its business through a network of 168 franchised locations and two company owned locations in 32 states. In connection with this transaction, we entered into employment agreements and non-compete for five years and confidentiality agreements with the former owners of We The People, Ira

Distenfield and Linda Distenfield. Ira Distenfield is now our Senior Vice President and Linda Distenfield, his spouse, is the President of one of our subsidiaries.
      The total consideration for this transaction consisted of (i) $12.0 million in cash, $10.5 million of which was paid at closing and $1.5 million of which was deposited into an escrow account up until September 2006 ($200,000 released in May 2005) to secure certain indemnification obligations under the purchase agreement; (ii) $3.0 million in cash, the payment of which is contingent on us and our parent company reaching certain future financial targets over a two year period arising from the assets acquired in the transaction; (iii) 141,935 unregistered shares of our parent company’s common stock; (iv) our assumption of certain contracts, including existing franchising agreements; and (v) our assumption of a liability to pay up to $750,000 on account of certain outstanding franchise repurchase obligations.
      Between June 9, 2005 and July 22, 2005, we acquired substantially all of the assets of 27 We The People franchises. Ira Distenfield, one of our executive officers, previously entered into an agreement with one of the stockholders of three of these franchises. This agreement requires Mr. Distenfield to make specified payments to this individual upon the occurrence of certain specified events. As a result of the acquisition of these franchises and the subsequent distribution of a portion of the proceeds from these purchases to this individual, the outstanding indebtedness of Mr. Distenfield to this individual was reduced by $189,000.
Employment Agreement with Linda Distenfield
      Effective March 7, 2005, we entered into an employment agreement with Linda Distenfield. Ms. Distenfield is married to one of our executive officers, Ira Distenfield. The employment agreement provides for Ms. Distenfield to serve as President of our subsidiary, We the People USA, Inc. The term of employment is five years with automatic renewals of one year each unless either we or Ms. Distenfield provide at least 270 days’ prior written notice of an intention to not renew. The employment agreement provides for Ms. Distenfield to receive an annual base salary of $200,000 and specified bonuses and incentive compensation determined based upon the aggregate amount of initial franchise fees paid during the first 3 years of her employment by new franchises which open for business during those years. The maximum amount of such bonus and incentive compensation payable to Ms. Distenfield is $800,000. If we terminate Ms. Distenfield’s employment for any reason other than for cause, or if Ms. Distenfield terminates her employment for good reason, the employment agreement provides that we will pay Ms. Distenfield her base salary for a period equal to the shorter of two years from the date of termination or the remaining duration of the employment term, but in no event for less than one year from the date of termination.

OWNERSHIP
      All of our issued and outstanding shares of capital stock are owned by our parent company, Dollar Financial Corp.
      The following table sets forth the number of shares of our parent company’s common stock owned beneficially on March 31, 2005:

•	each person that is the beneficial owner of more than 5% of our parent company’s common stock;

•	all directors;

•	the named executive officers; and

•	all directors and executive officers as a group.
      The address of each officer and director is c/o Dollar Financial Group, Inc., 1436 Lancaster Avenue, Berwyn, Pennsylvania 19312, unless otherwise indicated. On March 31, 2005, there were a total of 18,069,552 shares of our parent company’s common stock issued and outstanding.

	Amount of
	Beneficial		Percent of
Name and Address of Beneficial Owner of Dollar Financial Corp. Shares	Ownership		Class

Green Equity Investors II, L.P.(1)	7,223,290		40.0%
The Goldman Sachs Group, Inc.(2)	1,193,503		6.6
Jeffrey Weiss	1,181,579		6.5
Donald Gayhardt	608,663	(3)	3.3
Ira Distenfield	141,935	(4)	*
Sydney Franchuk	74,059	(5)	*
Cameron Hetherington	55,500	(6)	*
Peter Sokolowski	39,067	(7)	*
Melissa Soper	16,184	(8)	*
William Athas	11,600	(9)	*
Randy Underwood	2,500		*
David Golub	10,000		*
David Jessick	—		—
Luke Johnson	—		—
All directors and officers as a group (16 persons)	9,062,458	(10)	50.1%

*	Less than one percent (1.0%).

(1)	The address of Green Equity Investors II, L.P. is 11111 Santa Monica Boulevard, Los Angeles, California 90025.

(2)	Represents the aggregate number of shares of our parent company’s common stock that are owned by certain investment funds affiliated with the Goldman Sachs Group, Inc. Consists of 749,353 shares beneficially owned by GS Mezzanine Partners, L.P., 402,391 shares beneficially owned by GS Mezzanine Partners Offshore, L.P., 9,682 shares beneficially owned by Bridge Street Fund 1998, L.P. and 32,078 shares beneficially owned by Stone Street Fund 1998, L.P. The Goldman Sachs Group, Inc. disclaims beneficial ownership of the 1,193,503 shares owned by such investment funds to the extent attributable to equity interests therein held by persons other than The Goldman Sachs Group, Inc. and its affiliates. Each of such funds shares voting and investment power with certain of its respective affiliates. The address of The Goldman Sachs Group, Inc. is 85 Broad Street, New York, New York 10004.

(3)	Includes options to purchase 523,365 shares of our parent company’s common stock which are currently exercisable.

(4)	These shares are held directly by IDLD, Inc., a California corporation formerly known as We The People Forms and Service Centers USA, Inc. (“IDLD”). 50% of the outstanding equity interests in IDLD are owned by Ira Distenfield. The remaining 50% are owned by Ira Distenfield’s wife, Linda Distenfield.

(5)	Includes options to purchase 55,500 shares of our parent company’s common stock which are currently exercisable.

(6)	Includes options to purchase 55,500 shares of our parent company’s common stock which are currently exercisable.

(7)	Includes options to purchase 13,875 shares of our parent company’s common stock which are currently exercisable.

(8)	Includes options to purchase 2,775 shares of our parent company’s common stock which are currently exercisable.

(9)	Includes options to purchase 11,100 shares of our parent company’s common stock which are currently exercisable.

(10)	Includes options to purchase 360,195 shares of our parent company’s common stock which are currently exercisable.

DESCRIPTION OF CERTAIN INDEBTEDNESS
      This summary highlights the principal terms of our and our parent company’s outstanding indebtedness, giving effect to the use of proceeds of this offering.
Domestic Revolving Credit Facility
      Structure. Our domestic revolving credit facility consists of a $80.0 million senior secured reducing domestic revolving credit facility. At our request, existing lenders and/or additional lenders may agree to increase the maximum facility to $100 million. Under the domestic revolving credit facility, up to $30.0 million may be used in connection with letters of credit.
      Guarantees and Security. Our obligations under the domestic revolving credit facility are guaranteed by each of our existing and future direct and indirect domestic subsidiaries and by our parent company, Dollar Financial Corp. The borrowings under our domestic revolving credit facility and the domestic subsidiary guarantees are secured by substantially all of our assets and the assets of the subsidiary guarantors. These borrowings are not secured by the assets of our foreign subsidiaries. In addition, borrowings under the domestic revolving credit facility are secured by a pledge of substantially all of our capital stock and the capital stock, or similar equity interests, of the domestic subsidiary guarantors. Certain guarantees of the domestic subsidiary guarantors are secured by not more than 65% of the capital stock, or similar equity interests, of certain foreign subsidiaries.
      Interest Rate. In general, borrowings under the domestic revolving credit facility bear interest based, at our option, on:

•	the base rate (as defined below) plus a margin that is currently 2.25% per annum and will range from 1.50% to 2.75% per annum hereafter depending on our ratio of funded debt to EBITDA (as defined in the agreement);

•	the applicable eurodollar rate (as defined below) plus a margin that is currently 3.50% and will range from 2.75% to 4.00% per annum hereafter depending on our ratio of funded debt to EBITDA; or

•	LIBOR (as defined below) plus a margin that is currently 3.50% per annum and will range from 2.75% to 4.00% per annum hereafter depending on our ratio of funded debt to EBITDA.
      The base rate is the higher of Wells Fargo’s prime rate or the sum of the federal funds rate plus 0.5%. The applicable euro dollar rate is defined as the daily average LIBO Rate (as defined below) as adjusted for reserve requirements. LIBO Rate is defined as the LIBO Rate shown on Dow Jones Telerate Page 3750 (for deposits approximately equal to the amount of the requested loan for the same term of the interest period), or, if such rate is not quoted, interest at which deposits (approximately equal to the amount of the requested loan and for the same term as the interest period) are offered to four reference banks selected by the administrative agent in the London interbank market for delivery on the first day of the interest period.
      Borrowing Limit. The total principal amount outstanding under the domestic revolving credit facility at any time will be limited to an amount equal to 85% of certain of our and our subsidiaries’ liquid assets.
      Maturity. The domestic revolving credit facility matures November 12, 2009.
      Commitment Fee. We are obligated to pay Wells Fargo a commitment fee on a quarterly basis. The commitment fee is equal to 0.50% of the unused portion of the domestic revolving credit facility.
      Borrowing Availability. The maximum aggregate amount available for borrowing under the domestic revolving credit facility is subject to mandatory permanent reduction under specific circumstances, including when significant amounts of assets are sold by us or our parent company and the proceeds are not reinvested in assets useful in our business within an applicable time period or when we or our parent company issue debt or equity securities. We may, upon five business days’ advance notice, permanently reduce the unused portion of the domestic revolving credit facility in whole or in part without premium or penalty, provided that any partial reduction is for at least $1.0 million.
      Covenants. The domestic revolving credit facility contains financial conditions that require us to satisfy, on a consolidated basis, specified quarterly financial tests, including:

•	a maximum leverage ratio;

•	a minimum fixed charge coverage ratio; and

•	a minimum EBITDA (as defined in the agreement).
      The domestic revolving credit facility also contains a number of other limitations that, among other things, restrict our ability and, in certain cases, that of our subsidiaries, to:

•	sell assets;

•	incur additional debt;

•	refinance certain debt;

•	pay dividends;

•	create liens;

•	make investments, loans or advances;

•	make acquisitions;

•	engage in mergers or consolidations;

•	purchase shares of our outstanding capital stock;

•	change any material line of business;

•	make capital expenditures or engage in transactions with affiliates;

•	maintain cash deposits in any account in which the lenders do not have a security interest; and

•	otherwise undertake various corporate activities.
      Until all obligations under the domestic revolving credit facility have been finally and non-avoidably paid in full, any letters of credit outstanding have been cash collateralized and the commitments of all of the lenders have been terminated, the domestic revolving credit facility also prohibits us and our subsidiaries from:

•	making any mandatory or voluntary repurchase of the notes (whether upon a change of control or asset sale, following the occurrence of an event of default under the indenture or otherwise);

•	making any payment or prepayment of principal on the notes;

•	making any payment or prepayment of interest or liquidated damages, if any, on the notes unless both before and after giving effect to such payment no event of default shall exist under the domestic revolving credit facility; or

•	defeasing the notes.
      Payments on the Notes. The domestic revolving credit facility requires us to place any amount we propose to pay to the holders of the notes in a restricted account and to provide the administrative agent with a statement of the purpose of such payment and a certification of certain of our officers stating that such payment will not violate the restrictions described in the foregoing paragraph. The administrative agent is not obligated to release the payment until it is satisfied that the certification is true and correct.
      Events of Default. The domestic revolving credit facility also contains customary events of default, including defaults based on:

•	nonpayment of principal, interest or fees when due, subject to specified grace periods;

•	breach of specified covenants;

•	material inaccuracy of representations and warranties;

•	certain other defaults under other credit documents;

•	events of bankruptcy and insolvency;

•	material judgments;

•	certain events respecting our pension plans;

•	dissolution and liquidation;

•	change in control; and

•	breach of any guarantee or security interest.
      Change of Control. The change of control provision makes it an event of default, and permit the acceleration of the domestic revolving credit facility debt, in the event:

•	we, our parent company and our subsidiaries sell or dispose of all or substantially all of our properties and assets;

•	we adopt a plan relating to our liquidation or dissolution;

•	we consummate any transaction or other event the result of which is that any party becomes the beneficial owner of more than 35% of the voting stock or economic value of our capital stock or the capital stock of our parent company; or

•	of the consummation of any transaction the result of which is that our parent company ceases to own one hundred percent of our outstanding equity interests;
Canadian Overdraft Credit Facility
      Our Canadian operating subsidiary has a Canadian overdraft facility to fund peak working capital needs for our Canadian operations. The Canadian overdraft facility provides for a commitment of up to approximately $10.0 million, of which there was no outstanding balance on March 31, 2005. Amounts outstanding under the Canadian overdraft facility bear interest at a rate of Canadian prime and is secured by a $10.0 million letter of credit issued by Wells Fargo Bank under our domestic revolving credit facility.
Existing 9.75% Senior Notes due 2011
      The old notes were offered as additional debt securities under an indenture pursuant to which, on November 13, 2003, we issued $220.0 million of 9.75% Senior Notes due 2011 and on May 6, 2004, we offered an additional $20.0 million in aggregate principal amount of 9.75% Senior Notes due 2011. The notes issued in November 2003, the notes issued in May 2004 and the notes issued in June 2005 constitute a single class of debt securities under the indenture.

THE EXCHANGE OFFER
Terms of the Exchange Offer

General
      We issued the old notes on June 23, 2005 in an offering made pursuant to Rule 144A and Regulation S under the Securities Act. We sold the old notes to the initial purchasers pursuant to a purchase agreement, dated June 20, 2005, among us, the guarantors of the notes and the initial purchaser. Under the purchase agreement, each holder of the old notes was entitled to the benefits of the registration rights agreement, dated June 23, 2005, between us, the guarantors and the initial purchaser.
      Pursuant to the registration rights agreement, we agreed to file an exchange offer registration statement with the SEC on the appropriate form under the Securities Act within 60 days of the closing date of the offering of the old notes, which was June 23, 2005, to use our reasonable best efforts to have it declared effective within 135 days of the closing date of the offering and to consummate the exchange offer within 30 business days after the registration statement is declared effective by the SEC. If we consummate this exchange offer within the requisite time period, holders of the old notes will not have any further registration rights, except as provided below, and the old notes will continue to be subject to certain restrictions on transfer. This prospectus, together with the letter of transmittal, is first being sent on or about August 12, 2005 to all beneficial holders of the old notes known to us.
      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which, together, constitute the exchange offer), we will accept for exchange old notes that are properly tendered on or prior to the expiration date and not withdrawn as permitted below. Holders may tender some or all of their old notes pursuant to the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. The term “expiration date” means the expiration date set forth on the cover page of this prospectus, unless we extend the exchange offer, in which case the term “expiration date” means the latest date to which the exchange offer is extended.
      Based on no-action letters issued by the staff of the SEC to third parties, we believe that holders of the exchange notes issued in exchange for old notes may offer for resale, resell and otherwise transfer the exchange notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as the exchange notes are acquired in the ordinary course of the holder’s business, the holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the exchange notes. A broker-dealer that acquired old notes directly from us cannot exchange the old notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
      Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where old notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution” for additional information.
      We shall be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice of the acceptance of such notes to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the exchange notes from us and delivering the exchange notes to such holders.
      If any tendered old notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under “— Conditions” without waiver by us, certificates for any such unaccepted old notes will be returned without expense, to the tendering holder of any such old notes as promptly as practicable after the expiration date.
      Holders of old notes who tender in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See “— Fees and Expenses.”

Shelf Registration Statement
      If:

(1) because of any change in law or in applicable interpretations thereof by the staff of the SEC, we are not permitted to effect the exchange offer;

(2) the exchange offer is not consummated within 180 days of June 23, 2005;

(3) the initial purchaser so requests with respect to notes not eligible to be exchanged for exchange notes in the exchange offer and held by it following consummation of the exchange offer; or

(4) any holder (other than certain broker-dealers and the initial purchaser) is not eligible to participate in the exchange offer or, in the case of any holder (other than certain broker-dealers and the initial purchaser) that participates in the exchange offer, such holder does not receive freely tradable exchange notes on the date of the exchange and any such holder so requests, we will, at our cost:

(1) file with the SEC a shelf registration statement to register for public resale the old notes held by any such holder who provides us with certain information for inclusion in such shelf registration statement;

(2) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act;

(3) use our reasonable best efforts to keep the shelf registration statement continuously effective until the earlier of two years from the date of its effectiveness or the time when all of the applicable old notes have been sold pursuant to the shelf registration statement or are no longer restricted securities (as defined in Rule 144 under the Securities Act).
      A holder that sells old notes pursuant to the shelf registration statement generally must be named as a selling security-holder in the related prospectus, must deliver a prospectus to purchasers and will be subject to the civil liability provisions under the Securities Act in connection with these sales. A seller of old notes will also be bound by the applicable provisions of the registration rights agreement, including indemnification obligations.

Increase in Interest Rate
      The registration rights agreement provides that:

(1) if the registration statement, of which this prospectus is a part, is not declared effective by the SEC on or prior to the 135th day (or if the 135th day is not a business day, the first business day thereafter) after June 23, 2005;

(2) if the exchange offer is not consummated on or before the 30th business day after the registration statement is declared effective;

(3) if we are obligated to file a shelf registration statement and we fail to file any such shelf registration statement with the SEC on or prior to the 30th day after such filing obligation arises;

(4) if we are obligated to file a shelf registration statement and any such shelf registration statement is not declared effective on or prior to the 60th day after the obligation to file a shelf registration statement arises; or

(5) if the registration statement or any shelf registration statement, as the case may be, is declared effective but thereafter ceases to be effective or it or its related prospectus ceases to be useable (in certain circumstances) in connection with resales of the exchange notes or the old notes, as the case may be, for such time of non-effectiveness or non-usability, then we will pay liquidated damages to each holder of notes, with respect to the first 90-day period immediately following the occurrence of such event in an amount equal to 0.25% per annum of the principal amount of notes held by such holder. The amount of the liquidated damages will increase by an additional 0.25% per annum of the principal amount of notes with respect to each subsequent 90-day period until all such registration defaults have been cured, up to a maximum amount of liquidated damages of 1.0% per annum of the principal amount of notes.
      All accrued liquidated damages will be paid by us on each interest payment date to the holder of any global note by wire transfer of immediately available funds and to holders of certificated notes in the manner set forth above under the caption “Description of Notes — Principal, Maturity and Interest.” Following the cure of all such registration defaults, the accrual of liquidated damages will cease.
      The sole remedy available to the holders of the old notes will be the immediate increase in the interest rate on the old notes as described above. Any amounts of additional interest due as described above will be payable in cash on the same interest payments dates as the old notes.

Expiration Date; Extensions; Amendment
      We will use our reasonable best efforts to cause the registration statement to be effective continuously and to cause the exchange offer to be consummated no later than the 30 business days after it is declared effective by the SEC. We will keep the exchange offer open for not less than 30 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the old notes.
      We reserve the right
      (a) to delay accepting any old notes, to extend the exchange offer or to terminate the exchange offer and not accept old notes not previously accepted if any of the conditions set forth under “— Conditions” shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent, or
      (b) to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the old notes.
      Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice. If such delay in acceptance, extension, termination or amendment constitutes a material change to the exchange offer, we promptly will disclose such amendment in a manner reasonably calculated to inform the holders, and we will extend the exchange offer as required by applicable law. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during such extension period. In the event that we decide to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, no later than 9:00 a.m., New York City time, on or prior to the next business day after the previously scheduled expiration date.
      Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.

Procedures for Tendering
      To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by instruction 2 of the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile or an agent’s message in lieu of a letter of transmittal in connection with a book entry transfer, together with the old notes or a book-entry confirmation of the transfer thereof and any other required documents. To be validly tendered, such documents must reach the exchange agent before 5:00 p.m., New York City time, on the expiration date. Delivery of the old notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.
      The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the old notes that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.
      The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.
      Delivery of all document must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.
      The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent before 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or old notes should be sent to us.
      Only a holder of old notes may tender old notes in the exchange offer. The term “holder” with respect to the exchange offer means any person in whose name old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.
      Any beneficial holder whose old notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the letter of transmittal and delivering its old notes, either make appropriate arrangements to register ownership of the old notes in such holder’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.
      Signatures on a letter of transmittal or a notice of withdrawal, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States referred to as an “eligible institution,” unless the old notes are tendered:
      (a) by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or
      (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by an eligible institution.
      If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, such old notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the old notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the old notes.
      If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority so to act must be submitted with the letter of transmittal.
      All questions as to the validity, form, eligibility, including time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which, in the opinion of counsel for us, would be unlawful. We also reserve the right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of us or them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of such old notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.
      In addition, we reserve the right in our sole discretion to:

(a) purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as set forth under “— Conditions,” to terminate the exchange offer in accordance with the terms of the registration rights agreement; and

(b) to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.
      By tendering, each holder will represent to us that, among other things:

(a) the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder or other person designated by the holder;

(b) neither such holder nor such other person designated by the holder is engaged in or intends to engage in a distribution of the exchange notes;

(c) neither such holder nor such other person designated by the holder has any arrangement or understanding with any person to participate in the distribution of such exchange notes; and

(d) such holder or other person is not our “affiliate,” as defined under Rule 405 of the Securities Act, or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.
      We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the old notes at The Depository Trust Company for the purpose of facilitating the exchange offer, and subject to the establishment of such accounts, any financial institution that is a participant in The Depository Trust Company’s system may make book-entry delivery of old notes by causing The Depository Trust Company to transfer such old notes into the exchange agent’s account with respect to the old notes in accordance with The Depository Trust Company’s procedures for such transfer. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent’s account at The Depository Trust Company, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, or an agent’s message in lieu of the letter of transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.
      Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where old notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution” for additional information.

Guaranteed Delivery Procedures
      Holders who wish to tender their old notes; and

(a) whose old notes are not immediately available; or

(b) who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

(1) the tender is made through an eligible institution;

(2) prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the old notes, the certificate number or numbers of such old notes and the principal amount of old notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof or agent’s message in lieu of the letter of transmittal, together with the certificate(s) representing the old notes to be tendered in proper form for transfer or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(3) such properly completed and executed letter of transmittal (or facsimile thereof) or agent’s message in lieu of the letter of transmittal together with the certificate(s) representing all tendered old notes in proper form for transfer or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal Rights
      Except as otherwise provided in this prospectus, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. However, where the expiration date has been extended, tenders of old notes previously accepted for exchange as of the original expiration date may not be withdrawn.
      To withdraw a tender of old notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent as its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

(a) specify the name of the depositor, who is the person having deposited the old notes to be withdrawn;

(b) identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes or, in the case of old notes transferred by book-entry transfer, the name and number of the account at The Depository Trust Company to be credited;

(c) be signed by the depositor and include any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the old notes register the transfer of such old notes into the name of the depositor withdrawing the tender; and

(d) specify the name in which any such old notes are to be registered, if different from that of the depositor.
      Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect to the old notes withdrawn unless the old notes so withdrawn are validly retendered. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, which determination will be final and binding on all parties. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.
Conditions
      Notwithstanding any other terms of the exchange offer, and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or exchange, any exchange notes for any old notes, and may terminate or amend the exchange offer before the expiration date, if the exchange offer violates any applicable law or interpretation by the staff of the SEC.
      If we determine in our reasonable discretion that the foregoing condition exists, we may:

(1) refuse to accept any old notes and return all tendered old notes to the tendering holders;

(2) extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered such old notes to withdraw their tendered old notes; or

(3) waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offer as required by applicable law.
Exchange Agent
      U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to U.S. Bank National Association addressed as follows:

By Telephone: (800) 934-6802
By Facsimile:	By Overnight Courier and by Hand	By Registered or Certified Mail:
(651) 495-8156 Attn: Specialized Finance Confirm by Telephone: (800) 934-6802	before 4:30 p.m. on the Expiration Date: U.S. Bank Corporate Trust Services 60 Livingston Avenue St. Paul, Minnesota 55107 Attention: Specialized Finance	U.S. Bank Corporate Trust Services 60 Livingston Avenue St. Paul, Minnesota 55107 Attention: Specialized Finance
      Delivery of the letter of transmittal to an address other than as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.
      U.S. Bank National Association is also the trustee under the indenture.
Fees and Expenses
      We have agreed to bear the expenses of the exchange offer pursuant to the registration rights agreement. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing such services.
      The cash expenses to be incurred in connection with the exchange offer will be paid by us. Such expenses include fees and expenses of U.S. Bank National Association as exchange agent, accounting and legal fees and printing costs, among others.
Accounting Treatment
      The exchange notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the exchange notes will be amortized over the term of the notes.
Consequences of Failure to Exchange
      Holders of old notes who are eligible to participate in the exchange offer but who do not tender their old notes will not have any further registration rights, and their old notes will continue to be subject to restrictions on transfer. Accordingly, such old notes may be resold only:

(1) to us, upon redemption of these notes or otherwise;

(2) so long as the old notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A;

(3) in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to us;

(4) outside the United States in an offshore transaction meeting the requirements of Rule 904 under the Securities Act; or

(5) under an effective registration statement under the Securities Act;
in each case in accordance with any applicable securities laws of any state of the United States.
Regulatory Approvals
      We do not believe that the receipt of any material federal or state regulatory approvals will be necessary in connection with the exchange offer, other than the effectiveness of the registration statement of which this prospectus is a part.
Other
      Participation in the exchange offer is voluntary and holders of old notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the old notes are urged to consult their financial and tax advisors in making their own decision on what action to take with respect to the exchange offer.

DESCRIPTION OF THE NOTES
      Dollar Financial Group, Inc issued the old notes on June 23, 2005, and will issue the exchange notes as additional securities under the indenture among itself, its parent, Dollar Financial Corp., its existing and future domestic Subsidiaries and U.S. Bank National Association, as Trustee. On November 13, 2003, Dollar Financial Group, Inc. issued $220.0 million of 9.75% Senior Notes due 2011 under the indenture. On May 6, 2004, we offered an additional $20.0 million in aggregate principal amount of 9.75% Senior Notes due 2011 under the indenture. The notes issued on November 13, 2003, the notes issued on May 6, 2004 and the June 23, 3005 notes constitute a single series of debt securities under the indenture. The terms of the old notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The pledge agreement and intercreditor agreement referred to below under the captions “— Security” and “— Intercreditor Agreement” define the terms of the security interest that secures the notes.
      Any reference to “notes” in this section refers to both the exchange notes and any old notes that remain outstanding following completion of the exchange offer, unless the context requires otherwise.
      Certain terms used in this description are defined under the caption “— Certain Definitions.” In this description, the word “Company” refers only to Dollar Financial Group, Inc. and not to any of its Subsidiaries.
      The following description is a summary of the material provisions of the indenture, the pledge agreement and the intercreditor agreement. It does not restate those agreements in their entirety and we urge you to read them because they, not this description, define your rights as holders of the notes. You may obtain copies of these agreements at our address as set forth under the heading “Where You Can Find More Information.”
General
      The notes:

•	are senior obligations of the Company;

•	rank equal in right of payment with all existing and future unsubordinated Indebtedness of the Company;

•	rank senior in right of payment to all existing and future subordinated Indebtedness of the Company; and

•	are effectively junior to any Indebtedness of the Company, including Indebtedness under the domestic revolving credit facility, which is secured by our assets of to the extent of the value of the assets securing such Indebtedness.
      The notes are fully and unconditionally Guaranteed on a joint and several basis by Holdings and the Company’s existing and future domestic Subsidiaries. The Guarantees of the notes:

•	are subject to the subordination provisions set forth in the intercreditor agreement described below under the caption “— Intercreditor Agreement”;

•	rank equal in right of payment with all existing and future unsubordinated Indebtedness of the Guarantors;

•	rank senior in right of payment to all existing and future subordinated Indebtedness of the Guarantors; and

•	are effectively junior to any Indebtedness of the Guarantors, including Indebtedness under the domestic revolving credit facility, that is either (1) secured by a lien on the Collateral that is senior or prior to the second priority liens securing the Guarantees of the notes or (2) secured by assets that are not part of the Collateral to the extent of the value of the assets securing such Indebtedness.
      Guarantees of the notes by Guarantors directly owning, whether now or in the future, Capital Stock of foreign Subsidiaries are secured by second priority liens on 65% of the Capital Stock of such foreign

Subsidiaries. In addition, in the event we directly own a foreign Subsidiary in the future, the notes will be secured by a second priority lien on 65% of the Capital Stock of any such foreign Subsidiary (such Capital Stock of foreign Subsidiaries referenced in this paragraph collectively, the “Collateral”). The lenders under the domestic revolving credit facility have the benefit of first priority liens on the Collateral.
      Our foreign Subsidiaries have not Guaranteed and will not Guarantee our obligations under the notes or the Guarantors’ obligations under the Guarantees of the notes. Therefore, the notes are effectively subordinated to the existing and future liabilities of our foreign Subsidiaries, including trade creditors, secured creditors and other creditors holding debt and Guarantees issued by such foreign Subsidiaries, as well as claims of preferred and minority stockholders (if any) of such foreign Subsidiaries.
      The indenture will permit us and our domestic and foreign Subsidiaries to Incur additional Indebtedness, including secured Indebtedness, in the future. As of March 31, 2005, after giving effect to this offering and the uses of proceeds:

•	the Company (excluding its Subsidiaries) would have had approximately $270.0 million of senior Indebtedness outstanding, including $30.0 million of Indebtedness represented by the notes issued in June 2005, $20.0 million of Indebtedness represented by the notes issued in May 2004, $220.0 million of Indebtedness represented by the notes issued in November 2003 and no Indebtedness outstanding under the domestic revolving credit facility;

•	the Guarantor that is our parent company would have had no of indebtedness outstanding, excluding its guarantees of obligations under the domestic revolving credit facility and the notes;

•	the Guarantors would have had no Indebtedness outstanding, excluding the Guarantors’ Guarantees of obligations under the domestic revolving credit facility and the notes;

•	the Company’s foreign Subsidiaries would have had no of Indebtedness outstanding;

•	the Company would have been able to Incur an additional $38.0 million of Indebtedness under the domestic revolving credit facility; and

•	the Company would have been able to incur an additional $10.0 million of indebtedness under the Canadian overdraft facility.
Principal, Maturity and Interest

•	We will issue an aggregate principal amount of $30,000,000 million of exchange notes in the exchange offering in exchange for a similar amount of old notes.

•	The notes will mature on November 15, 2011.

•	The old notes were issued, and the exchange notes will be issued, in denominations of $1,000 and integral multiples thereof.

•	The notes will bear interest at the rate of 9.75% per annum from the most recent date to which interest has been paid or, if no interest has been paid, from May 15, 2005. We will pay interest on the notes semi-annually, in arrears, every May 15 and November 15, commencing on November 15, 2005 to holders of record on the immediately preceding May 1 and November 1. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.
      The Company will pay principal of, premium, if any, and interest (including any liquidated damages) on the notes:

•	at the office or agency maintained for that purpose;

•	at its option, by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of the notes; or

•	with respect to notes represented by global notes the holders of which have provided the Company with wire transfer instructions, by wire transfer of immediately available funds to the account or accounts specified.
      Until we designate another office or agency, its office or agency for the payment of principal of, premium, if any, and interest (including any liquidated damages) on the notes will be the corporate trust office of the Trustee.
      Subject to the covenants described below, we may, without the consent of the holders of the notes, issue additional notes under the indenture having the same terms in all respects as the notes, or similar in all respects to the notes except for the payment of interest on the notes (1) scheduled and paid prior to the date of issuance of those additional notes or (2) payable on the first interest payment date following that date of issuance. The notes offered hereby and any additional notes would be treated as a single class for all purposes under the indenture, including with respect to the Guarantees and the Collateral.
Guarantees
      The notes are fully and unconditionally Guaranteed on a joint and several basis by the Guarantors. The Guarantees of the notes are subject to the subordination provisions set forth in the intercreditor agreement described below under the caption “— Intercreditor Agreement.” The indenture limits Indebtedness and other Guarantees that may be Incurred by the Guarantors.
      The obligations of each Guarantor under its Guarantee of the notes are limited in a manner intended to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors — Risks Related to the Notes — Under certain circumstances, federal and state laws may allow courts to avoid the guarantees and the collateral for the guarantees and require noteholders to return payments they receive from the guarantors.”
      Except as provided in agreements governing our other Indebtedness and in “— Certain Covenants” below we are not restricted from selling or otherwise disposing of any Equity Interests of any Guarantor.
      No Guarantor may consolidate with or merge with or into another Person, whether or not the Guarantor is the surviving Person, unless:

(1) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger, if other than the Company or the Guarantor, unconditionally assumes all the obligations of the Guarantor under the indenture and the Guarantee of the notes pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee;

(2) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(3) the Company would be permitted (immediately after giving effect to such transaction, but without giving effect to the costs and expenses of such transaction) to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”
      The foregoing restrictions will not apply to the consolidation or merger of a Guarantor with or into another Guarantor or the Company.
      In the event of:

(1) the defeasance or discharge of the notes in accordance with the terms of the indenture;

(2) a sale or other disposition of all or substantially all of the assets of a Guarantor, by way of merger, consolidation or otherwise, if the Net Proceeds are applied in accordance with the “Asset Sale” provisions of the indenture; or

(3) a sale or other disposition of all of the Capital Stock of a Guarantor, if the Net Proceeds are applied in accordance with the “Asset Sale” provisions of the indenture, that Guarantor (and any of its

Subsidiaries that are Guarantors) will be released and relieved of any obligations under its Guarantee of the notes.

Security
      Guarantees of the notes by Guarantors directly owning, whether now or in the future, Capital Stock of foreign Subsidiaries are secured by second priority liens on 65% of the Capital Stock of such foreign Subsidiaries. In addition, in the event we directly own a foreign Subsidiary in the future, the notes are secured by a second priority lien on 65% of the Capital Stock of any such foreign Subsidiary.
      Pursuant to pledge agreements entered into by such Guarantors or the Company, as the case may be (the “Pledge Agreements”), the Collateral has been pledged to the Trustee, as collateral agent (together with any successor, the “Collateral Agent”), on a second priority basis, for the benefit of the Trustee and the holders of the notes. The second priority liens constitute claims separate and apart from (and of a different class from) the first priority liens on the Collateral securing obligations under the domestic revolving credit facility and are subject to such first priority liens.
      In the event of:

(1) the defeasance or discharge of the notes in accordance with the terms of the indenture;

(2) a sale or other disposition of all or substantially all of the assets of a foreign Subsidiary the Capital Stock of which is pledged by the Company or the Guarantor directly holding its Capital Stock, by way of merger, consolidation or otherwise, if the Net Proceeds are applied in accordance with the “Asset Sale” provisions of the indenture; or

(3) a sale or other disposition of all of the Capital Stock of a foreign Subsidiary the Capital Stock of which is pledged by a Guarantor or the Guarantor directly holding its Capital Stock, if the Net Proceeds are applied in accordance with the “Asset Sale” provisions of the indenture, the second priority lien on 65% of the Capital Stock of such foreign Subsidiary will be released.
      No appraisals of the Collateral have been prepared by or on behalf of the Company in connection with the issuance of the notes. There can be no assurance that the proceeds from the sale of the Collateral remaining after the satisfaction in full in cash of all obligations under the domestic revolving credit facility or, in the case of any letters of credit outstanding thereunder, the collateralization thereof would be sufficient to satisfy the obligations owed to the holders of the notes. By its nature, the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or at all.
Intercreditor Agreement
      The Trustee, the Administrative Agent, the Company and the Guarantors have entered into an amended intercreditor agreement that, among other things:

•	appointed Wells Fargo Bank, National Association (the administrative agent under the domestic revolving credit facility) as bailee (the “Bailee”) for purposes of holding the certificates representing the Collateral until:

(1) all obligations under the domestic revolving credit facility have been paid in full in cash;

(2) any letters of credit outstanding under the domestic revolving credit facility have been cash collateralized or otherwise supported by back-up letters of credit satisfactory to the Administrative Agent; and

(3) the commitments of all of the lenders under the domestic revolving credit facility have been terminated (such period, the “Standstill Period” and, the date such period terminates, the “Standstill Termination Date”);

•	such time as the Bailee, in its reasonable discretion, determines that the obligations under the domestic revolving credit facility have been finally and indefeasibly paid, and any payments or distributions applied in respect of such obligations are not subject to being rescinded or recovered from the Administrative Agent or any lender by the Company or any Guarantor or trustee in any bankruptcy or other insolvency proceeding (the “Final Standstill Termination Date”); provided, however, that the Trustee shall be able to direct the sale of the Collateral to any third party after the Standstill Termination Date but prior to the Final Standstill Termination Date and in no event shall the Final Standstill Termination Date be more than 100 days after the Standstill Termination Date;

•	established the second priority status of the second priority liens on the Collateral;

•	prevents the Trustee or any holder of the notes from exercising any remedy (including, among other things, demanding or collecting payment, instituting bankruptcy or other insolvency proceedings, foreclosing or otherwise collecting on any property subject to a lien or obtaining a judgment lien) during the Standstill Period to collect all or any part of any obligations outstanding under the notes with respect to:

(1) any Guarantee of the notes by a Subsidiary of the Company that is a Guarantor or otherwise against any such Subsidiary;

(2) any of the Pledge Agreements or the Collateral;

(3) any action to obtain a non-consensual lien on the property of Holdings; or

(4) any action to obtain a non-consensual lien on property of the Company unless an Event of Default under the Indenture, which results in all outstanding notes becoming due and payable prior to their stated maturity, has occurred and is continuing;

•	prevents the Trustee or any holder of the notes from receiving during the Standstill Period:

(1) any payment or transfer of any money, property or assets from any Subsidiary of the Company that is a Guarantor;

(2) any liens on any property of any Subsidiary of the Company that is a Guarantor (other than the Collateral);

(3) any liens on any property of Holdings (other than in respect of its Guarantee of the notes);

(4) any consensual liens on any property of the Company (other than the Collateral or as permitted by the Administrative Agent in its sole discretion);

(5) any grant or transfer of any interest in the Collateral of equal or senior interest to that of the Administrative Agent and the lenders under the domestic revolving credit facility; or

(6) any additional Guarantees of the notes from any Person (other than from any future domestic Subsidiary of Holdings).
      As a result, during the Standstill Period, none of the Collateral Agent, the Trustee or the holders of the notes will be able to force a sale of the Collateral or take remedial actions to collect on the Guarantees of the notes (other than, to the extent it does not result in the holders of the notes having greater rights against Holdings than Holdings’ Guarantee of the notes).
      Any payment or distribution from any Guarantor, whether in cash or other property, or Lien to which the Trustee or any holder of the notes would be entitled but for the existence of the intercreditor agreement, will instead be paid over to the Administrative Agent for the benefit of the lenders under the domestic revolving credit facility or, if received with knowledge that its receipt is prohibited by the Trustee or any holder of the notes, will be held in trust for such lenders and be promptly turned over to the Administrative Agent for application against any obligations outstanding under the domestic revolving credit facility or, in the case of a lien, released.

      In addition, to the extent that the Trustee or any holder of the notes would be entitled to, but for the existence of the intercreditor agreement, (1) any consensual lien on property of the Company, (2) any interest in Collateral owned by the Company that is of equal priority to or senior to the security interest of the Administrative Agent and the lenders under the domestic revolving credit facility, (3) any nonconsensual lien on property of the Company prior to an Event of Default under the Indenture which results in all outstanding notes becoming due and payable prior to their stated maturity or (4) take any remedial action in respect of the Pledge Agreement or the Collateral owned by the Company, any payment or distribution received in respect thereof will instead be paid over to the Administrative Agent for the benefit of the lenders under the domestic revolving credit facility or, if received with knowledge that its receipt is prohibited by the Trustee or any holder of the notes, will be held in trust for such lenders and be promptly turned over to the Administrative Agent for application against any obligations outstanding under the domestic revolving credit facility or, in the case of any lien, released.
      If, after the Standstill Termination Date, any payment made in respect of obligations under the domestic revolving credit facility is rescinded or must otherwise be restored by the Administrative Agent or any lender in connection with any bankruptcy or other insolvency proceeding involving any Person,

•	the Standstill Period will be immediately reinstated upon such rescission or restoration and will remain in effect until the next Standstill Termination Date;

•	any payments or distributions by any Subsidiary of the Company that is a Guarantor on account of such Subsidiary’s Guarantee of the notes received prior to the reinstatement of the Standstill Period that would have been turned over to the Administrative Agent during the Standstill Period, will be promptly turned over to the Administrative Agent for application against the obligations under the domestic revolving credit facility; and

•	thereafter, until the next Standstill Termination Date, any payments or distributions by any Subsidiary of the Company that is a Guarantor on account of such Subsidiary’s Guarantee of the notes received or receivable will be held in trust and turned over to the Administrative Agent for application against the obligations under the domestic revolving credit facility as though the earlier Standstill Termination Date had not occurred.
      The Administrative Agent and the lenders under the domestic revolving credit facility may from time to time, without the consent of, or notice to, the Trustee or the holders of the notes:

•	waive, amend, supplement, restate or replace (including to increase or decrease the amount of the obligations under the domestic revolving credit facility) the documents relating to the domestic revolving credit facility (other than the intercreditor agreement);

•	release liens on any collateral securing obligations under the domestic revolving credit facility (including the Collateral) and accept additional collateral to secure obligations under the domestic revolving credit facility;

•	dispose of collateral securing obligations under the domestic revolving credit facility (including the Collateral) in any manner permitted by law; and

•	exercise or fail to exercise any right or settle or compromise any obligations under the domestic revolving credit facility and apply payments in respect of such obligations in any order.
      The Administrative Agent will furnish to the Trustee promptly after execution a copy of any amendment to the documents relating to the domestic revolving credit facility.
      Without the prior written consent of the Administrative Agent during the Standstill Period, no action will be taken, directly or indirectly, to create or otherwise suffer to exist or become effective any modification to any document relating to the notes that is, taken as a whole, more restrictive than the terms of such documents in effect on the date of the intercreditor agreement or which would otherwise violate the provisions of the intercreditor agreement. The Trustee will furnish to the Administrative Agent promptly after execution a copy of any amendment to the documents relating to the notes.

Optional Redemption
      Except as set forth below, the Company will not be entitled to redeem the notes at its option prior to November 15, 2007.
      On and after November 15, 2007, the Company may redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior written notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, if redeemed during the twelve-month period beginning on November 15 of each of the years set forth below.

Year	Percentage

2007	104.875%
2008	102.438%
2009 and thereafter	100.000%
      Prior to November 15, 2006, the Company may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture at a redemption price of 109.75% of the principal amount of the notes redeemed, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date if:

•	the Company receives net cash proceeds from contributions to its equity capital by Holdings (other than contributions in exchange for Disqualified Stock or Indebtedness) from, or the issue or sale of its Capital Stock (other than Capital Stock sold to a Subsidiary of the Company and other than Disqualified Stock) in, one or more Public Equity Offerings prior to November 15, 2006;

•	at least 65% of the aggregate principal amount of the notes issued under the indenture remain outstanding immediately after the redemption; and

•	the redemption occurs within 60 days of such Public Equity Offering.
Mandatory Redemption; Offers to Purchase; Open Market Purchases
      Except as described below under the captions “— Repurchase at the Option of Holders — Change of Control” and “— Asset Sales,” the Company is not required to make mandatory redemption or sinking fund payments or offers to purchase with respect to the notes. The Company may at any time and from time to time purchase notes in the open market or otherwise.
Selection and Notice
      If less than all of the notes are to be redeemed at any time, the Trustee will select the notes for redemption as follows:

•	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

•	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.
      No notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.
      If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount of that note to be redeemed. A note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, unless the Company defaults in the payment of the redemption price, interest and liquidated damages, if any, will cease to accrue on the principal amount of the notes or portions of notes called for redemption and for which funds have been set aside for payment.

Repurchase at the Option of Holders

Change of Control
      Upon the occurrence of a Change of Control, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s notes pursuant to the offer described below at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase (the “Change of Control Payment”). Within 25 days following any Change of Control, the Company will mail a notice to each holder with a copy to the Trustee (the “Change of Control Offer”) stating:

•	that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

•	the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

•	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

•	the instructions, as determined by the Company, consistent with the covenant described hereunder, that a holder must follow in order to have its notes purchased.
      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.
      On a date that is at least 30 but no more than 60 days from the date on which the Company mails notice of the Change of Control (the “Change of Control Payment Date”), the Company will, to the extent lawful:

•	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

•	deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.
      The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such exchange note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
      The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and thus the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchaser. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described below under the captions “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” “— Liens” and “— Sale and Leaseback Transactions.” Such restrictions can only be waived with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.
      The definition of “Change of Control” includes a phrase relating to the sale, conveyance, transfer, lease or other disposition of “all or substantially all” of the assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase such notes as a result of a sale, conveyance, transfer, lease or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person may be uncertain.

Asset Sales
      The Company will not, and will not permit any of its Subsidiaries to, make any Asset Sale unless:

•	the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith and evidenced by a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

•	at least 75% of the consideration therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents;
provided that the amount of:

•	any liabilities (as shown on the Company’s or such Subsidiary’s most recent balance sheet) of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to any arrangement releasing the Company or such Subsidiary from further liability; and

•	any securities, notes or other obligations received by the Company or any such Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion), will be deemed to be cash for purposes of this provision.
      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

•	to permanently reduce secured or equally-ranked Indebtedness (and to correspondingly reduce commitments with respect thereto); or

•	to the making of a capital expenditure or the acquisition of a controlling interest in another business or other long-term assets, in each case, in a line of business the same as, or similar or related to, the line of business the Company and its Subsidiaries were engaged in on the date of the indenture.
      Pending the final application of any such Net Proceeds, the Company may temporarily reduce Indebtedness under the domestic revolving credit facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.
      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is equally-ranked with the notes, and containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other equally-ranked Indebtedness that may be purchased out of the Excess Proceeds. The offer price for such Asset Sale Offer shall be an amount in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase, in accordance with the procedures set forth in the indenture and the instrument or instruments governing such other equally-ranked Indebtedness, respectively. To the extent that the aggregate amount of notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes surrendered by holders thereof exceeds the amount of the Excess Proceeds, the Trustee shall select the notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

General
      The Company will comply, to the extent applicable, with the requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any other securities laws and regulations thereunder in connection with the repurchase of the notes as a result of a Change of Control or Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the indenture by virtue of its compliance with such securities laws or regulations.
      The domestic revolving credit facility prohibits us from purchasing any notes upon a Change of Control or an Asset Sale, and also provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control or Asset Sale occurs at a time when we are prohibited from purchasing the notes, we may seek the consent of our lenders under the domestic revolving credit facility to the purchase of the notes or may attempt to refinance or repay the borrowings that contain such prohibition. If we do not obtain such consent or refinance or repay such borrowings, we will remain prohibited from purchasing the notes. In such case, our failure to offer to purchase the notes would constitute a Default under the indenture, which would, in turn, constitute a default under the domestic revolving credit facility.
      Future Indebtedness that we Incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or an Asset Sale or require the repurchase of such Indebtedness upon a Change of Control or Asset Sale. Moreover, the exercise by the holders of their right to require us to repurchase their notes could cause a default under such Indebtedness, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of the notes following the occurrence of a Change of Control or an Asset Sale may be limited by our then existing financial resources. See “Risk Factors — Risks Related to the Notes — We may not be able to repurchase the notes upon a change of control or asset sale.” There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.
Certain Covenants

Restricted Payments
      The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly,

(1) declare or pay any dividend on, or make any other payment or distribution in respect of, its Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders thereof in their capacity as such (other than any dividends or distributions payable solely in its Equity Interests (other than Disqualified Stock) or dividends or distributions payable solely to the Company or any Wholly Owned Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than Equity Interests of a Subsidiary of the Company);

(3) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or any Guarantee thereof, except at final maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3) and (6) of the next succeeding paragraph), is, at the time of determination, less than the sum of:

(A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing January 1, 2004 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B) 100% of the aggregate net cash proceeds received by the Company from contributions to its equity capital by Holdings (other than contributions in exchange for Disqualified Stock or Indebtedness) or the issue or sale since the date of the indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus

(C) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of:

(x) the cash return of capital with respect to such Restricted Investment(less the cost of disposition, if any); and

(y) the initial amount of such Restricted Investment, plus

(D) $20.0 million.
      The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

(2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or with the net cash proceeds from, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(B) of the preceding paragraph;

(3) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness in exchange for, or with the net cash proceeds from, an Incurrence of Permitted Refinancing Debt or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such defeasance, redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(B) of the preceding paragraph;

(4) the payment of any distribution or dividend to Holdings to enable Holdings to redeem, repurchase, retire or otherwise acquire for value any Equity Interests of Holdings, the Company or any Subsidiary of the Company held by any member of the Company’s (or any of its Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such redeemed, repurchased, retired or otherwise acquired Equity Interests shall not exceed $750,000 in any twelve-month period and $3.0 million in the aggregate (in each case plus the amount of net cash proceeds received by the Company from any issuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries, to the extent that those amounts did not provide the basis for any previous Restricted Payment); and provided, further, that no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

(5) for any interest payment date on or after May 15, 2009, the payment of cash dividends or the making of loans to Holdings in an amount sufficient to enable Holdings to make payments of interest required to be made in respect of the New Holdings Notes in accordance with the terms thereof in effect on the date of the New Holdings Notes Purchase Agreements; provided that the conditions set forth in (4)(a) and (b) of the first paragraph above are satisfied and such payments of interest are made no earlier than the third business day prior to the due date and with the proceeds of such dividends or loans; and

(6) the payment of a distribution or dividend or the making of a loan (A) not to exceed $20.0 million to Holdings to redeem Existing Holdings Notes and (B) not to exceed $5.0 million to Holdings to pay fees and expenses in connection with the exchange of the Existing Holdings Notes for the New Holdings Notes and the financing payment required to be paid upon the issuance of the New Holdings Notes and the registration of the New Holdings Notes in accordance with the terms of the New Holdings Notes Purchase Agreements.

      The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate delivered to the Trustee) on the date of the Restricted Payment of the assets proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment in excess of $750,000, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant entitled “— Restricted Payments” were computed, which calculations may be based upon the Company’s latest available financial statements.

Incurrence of Indebtedness and Issuance of Preferred Stock
      The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt) and the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any of its Subsidiaries that is a Guarantor may Incur Indebtedness (including Acquired Debt) and the Company may issue shares of Disqualified Stock and any Subsidiary of the Company that is a Guarantor may issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net cash proceeds therefrom, including, without limitation, the effect of acquisitions or repayments or redemptions of Indebtedness to be funded by such proceeds), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.
      The foregoing provisions will not apply to:

(1) the Incurrence by the Company (and Guarantees thereof by the Guarantors) of Indebtedness for working capital purposes and letters of credit pursuant to the domestic revolving credit facility (with letters of credit to the extent not supporting Indebtedness otherwise Incurred under this covenant being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) in an aggregate principal amount not to exceed as of any date of Incurrence the greater of (A) $55.0 million, minus the amount of any permanent reduction in the amount of borrowings permitted thereunder in accordance with the terms thereof, and (B) the amount of the Borrowing Base;

(2) the Incurrence by the Company and the Guarantors of the Indebtedness represented by the notes and the Guarantees thereof;

(3) the Incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

(4) the Incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Debt in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the indenture to be Incurred;

(5) the Incurrence of intercompany Indebtedness (A) between or among the Company and any of its Wholly Owned Subsidiaries or (B) by any Subsidiary that is not a Wholly Owned Subsidiary of the Company to the Company or a Wholly Owned Subsidiary thereof; provided, however, that (1) if the Company or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the payment in full of all obligations with respect to the notes, in the case of the Company, or the Guarantees of the notes, in the case of a Guarantor, and (2)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary thereof shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

(6) the Incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are Incurred for the purpose of fixing or hedging (A) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this indenture to be outstanding or (B) currency exchange risk in connection with existing financial obligations and not for purposes of speculation;

(7) the Incurrence by the Company or any of its Subsidiaries of Earn-out Obligations in an aggregate amount not to exceed $10.0 million at any time outstanding;

(8) the Incurrence of Existing Indebtedness;

(9) the Incurrence by the Company or any of its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of its Incurrence;

(10) the Incurrence by a Receivables Subsidiary of Indebtedness in connection with a Qualified Receivables Transaction that is without recourse (other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction) to the Company or any of its other Subsidiaries or any of their respective assets and that is not Guaranteed by the Company or any of its other Subsidiaries; and

(11) the Incurrence by the Company or any of its Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $20.0 million; provided, however, that the aggregate principal amount (or accreted value, as applicable) of Indebtedness that may be Incurred by any of the foreign Subsidiaries of the Company pursuant to this clause at any time outstanding may not exceed $10.0 million.
      For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (1) through (11) of the immediately preceding paragraph or under the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness in one of such clauses or pursuant to the first paragraph of this covenant, and may re-classify any such item of Indebtedness from time to time among such clauses or the first paragraph of this covenant, so long as such item meets the applicable criteria for such category. For avoidance of doubt, Indebtedness may be Incurred in part pursuant to one of the clauses (1) through (11) above, and in part under one or more other clauses or under the first paragraph of this covenant. Accrual of interest, accretion of accreted value and issuance of securities paid-in-kind shall not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

Liens
      The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, Incur any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, other than Permitted Liens, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by such Lien or assignment or conveyance.

Dividend and Other Payment Restrictions Affecting Subsidiaries
      The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to:

(1) pay dividends or make any other distributions to the Company or any of its Subsidiaries with respect to its Capital Stock or any other interest or participation in, or measured by, its profits;

(2) pay any Indebtedness owed to the Company or any of its Subsidiaries;

(3) make loans or advances to the Company or any of its Subsidiaries; or

(4) transfer any of its properties or assets to the Company or any of its Subsidiaries.
      However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness as in effect on the date of the indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreements governing such Indebtedness as in effect on the date of the indenture;

(2) the domestic revolving credit facility as in effect as of the date of the indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the domestic revolving credit facility as in effect on the date of the indenture;

(3) the indenture and the notes;

(4) applicable law;

(5) customary non-assignment provisions in leases, licenses and other agreements entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (4) of the preceding sentence on the property so acquired;

(7) an agreement for the sale or other disposition of all or substantially all of the Equity Interests or assets of a Subsidiary of the Company that restricts distributions or dispositions of assets by such Subsidiary pending the sale or disposition;

(8) Liens securing Indebtedness otherwise permitted to be Incurred pursuant to the provisions of the covenant described above under the caption “— Liens” that limit the right of Company or any of its Subsidiaries to dispose of the asset or assets subject to such Lien;

(9) provisions with respect to the disposition or distribution of funds or other property in partnership, joint venture and other similar agreements entered into in the ordinary course of business; or

(10) Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced.

Merger, Consolidation or Sale of Assets
      The Company may not, in any transaction or series of related transactions:

•	merge or consolidate with or into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to, any Person; or

•	permit any of its Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries, taken as a whole, unless:

(1) either:

(A) if the transaction or series of transactions is a consolidation of the Company with or a merger of the Company with or into any other Person, the Company shall be the surviving Person of such merger or consolidation; or

(B) the Person formed by any consolidation with or merger with or into the Company, or to which all or substantially all of the properties and assets of the Company or the Company and its Subsidiaries, taken as a whole, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company under the notes and the indenture and, in each case, the indenture, as so supplemented, shall remain in full force and effect; and

(2) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (including any Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

(3) the Company or the successor entity to the Company will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period (but without giving effect to the costs and expenses of such transaction), be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”
      The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer, lease or other disposition of any properties or assets by any Subsidiary to any other Subsidiary, or the merger or consolidation of any Subsidiary with or into any other Subsidiary or the Company.
      In connection with any consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition contemplated by the foregoing provisions, the Company shall deliver, or cause to be delivered, to the Trustee, an Officers’ Certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements of the indenture and an Opinion of Counsel. Each such Officers’ Certificate shall set forth the manner of determination of the Company’s compliance with clause (3) of the preceding paragraph.
      The successor entity shall succeed to, and be substituted for, and may exercise every right and power of the predecessor company under the indenture, and the predecessor company shall be released from all its obligations and covenants under the indenture and the notes.

Transactions with Affiliates
      The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, exchange, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person; and

(2) if such Affiliate Transaction involves an amount in excess of $1.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction has determined in good faith that the criteria set forth in clause (1) are satisfied and has approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate; and

(3) if such Affiliate Transaction or series of related Affiliate Transactions involves an amount in excess of $5.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view is issued by an accounting, appraisal or investment banking firm of national standing;
provided that:

(a) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary;

(b) transactions between or among the Company and/or its Subsidiaries;

(c) the payment of Earn-out Obligations pursuant to agreements entered into at such time as the recipient of such payments was not an Affiliate of the Company or such Subsidiary;

(d) any agreement existing on the date of the indenture, as in effect on the date of the indenture, or as modified, amended or amended and restated by any modification, amendment or amendment and restatement made in compliance with the applicable provisions of clauses (1), (2) and (3) above;

(e) customary compensation of, and indemnity arrangements in favor of, directors of Holdings, the Company and its Subsidiaries; and

(f) Restricted Payments that are permitted by the provisions of the indenture described above under the caption “— Restricted Payments” and Permitted Investments; in each case, shall not be deemed Affiliate Transactions.

Sale and Leaseback Transactions
      The Company will not, and will not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any property unless:

(1) the Company or such Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (B) Incur a Lien on such property securing such Attributable Debt without equally and ratably securing the notes pursuant to the covenant described above under the caption “— Liens;”

(2) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors of the Company and set forth in an Officers’ Certificate delivered to the Trustee) of the property that is the subject of such Sale and Leaseback Transaction; and

(3) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Company applies the Net Proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”
      The foregoing provisions will not apply to transactions among the Company and any of the Guarantors, among Guarantors or among Subsidiaries of the Company that are not Guarantors.

Additional Subsidiary Guarantees
      The indenture will provide that if the Company or any of its Subsidiaries shall acquire or create another domestic Subsidiary after the date of the indenture, then such newly acquired or created Subsidiary shall execute a Guarantee and deliver an Opinion of Counsel, in accordance with the terms of the indenture; provided that the foregoing provision shall not apply to any Subsidiary to the extent that the Company delivers an Opinion of Counsel stating that such Subsidiary is unable to execute a Guarantee of the notes by reason of any legal or regulatory prohibition or restriction and that such Subsidiary is not, directly or indirectly, an obligor under the domestic revolving credit facility or any other bank facility.

Limitations on Layering Indebtedness
      The indenture provides that the Guarantors will not, directly or indirectly, Incur any Indebtedness that is subordinate or junior in right of payment to the Guarantors’ Guarantees of obligations under the domestic revolving credit facility and senior in any respect in right of payment to the Guarantors’ Guarantees of the notes.

SEC Reports
      Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (to the extent the SEC will accept such filings) and provide the Trustee and the holders of the notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a United States corporation subject to such Sections, such annual reports and such information, documents and other reports to be so filed and provided at the times specified for the filing thereof under such Sections.
      In addition, the Company will furnish to the holders of the notes and to prospective investors, upon request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

Impairment of Security Interest
      The Company will not, and will not permit any of its Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the holders of the notes; provided, however, that the taking of any action with respect to the Collateral that is not prohibited by the terms of the indenture or the pledge agreements will not be deemed to impair such security interest.

Events of Default and Remedies
      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or liquidated damages, if any, with respect to, the notes;

(2) default in payment when due of the principal of, or premium, if any, on, the notes;

(3) failure by the Company to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Asset Sales,” “— Certain Covenants — Restricted Payments,” “— Incurrence of Indebtedness and Issuance of Preferred Stock” or “— Merger, Consolidation or Sale of Assets;”

(4) failure to perform any other covenant or agreement of the Company under the indenture or the notes continued for 60 days after written notice to the Company by the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness on or prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

(6) failure by the Company or any of its Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Guarantee of the notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee of the notes; and

(8) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries.
      If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of at least a majority in aggregate principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, interest or liquidated damages, if any) if it determines that withholding notice is in their interest.
      In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to November 15, 2007 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the notes prior to November 15, 2007, then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.
      The holders of at least a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal, premium, if any, interest or liquidated damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration).
      The Company is required to deliver to the Trustee annually a statement regarding compliance with the indenture and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the notes, the Guarantees of the notes, the indenture, the registration rights agreement, the pledge agreements or the intercreditor agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the United States federal securities laws and it is the view of the SEC that such a waiver is against public policy.
Governing Law
      The indenture, the Guarantees of the notes, the registration rights agreement and the notes are governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of laws principles thereof. The intercreditor agreement and the pledge agreements are governed by, and construed in accordance with, the laws of the State of California without regard to the conflict of laws principles thereof.

Satisfaction and Discharge
      If:

(a) (1) the Company will have paid or caused to be paid the principal of, premium, if any, interest and liquidated damages, if any, as and when the same will have become due and payable, (2) all outstanding notes (except lost, stolen or destroyed notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (3) an irrevocable notice of redemption has been delivered in accordance with the terms of the indenture with respect to all outstanding notes and the Company has made an irrevocable deposit with the Trustee, in trust, of cash in United States dollars, non-callable United States Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent certified public accountants, to pay the principal of, premium, if any, interest and liquidated damages, if any, on the outstanding notes on the applicable redemption date;

(b) the Company has paid all other sums payable by it under the indenture; and

(c) the Company has delivered an Officers’ Certificate and an Opinion of Counsel stating that all conditions have been met, the indenture will cease to be of further effect as to all outstanding notes except as to:

(1) rights of registration of transfer and exchange and the Company’s right of optional redemption;

(2) substitution of apparently mutilated, defaced, destroyed, lost or stolen notes;

(3) rights of holders to receive payment of principal of, premium, if any, interest and liquidated damages, if any, on the notes;

(4) rights, obligations and immunities of the Trustee under the indenture; and

(5) rights of the holders of the notes as beneficiaries of the indenture with respect to any property deposited with the Trustee payable to all or any of them.
Defeasance
      The indenture provides that, at the Company’s option:

(1) if applicable, the Company will be discharged from any and all obligations in respect of the outstanding notes; or

(2) if applicable, the Company may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be a Default or an Event of Default under the indenture and the notes;
in either case (1) or (2) upon irrevocable deposit with the Trustee, in trust, of cash in United States dollars, non-callable United States Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent certified public accountants, to pay the principal of, premium, if any, interest and liquidated damages, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to Stated Maturity or to a particular redemption date. With respect to clause (2), the obligations under the indenture (other than with respect to such covenants) and the Events of Default (other than the Events of Default relating to such covenants) shall remain in full force and effect.
      Such trust may only be established if, among other things:

(a) with respect to clause (1), the Company shall have delivered to the Trustee an Opinion of Counsel confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (2), the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(b) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(c) such deposit, defeasance and discharge or deposit and defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(d) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be avoidable as a preferential transfer under any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(e) the Company must have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(f) the Company must have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the indenture relating to the deposit, defeasance and discharge or the deposit and defeasance have been complied with.

Transfer and Exchange
      A holder may transfer or exchange notes in accordance with the indenture. The registrar of the notes and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes.
Amendment, Supplement and Waiver
      Except as provided below, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including consents obtained in connection with purchase of, or tender offer or exchange offer for, the notes).
      Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of, premium, if any, or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest or liquidated damages, if any, on any note;

(4) waive a Default or Event of Default in the payment of principal of, premium, if any, interest or liquidated damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, premium, if any, interest or liquidated damages, if any, on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”); or

(8) make any change in the foregoing amendment and waiver provisions.
      Without the consent of at least 75% in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes), no amendment, supplement or waiver to the indenture may make any change in the provisions described above under the captions “— Repurchase at the Option of Holders — Change of Control” and “— Asset Sales” that adversely affect the rights of any holder of the notes.
      Notwithstanding the foregoing, without the consent of any holder of notes, the Company and the Trustee may amend or supplement the indenture or the notes to:

(1) cure any ambiguity, defect or inconsistency;

(2) provide for uncertificated notes in addition to or in place of certificated notes;

(3) provide for the assumption of the Company’s obligations to holders of notes in the case of a merger or consolidation;

(4) make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust indenture Act; or

(6) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture.
Concerning the Trustee
      The indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign. United States Bank National Association is syndication agent and a lender under the domestic revolving credit facility and has in the past engaged, and may in the future engage, in other commercial banking transactions with us. Pursuant to the Trust Indenture Act of 1939, upon the occurrence of a default with respect to the notes, United States Bank National Association may be deemed to have a conflicting interest by virtue of its lending and other business relationships with us. In that event, United States Bank National Association would be required to resign or eliminate the conflicting interest.
      The holders of at least a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of the notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.
Book-Entry, Delivery and Form
      Except as set forth below, the exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
      The exchange notes initially will be issued in the form of global securities in book-entry form. The exchange notes will be deposited upon issuance with the Trustee, as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, and DTC or its nominee will initially be the sole registered holder of the exchange notes for all purposes under the indenture. Unless it is exchanged in whole or in part for debt securities in definitive form as described below, a global security may not be transferred. However, transfers of the whole security between DTC and its nominee or their respective successors are permitted.
      Upon the issuance of a global security, DTC or its nominee will credit on its internal system the principal amount of the individual beneficial interest represented by the global security acquired by the persons in sale of the notes. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or persons that hold interests through participants. Ownership of beneficial interests will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants. The laws of some jurisdictions require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security. Principal and interest payments on global securities registered in the name of DTC’s nominee will be made in immediate available funds to DTC’s nominee as the registered owner of the global securities. The Company and the Trustee will treat DTC’s nominee as the owner of the global securities for all other purposes as well. Accordingly, the Company, the Trustee, any paying agent and the initial purchasers will have no direct responsibility or liability for any aspect of the records relating to payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to these beneficial interests. It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the Company, the Trustee or the initial purchasers.
      So long as DTC or its nominee is the registered owner or holder of the global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for the purposes of:

(1) receiving payment on the notes;

(2) receiving notices; and

(3) for all other purposes under the indenture and the notes.
      Beneficial interests in the exchange notes will be evidenced only by, and transfers of the exchange notes will be effected only through, records maintained by DTC and its participants.

      Except as described above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of the global security for any purposes under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC. In addition, if that person is not a participant, the person must rely on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if the Company requests any action of holders or an owner of a beneficial interest in a global security desires to take any action under the indenture, DTC would authorize the participants holding the relevant beneficial interest to take that action. The participants then would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.
      DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC interests in the global security are credited. Further, DTC will take action only as to the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given the direction.
      DTC has advised us that it is a:

(1) limited-purpose trust company organized under the New York Banking Law;

(2) a banking organization within the meaning of the New York Banking Law;

(3) a member of the United States Federal Reserve System;

(4) a clearing corporation within the meaning of the New York Uniform Commercial Code; and

(5) a clearing agency registered under the provisions of Section 17A of the Securities Exchange Act.
      DTC has further advised us that:

(1) DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

(2) direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations;

(3) DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.;

(4) access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

(5) the rules applicable to DTC and its direct and indirect participants are on file with the SEC.
      Although DTC has agreed to the procedures described above in order to facilitate transfers of interests in global securities among participants of DTC, it is under no obligation to perform these procedures, and the procedures may be discontinued at any time. None of the Company, the Trustee, any agent of the Company or the initial purchasers will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, payments made on account of, or beneficial ownership interests in, global notes.
      According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. We have provided the foregoing descriptions of the operations and procedures of DTC solely as a matter of convenience. DTC’s operations and procedures are solely within DTC’s control and are subject to change by DTC from time to time. Neither we, the initial purchasers nor the Trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.
Certain Definitions
      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
      “Acquired Debt” means with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person at the time such asset is acquired by such specified Person.
      “Administrative Agent” means Wells Fargo Bank, National Association, or any successor thereto, as administrative agent under the domestic revolving credit facility.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.
      “Asset Sale” means:

(1) the sale, lease, transfer, conveyance or other disposition of any assets (including, without limitation, by way of a Sale and Leaseback Transaction) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions described under the caption “— Repurchase at the Option of Holders — Asset Sales”); and

(2) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company’s Subsidiaries, in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions:

(A) that have a fair market value in excess of $1.0 million; or

(B) for Net Proceeds in excess of $1.0 million.
Notwithstanding the foregoing, none of the following will be deemed to be an Asset Sale:

(1) a transfer of assets by the Company to a Wholly Owned Subsidiary of the Company that is a Guarantor or by a Subsidiary of the Company to the Company or to another Wholly Owned Subsidiary of the Company;

(2) an issuance of Equity Interests by a Subsidiary to the Company or to a Wholly Owned Subsidiary of the Company;

(3) a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;

(4) the Incurrence of Permitted Liens and the disposition of assets subject to such Liens by or on behalf of the Person holding such Liens;

(5) the sale of accounts receivable pursuant to a Qualified Receivables Transaction; and

(6) any disposition of cash or Cash Equivalents.
      “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).
      “Borrowing Base” means the sum of the following for each of the Company and its Subsidiaries:

(1) 100% of cash held overnight in store safes;

(2) 100% of balances held in store accounts;

(3) 100% of checks held in store safes;

(4) 100% of clearing house transfers initiated on the previous day and transfers of same-day funds to be credited to store accounts;

(5) 100% of cash held overnight by armored car carriers;

(6) 100% of eligible government receivables in respect of government contracts; and

(7) 100% of cash balances held in demand deposit accounts and/or investment accounts.
      The Borrowing Base shall not include any items that have been sold or that have been pledged or deposited in respect of Indebtedness, and shall be determined by the Company upon each Incurrence of Indebtedness, and such determination shall be conclusive so long as it is made in good faith.
      “Capital Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property which are required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person determined in accordance with GAAP and the amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease or other arrangement prior to the first date upon which such lease or other arrangement may be terminated by the lessee without payment of a penalty.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity other than a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership, partnership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
      “Cash Equivalents” means:

(1) United States Government Obligations having maturities of not more than twelve months from the date of acquisition;

(2) certificates of deposit and eurodollar time deposits with maturities of twelve month or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the domestic revolving credit facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million;

(3) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group; and

(5) money market funds registered with the SEC and meeting the requirements of Section 2(a)(7) of the Investment Company Act of 1940, as amended, and, in each case, maturing within six months after the date of acquisition.
      “Change of Control” means the occurrence of any of the following:

(1) the sale, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than LGP;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than LGP, becomes the “beneficial owner” (as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (3) such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the voting stock of Holdings or the Company; or

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.
      “Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary or non-recurring loss, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(2) an amount equal to any net loss realized in connection with an Asset Sale, the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness by such Person or its Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(3) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(4) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(5) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income; minus

(6) all non-cash items to the extent that such non-cash items increased Consolidated Net Income for such period.
      Notwithstanding the foregoing, the provision for taxes based on income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person.
      “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof;

(2) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders; and

(3) the cumulative effect of a change in accounting principles shall be excluded. “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date of the indenture or (2) was nominated for election or elected to such Board of Directors with the approval, recommendation or endorsement of a majority of the directors who were members of such Board of Directors on the date of the indenture or whose nomination or election to the Board of Directors was previously so approved.
      “Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.
      “Disqualified Stock” means any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature.
      “Earn-out Obligations” means contingent payment obligations of the Company or any of its Subsidiaries Incurred in connection with the acquisition of assets or businesses, which obligations are payable based on the performance of the assets or businesses so acquired; provided that the amount of such obligations outstanding at any time shall be measured by the maximum amount potentially payable thereunder without regard to performance criteria, the passage of time or other conditions.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

      “Existing Indebtedness” means (1) Indebtedness of National Money Mart Company in an amount not to exceed the amount committed as of the date of the indenture under that certain First Bank Overdraft Lending Agreement, dated as of March 1, 2001, between National Money Mart Company and the Bank of Montreal; (2) Indebtedness of Dollar Financial U.K. Limited in an amount not to exceed the amount committed as of the date of the indenture under that certain Multi Line Facility Agreement, dated as of January 20, 2003, between Dollar Financial U.K. Limited and National Westminster Bank Plc, as amended by that certain Letter Agreement, dated October 10, 2003, by and between Dollar Financial U.K. Limited and the Royal Bank of Scotland Plc, acting as agent for National Westminster Bank Plc; (3) Indebtedness of the Company and Instant Cash Loans Limited in an amount not to exceed the amount committed as of the date of the indenture under that certain Participation and Servicing Agreement, dated as of November 15, 2002, among Archbrook Holdings International, LLC, Instant Cash Loans Limited and the Company; and (4) any other Indebtedness of the Company or any of its Subsidiaries outstanding on the date of the indenture until such Indebtedness is repaid.
      “Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries Incurs or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock (including the application of any proceeds therefrom), as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above:

(1) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities (adjusted to exclude (A) the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the acquired entities to the extent such costs are eliminated and not replaced and (B) the amount of any reduction in general, administrative or overhead costs of the acquired entities, in each case, as determined in good faith by an officer of the Company);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.
      “Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if, any) pursuant to Hedging Obligations); and

(2) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period; and

(3) any interest expense on Indebtedness of another Person to the extent that such Indebtedness is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on the assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon); and

(4) the product of (A) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of Preferred Stock of such Person, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.
      “GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of the indenture, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) the statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as have been approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.
      “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person to:

•	purchase or pay (or advance or supply funds for the purchase or payment) of such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness;

•	purchase property, securities or services for the purposes of assuring the holder of such Indebtedness of the payment of such Indebtedness; or

•	maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness;
provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
      “Guarantors” means each of: (1) Holdings, DFG Canada Inc., DFG International, Inc., DFG World, Inc., Any Kind Check Cashing Centers, Inc., Cash Unlimited of Arizona, Inc., Check Mart of Louisiana, Inc., Check Mart of New Mexico, Inc., Check Mart of Pennsylvania, Inc., Check Mart of Texas, Inc., Check Mart of Wisconsin, Inc., Dollar Financial Insurance Corp., Financial Exchange Company of Ohio, Inc., Financial Exchange Company of Pennsylvania, Inc., Financial Exchange Company of Pittsburgh, Inc., Financial Exchange Company of Virginia, Inc., Loan Mart of Oklahoma, Inc., Monetary Management Corporation of Pennsylvania, Monetary Management of California, Inc., Monetary Management of Maryland, Inc., Monetary Management of New York, Inc., Money Mart Express, Inc., Moneymart, Inc., Pacific Ring Enterprises, Inc., PD Recovery, Inc. (formerly, QTV Holdings, Inc.), and We the People USA, Inc. (formerly WTP Acquisition Corp.), and (2) any other domestic Subsidiary of the Company that executes a Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns.
      “Holdings” means Dollar Financial Corp. (formerly, DFG Holdings, Inc.), a Delaware corporation and the 100% owner of the Company.

      “Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume (pursuant to a merger, consolidation, acquisition or other transaction), Guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided, further, that the accretion of original issue discount on Indebtedness shall not be deemed to be an Incurrence of Indebtedness. Indebtedness otherwise Incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to have been Incurred at the time it becomes such a Subsidiary.
      “Indebtedness” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

(1) every obligation of such Person for money borrowed, including, without limitation, in each case, premium, interest (including interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding), fees and expenses related thereto;

(2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses;

(3) every reimbursement obligation of such Person with respect to letters of credit, banker’s acceptances or similar facilities issued for the account of such Person;

(4) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade payables, credit on open account, provisional credit, accrued liabilities or similar terms arising in the ordinary course of business which are not overdue or which are being contested in good faith);

(5) every Capital Lease Obligation of such Person;

(6) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the time of determination plus accrued but unpaid dividends;

(7) every net payment obligation of such Person under interest rate swap, cap, collar or similar agreements or foreign currency hedge, exchange or similar agreements of such Person (collectively, “Hedging Obligations”); and

(8) every obligation of the type referred to in clauses (1) through (7) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is liable, directly or indirectly, as obligor, Guarantor or otherwise, to the extent of such Guarantee or other liability.
      “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commissions, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.
      “LGP” means Leonard Green & Partners, L.P. and any affiliated investment fund managed by it.

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).
      “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (A) any Asset Sale (including, without limitation, dispositions pursuant to Sale and Leaseback Transactions) or (B) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (2) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).
      “Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions) and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.
      “Officers’ Certificate” means a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President, and by the Director of Finance, Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, of the Company and delivered to the Trustee.
      “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.
      “Permitted Investments” means:

(1) any Investment in the Company or in a Wholly Owned Subsidiary of the Company that is engaged in a line of business the same as, or similar or related to, the line of business the Company and its Subsidiaries were engaged in on the date of the indenture;

(2) any Investment in cash or Cash Equivalents or the notes;

(3) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (A) such Person becomes a Wholly Owned Subsidiary of the Company that is engaged in a line of business the same as, or similar or related to, the line of business the Company and its Subsidiaries were engaged in on the date of the indenture or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company that is engaged in a line of business the same as, or similar or related to, the line of business the Company and its Subsidiaries were engaged in on the date of the indenture;

(4) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5) advances to employees of the Company and its Subsidiaries in the ordinary course of business;

(6) Investments received in settlement of bona fide disputes or as distributions in bankruptcy, insolvency or similar proceedings; and

(7) other Investments in any Person (other than Holdings or an Affiliate of Holdings that is date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, not to exceed $5.0 million.
      “Permitted Liens” means:

(1) Liens securing Indebtedness under the domestic revolving credit facility that was permitted by the terms of the indenture to be Incurred;

(2) Liens in favor of the Company;

(3) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company;

(4) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature Incurred in the ordinary course of business;

(6) Liens securing Indebtedness (including Capital Lease Obligations) permitted by clause (3) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness and directly related assets such as proceeds (including insurance proceeds), products, replacements, substitutions and accessions thereto;

(7) Liens existing on the date of the indenture and replacement Liens that do not encumber additional assets, unless such encumbrance is otherwise permitted;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9) Liens Incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (A) are not Incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary;

(10) Liens securing Permitted Refinancing Debt, provided that the Company was permitted to Incur Liens with respect to the Indebtedness so refinanced;

(11) statutory and common law Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business with respect to amounts that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(12) Liens arising from filings of Uniform Commercial Code financing statements or similar documents regarding leases or otherwise for precautionary purposes relating to arrangements not constituting Indebtedness;

(13) Liens securing compensation, reimbursement and indemnification obligations of the Company or any of its Subsidiaries in favor of the Trustee under the indenture, and in favor of trustees or comparable representatives under other indentures, agreements or instruments governing Indebtedness permitted to be Incurred by the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(14) Liens on assets of a Receivables Subsidiary arising in connection with a Qualified Receivables Transaction.

      “Permitted Refinancing Debt” means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount and premium, if any, plus accrued interest (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses Incurred in connection therewith);

(2) such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is Incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or would otherwise be permitted to Incur such Indebtedness.
      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock corporation, trust, unincorporated organization or government or agency or political subdivision thereof or any other entity.
      “Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
      “Public Equity Offering” means any underwritten public offering of common equity securities or units including or representing common equity securities of the Company or Holdings for cash, provided that at the time of or upon consummation of such offering, such common equity securities or units of the Company or Holdings are listed on a national securities exchange or quoted on the National Market System of The Nasdaq Stock Market, Inc.
      “Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) or (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries and any related assets, including all collateral securing such accounts receivable, all contracts and Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

      “Receivables Subsidiary” means a Wholly Owned Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a) is Guaranteed by the Company or any of its other Subsidiaries (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction),

(b) is recourse to or obligates the Company or any of its other Subsidiaries in any way other than pursuant to representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction or

(c) subjects any property or asset of the Company or any of its other Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction;

(2) with which neither the Company nor any of its other Subsidiaries has any material contract, agreement or understanding other than (a) sales of accounts receivable and related assets to such Subsidiary and other transactions within the customary parameters of asset securitization transactions involving accounts receivable, (b) transactions on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company and (c) customary transaction costs, fees and expenses Incurred in connection with asset securitization transactions involving accounts receivable and fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(3) with which neither the Company nor any of its other Subsidiaries has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results.
      Any such designation by the Board of Directors of the Company will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.
      “Replacement Credit Facility” (referred to in this Prospectus as the domestic revolving credit facility) means that certain Second Amended and Restated Credit Agreement, dated as of the date of the indenture, by and among the Company, Holdings and the lenders from time to time party thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, restated, renewed, refunded, replaced or refinanced from time to time (with the same or different lenders and agents).
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Sale and Leaseback Transaction” means an arrangement relating to property owned by the Company or one of its Subsidiaries on the date of the indenture or thereafter acquired by the Company or one of its Subsidiaries whereby the Company or such Subsidiary transfers such property to a Person and the Company or such Subsidiary leases it from such Person.
      “SEC” means the Securities and Exchange Commission, or any successor agency thereto.
      “Securities Act” means the United States Securities Act of 1933, as amended.
      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary,” as defined under Rule 1-02 of Regulation S-X promulgated by the SEC as such regulation is in effect on the date of the indenture.

      “Stated Maturity” when used with respect to any security or any installment of interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.
      “Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or a combination thereof) and (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).
      “United States Government Obligation” means:

(1) any security which is: a direct obligation of the United States of America the payment of which the full faith and credit of the United States of America is pledged or an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, is not callable or redeemable at the option of the issuer thereof; and

(2) any depository receipt issued by a bank (as defined in the Securities Act) as custodian with respect to any United States Government Obligation and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal of or interest on any United States Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the United States Government Obligation or the specific payment of principal or interest evidenced by such depository receipt.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2) the then outstanding principal amount of such Indebtedness.
      “Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person (or any combination thereof).

CERTAIN TAX CONSIDERATIONS
      The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes by an investor who acquires the exchange notes pursuant to this exchange.
      This summary assumes that investors will hold their exchange notes as “capital assets” under the United States Internal Revenue Code of 1986, as amended (the “Code”), and does not discuss special situations, such as those of financial institutions, insurance companies, broker-dealers, partnerships or other pass-through entities, tax-exempt organizations, certain former citizens or former long term residents of the United States or persons holding exchange notes as part of a hedging or conversion transaction, straddle, constructive sale or synthetic security transaction or United States Holders (as defined below) that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. Furthermore, this summary is based upon provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state or local tax laws or estate or gift tax considerations. There can be no assurance that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to such consequences.
      As used herein, the term “United States Holder” means a beneficial owner of an exchange note who is for United States federal income tax purposes: (a) an individual who is a citizen or resident (within the meaning of Section 7701(b) of the Code) of the United States, (b) a corporation or other entity taxable as a corporation for United States federal income tax purposes created in, or organized under the laws of, the United States or any state or political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, was treated as a United States person under the Code on that date and has made a valid election to be treated as a United States person under the Code. A “Non-United States Holder” is a beneficial owner of an exchange note, other than a partnership, that is, for United States federal income tax purposes, not a United States Holder. If a partnership, including for this purpose any entity treated as a partnership for United States federal income tax purposes, is a beneficial owner of the exchange notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of the exchange notes that is a partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of the purchase, ownership and disposition of the exchange notes.
EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL, ESTATE AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES.
Exchange Offer
      Pursuant to the exchange offer holders are entitled to exchange the old notes for the exchange notes that will be substantially identical in all material respects to the old notes, except that the exchange notes will be registered and therefore will not be subject to transfer restrictions and will not provide for registration rights and the exchange notes will not contain provisions relating to the payment of additional interest to be made to the holders of the old notes under certain circumstances related to the timing and completion of the exchange offer.. The exchange pursuant to the exchange offer as described above should not be treated as an “exchange” for U.S. federal income tax purposes, because the exchange notes should not be considered to differ materially in kind or extent from the old notes. Accordingly, the exchange of old notes for exchange notes should not be a taxable event to United States Holders. Moreover, the exchange notes will have the same tax attributes as the old notes and the same tax consequences to United States Holders as the old notes have to United States Holders, including, without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period, and a United States Holder will take into account income with respect to the exchange note in the same manner as for the old note.
United States Federal Income Tax Considerations for United States Holders

Payments of Interest
      Interest on the exchange notes will be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder’s regular method of accounting for United States federal income tax purposes.

Sale, Redemption, Retirement or Other Taxable Disposition of the Exchange Notes
      Upon the sale, redemption, retirement or other taxable disposition of an exchange note, the United States Holder will generally recognize gain or loss in an amount equal to the difference between (1) the amount of cash and the fair market value of other property received in exchange therefor and (2) the holder’s adjusted tax basis in such exchange note. Amounts attributable to accrued but unpaid interest on the exchange notes will be treated as ordinary interest income. A United States Holder’s adjusted tax basis in an exchange note will equal the purchase price paid by such United States Holder for the outstanding note, decreased by the amount of any amortizable bond premium applied to reduce interest on the exchange notes.
      Gain or loss realized on the sale, exchange, retirement or other taxable disposition of an exchange note will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other taxable disposition, the exchange note has been held by the United States Holder for more than 12 months. Net long-term capital gain recognized by a noncorporate United States holder is generally subject to United States federal income tax at a reduced rate. The deductibility of capital losses is subject to certain limitations.

Amortizable Bond Premium
      The old notes were issued for an amount in excess of the stated redemption price at maturity (which is, in this case, the face amount of the old notes). Accordingly, a United States Holder that purchased an old note is considered to have purchased such old note with “amortizable bond premium.” A United States Holder who exchanges an old note for an exchange note will continue to take into account amortizable bond premium in the same manner as taken into account for the old note. A United States Holder generally may elect to amortize the premium over the remaining term of the exchange note on a constant yield method. However, because the exchange notes could be redeemed for an amount in excess of their principal amount, the amortization of a portion of potential bond premium (equal to the excess of the amount payable on the earlier call date over the amount payable at maturity) could be deferred until later in the term of the exchange note. The amount amortized in any year will be treated as a reduction of the United States Holder’s interest income from the exchange note. Amortizable bond premium on an exchange note held by a United States Holder that does not elect annual amortization will decrease the gain or increase the loss otherwise recognized upon disposition of the exchange note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

Information Reporting and Backup Withholding
      Backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest on an exchange note, and to the proceeds of the sale or redemption of an exchange note. Certain holders (including, among others, corporation and certain tax exempt organizations) generally are not subject to backup withholding. We or our paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding tax at a rate of 28 percent if a United

States Holder fails to furnish his taxpayer identification number, certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable backup withholding rules. Unless extended by new legislation, however, the reduction in backup withholding rate to 28 percent will expire and the 31 percent backup withholding rate will be reinstated for payments made after December 31, 2010.
United States Federal Income Tax Considerations for Non-United States Holders

Payments of Interest
      The payment of interest to a Non-United States Holder will not be subject to United States federal income or withholding tax pursuant to the “portfolio interest exception,” provided:

(i) that the interest is not effectively connected with the conduct of a trade or business in the United States;

(ii) the Non-United States Holder (A) does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our capital stock entitled to vote and (B) is neither a controlled foreign corporation that is related to us through stock ownership within the meaning of the Code, nor a bank that received the old notes on an extension of credit in the ordinary course of its trade or business; and

(iii) either (A) the beneficial owner of the exchange notes certifies to us or our paying agent, under penalties of perjury, that it is not a United States Holder and provides its name and address on Internal Revenue Service Form W-8BEN (or a suitable substitute form) or (B) a securities clearing organization, bank or other financial institution that holds the exchange notes on behalf of such Non-United States Holder in the ordinary course of its trade or business (a “financial institution”) certifies under penalties of perjury that such a Form W-8BEN (or a suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.
      If a Non-United States Holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest made to such Non-United States Holder will be subject to a 30 percent withholding tax, unless the beneficial owner of the note provides us or our paying agent with a properly executed (i) Form W-8BEN (or a suitable substitute form) providing a correct United States taxpayer identification number (“TIN”) and claiming an exemption from or reduction in the rate of withholding under an income tax treaty or (ii) Form W-8ECI (or a suitable substitute form) providing a TIN and stating that interest paid on the note is effectively connected with the beneficial owner’s conduct of a trade or business in the United States.
      Notwithstanding the foregoing, if a Non-United States Holder of an exchange note is engaged in the conduct of a trade or business in the United States and has filed Form W-8ECI (or suitable substitute form), interest on the note that is effectively connected with the conduct of such trade or business and, where an applicable income tax treaty so provides, is attributable to a United States permanent establishment, will be taxed on a net basis at applicable graduated individual or corporate rates. Effectively connected interest received by a foreign corporation will generally be subject to an additional branch profits tax at a rate of 30 percent or a lower applicable treaty rate.

Sale, Redemption, Retirement or Other Taxable Disposition of the Exchange Notes
      A Non-United States Holder generally will not be subject to United States federal income tax on gain recognized on a sale, exchange, redemption or other taxable disposition of an exchange note unless:

(i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, and, where an applicable income tax treaty so provides, attributable to a United States permanent establishment or, in case of an individual, a fixed base in the United States; or

(ii) in the case of a Non-United States Holder who is an individual, such holder is present in the United States for 183 or more days during the taxable year of disposition and certain other conditions are met.
      If a Non-United States Holder of an exchange note is engaged in the conduct of a trade or business in the United States, gain on the disposition of the exchange note that is effectively connected with the conduct of such trade or business and, where an applicable income tax treaty so provides, is attributable to a United States permanent establishment or, in the case of an individual, a fixed base in the United States, will be taxed on a net basis at applicable graduated individual or corporate rates. Effectively connected gain of a foreign corporation will generally be subject to an additional branch profits tax at a rate of 30 percent or a lower applicable treaty rate.

Information Reporting and Backup Withholding
      We must report annually to the Internal Revenue Service and to each Non-United States Holder on Form 1042-S the amount of interest paid on an exchange note, regardless of whether withholding was required, and any tax withheld with respect to the interest. Under the provisions of an income tax treaty and other applicable agreements, copies of these information returns may be made available to the tax authorities of the country in which the Non-United States Holder resides.
      Certain Non-United States Holders may, under applicable rules, be presumed to be United States persons. Unless such persons certify their non-United States status and furnish the payor necessary identifying information, interest paid to such holders of exchange notes generally will be subject to backup withholding at a rate of 28 percent. Unless extended by new legislation, however, the reduction in backup withholding rate to 28 percent will expire and the 31 percent backup withholding rate will be reinstated for payments made after December 31, 2010. Backup withholding will not apply to interest that was subject to the 30 percent withholding tax (or applicable treaty rate) applicable to certain Non-United States Holders, as described above.
      The payment of proceeds from the disposition of an exchange note effected by or through a United States office of a broker is also subject to both backup withholding and information reporting unless a Non-United States Holder provides the payor with such Non-United States Holder’s name and address and either certifies non-United States status or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of an exchange note by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person 50% or more of whose gross income is from a United States trade or business for a specified three-year period, or, a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more United States persons that, in the aggregate, hold more than 50 percent of the income or capital interest in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that the holder is a Non-United States Holder and certain other conditions are met, or the exemption is otherwise established. Backup withholding will not apply to amounts paid that were subject to the 30 percent withholding tax (or applicable treaty rate) described above.
      Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the Non-United States Holder’s United States federal income tax liability provided that the required information is furnished to the Internal Revenue Service.
      Investors are urged to consult their tax advisors in determining the tax consequences to them of the exchange, ownership and disposition of the exchange notes, including the application to their particular situations of the United States federal income tax considerations discussed in this prospectus and the application of state, local, foreign or other tax laws.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of any such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and any profit on any such resale and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933, as amended. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended.
      For a period of 180 days after the expiration date of this exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
LEGAL MATTERS
      The validity of the notes offered in this prospectus will be passed upon for us by Pepper Hamilton LLP, Philadelphia, Pennsylvania
EXPERTS
      The consolidated financial statements of Dollar Financial Group, Inc. at June 30, 2004 and 2003 and for each of the three years in the period ended June 30, 2004, and Dollar Financial Corp. at June 30, 2004 and 2003, and for each of the three years in the period ended June 30, 2004, included in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports appearing elsewhere herein and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
      The financial statements of American Check Cashiers of Lafayette, L.L.C. and Subsidiary, Alexandria Financial Services, L.L.C. and Subsidiary, and Southern Financial Services, L.L.C. as of December 31, 2004, and for the year then ended included in this prospectus and registration statement, have been audited by LaPorte, Sehrt, Romig & Hand, independent registered public accounting firm, as set forth in their report appearing elsewhere herein and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
      The financial statements of We The People Forms And Service Centers, USA, Inc. (Member of the We The People Affiliated Group Of Companies) as of December 31, 2004 and 2003, for the years then ended, in the case of December 31, 2003, as restated, included in this prospectus and registration statement, have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the SEC a registration statement on Form S-4 with respect to the securities we are offering. This prospectus, which forms a part of this registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about us and the securities offered in this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those contracts or documents. The registration statement, including its exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.
      We file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20002. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The indenture governing the notes provides that, regardless of whether we are at any time required to file reports with the SEC, we will file with the SEC and furnish to the holders of the notes all such reports and other information as would be required to be filed with the SEC if we were subject to the reporting requirements of the Exchange Act. In addition, we will furnish to the holders of the notes and to prospective investors, upon request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.
      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Dollar Financial Group, Inc.
1436 Lancaster Avenue
Berwyn, Pennsylvania 19312-1288
Phone: (610) 296-3400

INDEX TO FINANCIAL STATEMENTS

Dollar Financial Group, Inc. and Subsidiaries
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets as of June 30, 2004 and 2003	F-4
Consolidated Statements of Operations for the Years Ended June 30, 2004, 2003 and 2002	F-5
Consolidated Statements of Shareholder’s Equity for the Years Ended June 30, 2004, 2003 and 2002	F-6
Consolidated Statements of Cash Flows for the Years Ended June 30, 2004, 2003 and 2002	F-7
Notes to Consolidated Financial Statements	F-8
Unaudited Consolidated Financial Statements
Interim Unaudited Consolidated Balance Sheets as of March 31, 2005 and June 30, 2004	F-34
Interim Unaudited Consolidated Statements of Operations for the Three Months and the Nine Months Ended March 31, 2005 and 2004	F-35
Interim Unaudited Consolidated Statements of Cash Flows for the Nine Months Ended March 31, 2005 and 2004	F-36
Notes to Interim Unaudited Consolidated Financial Statements	F-37
Dollar Financial Corp. and Subsidiaries
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-53
Consolidated Balance Sheets as of June 30, 2004 and 2003	F-54
Consolidated Statements of Operations for the Years Ended June 30, 2004, 2003 and 2002	F-55
Consolidated Statements of Shareholders’ Equity for the Years Ended June 30, 2004, 2003 and 2002	F-56
Consolidated Statements of Cash Flows for the Years Ended June 30, 2004, 2003 and 2002	F-57
Notes to Consolidated Financial Statements	F-58
Unaudited Consolidated Financial Statements
Interim Unaudited Consolidated Balance Sheets as of March 31, 2005 and June 30, 2004	F-87
Interim Unaudited Consolidated Statements of Operations for the Three Months and the Nine Months Ended March 31, 2005 and 2004	F-88
Interim Unaudited Consolidated Statements of Shareholders’ Equity for the Nine Months Ended March 31, 2005 and June 30, 2004	F-89
Interim Unaudited Consolidated Statements of Cash Flows for the Nine Months Ended March 31, 2005 and 2004	F-90
Notes to Interim Unaudited Consolidated Financial Statements	F-91
American Check Cashers of Lafayette, L.L.C. and Subsidiary, Alexandria Financial Services, L.L.C. and Subsidiary, and Southern Financial Services, L.L.C.
Report of Independent Registered Public Accounting Firm	F-112
Combined Balance Sheet as of December 31, 2004	F-113
Combined Statement of Operations for the Year Ended December 31, 2004	F-114
Combined Statement of Changes in Members’ Equity for the Year Ended December 31, 2004	F-115
Combined Statement of Cash Flows for the Year Ended December 31, 2004	F-116
Notes to Combined Financial Statements	F-117
Supplemental Schedules:
Combining Balance Sheet	F-121
Combining Statement of Operations	F-122

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Dollar Financial Corp.
      We have audited the accompanying consolidated balance sheets of Dollar Financial Group, Inc. as of June 30, 2004 and 2003, and the related consolidated statements of operations, shareholder’s equity, and cash flows for each of the three years in the period ended June 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dollar Financial Group, Inc. at June 30, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
August 27, 2004

DOLLAR FINANCIAL GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	June 30,

	2003	2004

	(In thousands except
	share amounts)
ASSETS
Cash and cash equivalents	$71,805	$69,266
Loans receivable
Loans receivable	15,603	32,902
Loans receivable pledged	8,000	—

Total loans receivable	23,603	32,902
Less: Allowance for loan losses	(1,344)	(2,315)

Loans receivable, net	22,259	30,587
Other consumer lending receivables	6,458	7,404
Other receivables	4,500	4,056
Income taxes receivable	1,369	6,125
Prepaid expenses	3,981	4,380
Notes and interest receivable — officers	3,468	3,354
Due from parent	4,573	5,682
Property and equipment, net of accumulated depreciation of $39,309 and $49,540	29,209	27,965
Goodwill and other intangibles, net of accumulated amortization of $22,017 and $23,339	143,416	149,118
Debt issuance costs, net of accumulated amortization of $7,945 and $967	5,200	11,160
Other	2,051	2,827

	$298,289	$321,924

LIABILITIES AND SHAREHOLDER’S EQUITY
Accounts payable	$17,245	$15,863
Foreign income taxes payable	1,380	5,979
Accrued expenses and other liabilities	10,512	16,908
Accrued interest payable	1,656	3,876
Deferred tax liability	838	—
Other collateralized borrowings	8,000	—
Revolving credit facilities	61,699	—
10 7/8% Senior Notes due 2006	109,190	—
9 3/4% Senior Notes due 2011	—	241,176
Subordinated notes payable and other	20,081	105
Shareholder’s equity:
Common stock, $1 par value: 20,000 shares authorized; 100 shares issued at June 30, 2003 and 2004	—	—
Additional paid-in capital	50,957	21,617
Retained earnings	9,034	2,587
Accumulated other comprehensive income	7,697	13,813

Total shareholder’s equity	67,688	38,017

	$298,289	$321,924

See accompanying notes.

DOLLAR FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 30,

	2002	2003	2004

	(In thousands)
Revenues:
Check cashing	$104,792	$108,435	$117,397
Consumer lending:
Fees from consumer lending	98,538	107,580	122,461
Provision for loan losses and adjustment to servicing revenue	(27,913)	(24,995)	(24,489)

Consumer lending, net	70,625	82,585	97,972
Money transfer fees	10,098	11,652	13,052
Other	16,461	16,716	18,009

Total revenues	201,976	219,388	246,430
Store and regional expenses:
Salaries and benefits	65,295	69,799	76,008
Occupancy	18,087	18,856	19,805
Depreciation	6,522	5,859	6,546
Returned checks, net and cash shortages	9,107	8,531	9,132
Telephone and telecommunication	5,587	5,538	5,665
Advertising	4,949	5,899	6,943
Bank charges	4,240	3,138	3,744
Armored carrier services	2,651	2,873	3,051
Other	19,704	21,787	24,786

Total store and regional expenses	136,142	142,280	155,680
Establishment of reserves for new consumer lending arrangements	2,244	—	—
Corporate expenses	24,516	31,241	32,813
Losses on store closings and sales and other restructuring	1,435	3,987	361
Other depreciation and amortization	2,709	3,320	3,286
Interest expense, net of interest income of $254, $173 and $179	18,694	20,168	25,303
Loss on extinguishment of debt	—	—	7,486
Litigation settlement costs	—	2,750	—

Income before income taxes	16,236	15,642	21,501
Income tax provision	10,199	13,511	16,589

Net income	$6,037	$2,131	$4,912

See accompanying notes.

DOLLAR FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY

					Accumulated
	Common Stock		Additional		Other	Total
			Paid-In	Retained	Comprehensive	Shareholder’s
	Shares	Amount	Capital	Earnings	(Loss) Income	Equity

	(In thousands, except share data)
Balance, June 30, 2001	100	$—	$50,957	$866	$(9,199)	$42,624
Comprehensive income
Translation adjustment for the year ended June 30, 2002					4,854	4,854
Net income for the year ended June 30, 2002				6,037		6,037

Total comprehensive income						10,891

Balance, June 30, 2002	100	—	50,957	6,903	(4,345)	53,515

Comprehensive income
Translation adjustment for the year ended June 30, 2003					12,042	12,042
Net income for the year ended June 30, 2003				2,131		2,131

Total comprehensive income						14,173

Balance, June 30, 2003	100	—	50,957	9,034	7,697	67,688

Comprehensive income
Translation adjustment for the year ended June 30, 2004					6,116	6,116
Net income for the year ended June 30, 2004				4,912		4,912

Total comprehensive income						11,028
Dividends paid to parent			(29,340)	(11,359)		(40,699)

Balance, June 30, 2004	100	$—	$21,617	$2,587	$13,813	$38,017

See accompanying notes.

DOLLAR FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30,

	2002	2003	2004

	(In thousands)
Cash flows from operating activities:
Net income	$6,037	$2,131	$4,912
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,740	10,971	11,570
Loss on extinguishment of debt	—	—	7,486
Losses on store closings and sales and other restructuring	1,154	3,987	187
Foreign currency gain on revaluation of collateralized borrowings	—	(398)	(838)
Establishment of reserves for new consumer lending arrangements	1,448	—	—
Deferred tax (benefit) provision	(873)	783	(838)
Change in assets and liabilities (net of effect of acquisitions):
Decrease (increase) in loans and other receivables	2,236	(9,602)	(8,987)
Increase in income taxes receivable	(698)	(1,626)	(1,801)
Decrease (increase) in prepaid expenses and other	309	1,375	(760)
(Decrease) increase in accounts payable, income taxes payable, accrued expenses and other liabilities and accrued interest payable	(5,900)	(3,789)	9,441

Net cash provided by operating activities	14,453	3,832	20,372
Cash flows from investing activities:
Acquisitions, net of cash acquired	(45)	(3,251)	(550)
Gross proceeds from sales of fixed assets	—	—	81
Additions to property and equipment	(10,063)	(7,428)	(8,150)

Net cash used in investing activities	(10,108)	(10,679)	(8,619)
Cash flows from financing activities:
Redemption of subordinated notes	—	—	(20,734)
Redemption of collateralized borrowings	—	—	(8,277)
Other debt payments	(64)	(3)	(72)
Other collateralized borrowings	—	8,000	—
Issuance of 9 3/4% Senior Notes due 2011	—	—	241,176
Redemption of 10 7/8% Senior Notes due 2006	—	—	(111,170)
Net increase (decrease) in revolving credit facilities	11,112	(17,237)	(61,699)
Payments of debt issuance costs	(571)	(690)	(10,929)
Net increase in due from parent	(1,068)	(967)	(4,064)
Dividend paid to parent	—	—	(40,699)

Net cash provided by (used in) financing activities	9,409	(10,897)	(16,468)
Effect of exchange rate changes on cash and cash equivalents	427	2,916	2,176

Net increase (decrease) in cash and cash equivalents	14,181	(14,828)	(2,539)
Cash and cash equivalents at beginning of year	72,452	86,633	71,805

Cash and cash equivalents at end of year	$86,633	$71,805	$69,266

Supplemental disclosures of cash flow information
Interest paid	$17,472	$18,432	$21,485
Income taxes paid	$16,035	$14,548	$13,858
See accompanying notes.

DOLLAR FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004

1.	Organization and Business
      The accompanying consolidated financial statements are those of Dollar Financial Group, Inc. (the “Company”) and its wholly-owned subsidiaries. The Company is a wholly-owned subsidiary of Dollar Financial Corp. (“Corp.”). The activities of Corp. consist primarily of its investment in the Company. Dollar Financial Corp. has no employees or operating activities.
      The Company, through its subsidiaries, provides retail financial services through a network of 1,110 locations (of which 638 are Company-operated) operating as Money Mart, The Money Shop, Loan Mart and Insta-Cheques in sixteen states, the District of Columbia, Canada and the United Kingdom. The services provided at the Company’s retail locations include check cashing, short-term consumer loans, sale of money orders, money transfer services and various other related services.

2.	Significant Accounting Policies

Use of Estimates
      The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Principles of Consolidation
      The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassification
      Certain prior year amounts have been reclassified to conform to current year presentation.

Revenue recognition
      With respect to company-operated stores, revenues from the Company’s check cashing, money order sales, money transfer and bill payment services and other miscellaneous services reported in other revenues on its statement of operations are all recognized when the transactions are completed at the point-of-sale in the store.
      With respect to the Company’s franchised locations, it recognizes initial franchise fees upon fulfillment of all significant obligations to the franchisee. Royalty payments from its franchisees are recognized as earned.
      For short term consumer loans that the Company makes directly, which have terms ranging from 1 to 37 days, revenue is recognized using the interest method. Loan origination fees are recognized as an adjustment to the yield on the related loan.
      In addition to the short-term consumer loans originated and funded by the Company, the Company also has relationships with two banks, County Bank of Rehoboth Beach, Delaware and First Bank of Delaware. Pursuant to these relationships, the Company markets and services short-term consumer loans, which have terms ranging from 7 to 23 days, that are funded by the banks. The banks are responsible for the application review process and determining whether to approve an application and fund a loan. As a result, the banks’ loans are not reflected on the Company’s balance sheet. The Company earns a marketing and servicing fee for each loan that is paid by borrowers to the banks.

DOLLAR FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      For loans funded by County Bank, the Company recognizes net servicing fee income ratably over the life of the related loan. In addition, each month County Bank withholds certain servicing fees payable to the Company in order to maintain a cash reserve. The amount of the reserve is equal to a fixed percentage of outstanding loans at the beginning of the month plus a percentage of the finance charges collected during the month. Each month, net credit losses are applied against County Bank’s cash reserve. Any excess reserve is then remitted to the Company as a collection bonus. The remainder of the finance charges not applied to the reserve are either used to pay costs incurred by County Bank related to the short term loan program, retained by the bank as interest on the loan or distributed to the Company as a servicing fee.
      For loans funded by First Bank of Delaware, the Company recognizes net servicing fee income ratably over the life of the related loan. In addition, the bank has established a target loss rate for the loans marketed and serviced by the Company. Servicing fees payable to the Company are reduced if actual losses exceed this target loss rate by the amount they exceed it. If actual losses are below the target loss rate, the difference is paid to the Company as a servicing fee. The measurement of the actual loss rate and settlement of servicing fees occurs twice every month.
      Because the Company’s servicing fees are reduced by loan losses incurred by the banks, the Company has established a reserve for servicing fee adjustments. To estimate the appropriate reserve for servicing fee adjustments, the Company considers the amount of outstanding loans owed to the banks, historical loans charged off, current collections patterns and current economic trends. The reserve is then based on net write-offs, expressed as a percentage of loans originated on behalf of the banks applied against the total amount of the banks’ outstanding loans. This reserve is reported in accrued expenses and other liabilities on the Company’s balance sheet and was $1,093 at June 30, 2003 and $1,380 at June 30, 2004.
      If one of the banks suffers a loss on a loan, the Company immediately records a charge-off against the reserve for servicing fee adjustments for the entire amount of the unpaid item. A recovery is credited to the reserve during the period in which the recovery is made. Each month, the Company replenishes the reserve in an amount equal to the net losses charged to the reserve in that month. This replenishment, as well as any additional provisions to the reserve for servicing fees adjustments as a result of the calculations set forth above, is charged against revenues.

Cash and Cash Equivalents
      Cash includes cash in stores and demand deposits with financial institutions. Cash equivalents are defined as short-term, highly liquid investments both readily convertible to known amounts of cash and so near maturity that there is insignificant risk of changes in value because of changes in interest rates.

Loans Receivable, Net
      Unsecured short-term and longer-term installment loans that the Company originates on its own behalf are reflected on the balance sheet in loans receivable, net. Loans receivable, net are reported net of a reserve related to consumer lending as described below in the company funded consumer loan loss reserves policy.

Property and Equipment
      Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using either the straight-line or double declining balance method over the estimated useful lives of the assets, which vary from three to five years.

DOLLAR FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Intangible Assets
      Under the provisions of SFAS 142, “Goodwill and Other Intangible Assets” intangible assets, including goodwill, that are not subject to amortization will be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired, using a two-step impairment assessment. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, and the second step of the impairment test is not necessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss if any (see Note 10). The Company has completed the required impairment tests and determined that goodwill was not impaired.

Debt Issuance Costs
      Debt issuance costs are amortized using the effective yield method over the remaining term of the related debt (see Note 5).

Store and Regional Expenses
      The direct costs incurred in operating the Company’s stores have been classified as store expenses. Store expenses include salaries and benefits of store and regional employees, rent and other occupancy costs, depreciation of property and equipment, bank charges, armored carrier services, returned checks, net and cash shortages, advertising, telephone and telecommunication and other costs incurred by the stores. Excluded from store operations are the corporate expenses of the Company, which include salaries and benefits of corporate employees, professional fees and travel costs.

Company Funded Consumer Loan Loss Reserves Policy
      The Company maintains a loan loss reserve for anticipated losses for loans the Company makes directly through some of its company-operated locations. To estimate the appropriate level of loan loss reserves, the Company considers the amount of outstanding loans owed to the Company, historical loans charged off, current collection patterns and current economic trends. The Company’s current loan loss reserve is based on its net charge-offs, expressed as a percentage of loans originated for the last twelve months applied against the total amount of outstanding loans that it makes directly. As these conditions change, the Company may need to make additional provisions in future periods.
      When a loan is originated, the customer receives the cash proceeds in exchange for a post-dated check or a written authorization to initiate a charge to the customer’s bank account on the stated maturity date of the loan. If the check or the debit to the customer’s account is returned from the bank unpaid, The Company immediately records a charge-off against the consumer loan loss reserve for the entire amount of the unpaid item. A recovery is credited to the reserve during the period in which the recovery is made. Each month, the Company replenishes the reserve in an amount equal to the net losses charged to the reserve in that month. This replenishment, as well as any additional provisions to the loan loss reserve as a result of the calculations in the preceding paragraph, is charged against revenues.

Check Cashing Returned Item Policy
      The Company charges operating expense for losses on returned checks during the period in which such checks are returned. Recoveries on returned checks are credited to operating expense in the period during which recovery is made. This direct method for recording returned check losses and recoveries eliminates the need for an allowance for returned checks. The net expense for bad checks included in returned checks, net

DOLLAR FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and cash shortages in the accompanying consolidated statements of operations was $7,062,000, $6,738,000 and $7,662,000 for the years ended June 30, 2002, 2003 and 2004, respectively.

Income Taxes
      The Company uses the liability method to account for income taxes. Accordingly, deferred income taxes have been determined by applying current tax rates to temporary differences between the amount of assets and liabilities determined for income tax and financial reporting purposes.
      The Company intends to reinvest its foreign earnings and as a result the Company has not provided a deferred tax liability on foreign earnings.

Employees’ Retirement Plan
      Retirement benefits are provided to substantially all full-time employees who have completed 1,000 hours of service through a defined contribution retirement plan. The Company will match 50% of each employee’s contribution, up to 8% of the employee’s compensation. In addition, a discretionary contribution may be made if the Company meets its financial objectives. The amount of contributions charged to expense was $614,000, $775,000 and $720,000 for the years ended June 30, 2002, 2003 and 2004, respectively.

Advertising Costs
      The Company expenses advertising costs as incurred. Advertising costs charged to expense were $5,844,000, $6,922,000 and $7,406,000 for the years ended June 30, 2002, 2003 and 2004, respectively.

Fair Value of Financial Instruments
      The carrying values of the revolving credit facilities approximate fair values, as these obligations carry a variable interest rate. The fair value of the Company’s Senior Notes is based on quoted market prices (see Note 5). The Company’s other financial instruments consist of cash and cash equivalents, loan and other consumer lending receivables, which are short-term in nature and their fair value approximates their carrying value.
      Operations in the United Kingdom and Canada have exposed us to shifts in currency valuations. From time to time, the Company may elect to purchase put options in order to protect earnings in the United Kingdom and Canada against foreign currency fluctuations. Out of the money put options may be purchased because they cost less than completely averting risk, and the maximum downside is limited to the difference between the strike price and exchange rate at the date of purchase and the price of the contracts. At June 30, 2004, the Company held put options with an aggregate notional value of $(CAN) 44.0 million and £(GBP) 7.7 million to protect the currency exposure in Canada and the United Kingdom throughout fiscal year 2005. The Company uses purchased options designated as cash flow hedges to protect against the foreign currency exchange rate risks inherent in its forecasted earnings denominated in currencies other than the U.S. dollar. The Company’s cash flow hedges have a duration of less than twelve months. For derivative instruments that are designated and qualify as cash flow hedges, the effective portions of the gain or loss on the derivative instrument are initially recorded in accumulated other comprehensive income as a separate component of shareholder’s equity and subsequently reclassified into earnings in the period during which the hedged transaction is recognized in earnings. The ineffective portion of the gain or loss is reported in corporate expenses on the statement of operations. For options designated as hedges, hedge effectiveness is measured by comparing the cumulative change in the hedge contract with the cumulative change in the hedged item, both of which are based on forward rates. As of June 30, 2004 no amounts were excluded from the assessment of hedge effectiveness. There was no ineffectiveness in the Company’s cash flow hedges for the year ended

DOLLAR FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
June 30, 2004. The fair market value at June 30, 2004 was $561,000 and is included in other assets on the balance sheet.

Foreign Currency Translation and Transactions
      The Company operates check cashing and financial services outlets in Canada and the United Kingdom. The financial statements of these foreign businesses have been translated into U.S. dollars in accordance with U.S. generally accepted accounting principles. All balance sheet accounts are translated at the current exchange rate and income statement items are translated at the average exchange rate for the period; resulting translation adjustments are made directly to a separate component of shareholder’s equity. Gains or losses resulting from foreign currency transactions are included in corporate expenses.

Franchise Fees and Royalties
      The Company recognizes initial franchise fees upon fulfillment of all significant obligations to the franchisee. Royalties from franchisees are accrued as earned. The standard franchise agreements grant to the franchisee the right to develop and operate a store and use the associated trade names, trademarks, and service marks within the standards and guidelines established by the Company. As part of the franchise agreement, the Company provides certain pre-opening assistance including site selection and evaluation, design plans, operating manuals, software and training. After the franchised location has opened, the Company must also provide updates to the software, samples of certain advertising and promotional materials and other post-opening assistance that the Company determines is necessary. Initial franchise fees included in revenues were $59,000, $283,000 and $389,000 for the years ended June 30, 2002, 2003 and 2004, respectively. Total franchise revenues were $5.2 million, $6.3 million and $7.5 million for the years ended June 30, 2002, 2003 and 2004, respectively.

3.	Stock Option Plan
      Corp.’s Stock Incentive Plan (the “Plan”) states that 784,393 shares of Corp.’s common stock may be awarded to employees or consultants of the Company. The awards, at the discretion of Corp.’s Board of Directors, may be issued as nonqualified stock options or incentive stock options. Stock appreciation rights (“SAR”) may also be granted in tandem with the nonqualified stock options or the incentive stock options. Exercise of the SARs cancels the option for an equal number of shares and exercise of the nonqualified stock options or incentive stock options cancels the SARs for an equal number of shares. The number of shares issued under the Plan is subject to adjustment as specified in the Plan provisions. No options may be granted after February 15, 2009. The options are exercisable in 20% increments annually on the first, second, third, fourth and fifth anniversary of the grant date and have a term of ten years from the date of issuance.
      During the year ended June 30, 2004, 301,920 nonqualified stock options were granted under the Plan at an exercise price of $10.09, the estimated fair market value of the common stock on the date of grant. The options are exercisable in 20% increments annually on the first, second, third, fourth and fifth anniversary of the grant date and have a term of ten years from the date of issuance.

DOLLAR FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table presents information on stock options:

	Shares	Price per Share

Options outstanding at June 30, 2001 (231,341 shares exercisable)	693,360	$5.81/$13.06
Granted	—	—
Exercised	—	—
Forfeited	(25,530)	$5.81/$13.06

Options outstanding at June 30, 2002 (361,877 shares exercisable)	613,830	$5.81/$13.06
Granted	—	—
Exercised	—	—
Forfeited	(74,370)	$5.81/$13.06

Options outstanding at June 30, 2003 (435,137 shares exercisable)	539,460	$5.81/$13.06
Granted	301,920	$10.09
Exercised	—	—
Forfeited	(59,940)	$5.81/$13.06

Options outstanding at June 30, 2004 (466,200 shares exercisable)	781,440	$5.81/$10.09/$13.06

      The following table presents information on stock options by exercise price:

	Options Outstanding		Options Exercisable

		Weighted Average
	Number	Remaining	Number
	Outstanding at	Contractual Life	Exercisable at
Exercise Price	June 30, 2004	(Years)	June 30, 2004

$5.81	446,220	4.6	446,220
$10.09	301,920	9.5	—
$13.06	33,300	6.4	19,980

	781,440	6.6	466,200

4.	Property and Equipment
      Property and equipment at June 30, 2003 and 2004 consist of (in thousands):

	June 30,

	2003	2004

Land	$157	$172
Leasehold improvements	20,871	24,982
Equipment and furniture	47,490	52,351

	68,518	77,505
Less accumulated depreciation	39,309	49,540

Total property and equipment	$29,209	$27,965

DOLLAR FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Depreciation expense amounted to $8,835,000, $9,006,000 and $9,738,000 for the years ended June 30, 2002, 2003 and 2004, respectively.

5.	Debt
      The Company has debt obligations at June 30, 2003 and 2004 as follows (in thousands):

	June 30,

	2003	2004

Revolving credit facility; interest at one-day Eurodollar, as defined, plus 4.00% at June 30, 2003 of the outstanding daily balances payable monthly; weighted average interest rate of 5.36% for the year ended June 30, 2003 (facility terminated November 2003, see refinancing discussion)	$60,764	$—
United Kingdom overdraft facility; interest at the bank base rate, as defined, plus 1.00% at June 30, 2003 4.75% of the outstanding daily balances payable quarterly; weighted average interest rate of 4.90% for the year ended June 30, 2003	935	—
9.75% Senior Notes due November 15, 2011; interest payable semi-annually on May 15 and November 15	—	241,176
Other collateralized borrowings; interest rate of 15.6% subject to loss rates on the related UK loans pledged	8,000	—
10.875% Senior Notes due November 15, 2006; interest payable semiannually on May 15 and November 15	109,190	—
10.875% Senior Subordinated Notes due December 31, 2006; interest payable semiannually on June 30 and December 30	20,000	—
Other	81	105

	$198,970	$241,281

      Prior to November 13, 2003, the Company had $109.2 million of 10.875% Senior Notes due 2006 (the “Old Senior Notes”), which were registered under the Securities Act of 1933, as amended. The payment obligations under the Old Senior Notes were jointly and severally guaranteed, on a full and unconditional basis, by each of the Company’s existing subsidiaries (the “Guarantors”). There were no restrictions on the Company’s and the guarantor subsidiaries’ ability to obtain funds from their subsidiaries by dividend or by loan. Also, the Company had $20 million aggregate principal amount of its 10.875% Senior Subordinated Notes due 2006 (the “Old Senior Subordinated Notes”) outstanding.
      On November 13, 2003, the Company issued $220.0 million principal amount of 9.75% Senior Notes due 2011 under Rule 144A and Regulation S of the Securities Act of 1933 and entered into a new $55.0 million Senior Secured Reducing Revolving Credit Facility (“New Credit Facility”). The proceeds from these transactions were used to repay, in full, all borrowings outstanding under the Company’s existing credit facility, redeem the entire $109.2 million principal amount of the Old Senior Notes, redeem the entire $20.0 million principal amount of the Old Senior Subordinated Notes, distribute to Dollar Financial Corp. $20.0 million to redeem an equal amount of its 13.0% Senior Discount Notes due 2006, and pay all related fees, expenses and redemption premiums with respect to these transactions.
      On May 6, 2004, the Company consummated an offering of $20.0 million principal amount of 9.75% Senior Notes due 2011. The notes were offered as additional debt securities under the indenture pursuant to which the Company had issued $220.0 million of notes in November 2003 (the “New Notes Indenture”). The notes issued in November 2003 and the notes issued in May 2004 constitute a single class of securities under the New Notes Indenture. The net proceeds from the May 2004 note offering

DOLLAR FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
were distributed to Dollar Financial Corp. to redeem approximately $9.1 million aggregate principal amount of its 16.0% Senior Notes due 2012 and approximately $9.1 million aggregate principal amount of its 13.95% Senior Subordinated Notes due 2012.
      The 9.75% Senior Notes are redeemable, in whole or in part, at the Company’s option, at any time on or after November 15, 2007. If redeemed during the twelve month period commencing November 15 of the years indicated below, the 9.75% Senior Notes will be redeemable at the following redemption prices, expressed as percentages of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption:

Year	Percentage

2007	104.875%
2008	102.438%
2009 and thereafter	100.000%
      Prior to November 15, 2006, the Company may redeem up to 35% of the aggregate principal amount of the 9.75% Senior Notes with the net proceeds of certain equity issuances at a redemption price equal to 109.75% of the principal amount thereof, plus accrued an unpaid interest and liquidated damages, if any, to the date of redemption.
      The New Credit Facility consists of a $55.0 million senior secured reducing revolving credit facility. The commitment under the New Credit Facility was reduced by $750,000 on January 2, 2004 and on the first business day of each calendar quarter thereafter, and is subject to additional reductions based on excess cash flow up to a maximum reduction, including quarterly reductions, of $15.0 million. The commitment may be subject to further reductions in the event the Company engages in certain issuances of securities or asset disposals. Under the New Credit Facility, up to $20.0 million may be used in connection with letters of credit. Amounts outstanding under the New Credit Facility bear interest at either (i) the higher of (a) the federal funds rate plus 0.50% per annum or (b) the rate publicly announced by Wells Fargo, San Francisco, as its “prime rate,” plus 3.25% at June 30, 2004, (ii) the LIBOR Rate (as defined therein) plus 4.50% at June 30, 2004, or (iii) the one day Eurodollar Rate (as defined therein) plus 4.50% at June 30, 2004, determined at the Company’s option. At June 30, 2004, the borrowing capacity was $40.5 million and there was none outstanding.
      The New Notes Indenture and the New Credit Facility contain certain financial and other restrictive covenants, which, among other things, require the company to achieve certain financial ratios, limit capital expenditures, restrict payment of dividends and require certain approvals in the event the Company wants to increase the borrowings. At June 30, 2004, the Company is in compliance with all covenants.
      The Company has established a Canadian dollar overdraft credit facility to fund peak working capital needs for its Canadian operations. The overdraft credit facility, which has no stated maturity date, provides for a commitment of up to approximately $10.0 million none of which was outstanding at June 30, 2003 and 2004. Amounts outstanding under the facility bear interest at Canadian prime and are secured by $10.0 million letter of credit issued by Wells Fargo Bank under the Revolving Credit Facility.
      During fiscal 2004, the Company’s United Kingdom operations also had a British pound overdraft facility that bore interest at 1.00% for the year ended June 30, 2003 over the base rate and which provided for a commitment of approximately $6.2 million. The overdraft facility was secured by a $6.0 million letter of credit issued by Wells Fargo Bank under the Revolving Credit Facility. This overdraft facility expired on March 31, 2004.
      The total fair market value of the Old Senior Notes and the Old Senior Subordinated Notes at June 30, 2003 was approximately $122.7 million based on quoted market prices.

DOLLAR FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The total fair market value of the Company’s 9.75% Senior Notes due 2011 at June 30, 2004 was approximately $250.8 million.
      Interest of $17,472,000, $18,432,000 and $21,485,000 was paid for the years ended June 30, 2002, 2003 and 2004, respectively.

6.	Income Taxes
      The provision for income taxes for the years ended June 30, 2002, 2003 and 2004 consists of the following (in thousands):

	Year Ended June 30,

	2002	2003	2004

Federal:
Current	$1,136	$(603)	$2,196
Deferred	(872)	705	(968)

	264	102	1,228
Foreign taxes:
Current	9,550	13,088	15,232
Deferred	(74)	—	—

	9,476	13,088	15,232
State:
Current	386	243	—
Deferred	73	78	129

	459	321	129

	$10,199	$13,511	$16,589

      The significant components of the Company’s deferred tax assets and liabilities at June 30, 2003 and 2004 are as follows (in thousands):

	June 30,

	2003	2004

Deferred tax assets:
Loss reserves	$834	$1,219
Foreign withholding taxes	21	6
Depreciation	2,547	2,051
Accrued compensation	573	1,130
Reserve for store closings	560	215
Foreign tax credits	230	—
Other accrued expenses	405	268
Other	14	85

Gross deferred tax assets	5,184	4,974
Valuation allowance	—	(3,946)
Deferred tax liabilities:
Amortization and other temporary differences	6,022	1,028

Net deferred tax liability	$(838)	$—

DOLLAR FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A reconciliation of the provision for income taxes with amounts determined by applying the federal statutory tax rate to income (loss) before income taxes is as follows (in thousands):

	Year Ended June 30,

	2002	2003	2004

Tax provision at federal statutory rate	$5,682	$5,475	$7,523
Add (deduct):
State tax provision, net of federal tax benefit	299	199	—
Foreign taxes	1,673	2,419	1,122
US tax on foreign earnings	2,370	5,162	2,349
Canadian restructuring	—	—	5,143
Other permanent differences	175	256	452

Tax provision at effective tax rate	$10,199	$13,511	$16,589

      The Company and its subsidiaries file a consolidated federal income tax return with Corp. but the Company calculates its provision and prepares its income tax note as if it were on a stand-alone basis.
      After the refinancing of the Company’s debt, the Company elected not to include Canadian income in taxable income for US tax return filing purposes. As a result of this election the Company provided a $3.9 million valuation allowance and reversed any related deferred taxes. Because realization is not assured, the Company has not recorded the benefit of the deferred tax assets.
      Foreign, federal and state income taxes of approximately $16,035,000, $14,548,000 and $13,858,000 were paid during the years ended June 30, 2002, 2003 and 2004, respectively.

7.	Losses on Store Closings and Sales and Other Restructuring
      For the fiscal year ended June 30, 2003, the Company closed 27 underperforming stores and consolidated and relocated certain non-operating functions to reduce costs and increase efficiencies. Costs incurred with the restructuring are comprised of severance and other retention benefits to employees who were involuntarily terminated and store closure costs related to the locations the Company will no longer utilize. During the fiscal year ended June 30, 2003, the Company recorded costs for severance and other retention benefits of $1.7 million and store closure costs of $1.6 million consisting primarily of lease obligations and leasehold improvement write-offs. These charges were expensed within “Losses on store closings and sales and other restructuring” on the Consolidated Statements of Operations. The restructuring was completed by the fiscal year end. All of the locations that were closed and for which the workforce was reduced are included in the United States geographic segment. The Company, as required, adopted Financial Accounting Standards Board Statement No. 146, Accounting for Costs Associated with Disposal or Exit Activities, on January 1, 2003.

DOLLAR FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Following is a reconciliation of the beginning and ending balances of the restructuring liability (in millions):

	Severance and
	Other	Store Closure
	Retention Benefits	Costs	Total

Balance at June 30, 2002	$—	$—	$—
Charge recorded in earnings	1.7	1.6	3.3
Amounts paid	(0.5)	(0.8)	(1.3)
Non-cash charges	—	(0.6)	(0.6)

Balance at June 30, 2003	1.2	0.2	1.4
Reclassification	(0.7)	0.7	—
Amounts paid	(0.5)	(0.5)	(1.0)

Balance at June 30, 2004	$—	$0.4	$0.4

      The Company also expenses costs related to the closure of stores in the normal course of its business. Costs directly expensed for the years ended June 30, 2002, 2003 and 2004 were $1,435,000, $722,000 and $361,000, respectively.

8.	Loss on Extinguishment of Debt
      On November 13, 2003, the Company issued $220.0 million principal amount of 9.75% senior notes due 2011. The proceeds from this offering were used to redeem all of the Company’s outstanding 10.875% senior notes and the Company’s outstanding 10.875% senior subordinated notes, to refinance the Company’s credit facility, to distribute a portion of the proceeds to Dollar Financial Corp. to redeem an equal amount of Corp.’s senior discount notes and to pay fees and expenses with respect to these transactions and a related note exchange transaction involving Corp.’s senior discount notes. On June 30, 2004, the Company terminated an agreement under which it sold a participation interest in a portion of the short-term consumer loans originated by it in the United Kingdom to a third party. Associated with the termination of this agreement the Company paid $276,660 representing a prepayment penalty.
      The loss incurred on the extinguishment of debt is as follows (in millions):

Call Premium
10.875% Senior Notes	$1.98
10.875% Senior Subordinated Notes	0.73
Write-off of previously capitalized deferred issuance costs, net	4.50
Prepayment penalty on the extinguishment of collateralized borrowings	0.28

Loss on extinguishment of debt	$7.49

9.	Commitments
      The Company occupies office and retail space and uses certain equipment under operating lease agreements. Rent expense amounted to $15,265,000, $16,067,000 and $16,881,000 for the years ended June 30, 2002, 2003 and 2004, respectively. Most leases contain standard renewal clauses.

DOLLAR FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Minimum obligations under noncancelable operating leases for the year ended June 30 are as follows (in thousands):

Year	Amount

2005	$17,143
2006	13,458
2007	10,364
2008	7,640
2009	5,556
Thereafter	7,301

$61,462

10.	Goodwill and Other Intangibles
      In accordance with the provisions of SFAS No. 142, the Company is required to perform goodwill impairment tests on at least an annual basis. There can be no assurance that future goodwill impairment tests will not result in a charge to earnings. During fiscal 2003 the Company paid $2.0 million in additional consideration based upon a future results of operations earn-out agreement related to one of its United Kingdom acquisitions. This amount has been included as goodwill on the Consolidated Balance Sheet. The Company has covenants not to compete, which are deemed to have a definite life and will continue to be amortized. Amortization for these intangibles for the years ended June 30, 2004, 2003 and 2002 was $95,000, $173,000 and $225,000, respectively. The estimated aggregate amortization expense for each of the five succeeding fiscal years ending June 30, is:

Fiscal Year Ending June 30,	Amount

(In thousands)
2005	$19.2
      The following table reflects the components of intangible assets (in thousands):

	June 30, 2003		June 30, 2004

	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Non-amortized intangible assets:
Cost in excess of net assets acquired	$162,987	$19,686	$169,115	$20,016
Amortized intangible assets:
Covenants not to compete	2,446	2,331	2,452	2,433

DOLLAR FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The changes in the carrying amount of goodwill and other intangibles by reportable segment for the fiscal years ended June 30, 2003 and 2004 are as follows (in thousands):

	United		United
	States	Canada	Kingdom	Total

Balance at June 30, 2002	$56,544	$33,986	$41,734	$132,264
Amortization of other intangibles	(173)	—	—	(173)
Acquisitions	—	—	3,251	3,251
Foreign currency translation adjustments	—	4,103	3,428	7,531
Reclassification(1)	238	305	—	543

Balance at June 30, 2003	56,609	38,394	48,413	143,416
Amortization of other intangibles	(95)	—	—	(95)
Acquisition	—	—	550	550
Foreign currency translation adjustments	—	427	4,820	5,247

Balance at June 30, 2004	$56,514	$38,821	$53,783	$149,118

(1)	Items represent brokers fees and other professional fees initially recorded to accounts receivable when paid as part of the original post-acquisition closing adjustments. The reclassification was made when it was determined that payment for these items had been the responsibility of the purchaser.

11.	Contingent Liabilities
      The Company is a defendant in four putative class-action lawsuits, all of which were commenced by the same plaintiffs’ law firm, alleging violations of California’s wage-and-hour laws. The named plaintiffs in these suits, which are pending in the Superior Court of the State of California, are our former employees Vernell Woods (commenced August 22, 2000), Juan Castillo (commenced May 1, 2003), Stanley Chin (commenced May 7, 2003) and Kenneth Williams (commenced June 3, 2003). Each of these suits seeks an unspecified amount of damages and other relief in connection with allegations that the Company misclassified California store (Woods) and regional (Castillo) managers as “exempt” from a state law requiring the payment of overtime compensation, that the Company failed to provide employees with meal and rest breaks required under a new state law (Chin) and that the Company computed bonuses payable to our store managers using an impermissible profit-sharing formula (Williams). In January 2003, without admitting liability, the Company sought to settle the Woods case, which the Company believes to be the most significant of these suits, by offering each individual putative class member an amount intended in good faith to settle his or her claim. Approximately 92% of these settlement offers have been accepted. Plaintiff’s’ counsel is presently disputing through arbitration the validity of the settlements accepted by the individual putative class members. The Company believes that is has meritorious defenses to the challenge and to the claims of the non-settling putative Woods class members and plan to defend them vigorously. The Company believes that is has adequately provided for the costs associated with this matter. The Company is vigorously defending the Castillo, Chin and Williams lawsuits; and believes it has meritorious defenses to the claims asserted in those matters. The Company believes the outcome of such litigation will not significantly affect its financial results.
      On January 29, 2003, a former customer, Kurt MacKinnon, commenced an action against the Company’s Canadian subsidiary and 26 other Canadian lenders on behalf of a purported class of British Columbia residents who, plaintiff claims, were overcharged in payday-loan transactions. The action, which is pending in the Supreme Court of British Columbia, alleges violations of laws proscribing usury and unconscionable trade practices and seeks restitution and damages, including punitive damages, in an unknown amount. On March 25, 2003, the Company moved to stay the action as against it and to compel arbitration of plaintiff’s

DOLLAR FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
claims as required by his agreement with the Company. The court’s decision denying that motion is presently on appeal. The Company believes it has meritorious defenses to the action and intends to defend it vigorously. The Company believes the outcome of such litigation will not significantly affect its financial results.
      On October 21, 2003, a former customer, Kenneth D. Mortillaro, commenced an action against the Company’s Canadian subsidiary on behalf of a purported class of Canadian borrowers (except those residing in British Columbia and Québec) who, Mortillaro claims, were subjected to usurious charges in payday loan transactions. The action, which is pending in the Ontario Superior Court of Justice, alleges violations of a Canadian federal law proscribing usury and seeks restitution and damages in an unspecified amount, including punitive damages. On November 6, 2003, the Company learned of substantially similar claims asserted on behalf of a purported class of Alberta borrowers by Gareth Young, a former customer of its Canadian subsidiary. The Young action is pending in the Court of Queens Bench of Alberta and seeks an unspecified amount of damages and other relief. On December 23, 2003, the Company was served with the statement of claim in an action brought in the Ontario Superior Court of Justice by another former customer, Margaret Smith. A similar action was also filed in the Court of Queen’s Bench of Manitoba on April 26, 2004 by Nicole Blasko. The allegations and putative class in the Smith and Blasko actions are substantially the same as those in the Mortillaro action. Like the plaintiff in the MacKinnon action referred to above, Mortillaro, Young, Smith and Blasko have agreed to arbitrate all disputes with the Company. The Company believes that it has meritorious procedural and substantive defenses to the claims of each of these plaintiffs, and intends to defend the claims vigorously. The Company believes the outcome of such litigation will not significantly affect its financial results.
      In addition to the litigation discussed above, the Company is involved in routine litigation and administrative proceedings arising in the ordinary course of business. In the Company’s opinion, the outcome of such litigation and proceedings will not significantly affect its financial results.

12.	Credit Risk
      At June 30, 2003 and 2004, the Company had 19 and 11, respectively, bank accounts in major U.S. financial institutions in the aggregate amount of $10,873,000 and $4,640,000, respectively, which exceeded Federal Deposit Insurance Corporation deposit protection limits. The Canadian Federal Banking system provides customers with similar deposit insurance through the Canadian Deposit Insurance Corporation (“CDIC”). At June 30, 2003 and 2004, the Company’s Canadian subsidiary had 13 bank accounts totaling $15,039,000 and $1,274,666, respectively, which exceeded CDIC limits. At June 30, 2003 and 2004 the Company’s United Kingdom operations had 30 and 32 bank accounts, respectively, totaling $6,085,000 and $11,698,000. These financial institutions have strong credit ratings, and management believes credit risk relating to these deposits is minimal.
      Since June 13, 2002, the Company has acted as a servicer for County Bank of Rehoboth Beach, Delaware and since October 18, 2002, for First Bank of Delaware. On behalf of these banks, the Company markets unsecured short-term loans to customers with established bank accounts and verifiable sources of income. Loans are made for amounts up to $700, with terms of 7 to 23 days. Under these programs, the Company earns servicing fees, which may be reduced if the related loans are not collected. The Company maintains a reserve for estimated reductions. In addition, the Company maintains a reserve for anticipated losses for loans it makes directly. In order to estimate the appropriate level of these reserves, the Company considers the amount of outstanding loans owed to them, as well as loans owed to banks and serviced by them, the historical loans charged-off, current collection patterns and current economic trends. As these conditions change, additional provisions might be required in future periods. During fiscal 2004, County Bank originated or extended approximately $136.2 million of loans through their locations and document transmitters. First Bank originated or extended approximately $249.1 million of loans through the Company during this period. County Bank originated or extended approximately $277.9 million of loans through the Company during fiscal 2003

DOLLAR FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and First Bank originated or extended approximately $92.5 million of loans through the Company for the same period.
      The Company also originates unsecured short-term loans to customers on its own behalf in Canada, the United Kingdom and certain U.S. markets. In the United States, these loans are made for amounts up to $500, with terms of 7 to 37 days. The Company bears the entire risk of loss related to these loans. In Canada, loans are issued to qualified borrowers based on a percentage of the borrowers’ income with terms of 1 to 35 days. The Company issues loans in the United Kingdom for up to £600, with a term of 28 days. The Company originated or extended approximately $491 million and $429 million of the loans through the Company’s locations and document transmitters during fiscal years ended June 30, 2004 and 2003, respectively. In addition, beginning in fiscal 2003 the Company acted as a direct lender originating 1,402 longer-term installment loans with an average principal amount of $793 and a weighted average term of approximately 365 days. In fiscal 2004, the Company originated 4,675 longer-term installment loans with an average principal amount of $845 and a weighted average term of approximately 365 days. The Company originated or extended installment loans through its locations in the United Kingdom of approximately $1.1 million in fiscal 2003 and $3.9 million in fiscal 2004 and introduced this product in certain U.S. and Canadian markets late in fiscal 2004. On November 15, 2002, the Company entered into an agreement with a third party to sell, without recourse, subject to certain obligations, a participation interest in a portion of short-term consumer loans originated by the Company in the United Kingdom. The transfer of assets was treated as a financing under FAS 140 and is included in Other Collateralized Borrowings on the balance sheet. The Agreement gave the third party a first priority lien, charge, and security interest in the assets pledged. The Agreement provided for collateralized borrowings up to $10.0 million against which $8.0 million of the loans receivable had been pledged at June 30, 2003. Under the Agreement, the third party retained the right to reduce the amount of borrowings to no less than $4.0 million. The Company paid an annual interest rate of 15.6% on the amount borrowed, which was subject to loss rates on the related loans. On June 30, 2004 the Company terminated the agreement and paid $8.0 million to repurchase the participation interest, $104,000 of accrued interest and $276,660 representing a prepayment penalty. In connection with the repurchase of the participation interest, the liens on the loans receivable were released.
      The Company had approximately $29.1 million and $21.4 million of loans on its balance sheet at June 30, 2004 and 2003, respectively, which is reflected in loans receivable. Loans receivable, net at June 30, 2004 and 2003 are reported net of a reserve of $2.3 million and $1.3 million, respectively, related to consumer lending. Net charge-offs for the Company originated loans, which are charged against the allowance for loan losses for the fiscal years ended June 30, 2004, 2003 and 2002 were $9.0 million, $10.4 million and $5.6 million, respectively. For the years ended June 30, 2004, 2003 and 2002, total consumer lending revenue, net earned by the Company was $96.3 million, $81.6 million and $69.8 million, respectively.
      Activity in the allowance for loan losses during the fiscal years ended 2002, 2003 and 2004 was as follows (in thousands):

	Year Ended June 30,

Allowance for Loan Losses	2002	2003	2004

Balance at beginning of year	$228	$1,694	$1,344
Provision charged to expense	1,448	—	—
Provision charged to loan revenues	5,554	9,967	9,928
Foreign currency translation	18	75	15
Charge-offs	(5,554)	(10,392)	(8,972)

Balance at end of year	$1,694	$1,344	$2,315

DOLLAR FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Geographic Segment Information
      All operations for which geographic data is presented below are in one principal industry (check cashing and ancillary services) (in thousands):

	United		United
	States	Canada	Kingdom	Total

2002
Identifiable assets	$141,981	$82,860	$67,639	$292,480
Goodwill and other intangibles, net	56,544	33,986	41,734	132,264
Sales to unaffiliated customers:
Check cashing	53,597	30,344	20,851	104,792
Consumer lending:
Fees from consumer lending	70,669	16,280	11,589	98,538
Provision for loan losses and adjustment to servicing revenue	(23,622)	(2,919)	(1,372)	(27,913)

Consumer lending, net	47,047	13,361	10,217	70,625
Money transfers	4,613	4,363	1,122	10,098
Other	7,677	7,401	1,383	16,461

Total sales to unaffiliated customers	112,934	55,469	33,573	201,976
Establishment of reserves for new consumer lending arrangements	2,244	—	—	2,244
Interest revenue	168	83	3	254
Interest expense	13,808	2,552	2,588	18,948
Depreciation and amortization	5,330	1,874	2,027	9,231
(Loss) income before income taxes	(6,537)	17,672	5,101	16,236
Losses on store closings and sales an other restructuring	281	—	—	281
Income tax provision	353	8,105	1,741	10,199

DOLLAR FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	United		United
	States	Canada	Kingdom	Total

2003
Identifiable assets	$132,944	$88,240	$77,105	$298,289
Goodwill and other intangibles, net	56,609	38,394	48,413	143,416
Sales to unaffiliated customers:
Check cashing	49,147	33,301	25,987	108,435
Consumer lending:
Fees from consumer lending	70,340	22,492	14,748	107,580
Provision for loan losses and adjustment to servicing revenue	(19,368)	(3,247)	(2,380)	(24,995)

Consumer lending, net	50,972	19,245	12,368	82,585
Money transfers	4,675	5,143	1,834	11,652
Other	5,678	9,334	1,704	16,716

Total sales to unaffiliated customers	110,472	67,023	41,893	219,388
Interest revenue	155	18	—	173
Interest expense	17,770	(899)	3,470	20,341
Depreciation and amortization	5,377	1,837	1,965	9,179
Losses on store closings and sales and other restructuring	3,987	—	—	3,987
Litigation settlement costs	2,750	—	—	2,750
(Loss) income before income taxes	(18,688)	26,058	8,272	15,642
Income tax provision (benefit)	(1,262)	12,069	2,704	13,511
2004
Identifiable assets	$130,266	$92,835	$98,823	$321,924
Goodwill and other intangibles, net	56,514	38,821	53,783	149,118
Sales to unaffiliated customers:
Check cashing	47,716	38,483	31,198	117,397
Consumer lending:
Fees from consumer lending	71,577	31,479	19,405	122,461
Provision for loan losses and adjustment to servicing revenue	(17,504)	(3,001)	(3,984)	(24,489)

Consumer lending, net	54,073	28,478	15,421	97,972
Money transfers	4,525	5,795	2,732	13,052
Other	3,546	12,033	2,430	18,009

Total sales to unaffiliated customers	109,860	84,789	51,781	246,430
Interest revenue	160	19	—	179
Interest expense	18,587	2,511	4,384	25,482
Depreciation and amortization	5,220	2,476	2,136	9,832
Losses on store closings and sales and other restructuring restructuring	324	16	21	361
Loss on extinguishment of debt	7,209	—	277	7,486
(Loss) income before income taxes	(17,801)	27,418	11,884	21,501
Income tax provision	3,534	10,111	2,944	16,589

DOLLAR FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Related Party Transactions
      During fiscal 1999, certain members of management received loans aggregating $2.9 million, of which $200,000 was repaid during the fiscal year ended June 30, 2001, which are secured by shares of the Corp.’s stock. All but of one of the loans accrue interest at a rate of 6% per year and are due and payable in full on December 18, 2004 and April 1, 2005. In addition, as part of an employment agreement, the Chief Executive Officer was issued a loan in the amount of $4.3 million to purchase additional shares of Corp.’s stock. The loan accrues interest at a rate of 6% per year and is due and payable in full on December 18, 2004. The loan is secured by a pledge of a portion of his shares of Corp.’s stock.
      During the fiscal year ended June 30, 2004, the Company paid Corp. dividends in the amount of $40.7 million.
      The Company maintains an account on its balance sheet that reflects the amounts due from Corp. The balance of this account, entitled “Due from Parent”, consists of payments made by the Company on behalf of Corp. which include tax payments, management fees and fees related to Dollar Financial Corp.’s November 13, 2003 refinancing.

15.	Subsidiary Guarantor Financial Information
      The Company’s payment obligations under its 9.75% Senior Notes due 2011 are jointly and severally guaranteed (such guarantees, the “Guarantees”) on a full and unconditional basis by Corp. and by the Company’s existing and future domestic subsidiaries (the “Guarantors”). Guarantees of the notes by Guarantors directly owning, now or in the future, capital stock of foreign subsidiaries will be secured by second priority liens on 65% of the capital stock of such foreign subsidiaries. In the event the Company directly owns a foreign subsidiary in the future, the notes will be secured by a second priority lien on 65% of the capital stock of any such foreign subsidiary (such capital stock of foreign subsidiaries referenced in this paragraph collectively, the “Collateral”). The non-guarantors consist of the Company’s foreign subsidiaries (“Non-guarantors”).
      The Guarantees of the notes:

•	rank equal in right of payment with all existing and future unsubordinated indebtedness of the Guarantors;

•	rank senior in right of payment to all existing and future subordinated indebtedness of the Guarantors; and

•	are effectively junior to any indebtedness of the Company, including indebtedness under the Company’s senior secured reducing revolving credit facility, that is either (1) secured by a lien on the Collateral that is senior or prior to the second priority liens securing the Guarantees of the notes or (2) secured by assets that are not part of the Collateral to the extent of the value of the assets securing such indebtedness.
      Separate financial statements of each Guarantor that is a subsidiary of the Company have not been presented because they are not required by securities laws and management has determined that they would not be material to investors. The accompanying tables set forth the condensed consolidating balance sheets at June 30, 2004 and 2003 and the condensed consolidating statements of operations and cash flows for the twelve months ended June 30, 2004 2003 and 2001 of the Company, the combined Guarantor subsidiaries, the combined Non-Guarantor subsidiaries and the consolidated Company.

DOLLAR FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Balance Sheets
June 30, 2004

	Dollar		Subsidiary
	Financial	Subsidiary	Non-
	Group, Inc.	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
ASSETS
Cash and cash equivalents	$4,942	$22,182	$42,142	$—	$69,266
Loans receivable	—	4,838	28,064	—	32,902
Less: Allowance for loan losses	—	(694)	(1,621)	—	(2,315)

Loans receivable, net	—	4,144	26,443	—	30,587
Other consumer lending receivables	7,274	130	—	—	7,404
Other receivables	1,156	824	2,360	(284)	4,056
Income taxes receivable	40,858	—	6,117	(40,850)	6,125
Prepaid expenses	1,041	731	2,608	—	4,380
Notes and interest receivable — officers	3,354	—	—	—	3,354
Due from affiliates	—	117,472	—	(117,472)	—
Due from parent	5,682	—	—	—	5,682
Property and equipment, net	4,702	6,255	17,008	—	27,965
Goodwill and other intangibles, net	—	56,514	92,604	—	149,118
Debt issuance costs, net	11,160	—	—	—	11,160
Investment in subsidiaries	259,437	9,801	6,705	(275,943)	—
Other	29	422	2,376	—	2,827

	$339,635	$218,475	$198,363	$(434,549)	$321,924

LIABILITIES AND SHAREHOLDER’S EQUITY
Accounts payable	$408	$6,058	$9,397	$—	$15,863
Income taxes payable	—	40,850	—	(40,850)	—
Foreign income taxes payable	—	—	5,979	—	5,979
Accrued expenses and other liabilities	3,286	3,772	9,850	—	16,908
Accrued interest payable	2,974	—	1,186	(284)	3,876
Due to affiliates	53,681	—	63,791	(117,472)	—
9 3/4% Senior Notes due 2011	241,176	—	—	—	241,176
Subordinated notes payable and other	93	—	12	—	105

	301,618	50,680	90,215	(158,606)	283,907
Shareholder’s equity:
Common stock	—	—	—	—	—
Additional paid-in capital	21,617	83,309	27,304	(110,613)	21,617
Retained earnings	2,587	79,409	71,767	(151,176)	2,587
Accumulated other comprehensive income	13,813	5,077	9,077	(14,154)	13,813

Total shareholder’s equity	38,017	167,795	108,148	(275,943)	38,017

	$339,635	$218,475	$198,363	$(434,549)	$321,924

DOLLAR FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Statements of Operations
Year ended June 30, 2004

	Dollar		Subsidiary
	Financial	Subsidiary	Non-
	Group, Inc.	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Revenues:
Check cashing	$—	$47,717	$69,680	$—	$117,397
Consumer lending, net:
Fees from consumer lending	—	71,577	50,884	—	122,461
Provision for loan losses and adjustment to servicing revenue	—	(17,505)	(6,984)	—	(24,489)

Consumer lending, net	—	54,072	43,900	—	97,972
Money transfer fees	—	4,525	8,527	—	13,052
Other	—	3,546	14,463	—	18,009

Total revenues	—	109,860	136,570	—	246,430
Store and regional expenses:
Salaries and benefits	—	41,510	34,498	—	76,008
Occupancy	—	10,988	8,817	—	19,805
Depreciation	—	3,458	3,088	—	6,546
Returned checks, net and cash shortages	—	4,275	4,857	—	9,132
Telephone and communication	—	3,756	1,909	—	5,665
Advertising	—	3,778	3,165	—	6,943
Bank charges	—	2,140	1,604	—	3,744
Armored carrier services	—	1,381	1,670	—	3,051
Other	—	12,739	12,047	—	24,786

Total store and regional expenses	—	84,025	71,655	—	155,680
Corporate expenses	16,625	(2)	16,190	—	32,813
Management fees	(709)	—	709	—	—
Losses on store closings and sales and other restructuring	296	29	36	—	361
Other depreciation and amortization	1,723	39	1,524	—	3,286
Interest expense (income)	20,311	(1,883)	6,875	—	25,303
Loss on extinguishment of debt	7,209	—	277	—	7,486

(Loss) income before income taxes	(45,455)	27,652	39,304	—	21,501
Income tax (benefit) provision	(17,279)	20,814	13,054	—	16,589

(Loss) income before equity in net income of subsidiaries	(28,176)	6,838	26,250	—	4,912
Equity in net income of subsidiaries
Domestic subsidiary guarantors	6,838	—	—	(6,838)	—
Foreign subsidiary non-guarantors	26,250	—	—	(26,250)	—

Net income	$4,912	$6,838	$26,250	$(33,088)	$4,912

DOLLAR FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Statements of Cash Flows
Year ended June 30, 2004

	Dollar		Subsidiary
	Financial	Subsidiary	Non-
	Group, Inc.	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Cash flows from operating activities:
Net income	$4,912	$6,838	$26,250	$(33,088)	$4,912
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Undistributed income of subsidiaries	(33,088)	—	—	33,088	—
Depreciation and amortization	3,272	3,502	4,796	—	11,570
Loss on extinguishment of debt	7,209	—	277	—	7,486
Losses on store closings and sales	120	30	37	—	187
Foreign currency gain on revaluation of collateralized borrowings	—	—	(838)	—	(838)
Deferred tax provision	1,064	(1,902)	—	—	(838)
Changes in assets and liabilities (net of effect of acquisitions):
Decrease (increase) in loans and other receivables	977	(1,942)	(7,982)	(40)	(8,987)
Increase in income taxes receivable	(18,486)	—	(5,836)	22,521	(1,801)
(Increase) decrease in prepaid expenses and other	(205)	557	(1,112)	—	(760)
Increase in accounts payable, income taxes, accrued expenses and other liabilities and accrued interest payable	736	21,792	9,394	(22,481)	9,441

Net cash (used in) provided by operating activities	(33,489)	28,875	24,986	—	20,372
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	—	(550)	—	(550)
Gross proceeds from sale of fixed assets	—	—	81	—	81
Additions to property and equipment	(481)	(1,490)	(6,179)	—	(8,150)
Net increase in due from affiliates	—	(31,416)	—	31,416	—

Net cash used in investing activities	(481)	(32,906)	(6,648)	31,416	(8,619)
Cash flows from financing activities:
Redemption of subordinated notes	(20,734)	—	—	—	(20,734)
Redemption of collateralized borrowings	—	—	(8,277)	—	(8,277)
Other debt borrowings (payments)	93	—	(165)	—	(72)
Issuance of 9 3/4% Senior Notes due 2011	241,176	—	—	—	241,176
Redemption of 10 7/8% Senior Notes due 2006	(111,170)	—	—	—	(111,170)
Net decrease in revolving credit facilities	(60,764)	—	(935)	—	(61,699)
Payment of debt issuance costs	(10,929)	—	—	—	(10,929)
Net increase in due from parent	(4,064)	—	—	—	(4,064)
Net increase (decrease) in due to affiliates	38,022	—	(6,606)	(31,416)	—
Dividend paid to parent	(40,699)	—	—	—	(40,699)

Net cash provided by (used in) financing activities	30,931	—	(15,983)	(31,416)	(16,468)
Effect of exchange rate changes on cash and cash equivalents	—	—	2,176	—	2,176

Net (decrease) increase in cash and cash equivalents	(3,039)	(4,031)	4,531	—	(2,539)
Cash and cash equivalents at beginning of year	7,981	26,213	37,611	—	71,805

Cash and cash equivalents at end of year	$4,942	$22,182	$42,142	$—	$69,266

DOLLAR FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Balance Sheets
June 30, 2003

	Dollar	Domestic	Foreign
	Financial	Subsidiary	Subsidiary
	Group, Inc.	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
ASSETS
Cash and cash equivalents	$7,981	$26,213	$37,611	$—	$71,805
Loans receivable:
Loans receivable	—	3,508	12,095	—	15,603
Loans receivable pledged	—	—	8,000	—	8,000

Total loans receivable	—	3,508	20,095	—	23,603
Less: Allowance for loan losses	—	(860)	(484)	—	(1,344)

Loans receivable, net	—	2,648	19,611	—	22,259
Other consumer lending receivables	6,253	205	—	—	6,458
Other receivables	3,042	303	1,479	(324)	4,500
Income taxes receivable	19,417	—	281	(18,329)	1,369
Prepaid expenses	804	1,111	2,066	—	3,981
Deferred income taxes	1,064	—	—	(1,064)	—
Notes and interest receivable — officers	3,466	—	2	—	3,468
Due from affiliates	—	82,786	—	(82,786)	—
Due from parent	4,573	—	—	—	4,573
Property and equipment, net	5,884	8,260	15,065	—	29,209
Goodwill and other intangibles, net	58	56,551	86,807	—	143,416
Debt issuance costs, net	4,990	—	210	—	5,200
Investment in subsidiaries	220,950	9,801	6,705	(237,456)	—
Other	58	599	1,394	—	2,051

	$278,540	$188,477	$171,231	$(339,959)	$298,289

LIABILITIES AND SHAREHOLDER’S EQUITY
Accounts payable	$148	$7,225	$9,872	$—	$17,245
Income taxes payable	—	18,329	—	(18,329)	—
Foreign income taxes payable	—	—	1,380	—	1,380
Accrued expenses	2,886	3,254	4,372	—	10,512
Accrued interest payable	1,491	57	432	(324)	1,656
Deferred tax liability	—	1,902	—	(1,064)	838
Due to affiliates	16,373	—	66,413	(82,786)	—
Revolving credit facilities	60,764	—	935	—	61,699
10 7/8% Senior Notes due 2006	109,190	—	—	—	109,190
Other collateralized borrowings	—	—	8,000	—	8,000
Subordinated notes payable and other	20,000	—	81	—	20,081

	210,852	30,767	91,485	(102,503)	230,601
Shareholder’s equity:
Common stock	—	—	—	—	—
Additional paid-in capital	50,957	88,380	27,304	(115,684)	50,957
Retained earnings	9,034	68,059	45,520	(113,579)	9,034
Accumulated other comprehensive income	7,697	1,271	6,922	(8,193)	7,697

Total shareholder’s equity	67,688	157,710	79,746	(237,456)	67,688

	$278,540	$188,477	$171,231	$(339,959)	$298,289

DOLLAR FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Statements of Operations
Year ended June 30, 2003

	Dollar	Domestic	Foreign
	Financial	Subsidiary	Subsidiary
	Group, Inc.	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Revenues	$—	$110,472	$108,916	$—	$219,388
Store and regional expenses:
Salaries and benefits	—	41,520	28,279	—	69,799
Occupancy	—	11,130	7,726	—	18,856
Depreciation	—	3,255	2,604	—	5,859
Other	—	29,198	18,568	—	47,766

Total store and regional expenses	—	85,103	57,177	—	142,280
Corporate expenses	19,036	23	12,182	—	31,241
Management fee	(9,159)	7,779	1,380	—	—
Losses on store closings and sales and other restructuring	3,485	407	95	—	3,987
Other depreciation and amortization	2,062	60	1,198	—	3,320
Interest expense, net	16,648	966	2,554	—	20,168
Litigation settlement costs	—	2,750	—	—	2,750

(Loss) income before income taxes	(32,072)	13,384	34,330	—	15,642
Income tax (benefit) provision	(11,100)	9,838	14,773	—	13,511

(Loss) income before equity in net Income of subsidiaries	(20,972)	3,546	19,557	—	2,131
Equity in net income of subsidiaries:
Domestic subsidiary guarantors	3,546	—	—	(3,546)	—
Foreign subsidiary guarantors	19,557	—	—	(19,557)	—

Net income	$2,131	$3,546	$19,557	$(23,103)	$2,131

DOLLAR FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Statements of Cash Flows
Year ended June 30, 2003

	Dollar	Domestic	Foreign
	Financial	Subsidiary	Subsidiary
	Group, Inc.	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Cash flows from operating activities:
Net income	$2,131	$3,546	$19,557	$(23,103)	$2,131
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Undistributed income of subsidiaries	(23,103)	—	—	23,103	—
Depreciation and amortization	3,853	3,316	3,802	—	10,971
Losses on store closings and sales	3,485	407	95	—	3,987
Foreign currency gain on revaluation of collateralized borrowings	—	—	(398)	—	(398)
Deferred tax provision	102	681	—	—	783
Changes in assets and liabilities (net of effect of acquisitions):
(Increase) decrease in loans and other receivables	(7,106)	6,060	(4,307)	(4,249)	(9,602)
(Increase) decrease in income taxes receivable	(10,961)	1	(281)	9,615	(1,626)
Decrease in prepaid expenses and other	96	800	479	—	1,375
(Decrease) increase in accounts payable, income taxes payable, accrued expenses and other liabilities and accrued interest payable	(5,469)	10,798	(3,752)	(5,366)	(3,789)

Net cash (used in) provided by operating activities	(36,972)	25,609	15,195	—	3,832
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	—	(3,251)	—	(3,251)
Additions to property and equipment	(874)	(1,074)	(5,480)	—	(7,428)
Net increase in due from affiliates	—	(39,727)	—	39,727	—

Net cash used in investing activities	(874)	(40,801)	(8,731)	39,727	(10,679)
Cash flows from financing activities:
Other debt payments	—	—	(3)	—	(3)
Other collateralized borrowings	—	—	8,000	—	8,000
Net decrease in revolving credit facilities	(7,836)	—	(9,401)	—	(17,237)
Payment of debt issuance costs	(490)	—	(200)	—	(690)
Net increase in due from parent	(967)	—	—	—	(967)
Net increase (decrease) in due to affiliates	53,374	—	(13,647)	(39,727)	—

Net cash provided by (used in) financing activities	44,081	—	(15,251)	(39,727)	(10,897)
Effect of exchange rate changes on cash and cash equivalents	—	—	2,916	—	2,916

Net increase (decrease) in cash and cash equivalents	6,235	(15,192)	(5,871)	—	(14,828)
Cash and cash equivalents at beginning of year	1,746	41,405	43,482	—	86,633

Cash and cash equivalents at end of year	$7,981	$26,213	$37,611	$—	$71,805

DOLLAR FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Statements of Operations
Year ended June 30, 2002

	Dollar	Domestic	Foreign
	Financial	Subsidiary	Subsidiary
	Group, Inc.	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Revenues	$—	$112,934	$89,042	$—	$201,976
Store expenses:
Salaries and benefits	—	40,985	24,310	—	65,295
Occupancy	—	11,540	6,547	—	18,087
Depreciation	—	3,431	3,091	—	6,522
Other	—	30,549	15,689	—	46,238

Total store expenses	—	86,505	49,637	—	136,142
Establishment of reserves for new consumer lending arrangements	—	2,244	—	—	2,244
Corporate expenses	15,952	226	8,338	—	24,516
Management fee	(12,226)	9,855	2,371	—	—
Losses on store closings and sales	406	970	59	—	1,435
Other depreciation and amortization	1,601	298	810	—	2,709
Interest expense (income)	16,167	(2,527)	5,054	—	18,694

(Loss) income before income taxes	(21,900)	15,363	22,773	—	16,236
Income tax (benefit) provision	(7,846)	8,199	9,846	—	10,199

(Loss) income before equity in net income of subsidiaries	(14,054)	7,164	12,927	—	6,037
Equity in net income of subsidiaries:
Domestic subsidiary guarantors	7,164	—	—	(7,164)	—
Foreign subsidiary guarantors	12,927	—	—	(12,927)	—

Net income	$6,037	$7,164	$12,927	$(20,091)	$6,037

DOLLAR FINANCIAL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Statements of Cash Flows
Year ended June 30, 2002

	Dollar	Domestic	Foreign
	Financial	Subsidiary	Subsidiary
	Group, Inc.	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Cash flows from operating activities:
Net income	$6,037	$7,164	$12,927	$(20,091)	$6,037
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Undistributed income of subsidiaries	(20,091)	—	—	20,091	—
Depreciation and amortization	3,111	3,727	3,902	—	10,740
Losses on store closings and sales	125	970	59	—	1,154
Establishment of reserves of new consumer lending arrangements	—	1,448	—	—	1,448
Deferred tax provision (benefit)	413	(1,286)	—	—	(873)
Changes in assets and liabilities (net of effect of acquisitions):
Decrease (increase) in loans and other receivables	5,356	2,790	(1,195)	(4,715)	2,236
Increase in income taxes receivable	(698)	—	—	—	(698)
Decrease in prepaid expenses and other	87	108	114	—	309
Decrease (increase) in accounts payable, income taxes payable, accrued expenses and other liabilities and accrued interest payable	1,251	(5,656)	(6,210)	4,715	(5,900)

Net cash (used in) provided by operating activities	(4,409)	9,265	9,597	—	14,453
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(59)	14	—	(45)
Additions to property and equipment	(3,203)	(2,499)	(4,361)	—	(10,063)
Net decrease (increase) in due from affiliates	3,248	(1,650)	—	(1,598)	—

Net cash provided by (used in) investing activities	45	(4,208)	(4,347)	(1,598)	(10,108)
Cash flows from financing activities:
Other debt payments	—	—	(64)	—	(64)
Net increase in revolving credit facilities	6,300	—	4,812	—	11,112
Payment of debt issuance costs	(571)	—	—	—	(571)
Net increase in due from parent	(1,068)	—	—	—	(1,068)
Net increase in due to affiliates	—	—	(1,598)	1,598	—

Net cash provided by financing activities	4,661	—	3,150	1,598	9,409
Effect of exchange rate changes on cash and cash equivalents	—	—	427	—	427

Net increase in cash and cash equivalents	297	5,057	8,827	—	14,181
Cash and cash equivalents at beginning of year	1,449	36,348	34,655	—	72,452

Cash and cash equivalents at end of year	$1,746	$41,405	$43,482	$—	$86,633

DOLLAR FINANCIAL GROUP, INC.
INTERIM CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,
	2004	2005

		(Unaudited)
	(In thousands except
	share and per share
	amounts)
ASSETS
Cash and cash equivalents	$69,266	$80,789
Loans receivable
Loans receivable	32,902	38,513
Less: Allowance for loan losses	(2,315)	(3,078)

Loans receivable, net	30,587	35,435
Other consumer lending receivables	7,404	8,353
Other receivables	4,056	6,216
Income taxes receivable	6,125	4,871
Prepaid expenses	4,380	6,921
Deferred tax asset, net of valuation allowance of $3,946 and $3,946	—	174
Notes and interest receivable — officers	3,354	—
Due from parent	5,682	261
Property and equipment, net of accumulated depreciation of $49,540 and $61,986	27,965	31,472
Goodwill and other intangibles, net of accumulated amortization of $23,339 and $23,545	149,118	185,194
Debt issuance costs, net of accumulated amortization of $967 and $2,213	11,160	10,003
Other	2,827	2,413

	$321,924	$372,102

LIABILITIES AND SHAREHOLDER’S EQUITY
Accounts payable	$15,863	$20,866
Foreign income taxes payable	5,979	5,489
Accrued expenses and other liabilities	16,908	21,743
Accrued interest payable	3,876	9,532
Revolving credit facilities	—	11,000
9.75% Senior Notes due 2011	241,176	241,056
Other long-term debt	105	16
Shareholder’s equity:
Common stock, $1 par value: 20,000 shares authorized; 100 shares issued and outstanding at June 30, 2004 and March 31, 2005	—	—
Additional paid-in capital	21,617	21,617
Retained earnings	2,587	14,556
Accumulated other comprehensive income	13,813	26,227

Total shareholder’s equity	38,017	62,400

	$321,924	$372,102

See notes to interim unaudited consolidated financial statements.

DOLLAR FINANCIAL GROUP, INC.
INTERIM UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	March 31,		March 31,

	2004	2005	2004	2005

	(In thousands)
Revenues:
Check cashing	$30,398	$32,708	$87,939	$95,803
Consumer lending:
Fees from consumer lending	29,923	37,225	90,130	113,970
Provision for loan losses and adjustment to servicing revenue	(3,477)	(4,308)	(17,899)	(22,517)

Consumer lending, net	26,446	32,917	72,231	91,453
Money transfer fees	3,245	3,722	9,574	10,915
Other	5,268	7,102	13,365	16,821

Total revenues	65,357	76,449	183,109	214,992

Store and regional expenses:
Salaries and benefits	19,397	22,365	56,881	63,419
Occupancy	5,019	5,820	14,768	16,814
Depreciation	1,533	1,773	4,471	5,326
Returned checks, net and cash shortages	2,051	2,699	6,936	7,916
Telephone and telecommunication	1,336	1,600	4,329	4,468
Advertising	1,736	1,983	5,278	7,078
Bank charges	888	1,022	2,778	2,934
Armored carrier expenses	786	935	2,266	2,649
Other	5,502	6,990	18,345	20,783

Total store and regional expenses	38,248	45,187	116,052	131,387

Store and regional margin	27,109	31,262	67,057	83,605

Corporate and other expenses:
Corporate expenses	8,360	10,838	22,727	31,486
Other depreciation and amortization	800	806	2,672	2,908
Interest expense, net	6,498	6,619	18,172	19,595
Loss on extinguishment of debt	—	—	7,209	—
Other	157	48	278	(8)

Income before income taxes	11,294	12,951	15,999	29,624
Income tax provision	9,728	5,437	14,936	14,045

Net income	$1,566	$7,514	$1,063	$15,579

See notes to interim unaudited consolidated financial statements.

DOLLAR FINANCIAL GROUP, INC.
INTERIM UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	March 31,

	2004	2005

	(In thousands)
Cash flows from operating activities:
Net income	$1,063	$15,579
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,523	9,361
Loss on extinguishment of debt	7,209	—
Losses (gains) on store closings and sales	278	(54)
Foreign currency (gain) loss on revaluation of subordinated borrowings	(899)	183
Deferred tax provision (benefit)	841	(132)
Change in assets and liabilities (net of effect of acquisitions):
Increase in loans and other receivables	(4,978)	(1,650)
(Increase) decrease in income taxes receivable	(4,402)	1,254
Increase in prepaid expenses and other	(350)	(2,135)
Increase in accounts payable, income taxes payable, accrued expenses and other liabilities and accrued interest payable	8,638	9,322

Net cash provided by operating activities	15,923	31,728
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(25,358)
Gross proceeds from sale of fixed assets	41	—
Additions to property and equipment	(5,080)	(9,324)

Net cash used in investing activities	(5,039)	(34,682)
Cash flows from financing activities:
Redemption of 10.875% Senior Subordinated Notes due 2006	(20,734)	—
Other debt borrowings (payments)	109	(93)
Issuance of 9.75% Senior Notes due 2011	220,000	—
Redemption of 10.875% Senior Notes due 2006	(111,170)	—
Net (decrease) increase in revolving credit facilities	(61,699)	11,000
Payment of debt issuance costs	(10,156)	(164)
Net (increase) decrease in due from parent	(2,034)	3,421
Dividend paid to parent	(20,000)	(3,610)

Net cash (used in) provided by financing activities	(5,684)	10,554
Effect of exchange rate changes on cash and cash equivalents	2,892	3,923

Net increase in cash and cash equivalents	8,092	11,523
Cash and cash equivalents at beginning of period	71,805	69,266

Cash and cash equivalents at end of period	$79,897	$80,789

See notes to interim unaudited consolidated financial statements.

DOLLAR FINANCIAL GROUP, INC.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
      The accompanying unaudited interim consolidated financial statements of Dollar Financial Group, Inc. (the “Company”) have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all information and footnotes required by U.S. generally accepted accounting principles for complete financial statements and should be read in conjunction with the Company’s audited consolidated financial statements in its annual report on Form 10-K (File No. 333-18221) for the fiscal year ended June 30, 2004 filed with the Securities and Exchange Commission. In the opinion of management, all adjustments, (consisting of normal recurring adjustments), considered necessary for a fair presentation have been included. Operating results of interim periods are not necessarily indicative of the results that may be expected for a full fiscal year.

Use of Estimates
      The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Principles of Consolidation
      The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
      Certain prior period amounts have been reclassified to conform to the current period presentation.

Operations
      The Company, organized in 1979 under the laws of the State of New York, is a wholly owned subsidiary of Dollar Financial Corp. (“Corp.”), a Delaware corporation. The Company, through its subsidiaries, provides retail financial services to the general public through a network of 1,172 locations (of which 700 are company owned) operating as Money Mart®, The Money Shop, Loan Mart® and Insta-Cheques in 16 states, the District of Columbia, Canada and the United Kingdom. The services provided at the Company’s retail locations include check cashing, short-term consumer loans, sale of money orders, money transfer services and various other related services. Also, Money Mart® Express services and originates short-term consumer loans through 192 independent document transmitters in 11 states. In addition, the Company’s newly acquired business, We The People USA, Inc. offers retail based legal document preparation services through a network of 170 franchised locations in 32 states.

2.	SUBSIDIARY GUARANTOR UNAUDITED FINANCIAL INFORMATION
      The Company’s payment obligations under its 9.75% Senior Notes due 2011 are jointly and severally guaranteed (such guarantees, the “Guarantees”) on a full and unconditional basis by Corp. and by the Company’s existing and future domestic subsidiaries (the “Guarantors”). Guarantees of the notes by Guarantors directly owning, now or in the future, capital stock of foreign subsidiaries will be secured by second priority liens on 65% of the capital stock of such foreign subsidiaries. In the event the Company directly owns a foreign subsidiary in the future, the notes will be secured by a second priority lien on 65% of the capital stock of any such foreign subsidiary (such capital stock of foreign subsidiaries referenced in this paragraph collectively, the “Collateral”). The non-guarantors consist of the Company’s foreign subsidiaries (“Non-guarantors”).

DOLLAR FINANCIAL GROUP, INC.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Guarantees of the notes:

•	rank equal in right of payment with all existing and future unsubordinated indebtedness of the guarantors;

•	rank senior in right of payment to all existing and future subordinated indebtedness of the Guarantors; and are effectively junior to any indebtedness of the Company, including indebtedness under the Company’s senior secured reducing revolving credit facility, that is either (1) secured by a lien on the Collateral that is senior or prior to the second priority liens securing the Guarantees of the notes or (2) secured by assets that are not part of the Collateral to the extent of the value of the assets securing such indebtedness.
      Separate financial statements of each Guarantor that is a subsidiary of the Company have not been presented because they are not required to be presented herein and management has determined that their presentation would not be material to investors. The accompanying tables set forth the condensed consolidating balance sheets at March 31, 2005 and June 30, 2004 and the condensed consolidating statements of operations and cash flows for the nine month periods ended March 31, 2005 and 2004 of the Company, the combined Guarantor subsidiaries, the combined Non-Guarantor subsidiaries and the consolidated Company.

DOLLAR FINANCIAL GROUP, INC.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Balance Sheets
March 31, 2005

	Dollar		Subsidiary
	Financial	Subsidiary	Non-
	Group, Inc.	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
ASSETS
Cash and cash equivalents	$5,144	$25,526	$50,119	$—	$80,789
Loans receivable
Loans receivable	—	4,615	33,898	—	38,513
Less: Allowance for loan losses	—	(189)	(2,889)	—	(3,078)

Loans receivable, net	—	4,426	31,009	—	35,435
Other consumer lending receivables	8,353	—	—	—	8,353
Other receivables	164	1,318	4,989	(255)	6,216
Income taxes receivable	—	—	4,921	(50)	4,871
Prepaid expenses	2,899	865	3,157	—	6,921
Deferred tax asset	—	—	174	—	174
Due from affiliates	—	59,556	—	(59,556)	—
Due from parent	2,261	—	—	(2,000)	261
Property and equipment, net	3,213	6,449	21,810	—	31,472
Goodwill and other intangibles, net	—	83,282	101,912	—	185,194
Debt issuance costs, net	10,003	—	—	—	10,003
Investment in subsidiaries	303,245	9,801	9,712	(322,758)	—
Other	381	457	1,575	—	2,413

	$335,663	$191,680	$229,378	$(384,619)	$372,102

LIABILITIES AND SHAREHOLDER’S EQUITY
Accounts payable	$208	$9,123	$11,535	$—	$20,866
Income taxes payable	—	50	—	(50)	—
Foreign income taxes payable	—	—	5,489	—	5,489
Accrued expenses and other liabilities	4,410	5,385	11,948	—	21,743
Accrued interest payable	8,823	—	964	(255)	9,532
Due to affiliates	7,750	—	53,806	(61,556)	—
Revolving credit facilities	11,000	—	—	—	11,000
9.75% Senior Notes due 2011	241,056	—	—	—	241,056
Other long-term debt	16	—	—	—	16

	273,263	14,558	83,742	(61,861)	309,702

Shareholder’s equity:
Common stock	—	—	—	—	—
Additional paid-in capital	21,617	83,309	30,311	(113,620)	21,617
Retained earnings	14,556	86,697	97,415	(184,112)	14,556
Accumulated other comprehensive income	26,227	7,116	17,910	(25,026)	26,227

Total shareholder’s equity	62,400	177,122	145,636	(322,758)	62,400

	$335,663	$191,680	$229,378	$(384,619)	$372,102

DOLLAR FINANCIAL GROUP, INC.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Statements of Operations
Nine Months ended March 31, 2005

	Dollar		Subsidiary
	Financial	Subsidiary	Non-
	Group, Inc.	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Revenues:
Check cashing	$—	$35,262	$60,541	$—	$95,803
Consumer lending, net:
Fees from consumer lending	—	59,339	54,631	—	113,970
Provision for loan losses and adjustment to servicing revenue	—	(13,399)	(9,118)	—	(22,517)

Consumer lending, net	—	45,940	45,513	—	91,453
Money transfer fees	—	3,202	7,713	—	10,915
Other	—	3,329	13,492	—	16,821

Total revenues	—	87,733	127,259	—	214,992

Store and regional expenses:
Salaries and benefits	—	32,662	30,757	—	63,419
Occupancy	—	8,407	8,407	—	16,814
Depreciation	—	2,756	2,570	—	5,326
Returned checks, net and cash shortages	—	3,528	4,388	—	7,916
Telephone and telecommunication	—	2,900	1,568	—	4,468
Advertising	—	3,172	3,906	—	7,078
Bank charges	—	1,453	1,481	—	2,934
Armored carrier services	—	1,098	1,551	—	2,649
Other	—	10,103	10,680	—	20,783

Total store and regional expenses	—	66,079	65,308	—	131,387

Store and regional margin	—	21,654	61,951	—	83,605

Corporate and other expenses:
Corporate expenses	14,604	183	16,699	—	31,486
Management fee	(6,759)	5,825	934	—	—
Other depreciation and amortization	1,656	63	1,189	—	2,908
Interest expense (income)	17,250	(635)	2,980	—	19,595
Other	(128)	—	120	—	(8)

(Loss) income before income taxes	(26,623)	16,218	40,029	—	29,624
Income tax (benefit) provision	(9,263)	8,927	14,381	—	14,045

(Loss) income before equity in net income of subsidiaries	(17,360)	7,291	25,648	—	15,579
Equity in net income of subsidiaries:
Domestic subsidiary guarantors	7,291	—	—	(7,291)	—
Foreign subsidiary guarantors	25,648	—	—	(25,648)	—

Net income	$15,579	$7,291	$25,648	$(32,939)	$15,579

DOLLAR FINANCIAL GROUP, INC.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Statements of Cash Flows
Nine Months ended March 31, 2005

	Dollar		Subsidiary
	Financial	Subsidiary	Non-
	Group, Inc.	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Cash flows from operating activities:
Net income	$15,579	$7,291	$25,648	$(32,939)	$15,579
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Undistributed income of subsidiaries	(32,939)	—	—	32,939	—
Depreciation and amortization	2,784	2,816	3,761	—	9,361
(Gains) losses on store closings and sales	—	(175)	121	—	(54)
Foreign currency loss on revaluation of subordinated borrowings	—	183	—	—	183
Deferred tax benefit	—	—	(132)	—	(132)
Changes in assets and liabilities (net of effect of acquisitions):
Decrease (increase) in loans and other receivables	3,267	387	(5,275)	(29)	(1,650)
Decrease in income taxes receivable	40,858	—	1,196	(40,800)	1,254
(Increase) decrease in prepaid expenses and other	(2,210)	(395)	470	—	(2,135)
Increase (decrease) in accounts payable, income taxes payable, accrued expenses and other liabilities and accrued interest payable	6,852	(40,240)	1,881	40,829	9,322

Net cash provided by (used in) operating activities	34,191	(30,133)	27,670	—	31,728
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(21,633)	(3,725)	—	(25,358)
Additions to property and equipment	(169)	(2,663)	(6,492)	—	(9,324)
Net decrease in due from affiliates	—	57,773	—	(57,773)	—

Net cash (used in) provided by investing activities	(169)	33,477	(10,217)	(57,773)	(34,682)
Cash flows from financing activities:
Other debt payments	(77)	—	(16)	—	(93)
Net increase in revolving credit facilities	11,000	—	—	—	11,000
Payment of debt issuance costs	(164)	—	—	—	(164)
Net decrease in due from parent	3,421	—	—	—	3,421
Net decrease in due to affiliates	(44,390)	—	(13,383)	57,773	—
Dividend paid to parent	(3,610)	—	—	—	(3,610)

Net cash used in financing activities	(33,820)	—	(13,399)	57,773	10,554
Effect of exchange rate changes on cash and cash equivalents	—	—	3,923	—	3,923

Net increase in cash and cash equivalents	202	3,344	7,977	—	11,523
Cash and cash equivalents at beginning of period	4,942	22,182	42,142	—	69,266

Cash and cash equivalents at end of period	$5,144	$25,526	$50,119	$—	$80,789

DOLLAR FINANCIAL GROUP, INC.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Balance Sheets
June 30, 2004

	Dollar		Subsidiary
	Financial	Subsidiary	Non-
	Group, Inc.	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
ASSETS
Cash and cash equivalents	$4,942	$22,182	$42,142	$—	$69,266
Loans receivable	—	4,838	28,064	—	32,902
Less: Allowance for loan losses	—	(694)	(1,621)	—	(2,315)

Loans receivable, net	—	4,144	26,443	—	30,587
Other consumer lending receivables	7,274	130	—	—	7,404
Other receivables	1,156	824	2,360	(284)	4,056
Income taxes receivable	40,858	—	6,117	(40,850)	6,125
Prepaid expenses	1,041	731	2,608	—	4,380
Notes and interest receivable — officers	3,354	—	—	—	3,354
Due from affiliates	—	117,472	—	(117,472)	—
Due from parent	5,682	—	—	—	5,682
Property and equipment, net	4,702	6,255	17,008	—	27,965
Goodwill and other intangibles, net	—	56,514	92,604	—	149,118
Debt issuance costs, net	11,160	—	—	—	11,160
Investment in subsidiaries	259,437	9,801	6,705	(275,943)	—
Other	29	422	2,376	—	2,827

	$339,635	$218,475	$198,363	$(434,549)	$321,924

LIABILITIES AND SHAREHOLDER’S EQUITY
Accounts payable	$408	$6,058	$9,397	$—	$15,863
Income taxes payable	—	40,850	—	(40,850)	—
Foreign income taxes payable	—	—	5,979	—	5,979
Accrued expenses and other liabilities	3,286	3,772	9,850	—	16,908
Accrued interest payable	2,974	—	1,186	(284)	3,876
Due to affiliates	53,681	—	63,791	(117,472)	—
9 3/4% Senior Notes due 2011	241,176	—	—	—	241,176
Subordinated notes payable and other	93	—	12	—	105

	301,618	50,680	90,215	(158,606)	283,907

Shareholder’s equity:
Common stock	—	—	—	—	—
Additional paid-in capital	21,617	83,309	27,304	(110,613)	21,617
Retained earnings	2,587	79,409	71,767	(151,176)	2,587
Accumulated other comprehensive income	13,813	5,077	9,077	(14,154)	13,813

Total shareholder’s equity	38,017	167,795	108,148	(275,943)	38,017

	$339,635	$218,475	$198,363	$(434,549)	$321,924

DOLLAR FINANCIAL GROUP, INC.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Statements of Operations
Nine Months ended March 31, 2004

	Dollar	Domestic	Foreign
	Financial	Subsidiary	Subsidiary
	Group, Inc.	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Revenues:
Check cashing	$—	$36,633	$51,306	$—	$87,939
Consumer lending, net:
Fees from consumer lending	—	53,701	36,429	—	90,130
Provision for loan losses and adjustment to servicing revenue	—	(12,889)	(5,010)	—	(17,899)

Consumer lending, net	—	40,812	31,419	—	72,231
Money transfer fees	—	3,360	6,214	—	9,574
Other	—	2,852	10,513	—	13,365

Total revenues	—	83,657	99,452	—	183,109

Store and regional expenses:
Salaries and benefits	—	31,320	25,561	—	56,881
Occupancy	—	8,280	6,488	—	14,768
Depreciation	—	2,382	2,089	—	4,471
Returned checks, net and cash shortages	—	3,319	3,617	—	6,936
Telephone and telecommunication	—	2,876	1,453	—	4,329
Advertising	—	2,795	2,483	—	5,278
Bank charges	—	1,590	1,188	—	2,778
Armored carrier services	—	1,018	1,248	—	2,266
Other	—	9,555	8,790	—	18,345

Total store and regional expenses	—	63,135	52,917	—	116,052

Store and regional margin	—	20,522	46,535	—	67,057

Corporate and other expenses:
Corporate expenses	11,149	(6)	11,584	—	22,727
Management fees	(1,739)	—	1,739	—	—
Other depreciation and amortization	1,595	30	1,047	—	2,672
Interest expense (income)	14,796	(1,491)	4,867	—	18,172
Loss on extinguishment of debt	7,209	—	—	—	7,209
Other	212	29	37	—	278

(Loss) income before income taxes	(33,222)	21,960	27,261	—	15,999
Income tax (benefit) provision	(11,533)	16,208	10,261	—	14,936

(Loss) income before equity in net income of subsidiaries	(21,689)	5,752	17,000	—	1,063
Equity in net income of subsidiaries:
Domestic subsidiary guarantors	5,752	—	—	(5,752)	—
Foreign subsidiary guarantors	17,000	—	—	(17,000)	—

Net income	$1,063	$5,752	$17,000	$(22,752)	$1,063

DOLLAR FINANCIAL GROUP, INC.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Statements of Cash Flows
Nine Months ended March 31, 2004

	Dollar	Domestic	Foreign
	Financial	Subsidiary	Subsidiary
	Group, Inc.	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Cash flows from operating activities:
Net income	$1,063	$5,752	$17,000	$(22,752)	$1,063
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Undistributed income of subsidiaries	(22,752)	—	—	22,752	—
Depreciation and amortization	2,745	2,410	3,368	—	8,523
Loss on extinguishment of debt	7,209	—	—	—	7,209
Losses on store closings and sales	212	29	37	—	278
Foreign currency gain on revaluation of subordinated borrowings	—	—	(899)	—	(899)
Deferred tax provision	—	841	—	—	841
Change in assets and liabilities (net of effect of acquisitions):
Decrease (increase) in loans and other receivables	2,684	(3,115)	(4,531)	(16)	(4,978)
Increase in income taxes receivable	(11,677)	—	(5,924)	13,199	(4,402)
(Increase) decrease in prepaid expenses and other	(1,175)	307	518	—	(350)
Increase in accounts payable, income taxes payable, accrued expenses and other liabilities and accrued interest payable	4,372	13,654	3,795	(13,183)	8,638

Net cash (used in) provided by operating activities	(17,319)	19,878	13,364	—	15,923
Cash flows from investing activities:
Gross proceeds from sale of fixed assets	—	—	41	—	41
Additions to property and equipment	(368)	(958)	(3,754)	—	(5,080)
Net increase in due from affiliates	—	(22,383)	—	22,383	—

Net cash used in investing activities	(368)	(23,341)	(3,713)	22,383	(5,039)
Cash flows from financing activities:
Redemption of 10.875% Senior Subordinated notes due 2006	(20,734)		—	—	(20,734)
Other debt borrowings (payments)	128	—	(19)	—	109
Issuance of 9.75% Senior Notes due 2011	220,000	—	—	—	220,000
Redemption of 10.875% Senior Notes due 2006	(111,170)	—	—	—	(111,170)
Net decrease in revolving credit facilities	(60,764)	—	(935)	—	(61,699)
Payment of debt issuance costs	(10,156)	—	—	—	(10,156)
Net increase in due from parent	(2,034)	—	—	—	(2,034)
Net increase (decrease) in due to affiliates	33,096	—	(10,713)	(22,383)	—
Dividends paid to parent	(20,000)	—	—	—	(20,000)

Net cash provided by (used in) financing activities	28,366	—	(11,667)	(22,383)	(5,684)
Effect of exchange rate changes on cash and cash equivalents	—	—	2,892	—	2,892

Net increase (decrease) in cash and cash equivalents	10,679	(3,463)	876	—	8,092
Cash and cash equivalents at beginning of period	7,981	26,213	37,611	—	71,805

Cash and cash equivalents at end of period	$18,660	$22,750	$38,487	$—	$79,897

DOLLAR FINANCIAL GROUP, INC.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	GOODWILL AND OTHER INTANGIBLES
      In accordance with the adoption provisions of SFAS No. 142, the Company is required to perform goodwill impairment tests on at least an annual basis. The Company performs its annual impairment test as of June 30. There can be no assurance that future goodwill impairment tests will not result in a charge to earnings. The Company has a covenant not to compete and during the three months ended March 31, 2005, paid $1.1 million in additional consideration related to franchise agreements, which are deemed to have a definite life and will continue to be amortized over the estimated useful lives of the agreements. This identifiable intangible asset has been included as other intangibles on the Consolidated Balance Sheet. Amortization for these intangibles for the three and nine months ended March 31, 2005 was $44,400 and $60,900, respectively. The amortization expense for the franchise agreements and the covenants not to compete will be as follows:

Year	Amount

(In thousands)
2005	$89.4
2006	114.7
2007	114.7
2008	114.7
2009	114.7
Thereafter	659.5

$1,207.7

      The changes in the carrying amount of goodwill and other intangibles by reportable segment for the fiscal year ended June 30, 2004 and the nine months ended March 31, 2005 are as follows (in thousands):

	United		United
	States	Canada	Kingdom	Total

Balance at June 30, 2003	$56,609	$38,394	$48,413	$143,416
Amortization of other intangibles	(95)	—	—	(95)
Acquisition	—	—	550	550
Foreign currency translation adjustments	—	427	4,820	5,247

Balance at June 30, 2004	56,514	38,821	53,783	149,118
Amortization of other intangibles	(61)	—	—	(61)
Acquisition	26,829	—	3,241	30,070
Foreign currency translation adjustments	—	3,913	2,154	6,067

Balance at March 31, 2005	$83,282	$42,734	$59,178	$185,194

      The following table reflects the components of intangible assets (in thousands):

	June 30, 2004		March 31, 2005

	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Non-amortized intangible assets:
Cost in excess of net assets acquired	$169,115	$20,016	$205,069	$21,022
Amortized intangible assets:
Covenants not to compete	2,452	2,433	2,523	2,523
Franchise agreements	—	—	1,147	—

	2,452	2,433	3,670	2,523

DOLLAR FINANCIAL GROUP, INC.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	COMPREHENSIVE INCOME
      Comprehensive income is the change in equity from transactions and other events and circumstances from non-owner sources, which includes foreign currency translation and fair value adjustments for cash flow hedges. The following shows the comprehensive income for the periods stated (in thousands):

	Three Months		Nine Months
	Ended		Ended
	March 31,		March 31,

	2004	2005	2004	2005

Net income	$1,566	$7,514	$1,063	$15,579
Foreign currency translation adjustment	1,017	(2,271)	9,184	12,573
Fair value adjustments for cash flow hedges	—	161	—	(159)

Total comprehensive income	$2,583	$5,404	$10,247	$27,993

5.	LOSS ON EXTINGUISHMENT OF DEBT
      On November 13, 2003, the Company issued $220 million principal amount of 9.75% Senior Notes due 2011. The proceeds from this offering were used to redeem all of the Company’s outstanding senior notes and the Company’s outstanding senior subordinated notes, to refinance its credit facility, to distribute a portion of the proceeds to our parent company to redeem an equal amount of our parent company’s senior discount notes and to pay fees and expenses with respect to these transactions and a related note exchange transaction involving our parent company’s senior discount notes.
      The loss incurred on the extinguishment of debt was as follows ($ in millions):

	Three Months		Nine Months
	Ended		Ended
	March 31,		March 31,

	2004	2005	2004	2005

Call Premium:
10.875% Senior notes	$—	$—	$2.0	$—
10.875% Senior Subordinated notes	—	—	0.7	—
Write-off of previously capitalized deferred issuance costs, net	—	—	4.5	—

Loss on extinguishment of debt	$—	$—	$7.2	$—

DOLLAR FINANCIAL GROUP, INC.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	GEOGRAPHIC SEGMENT INFORMATION
      All operations for which geographic data is presented below are in one principal industry (check cashing, consumer lending and ancillary services) (in thousands):

	United		United
As of and for the Three Months Ended March 31, 2004	States	Canada	Kingdom	Total

Identifiable assets	$144,518	$93,426	$90,697	$328,641
Goodwill and other intangibles, net	56,522	39,711	53,825	150,058
Sales to unaffiliated customers:
Check cashing	13,823	8,914	7,661	30,398
Consumer lending:
Fees from consumer lending	16,981	7,895	5,047	29,923
Provision for loan losses and adjustment to servicing revenue	(2,126)	(395)	(956)	(3,477)

Consumer lending, net	14,855	7,500	4,091	26,446
Money transfer fees	1,146	1,414	685	3,245
Other	1,072	3,649	547	5,268

Total sales to unaffiliated customers	30,896	21,477	12,984	65,357
Interest expense	4,771	445	1,282	6,498
Depreciation and amortization	1,306	463	564	2,333
Income before income taxes	1,530	7,117	2,647	11,294
Income tax provision	7,329	1,811	588	9,728

	United		United
For the Nine Months Ended March 31, 2004	States	Canada	Kingdom	Total

Sales to unaffiliated customers:
Check cashing	$36,633	$28,725	$22,581	$87,939
Consumer lending:
Fees from consumer lending	53,701	22,576	13,853	90,130
Provision for loan losses and adjustment to servicing revenue	(12,889)	(2,286)	(2,724)	(17,899)

Consumer lending, net	40,812	20,290	11,129	72,231
Money transfer fees	3,360	4,280	1,934	9,574
Other	2,852	8,736	1,777	13,365

Total sales to unaffiliated customers	83,657	62,031	37,421	183,109
Interest expense	13,305	1,534	3,333	18,172
Depreciation and amortization	4,007	1,556	1,580	7,143
(Loss) income before income taxes	(11,262)	18,992	8,269	15,999
Income tax provision	4,675	7,222	3,039	14,936

DOLLAR FINANCIAL GROUP, INC.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	United		United
As of and for the Three Months Ended March 31, 2005	States	Canada	Kingdom	Total

Identifiable assets	$152,437	$107,917	$111,748	$372,102
Goodwill and other intangibles, net	83,282	42,734	59,178	185,194
Sales to unaffiliated customers:
Check cashing	13,497	10,140	9,071	32,708
Consumer lending:
Fees from consumer lending	18,970	11,581	6,674	37,225
Provision for loan losses and adjustment to servicing revenue	(2,117)	(660)	(1,531)	(4,308)

Consumer lending, net	16,853	10,921	5,143	32,917
Money transfer fees	1,127	1,701	894	3,722
Other	1,796	4,608	698	7,102

Total sales to unaffiliated customers	33,273	27,370	15,806	76,449
Interest expense	5,714	135	770	6,619
Depreciation and amortization	1,380	789	410	2,579
Income before income taxes	68	9,117	3,766	12,951
Income tax provision	493	3,840	1,104	5,437

	United		United
For the Nine Months Ended March 31, 2005	States	Canada	Kingdom	Total

Sales to unaffiliated customers:
Check cashing	$35,262	$32,285	$28,256	$95,803
Consumer lending:
Fees from consumer lending	59,339	35,598	19,033	113,970
Provision for loan losses and adjustment to servicing revenue	(13,399)	(4,530)	(4,588)	(22,517)

Consumer lending, net	45,940	31,068	14,445	91,453
Money transfer fees	3,202	5,058	2,655	10,915
Other	3,329	11,264	2,228	16,821

Total sales to unaffiliated customers	87,733	79,675	47,584	214,992
Interest expense	16,615	726	2,254	19,595
Depreciation and amortization	4,474	2,279	1,481	8,234
(Loss) income before income taxes	(10,406)	28,360	11,670	29,624
Income tax (benefit) provision	(336)	10,929	3,452	14,045

7.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
      Operations in the United Kingdom and Canada have exposed the Company to shifts in currency valuations. From time to time, the Company may elect to purchase put options in order to protect earnings in the United Kingdom and Canada against foreign currency fluctuations. Out of the money put options may be purchased because they cost less than completely averting risk, and the maximum downside is limited to the difference between the strike price and exchange rate at the date of purchase and the price of the contracts. At March 31, 2005, the Company held put options with an aggregate notional value of $(CAN) 40.8 million and £(GBP) 8.7 million to protect the currency exposure in Canada and the United Kingdom through

DOLLAR FINANCIAL GROUP, INC.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2005. The Company uses purchased options designated as cash flow hedges to protect against the foreign currency exchange rate risks inherent in its forecasted earnings denominated in currencies other than the U.S. dollar. The Company’s cash flow hedges have a duration of less than twelve months. For derivative instruments that are designated and qualify as cash flow hedges, the effective portions of the gain or loss on the derivative instrument are initially recorded in accumulated other comprehensive income as a separate component of shareholders’ equity and subsequently reclassified into earnings in the period during which the hedged transaction is recognized in earnings. The ineffective portion of the gain or loss is reported in corporate expenses on the statement of operations. For options designated as hedges, hedge effectiveness is measured by comparing the cumulative change in the hedge contract with the cumulative change in the hedged item, both of which are based on forward rates. As of March 31, 2005 no amounts were excluded from the assessment of hedge effectiveness. There was no ineffectiveness in the Company’s cash flow hedges for the three and nine months ended March 31, 2005. As of March 31, 2005, amounts related to derivatives qualifying as cash flow hedges amounted to a reduction of shareholders’ equity of $159,000 all of which is expected to be transferred to earnings in the next nine months along with the earnings effects of the related forecasted transactions. The fair market value at March 31, 2005 was $277,000 and is included in other assets on the balance sheet.
      Although the Company’s revolving credit facility and Canadian overdraft credit facility carry variable rates of interest, most of the Company’s average outstanding indebtedness carries a fixed rate of interest. A change in interest rates is not expected to have a material impact on the consolidated financial position, results of operations or cash flows of the Company.

8.	CONTINGENT LIABILITIES
      On August 19, 2003 a former customer in Ontario, Canada, Margaret Smith, commenced an action against the Company and the Company’s Canadian subsidiary on behalf of a purported class of Canadian borrowers (except those residing in British Columbia) who, Smith claims, were subjected to usurious charges in payday-loan transactions. The action, which is pending in the Ontario Superior Court of Justice, alleges violations of a Canadian federal law proscribing usury and seeks restitution and damages in an unspecified amount, including punitive damages. On February 1 and 2, 2005, the Company brought a motion to stay the action against it on jurisdictional grounds and the Company’s Canadian subsidiary brought a motion to stay the action against it based on its arbitration clause. The judgments on those motions are under review. On October 21, 2003, another former customer, Kenneth D. Mortillaro, commenced a similar action against the Company’s Canadian subsidiary but this action has since been stayed because it is a duplicate action. On November 6, 2003, the Company learned of substantially similar claims asserted on behalf of a purported class of Alberta borrowers by Gareth Young, a former customer of the Company’s Canadian subsidiary. The Young action is pending in the Court of Queens Bench of Alberta and seeks an unspecified amount of damages and other relief. Like the plaintiff in the MacKinnon action referred to below, Mortillaro, Smith and Young have agreed to arbitrate all disputes with the Company. On January 29, 2003, a former customer, Kurt MacKinnon, commenced an action against the Company’s Canadian subsidiary and 26 other Canadian lenders on behalf of a purported class of British Columbia residents who, MacKinnon claims were overcharged in payday-loan transactions. The action, which is pending in the Supreme Court of British Columbia, alleges violations of laws proscribing usury and unconscionable trade practices and seeks restitution and damages, including punitive damages, in an unknown amount. On February 3, 2004, the Company’s Canadian subsidiary’s motion to stay the action and to compel arbitration of MacKinnon’s claims, as required by his agreement with the Company’s Canadian subsidiary, was denied; the Company’s Canadian subsidiary appealed this ruling. On September 24, 2004, the Court of Appeal for British Columbia reversed the lower court’s ruling and remanded the matter to the lower court for further proceedings consistent with the appellate decision. On March 1, 2005, MacKinnon’s application for certification of his action was dismissed. MacKinnon has appealed that dismissal and brought a series of motions seeking to have the motions judge reconsider her decision. The Company’s

DOLLAR FINANCIAL GROUP, INC.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Canadian subsidiary is opposing these motions and has renewed its application to stay the action based on its arbitration clause. On April 15, 2005 the solicitor acting for MacKinnon commenced a further identical proposed class action against the Company’s Canadian subsidiary on behalf of another former customer, Louise Parsons. The Company’s Canadian subsidiary has brought a motion to stay the Parsons action as a duplicate action. The Company believes it has meritorious defenses to each of these actions and intends to defend them vigorously. Similar class actions have been commenced against the Company’s Canadian subsidiary in Manitoba, New Brunswick Nova Scotia and Newfoundland. The Company is named as a defendant in the actions commenced in Nova Scotia and Newfoundland but has not been served with the statements of claim in these actions to date. The claims in these additional actions are substantially similar to those of the Ontario actions referred to above. The Company is a defendant in four putative class-action lawsuits, all of which were commenced by the same plaintiffs’ law firm, alleging violations of California’s wage-and-hour laws. The named plaintiffs in these suits, which are pending in the Superior Court of the State of C alifornia, are the Company’s former employees Vernell Woods (commenced August 22, 2000), Juan Castillo (commenced May 1, 2003), Stanley Chin (commenced May 7, 2003) and Kenneth Williams (commenced June 3, 2003). Each of these suits seeks an unspecified amount of damages and other relief in connection with allegations that the Company misclassified California store (Woods) and regional (Castillo) managers as “exempt” from a state law requiring the payment of overtime compensation, that the Company failed to provide employees with meal and rest breaks required under a new state law (Chin) and that the Company computed bonuses payable to the Company’s store managers using an impermissible profit-sharing formula (Williams). In January 2003, without admitting liability, the Company sought to settle the Woods case, which the Company believes to be the most significant of these suits, by offering each individual putative class member an amount intended in good faith to settle his or her claim. These settlement offers have been accepted by 92% of the members of the putative class. The Company recorded a charge of $2.8 million related to this matter during fiscal 2003. Woods’ counsel is presently disputing through arbitration the validity of the settlements accepted by the individual putative class members. The Company believes it has meritorious defenses to the challenge and to the claims of the non-settling putative Woods class members and plans to defend them vigorously. The Company believes it has adequately provided for the costs associated with this matter. The Company is vigorously defending the Castillo, Chin and Williams lawsuits and believes it has meritorious defenses to the claims asserted in those matters.
      In addition to the litigation discussed above, the Company is involved in routine litigation and administrative proceedings arising in the ordinary course of business.
      The Company does not believe that the outcome of any of the matters referred to in the preceding paragraphs will materially affect its financial condition, results of operations or cash flows in future periods.

9.	ACQUISITIONS
      The following acquisitions have been accounted for under the purchase method of accounting.
      On January 4, 2005, the Company entered into an agreement to acquire substantially all of the outstanding shares of International Paper Converters Limited, d/b/a Cheque Changer Limited (“IPC”). The aggregate purchase price for this acquisition was $2.7 million and was funded through excess internal cash. The excess of the purchase price over the fair value of identifiable assets acquired was $2.5 million. The 17 company-owned stores and two franchised stores acquired further strengthens the Company’s market share by expanding its customer base in the United Kingdom. The company believes that for these reasons, along with the earnings potential for these stores, the allocation of a portion of the purchase price to goodwill is appropriate.
      On January 31, 2005, the Company entered into an agreement to acquire substantially all of the assets of Alexandria Financial Services, LLC, Alexandria Acquisition, LLC, American Check Cashers of Lafayette, LLC, ACC of Lake Charles, LLC and Southern Financial Services of Louisiana, LLC (collectively,

DOLLAR FINANCIAL GROUP, INC.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
“American”). The aggregate purchase price for this acquisition was $9.9 million in cash. The agreement also includes a maximum revenue-based earn out of up to $2.4 million which is payable on January 31, 2006. The Company’s revolving credit facility was used to fund the purchase. The excess of the purchase price over the fair value of identifiable assets acquired was $8.8 million. The 24 stores acquired further strengthens the Company’s market share by expanding its customer base in the Louisiana market and for that reason, along with the earnings potential for these stores, the Company believes the allocation of a portion of the purchase price to goodwill is appropriate.
      On March 7, 2005, the Company entered into an agreement to acquire substantially all of the assets of We The People Forms and Service Centers USA, Inc. (“WTP”) relating to WTP’s retail-based legal document preparation services business. The aggregate purchase price for this acquisition was $14.0 million, consisting of $10.5 million in cash, $2 million in unregistered shares of our parent company’s common stock and a $1.5 million escrow amount (25% of which is to be distributed on each of December 31, 2005, March 31, 2006, June 30, 2006 and September 30, 2006) assuming no indemnification claims. In addition, the Company assumed $750,000 in liabilities and assumed approximately $3.3 million in refundable deposits related to certain franchise agreements. The Company allocated a portion of the purchase price to purchased franchise agreements for $1.1 million and other assets for $0.1 million. The agreement also includes a maximum revenue-based earn out of up to $3.0 million which is payable over a two year period. Although the Company completed the acquisition of WTP on March 7, 2005, management is still finalizing the purchase price allocation based on its analysis of the fair value of the assets acquired and liabilities assumed. The Company’s revolving credit facility and unregistered shares of our parent company’s common stock was used to fund the purchase. The excess of the purchase price over the preliminary fair value of identifiable assets acquired was $16.8 million. The Company believes that due to the franchising revenues generated from the network of 170 franchise locations and the potential to sell additional franchises, the preliminary allocation of a portion of the purchase price to goodwill is appropriate.
      Following is the allocation of the purchase price for the three aforementioned acquisitions (in millions):

	IPC	American	WTP

Purchase price	$2.7	$9.9	$14.0
Net assets acquired:
Purchased franchise agreements			(1.1)
Refundable deposits			3.3
Other (assets) and liabilities	(0.2)	(1.1)	0.6

Goodwill	$2.5	$8.8	$16.8

DOLLAR FINANCIAL GROUP, INC.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following unaudited pro forma information for the three and nine months ended March 31, 2004 and 2005 presents the results of operations as if the acquisitions had occurred as of the beginning of the periods presented. The pro forma operating results include the results of these acquisitions for the indicated periods and reflect the amortization of identifiable intangible assets arising from the acquisitions, increased interest expense on acquisition debt and the income tax impact as of the respective purchase dates of IPC, American and WTP. Pro forma results of operations are not necessarily indicative of the results of operations that would have occurred had the purchase been made on the date above or the results which may occur in the future.

	Three Months		Nine Months
	Ended		Ended
	March 31,		March 31,

	2004	2005	2004	2005

	(Unaudited)		(Unaudited)
	(in thousands)
Revenues	$69,101	$78,149	$197,243	$222,374
Net income	$1,928	$7,636	$2,758	$17,011

10.	RELATED PARTY TRANSACTIONS
      During fiscal 1999, we issued loans to certain members of management. The funds were used to pay personal income tax expense associated with the exercise of certain options and grants of certain stock in connection with the purchase of the Company’s parent company by Green Equity Investors II, L.P. In conjunction with the Company’s parent company’s initial public offering, the Company sold the officers’ notes and related interest receivable to the Company’s parent company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Dollar Financial Corp.
      We have audited the accompanying consolidated balance sheets of Dollar Financial Corp. as of June 30, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended June 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dollar Financial Corp. at June 30, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
August 27, 2004, except for Note 16
as to which the date is January 27, 2005

DOLLAR FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS

	June 30,

	2003	2004

	(In thousands except share
	amounts)
ASSETS
Cash and cash equivalents	$71,809	$69,270
Loans receivable
Loans receivable	15,603	32,902
Loans receivable pledged	8,000	—

Total loans receivable	23,603	32,902
Less: Allowance for loan losses	(1,344)	(2,315)

Loans receivable, net	22,259	30,587
Other consumer lending receivables	6,458	7,404
Other receivables	4,500	3,787
Income taxes receivable	2,939	6,125
Prepaid expenses	3,981	4,380
Deferred income taxes, net of valuation allowance of $0 and $24,474	15,610	—
Notes and interest receivable — officers	4,642	5,054
Property and equipment, net of accumulated depreciation of $39,309 and $49,540	29,209	27,965
Goodwill and other intangibles, net of accumulated amortization of $22,017 and $23,339	143,416	149,118
Debt issuance costs, net of accumulated amortization of $9,201 and $987	6,737	11,428
Other	2,051	4,219

	$313,611	$319,337

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Accounts payable	$17,245	$15,863
Foreign income taxes payable	1,380	5,979
Accrued expenses and other liabilities	10,686	17,854
Accrued interest payable	1,656	5,525
Other collateralized borrowings	8,000	—
Revolving credit facilities	61,699	—
10.875% Senior Notes due 2006	109,190	—
13.0% Senior Discount Notes due 2006	112,644	—
9.75% Senior Notes due 2011	—	241,176
16.0% Senior Notes due 2012	—	42,070
13.95% Senior Subordinated Notes due 2012	—	41,652
Subordinated notes payable and other	20,081	105
Shareholders’ deficit:
Common stock, $0.001 par value: 55,500,000 shares authorized; 11,025,001 shares issued at June 30, 2003 and 2004	11	11
Additional paid-in capital	61,470	61,470
Accumulated deficit	(92,883)	(120,916)
Accumulated other comprehensive income	7,697	13,813
Treasury stock at cost; 59,222 shares at June 30, 2003 and 2004	(956)	(956)
Management equity loan	(4,309)	(4,309)

Total shareholders’ deficit	(28,970)	(50,887)

	$313,611	$319,337

See accompanying notes.

DOLLAR FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 30,

	2002	2003	2004

	(In thousands)
Revenues:
Check cashing	$104,792	$108,435	$117,397
Consumer lending:
Fees from consumer lending	98,538	107,580	122,461
Provision for loan losses and adjustment to servicing revenue	(27,913)	(24,995)	(24,489)

Consumer lending, net	70,625	82,585	97,972
Money transfer fees	10,098	11,652	13,052
Other	16,461	16,716	18,009

Total revenues	201,976	219,388	246,430
Store and regional expenses:
Salaries and benefits	65,295	69,799	76,008
Occupancy	18,087	18,856	19,805
Depreciation	6,522	5,859	6,546
Returned checks, net and cash shortages	9,107	8,531	9,132
Telephone and telecommunication	5,587	5,538	5,665
Advertising	4,949	5,899	6,943
Bank charges	4,240	3,138	3,744
Armored carrier services	2,651	2,873	3,051
Other	19,704	21,787	24,786

Total store and regional expenses	136,142	142,280	155,680
Establishment of reserves for new consumer lending arrangements	2,244	—	—
Corporate expenses	24,516	31,241	32,813
Management fee	1,049	1,049	1,003
Losses on store closings and sales and other restructuring	1,435	3,987	361
Other depreciation and amortization	2,709	3,320	3,286
Interest expense, net of interest income of $513, $431 and $436	31,274	34,620	40,123
Loss on extinguishment of debt	—	—	10,355
Litigation settlement costs	—	2,750	—

Income before income taxes	2,607	141	2,809
Income tax provision	5,999	8,735	30,842

Net loss	$(3,392)	$(8,594)	$(28,033)

Net loss per share:
Basic	$(0.31)	$(0.78)	$(2.56)
Diluted	$(0.31)	$(0.78)	$(2.56)
Weighted average shares outstanding
Basic	10,965,779	10,965,779	10,965,779
Diluted	10,965,779	10,965,779	10,965,779
See accompanying notes.

DOLLAR FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

					Accumulated
					Other
	Common Stock		Additional		Comprehensive			Total
			Paid-In	(Accumulated	(Loss)	Treasury	Management	Shareholders’
	Shares	Amount	Capital	Deficit)	Income	Stock	Equity Loan	Deficit

	(In thousands, except share data)
Balance, June 30, 2001	10,965,779	$11	$61,470	$(80,897)	$(9,199)	$(956)	$(4,309)	$(33,880)
Comprehensive income
Translation adjustment for the year ended June 30, 2002					4,854			4,854
Net loss for the year ended June 30, 2002				(3,392)				(3,392)
Total comprehensive income								1,462

Balance, June 30, 2002	10,965,779	11	61,470	(84,289)	(4,345)	(956)	(4,309)	(32,418)

Comprehensive income
Translation adjustment for the year ended June 30, 2003					12,042			12,042
Net loss for the year ended June 30, 2003				(8,594)				(8,594)
Total comprehensive income								3,448

Balance, June 30, 2003	10,965,779	11	61,470	(92,883)	7,697	(956)	(4,309)	(28,970)

Comprehensive income
Translation adjustment for the year ended June 30, 2004					6,116			6,116
Net loss for the year ended June 30, 2004				(28,033)				(28,033)
Total comprehensive loss								(21,917)

Balance, June 30, 2004	10,965,779	$11	$61,470	$(120,916)	$13,813	$(956)	$(4,309)	$(50,887)

See accompanying notes.

DOLLAR FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30,

	2002	2003	2004

	(In thousands)
Cash flows from operating activities:
Net loss	$(3,392)	$(8,594)	$(28,033)
Adjustments to reconcile net income to net cash provided by operating activities:
Interest expense from Senior Discount Notes	12,539	14,373	5,827
Depreciation and amortization	11,040	11,309	11,713
Loss on extinguishment of debt	—	—	10,355
Losses on store closings and sales and other restructuring	1,154	3,987	187
Establishment of reserves for new consumer lending arrangements	1,448	—	—
Foreign currency gain on revaluation of collateralized borrowings	—	(398)	(838)
Deferred tax benefit (provision)	(4,184)	(4,310)	15,610
Change in assets and liabilities (net of effect of acquisitions):
Decrease (increase) in loans and other receivables	2,368	(9,785)	(9,244)
(Increase) decrease in income taxes receivable	(1,145)	317	(3,186)
Decrease (increase) in prepaid expenses and other	309	1,375	(2,152)
(Decrease) increase in accounts payable, income taxes payable, accrued expenses and other liabilities and accrued interest payable	(6,695)	(5,409)	17,964

Net cash provided by operating activities	13,442	2,865	18,203
Cash flows from investing activities:
Acquisitions, net of cash acquired	(45)	(3,251)	(550)
Gross proceeds from sales of fixed assets	—	—	81
Additions to property and equipment	(10,063)	(7,428)	(8,150)

Net cash used in investing activities	(10,108)	(10,679)	(8,619)
Cash flows from financing activities:
Redemption of 16.0% Senior Notes due 2012	—	—	(10,283)
Redemption of 13.95% Senior Subordinated Notes due 2012	—	—	(9,060)
Redemption of 10.875% Senior Subordinated Notes due 2006	—	—	(20,734)
Redemption of 13.0% Senior Discount Notes due 2006	—	—	(22,962)
Redemption of collateralized borrowings	—	—	(8,277)
Other debt payments	(64)	(3)	(72)
Other collateralized borrowings	—	8,000	—
Issuance of 9.75% Senior Notes due 2011	—	—	241,176
Redemption of 10.875% Senior Notes due 2006	—	—	(111,170)
Net increase (decrease) in revolving credit facilities	11,112	(17,237)	(61,699)
Payments of debt issuance costs	(571)	(690)	(11,218)
Purchase of treasury stock	(57)	—	—

Net cash provided by (used in) financing activities	10,420	(9,930)	(14,299)
Effect of exchange rate changes on cash and cash equivalents	427	2,916	2,176

Net increase (decrease) in cash and cash equivalents	14,181	(14,828)	(2,539)
Cash and cash equivalents at beginning of year	72,456	86,637	71,809

Cash and cash equivalents at end of year	$86,637	$71,809	$69,270

Supplemental disclosures of cash flow information
Interest paid	$17,472	$18,432	$21,485
Income taxes paid	$16,035	$14,548	$13,858
See accompanying notes.

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004

1.	Organization and Business
      The accompanying consolidated financial statements are those of Dollar Financial Corp. and its wholly-owned subsidiaries (collectively, the “Company”). Dollar Financial Corp. is the parent company of Dollar Financial Group, Inc. (“OPCO”). The activities of Dollar Financial Corp. consist primarily of its investment in OPCO. Dollar Financial Corp. has no employees or operating activities.
      The Company, through its subsidiaries, provides retail financial services through a network of 1,110 locations (of which 638 are Company-operated) operating as Money Mart, The Money Shop, Loan Mart and Insta-Cheques in sixteen states, the District of Columbia, Canada and the United Kingdom. The services provided at the Company’s retail locations include check cashing, short-term consumer loans, sale of money orders, money transfer services and various other related services.

2.	Significant Accounting Policies

Use of Estimates
      The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Principles of Consolidation
      The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassification
      Certain prior year amounts have been reclassified to conform to current year presentation.

Revenue recognition
      With respect to company-operated stores, revenues from the Company’s check cashing, money order sales, money transfer and bill payment services and other miscellaneous services reported in other revenues on its statement of operations are all recognized when the transactions are completed at the point-of-sale in the store.
      With respect to the Company’s franchised locations, it recognizes initial franchise fees upon fulfillment of all significant obligations to the franchisee. Royalty payments from its franchisees are recognized as earned.
      For short term consumer loans that the Company makes directly, which have terms ranging from 1 to 37 days, revenue is recognized using the interest method. Loan origination fees are recognized as an adjustment to the yield on the related loan.
      In addition to the short-term consumer loans originated and funded by the Company, the Company also has relationships with two banks, County Bank of Rehoboth Beach, Delaware and First Bank of Delaware. Pursuant to these relationships, the Company markets and services short-term consumer loans, which have terms ranging from 7 to 23 days, that are funded by the banks. The banks are responsible for the application review process and determining whether to approve an application and fund a loan. As a result, the banks’ loans are not reflected on the Company’s balance sheet. The Company earns a marketing and servicing fee for each loan that is paid by borrowers to the banks.

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      For loans funded by County Bank, the Company recognizes net servicing fee income ratably over the life of the related loan. In addition, each month County Bank withholds certain servicing fees payable to the Company in order to maintain a cash reserve. The amount of the reserve is equal to a fixed percentage of outstanding loans at the beginning of the month plus a percentage of the finance charges collected during the month. Each month, net credit losses are applied against County Bank’s cash reserve. Any excess reserve is then remitted to the Company as a collection bonus. The remainder of the finance charges not applied to the reserve are either used to pay costs incurred by County Bank related to the short term loan program, retained by the bank as interest on the loan or distributed to the Company as a servicing fee.
      For loans funded by First Bank of Delaware, the Company recognizes net servicing fee income ratably over the life of the related loan. In addition, the bank has established a target loss rate for the loans marketed and serviced by the Company. Servicing fees payable to the Company are reduced if actual losses exceed this target loss rate by the amount they exceed it. If actual losses are below the target loss rate, the difference is paid to the Company as a servicing fee. The measurement of the actual loss rate and settlement of servicing fees occurs twice every month.
      Because the Company’s servicing fees are reduced by loan losses incurred by the banks, it has established a reserve for servicing fee adjustments. To estimate the appropriate reserve for servicing fee adjustments, the Company considers the amount of outstanding loans owed to the banks, historical loans charged off, current collections patterns and current economic trends. The reserve is then based on net write-offs, expressed as a percentage of loans originated on behalf of the banks applied against the total amount of the banks’ outstanding loans. This reserve is reported in accrued expenses and other liabilities on the Company’s balance sheet and was $1,093 at June 30, 2003 and $1,380 at June 30, 2004.
      If one of the banks suffers a loss on a loan, the Company immediately records a charge-off against the reserve for servicing fee adjustments for the entire amount of the unpaid item. A recovery is credited to the reserve during the period in which the recovery is made. Each month, the Company replenishes the reserve in an amount equal to the net losses charged to the reserve in that month. This replenishment, as well as any additional provisions to the reserve for servicing fees adjustments as a result of the calculations set forth above, is charged against revenues.

Cash and Cash Equivalents
      Cash includes cash in stores and demand deposits with financial institutions. Cash equivalents are defined as short-term, highly liquid investments both readily convertible to known amounts of cash and so near maturity that there is insignificant risk of changes in value because of changes in interest rates.

Loans Receivable, Net
      Unsecured short-term and longer-term installment loans that the Company originates on its own behalf are reflected on the balance sheet in loans receivable, net. Loans receivable, net are reported net of a reserve related to consumer lending as described below in company funded consumer loan loss reserves policy.

Property and Equipment
      Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using either the straight-line or double declining balance method over the estimated useful lives of the assets, which vary from three to five years.

Intangible Assets
      Under the provisions of SFAS 142, “Goodwill and Other Intangible Assets” intangible assets, including goodwill, that are not subject to amortization will be tested for impairment annually, or more frequently if

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
events or changes in circumstances indicate that the asset might be impaired, using a two-step impairment assessment. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, and the second step of the impairment test is not necessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss if any (see Note 10). The Company has completed the required impairment tests and determined that goodwill was not impaired.

Deferred Offering Costs
      Through June 30, 2004, the Company incurred approximately $1.4 million of costs in connection with a proposed public offering of its common stock. These costs are included in “Other Assets” on the Company’s balance sheet. In August 2004, the Company announced that it had postponed its proposed public offering due to market conditions. If the proposed offering were to be permanently abandoned, the costs incurred would be charged to expense in the period the decision is made. If the proposed offering is successful, the contribution to shareholders’ equity will be reduced by these costs.

Debt Issuance Costs
      Debt issuance costs are amortized using the effective yield method over the remaining term of the related debt (see Note 5).

Store and Regional Expenses
      The direct costs incurred in operating the Company’s stores have been classified as store expenses. Store expenses include salaries and benefits of store and regional employees, rent and other occupancy costs, depreciation of property and equipment, bank charges, armored carrier services, returned checks, net and cash shortages, advertising, telephone and telecommunication and other costs incurred by the stores. Excluded from store operations are the corporate expenses of the Company, which include salaries and benefits of corporate employees, professional fees and travel costs.

Company Funded Consumer Loan Loss Reserves Policy
      The Company maintains a loan loss reserve for anticipated losses for loans it makes directly through some of its company-operated locations. To estimate the appropriate level of loan loss reserves, the Company considers the amount of outstanding loans owed to it, historical loans charged off, current collection patterns and current economic trends. The Company’s current loan loss reserve is based on its net charge-offs, expressed as a percentage of loans originated for the last twelve months applied against the total amount of outstanding loans that it makes directly. As these conditions change, the Company may need to make additional provisions in future periods.
      When a loan is originated, the customer receives the cash proceeds in exchange for a post-dated check or a written authorization to initiate a charge to the customer’s bank account on the stated maturity date of the loan. If the check or the debit to the customer’s account is returned from the bank unpaid, the Company immediately records a charge-off against the consumer loan loss reserve for the entire amount of the unpaid item. A recovery is credited to the reserve during the period in which the recovery is made. Each month, the Company replenishes the reserve in an amount equal to the net losses charged to the reserve in that month. This replenishment, as well as any additional provisions to the loan loss reserve as a result of the calculations in the preceding paragraph, is charged against revenues.

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Check Cashing Returned Item Policy
      The Company charges operating expense for losses on returned checks during the period in which such checks are returned. Recoveries on returned checks are credited to operating expense in the period during which recovery is made. This direct method for recording returned check losses and recoveries eliminates the need for an allowance for returned checks. The net expense for bad checks included in returned checks, net and cash shortages in the accompanying consolidated statements of operations was $7,062,000, $6,738,000 and $7,662,000 for the years ended June 30, 2002, 2003 and 2004, respectively.

Income Taxes
      The Company uses the liability method to account for income taxes. Accordingly, deferred income taxes have been determined by applying current tax rates to temporary differences between the amount of assets and liabilities determined for income tax and financial reporting purposes.
      The Company intends to reinvest its foreign earnings and as a result the Company has not provided a deferred tax liability on foreign earnings.

Employees’ Retirement Plan
      Retirement benefits are provided to substantially all full-time employees who have completed 1,000 hours of service through a defined contribution retirement plan. The Company will match 50% of each employee’s contribution, up to 8% of the employee’s compensation. In addition, a discretionary contribution may be made if the Company meets its financial objectives. The amount of contributions charged to expense was $614,000, $775,000 and $720,000 for the years ended June 30, 2002, 2003 and 2004, respectively.

Advertising Costs
      The Company expenses advertising costs as incurred. Advertising costs charged to expense were $5,844,000, $6,922,000 and $7,406,000 for the years ended June 30, 2002, 2003 and 2004, respectively.

Fair Value of Financial Instruments
      The carrying values of the revolving credit facilities approximate fair values, as these obligations carry a variable interest rate. The fair value of the Company’s 16% Senior Notes, 13.95% Senior Subordinated Notes and OPCO’s Senior Notes are based on quoted market prices (see note 5). The Company’s other financial instruments consist of cash and cash equivalents, loan and other consumer lending receivables, which are short-term in nature and their fair value approximates their carrying value.
      Operations in the United Kingdom and Canada have exposed us to shifts in currency valuations. From time to time, the Company may elect to purchase put options in order to protect earnings in the United Kingdom and Canada against foreign currency fluctuations. Out of the money put options may be purchased because they cost less than completely averting risk, and the maximum downside is limited to the difference between the strike price and exchange rate at the date of purchase and the price of the contracts. At June 30, 2004, the Company held put options with an aggregate notional value of $(CAN) 44.0 million and £(GBP) 7.7 million to protect the currency exposure in Canada and the United Kingdom throughout fiscal year 2005. The Company uses purchased options designated as cash flow hedges to protect against the foreign currency exchange rate risks inherent in its forecasted earnings denominated in currencies other than the U.S. dollar. The Company’s cash flow hedges have a duration of less than twelve months. For derivative instruments that are designated and qualify as cash flow hedges, the effective portions of the gain or loss on the derivative instrument are initially recorded in accumulated other comprehensive income as a separate component of shareholders” equity and subsequently reclassified into earnings in the period during which the hedged transaction is recognized in earnings. The ineffective portion of the gain or loss is reported in corporate

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
expenses on the statement of operations. For options designated as hedges, hedge effectiveness is measured by comparing the cumulative change in the hedge contract with the cumulative change in the hedged item, both of which are based on forward rates. As of June 30, 2004 no amounts were excluded from the assessment of hedge effectiveness. There was no ineffectiveness in the Company’s cash flow hedges for the year ended June 30, 2004. The fair market value at June 30, 2004 was $561,000 and is included in other assets on the balance sheet.

Foreign Currency Translation and Transactions
      The Company operates check cashing and financial services outlets in Canada and the United Kingdom. The financial statements of these foreign businesses have been translated into U.S. dollars in accordance with U.S. generally accepted accounting principles. All balance sheet accounts are translated at the current exchange rate and income statement items are translated at the average exchange rate for the period; resulting translation adjustments are made directly to a separate component of shareholders’ equity. Gains or losses resulting from foreign currency transactions are included in corporate expenses.

Franchise Fees and Royalties
      The Company recognizes initial franchise fees upon fulfillment of all significant obligations to the franchisee. Royalties from franchisees are accrued as earned. The standard franchise agreements grant to the franchisee the right to develop and operate a store and use the associated trade names, trademarks, and service marks within the standards and guidelines established by the Company. As part of the franchise agreement, the Company provides certain pre-opening assistance including site selection and evaluation, design plans, operating manuals, software and training. After the franchised location has opened, the Company must also provide updates to the software, samples of certain advertising and promotional materials and other post-opening assistance that the Company determines is necessary. Initial franchise fees included in revenues were $59,000, $283,000 and $389,000 for the years ended June 30, 2002, 2003 and 2004, respectively. Total franchise revenues were $5.2 million, $6.3 million and $7.5 million for the years ended June 30, 2002, 2003 and 2004, respectively.

Stock Based Compensation Plan
      At June 30, 2004, the Company offered a stock option plan, under which shares of common stock may be awarded to employees or consultants of OPCO The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company’s employee stock options equals the estimated market price of the underlying stock on the date of grant, no compensation expense is recognized.

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table reconciles the required disclosure under SFAS No. 148, which summarizes the amount of stock-based compensation expense, net of related tax effects, which would be included in the determination of net income if the expense recognition provisions of SFAS No. 123 had been applied to all stock option awards in all years presented (in thousands, except per share data):

	Year Ended June 30,

	2002	2003	2004

Net loss, as reported	$(3,392)	$(8,594)	$(28,033)
Total stock-option expense determined under the fair value based method, net of related tax benefits	406	230	351

Pro forma net loss	$(3,798)	$(8,824)	$(28,384)

Basic loss per share	$(0.31)	$(0.78)	$(2.56)
Diluted loss per share	$(0.31)	$(0.78)	$(2.56)
Pro-forma basic loss per share	$(0.35)	$(0.80)	$(2.59)
Pro-forma diluted loss per share	$(0.35)	$(0.80)	$(2.59)
      In determining the pro forma stock compensation expense, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in fiscal 2004 and 2001, respectively: expected volatility of 46% and 46%; expected lives of 6.0 and 6.0 years; risk-free interest rate of 4.35% and 5.02%; fair market value at date of grant of $5.05 and $6.68 per share; and no expected dividends.

3.	Stock Option Plan
      The Company’s 1999 Stock Incentive Plan (the “Plan”) states that 784,393 shares of its common stock may be awarded to employees or consultants of the Company. The awards, at the discretion of the Company’s Board of Directors, may be issued as nonqualified stock options or incentive stock options. Stock appreciation rights (“SARs”) may also be granted in tandem with the nonqualified stock options or the incentive stock options. Exercise of the SARs cancels the option for an equal number of shares and exercise of the nonqualified stock options or incentive stock options cancels the SARs for an equal number of shares. The number of shares issued under the Plan is subject to adjustment as specified in the Plan provisions. No options may be granted after February 15, 2009. The options are exercisable in 20% increments annually on the first, second, third, fourth and fifth anniversary of the grant date and have a term of ten years from the date of issuance.
      During the year ended June 30, 2004, 301,920 nonqualified stock options were granted under the Plan at an exercise price of $10.09, the estimated fair market value of the common stock on the date of grant. The options are exercisable in 20% increments annually on the first, second, third, fourth and fifth anniversary of the grant date and have a term of ten years from the date of issuance.

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table presents information on stock options:

	Shares	Price per Share

Options outstanding at June 30, 2001 (231,341 shares exercisable)	693,360	$5.81/$13.06
Granted	—	—
Exercised	—	—
Forfeited	(25,530)	$5.81/$13.06

Options outstanding at June 30, 2002 (361,877 shares exercisable)	613,830	$5.81/$13.06
Granted	—	—
Exercised	—	—
Forfeited	(74,370)	$5.81/$13.06

Options outstanding at June 30, 2003 (435,137 shares exercisable)	539,460	$5.81/$13.06
Granted	301,920	$10.09
Exercised	—	—
Forfeited	(59,940)	$5.81/$13.06

Options outstanding at June 30, 2004 (466,200 shares exercisable)	781,440	$5.81/$10.09/$13.06

      The following table presents information on stock options by exercise price:

	Options Outstanding
			Options Exercisable
		Weighted Average
	Number	Remaining	Number
	Outstanding at	Contractual Life	Exercisable at
Exercise Price	June 30, 2004	(Years)	June 30, 2004

$5.81	446,220	4.6	446,220
$10.09	301,920	9.5	—
$13.06	33,300	6.4	19,980

	781,440	6.6	466,200

4.	Property and Equipment
      Property and equipment at June 30, 2003 and 2004 consist of (in thousands):

	June 30,

	2003	2004

Land	$157	$172
Leasehold improvements	20,871	24,982
Equipment and furniture	47,490	52,351

	68,518	77,505
Less accumulated depreciation	39,309	49,540

Total property and equipment	$29,209	$27,965

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Depreciation expense amounted to $8,835,000, $9,006,000 and $9,738,000 for the years ended June 30, 2002, 2003 and 2004, respectively.

5.	Debt
      The Company had debt obligations at June 30, 2003 and 2004 as follows (in thousands):

	June 30,

	2003	2004

Revolving credit facility; interest at one-day Eurodollar, as defined, plus 4.00% at June 30, 2003 of the outstanding daily balances payable monthly; weighted average interest rate of 5.36% for the year ended June 30, 2003 (facility terminated November 2003, see refinancing discussion)	$60,764	$—
United Kingdom overdraft facility; interest at the bank base rate, as defined, plus 1.00% at June 30, 2003, 4.75% at June 30, 2003 of the outstanding daily balances payable quarterly; weighted average interest rate of 4.90% for the year ended June 30, 2003	935	—
OPCO 9.75% Senior Notes due November 15, 2011; interest payable semi-annually on May 15 and November 15	—	241,176
16% Senior Notes due May 15, 2012; interest payable semi-annually in arrears May 15 and November 15	—	42,070
13.95% Senior Subordinated Notes due May 15, 2012; interest payable semi-annually in arrears May 15 and November 15	—	41,652
13% Senior Discount Notes due December 18, 2006; interest payable semi-annually in arrears June 30 and December 30, commencing June 30, 2004	112,644	—
Other collateralized borrowings; interest rate of 15.6% subject to loss rates on the related UK loans pledged	8,000	—
10.875% Senior Notes due November 15, 2006; interest payable semiannually on May 15 and November 15	109,190	—
10.875% Senior Subordinated Notes due December 31, 2006; interest payable semiannually on June 30 and December 30	20,000	—
Other	81	105

	$311,614	$325,003

      Prior to November 13, 2003, OPCO had $109.2 million of 10.875% Senior Notes due 2006 (the “Old OPCO Senior Notes”), which were registered under the Securities Act of 1933, as amended. The payment obligations under the Old OPCO Notes were jointly and severally guaranteed, on a full and unconditional basis, by each of OPCO’s existing subsidiaries. There were no restrictions on OPCO’s and the guarantor subsidiaries’ ability to obtain funds from their subsidiaries by dividend or by loan. Also, OPCO had $20 million aggregate principal amount of its 10.875% Senior Subordinated Notes due 2006 (the “Old OPCO Senior Subordinated Notes”) outstanding.
      The Company entered into an agreement dated December 18, 1998 pursuant to which the Company issued $120.6 million aggregate principal amount of 13% Senior Discount Notes (“Old Senior Discount Notes”) from which the Company received $64.0 million in gross cash proceeds. The $56.6 million discount was accreted by the effective interest method through the period ending December 18, 2003. The fully accreted Senior Discount Notes accrued interest payable semi-annually in arrears. The parties to the agreement have negotiated an exchange agreement that took effect on November 13, 2003.

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On May 6, 2004, OPCO consummated an offering of $20.0 million principal amount of 9.75% Senior Notes due 2011. The notes were offered as additional debt securities under the indenture pursuant to which OPCO had issued $220.0 million of notes in November 2003 (the “New Notes Indenture”). The notes issued in November 2003 and the notes issued in May 2004 constitute a single class of securities under the New Notes Indenture. The net proceeds from the May 2004 note offering were distributed to the Company to redeem approximately $9.1 million aggregate principal amount of its 16.0% senior notes due 2012 and approximately $9.1 million aggregate principal amount of its 13.95% senior subordinated notes due 2012.
      The New Credit Facility consists of a $55.0 million senior secured reducing revolving credit facility. The commitment under the New Credit Facility was reduced by $750,000 on January 2, 2004 and on the first business day of each calendar quarter thereafter, and is subject to additional reductions based on excess cash flow up to a maximum reduction, including quarterly reductions, of $15.0 million. The commitment may be subject to further reductions in the event OPCO engages in certain issuances of securities or asset disposals. Under the New Credit Facility, up to $20.0 million may be used in connection with letters of credit. Amounts outstanding under the New Credit Facility bear interest at either (i) the higher of (a) the federal funds rate plus 0.50% per annum or (b) the rate publicly announced by Wells Fargo, San Francisco, as its “prime rate,” plus 3.25% at June 30, 2004, (ii) the LIBOR Rate (as defined therein) plus 4.50% at June 30, 2004, or (iii) the one day Eurodollar Rate (as defined therein) plus 4.50% at June 30, 2004, determined at OPCO’s option. At June 30, 2004, OPCO’s borrowing capacity was $40.5 million and there was none outstanding.
      Interest on the Replacement Senior Notes and Replacement Senior Subordinated Notes will be payable semi-annually in arrears. On any semi-annual interest payment date on or prior to November 15, 2008, the Company has the option to pay all or any portion of the interest payable on the relevant interest payment date by increasing the principal amount of the Replacement Senior Notes or Replacement Senior Subordinated Notes, as applicable, in a principal amount equal to the interest that the Company chooses not to pay in cash. On any semi-annual payment date on or after May 15, 2009, all interest due on the Replacement Senior Notes and the Replacement Senior Subordinated Notes is payable in cash semi-annually, in arrears.
      The Replacement Senior Notes and the Replacement Senior Subordinated Notes are redeemable, in whole or in part, at the Company’s option, at any time.
      The Replacement Senior Notes will be redeemable at the following redemption prices if redeemed during the indicated calendar year (or on any earlier date, in the case of 2004), expressed as percentages of the principal amount, plus accrued interest, if any, to the date of redemption:

Year	Percentage

2004	112.5%
2005	110.0%
2006	107.5%
2007	105.0%
2008	102.5%
2009 and thereafter	100.0%

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Replacement Senior Subordinated Notes will be redeemable at the following redemption prices if redeemed during the indicated calendar year (or on any earlier date, in the case of 2005), expressed as percentages of the principal amount, plus accrued interest, if any, to the date of redemption:

Year	Percentage

2005 or prior	100.0%
2006	112.5%
2007	110.0%
2008	107.5%
2009	105.0%
2010	102.5%
2011 and thereafter	100.0%
      The 9.75% Senior Notes are redeemable, in whole or in part, at OPCO’s option, at any time on or after November 15, 2007. If redeemed during the twelve month period commencing November 15 of the years indicated below, the 9.75% Senior Notes will be redeemable at the following redemption prices, expressed as percentages of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption:

Year	Percentage

2007	104.875%
2008	102.438%
2009 and thereafter	100.000%
      Prior to November 15, 2006, OPCO may redeem up to 35% of the aggregate principal amount of the 9.75% Senior Notes with the net proceeds of certain equity issuances at a redemption price equal to 109.75% of the principal amount thereof, plus accrued an unpaid interest and liquidated damages, if any, to the date of redemption.
      The 9.75% Senior Notes, the New Credit Facility, the Replacement Senior Notes and the Replacement Senior Subordinated Notes contain certain financial and other restrictive covenants, which, among other things, require the Company to achieve certain financial ratios, limit capital expenditures, restrict payment of dividends and require certain approvals in the event the Company wants to increase the borrowings. At June 30, 2004, the Company is in compliance with all covenants.
      The Company established a Canadian dollar overdraft credit facility to fund peak working capital needs for its Canadian operations. The overdraft credit facility, which has no stated maturity date, provides for a commitment of up to approximately $10.0 million of which $0.0 million and $0.0 million were outstanding as of June 30, 2003 and 2004, respectively. Amounts outstanding under the facility bear interest at Canadian prime and are secured by $10.0 million letter of credit issued by Wells Fargo Bank under the New Credit Facility.
      Prior to March 31, 2004, the Company’s United Kingdom operations also had a British pound overdraft facility that bore interest at 1.00% for the year ended June 30, 2003 over the base rate and which provided for a commitment of approximately $6.2 million. The overdraft facility was secured by a $6.0 million letter of credit issued by Wells Fargo Bank under the New Credit Facility. This overdraft facility expired on March 31, 2004.
      The total fair market value of the Old OPCO Senior Notes and the Old OPCO Senior Subordinated Notes at June 30, 2003 was approximately $122.7 million based on quoted market prices.
      The total fair market value of the New OPCO Senior Notes due 2011 at June 30, 2004 was approximately $250.8 million.

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Interest of $17,472,000, $18,432,000 and $21,485,000 was paid for the years ended June 30, 2002, 2003 and 2004, respectively.

6.	Income Taxes
      The provision for income taxes for the years ended June 30, 2002, 2003 and 2004 consists of the following (in thousands):

	Year Ended June 30,

	2002	2003	2004

Federal:
Current	$260	$(224)	$—
Deferred	(3,788)	(3,938)	14,413

	(3,528)	(4,162)	14,413
Foreign taxes:
Current	9,550	13,088	15,232
Deferred	(74)	—	—

	9,476	13,088	15,232
State:
Current	373	181	—
Deferred	(322)	(372)	1,197

	51	(191)	1,197

	$5,999	$8,735	$30,842

      The significant components of the Company’s deferred tax assets and liabilities at June 30, 2003 and 2004 are as follows (in thousands):

	June 30,

	2003	2004

Deferred tax assets:
Loss reserves	$834	$1,219
Foreign withholding taxes	21	6
Depreciation	2,547	2,051
Accrued compensation	573	1,130
Reserve for store closings	560	215
Foreign tax credits	230	—
Other accrued expenses	405	268
Accrued interest	16,448	5,327
Net operating loss	—	15,201
Other	14	85

Gross deferred tax assets	21,632	25,502
Valuation allowance	—	(24,474)
Deferred tax liabilities:
Amortization and other temporary differences	6,022	1,028

Net deferred tax asset	$15,610	$—

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A reconciliation of the provision for income taxes with amounts determined by applying the federal statutory tax rate to income (loss) before income taxes is as follows (in thousands):

	Year Ended June 30,

	2002	2003	2004

Tax provision at federal statutory rate	$912	$49	$964
Add (deduct):
State tax provision, net of federal tax benefit	34	(134)	—
Foreign taxes	1,673	2,419	1,122
US tax on foreign earnings	2,370	5,162	2,349
Canadian restructuring	—	—	5,143
High Yield Debt Interest	835	950	397
Other permanent differences	175	289	452
Valuation allowance	—	—	20,415

Tax provision at effective tax rate	$5,999	$8,735	$30,842

      Due to the refinancing of the Company’s debt, significant deferred tax assets have been generated. The Company provided a valuation allowance against all of its deferred taxes at June 30, 2004 which amounted to $24.5 million. Because realization is not assured, the Company has not recorded the benefit of the deferred tax assets. As of June 30, 2004, the Company has approximately $43.1 million of federal and state net operating and loss carry forwards available to offset future taxable income. The federal and state net operating loss carry forwards will begin to expire in 2023, if not utilized.
      After the refinancing of its debt, the Company elected not to include Canadian income in its taxable income for US tax return filing purposes. As a result of this election the Company provided a $3.9 million valuation allowance and reversed any related deferred taxes.
      Foreign, federal and state income taxes of approximately $16,035,000, $14,548,000 and $13,858,000 were paid during the years ended June 30, 2002, 2003 and 2004, respectively.

7.	Losses on Store Closings and Sales and Other Restructuring
      For the fiscal year ended June 30, 2003, the Company closed 27 underperforming stores and consolidated and relocated certain non-operating functions to reduce costs and increase efficiencies. Costs incurred with the restructuring are comprised of severance and other retention benefits to employees who were involuntarily terminated and store closure costs related to the locations the Company will no longer utilize. During the fiscal year ended June 30, 2003, the Company recorded costs for severance and other retention benefits of $1.7 million and store closure costs of $1.6 million consisting primarily of lease obligations and leasehold improvement write-offs. These charges were expensed within “Losses on store closings and sales and other restructuring” on the Consolidated Statements of Operations. The restructuring was completed by the fiscal year end. All of the locations that were closed and for which the workforce was reduced are included in the United States geographic segment. The Company, as required, adopted Financial Accounting Standards Board Statement No. 146, Accounting for Costs Associated with Disposal or Exit Activities, on January 1, 2003.

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Following is a reconciliation of the beginning and ending balances of the restructuring liability (in millions):

	Severance and
	Other Retention	Store Closure
	Benefits	Costs	Total

Balance at June 30, 2002	$—	$—	$—
Charge recorded in earnings	1.7	1.6	3.3
Amounts paid	(0.5)	(0.8)	(1.3)
Non-cash charges	—	(0.6)	(0.6)

Balance at June 30, 2003	1.2	0.2	1.4
Reclassification	(0.7)	0.7	—
Amounts paid	(0.5)	(0.5)	(1.0)

Balance at June 30, 2004	$—	$0.4	$0.4

      The Company also expenses costs related to the closure of stores in the normal course of its business. Costs directly expensed for the years ended June 30, 2002, 2003 and 2004 were $1,435,000, $722,000 and $361,000, respectively.

8.	Loss on Extinguishment of Debt
      On November 13, 2003, OPCO issued $220.0 million principal amount of 9.75% senior notes due 2011. The proceeds from this offering were used to redeem all of its outstanding 10.875% senior notes and its outstanding 10.875% senior subordinated notes, to refinance our credit facility, to distribute a portion of the proceeds to us to redeem an equal amount of our parent’s senior discount notes and to pay fees and expenses with respect to these transactions and a related note exchange transaction involving our senior discount notes. On May 6, 2004, OPCO consummated an offering of $20.0 million principal amount of 9.75% Senior Notes due 2011. The notes were offered as additional debt securities under the indenture pursuant to which OPCO had issued $220.0 million of notes in November 2003. The notes issued in November 2003 and the notes issued in May 2004 constitute a single class of securities. The net proceeds from the May 2004 note offering were distributed to the Company to redeem approximately $9.1 million aggregate principal amount of its 16.0% senior notes due 2012 and approximately $9.1 million aggregate principal amount of its 13.95% senior subordinated notes due 2012.
      On June 30, 2004, the Company terminated an agreement under which it sold a participation interest in a portion of the short-term consumer loans originated by the Company in the United Kingdom to a third party. Associated with the termination of this agreement the Company paid $276,660 representing a prepayment penalty.
      The loss incurred on the extinguishment of debt is as follows (in millions):

Call Premium
16.0% Senior Notes	$1.23
13.95% Senior Subordinated Notes	—
Dollar Financial Group, Inc. 10.875% Senior Notes	1.98
Dollar Financial Group, Inc. 10.875% Senior Subordinated Notes	0.73
Write-off of previously capitalized deferred issuance costs, net	6.14
Prepayment penalty on the extinguishment of collateralized borrowings	0.28

Loss on extinguishment of debt	$10.36

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Commitments
      The Company occupies office and retail space and uses certain equipment under operating lease agreements. Rent expense amounted to $15,265,000, $16,067,000 and $16,881,000 for the years ended June 30, 2002, 2003 and 2004, respectively. Most leases contain standard renewal clauses.
      Minimum obligations under noncancelable operating leases for the year ended June 30 are as follows (in thousands):

Year	Amount

2005	$17,143
2006	13,458
2007	10,364
2008	7,640
2009	5,556
Thereafter	7,301

$61,462

10.	Goodwill and Other Intangibles
      In accordance with the provisions of SFAS No. 142, the Company is required to perform goodwill impairment tests on at least an annual basis. There can be no assurance that future goodwill impairment tests will not result in a charge to earnings. During fiscal 2003, the Company paid $2.0 million in additional consideration based upon a future results of operations earn-out agreement related to one of its United Kingdom acquisitions. This amount has been included as goodwill on the Consolidated Balance Sheet. The Company has covenants not to compete, which are deemed to have a definite life and will continue to be amortized. Amortization for these intangibles for the years ended June 30, 2004, 2003 and 2002 was $95,000, $173,000 and $225,000, respectively. The estimated aggregate amortization expense for each of the five succeeding fiscal years ending June 30, is:

Fiscal Year Ending June 30,	Amount

(In thousands)
2005	$19.2
      The following table reflects the components of intangible assets (in thousands):

	June 30, 2003		June 30, 2004

	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Non-amortized intangible assets:
Cost in excess of net assets acquired	$162,987	$19,686	$169,115	$20,016
Amortized intangible assets:
Covenants not to compete	2,446	2,331	2,452	2,433

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The changes in the carrying amount of goodwill and other intangibles by reportable segment for the fiscal years ended June 30, 2003 and 2004 are as follows (in thousands):

	United		United
	States	Canada	Kingdom	Total

Balance at June 30, 2002	$56,544	$33,986	$41,734	$132,264
Amortization of other intangibles	(173)	—	—	(173)
Acquisitions	—	—	3,251	3,251
Foreign currency translation adjustments	—	4,103	3,428	7,531
Reclassification(1)	238	305	—	543

Balance at June 30, 2003	56,609	38,394	48,413	143,416
Amortization of other intangibles	(95)	—	—	(95)
Acquisitions	—	—	550	550
Foreign currency translation adjustments	—	427	4,820	5,247

Balance at June 30, 2004	$56,514	$38,821	$53,783	$149,118

(1)	Items represent brokers fees and other professional fees initially recorded to accounts receivable when paid as part of the original post-acquisition closing adjustments. The reclassification was made when it was determined that payment for these items had been the responsibility of the purchaser.

11.	Contingent Liabilities
      The Company is a defendant in four putative class-action lawsuits, all of which were commenced by the same plaintiffs’ law firm, alleging violations of California’s wage-and-hour laws. The named plaintiffs in these suits, which are pending in the Superior Court of the State of California, are the Company’s former employees Vernell Woods (commenced August 22, 2000), Juan Castillo (commenced May 1, 2003), Stanley Chin (commenced May 7, 2003) and Kenneth Williams (commenced June 3, 2003). Each of these suits seeks an unspecified amount of damages and other relief in connection with allegations that the Company misclassified California store (Woods) and regional (Castillo) managers as “exempt” from a state law requiring the payment of overtime compensation, that the Company failed to provide employees with meal and rest breaks required under a new state law (Chin) and that the Company computed bonuses payable to their store managers using an impermissible profit-sharing formula (Williams). In January 2003, without admitting liability, the Company sought to settle the Woods case, which they believe to be the most significant of these suits, by offering each individual putative class member an amount intended in good faith to settle his or her claim. Approximately 92% of these settlement offers have been accepted. Plaintiff’s’ counsel is presently disputing through arbitration the validity of the settlements accepted by the individual putative class members. The Company believes it has meritorious defenses to the challenge and to the claims of the non-settling putative Woods class members and plan to defend them vigorously. The Company believes it has adequately provided for the costs associated with this matter. The Company is vigorously defending the Castillo, Chin and Williams lawsuits; and believes it has meritorious defense to the claims asserted in those matters. The Company believes the outcome of such litigation will not significantly affect its financial results.
      On January 29, 2003, a former customer, Kurt MacKinnon, commenced an action against the Company’s Canadian subsidiary and 26 other Canadian lenders on behalf of a purported class of British Columbia residents who, plaintiff claims, were overcharged in payday-loan transactions. The action, which is pending in the Supreme Court of British Columbia, alleges violations of laws proscribing usury and unconscionable trade practices and seeks restitution and damages, including punitive damages, in an unknown amount. On March 25, 2003, the Company moved to stay the action as against it and to compel arbitration of plaintiff’s

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
claims as required by his agreement with the Company. The court’s decision denying that motion is presently on appeal. The Company believes it has meritorious defense to the action and intends to defend it vigorously. The Company believes the outcome of such litigation will not significantly affect its financial results.
      On October 21, 2003, a former customer, Kenneth D. Mortillaro, commenced an action against the Company’s Canadian subsidiary on behalf of a purported class of Canadian borrowers (except those residing in British Columbia and Québec) who, Mortillaro claims, were subjected to usurious charges in payday loan transactions. The action, which is pending in the Ontario Superior Court of Justice, alleges violations of a Canadian federal law proscribing usury and seeks restitution and damages in an unspecified amount, including punitive damages. On November 6, 2003, the Company learned of substantially similar claims asserted on behalf of a purported class of Alberta borrowers by Gareth Young, a former customer of the Company’s Canadian subsidiary. The Young action is pending in the Court of Queens Bench of Alberta and seeks an unspecified amount of damages and other relief. On December 23, 2003, the Company was served with the statement of claim in an action brought in the Ontario Superior Court of Justice by another former customer, Margaret Smith. A similar action was also filed in the Court of Queen’s Bench of Manitoba on April 26, 2004 by Nicole Blasko. The allegations and putative class in the Smith and Blasko actions are substantially the same as those in the Mortillaro action. Like the plaintiff in the MacKinnon action referred to above, Mortillaro, Young, Smith and Blasko have agreed to arbitrate all disputes with the Company. The Company believes that it has meritorious procedural and substantive defenses to the claims of each of these plaintiffs and intends to defend those claims vigorously. The Company believes the outcome of such litigation will not significantly affect its financial results.
      In addition to the litigation discussed above, the Company is involved in routine litigation and administrative proceedings arising in the ordinary course of business. In the Company’s opinion, the outcome of such litigation and proceedings will not significantly affect its financial results.

12.	Credit Risk
      At June 30, 2003 and 2004, OPCO had 19 and 11, respectively, bank accounts in major U.S. financial institutions in the aggregate amount of $10,873,000 and $4,640,000, respectively, which exceeded Federal Deposit Insurance Corporation deposit protection limits. The Canadian Federal Banking system provides customers with similar deposit insurance through the Canadian Deposit Insurance Corporation (“CDIC”). At June 30, 2003 and 2004, the Company’s Canadian subsidiary had 13 bank accounts totaling $15,039,000 and $1,274,666, respectively, which exceeded CDIC limits. At June 30, 2003 and 2004 the Company’s United Kingdom operations had 30 and 32 bank accounts, respectively, totaling $6,085,000 and $11,698,000. These financial institutions have strong credit ratings, and management believes credit risk relating to these deposits is minimal.
      Since June 13, 2002, the Company has acted as a servicer for County Bank of Rehoboth Beach, Delaware and since October 18, 2002, for First Bank of Delaware. On behalf of these banks, the Company markets unsecured short-term loans to customers with established bank accounts and verifiable sources of income. Loans are made for amounts up to $700, with terms of 7 to 23 days. Under these programs, the Company earns servicing fees, which may be reduced if the related loans are not collected. The Company maintains a reserve for estimated reductions. In addition, the Company maintains a reserve for anticipated losses for loans they make directly. In order to estimate the appropriate level of these reserves, the Company considers the amount of outstanding loans owed to them, as well as loans owed to banks and serviced by them, the historical loans charged-off, current collection patterns and current economic trends. As these conditions change, additional provisions might be required in future periods. During fiscal 2004, County Bank originated or extended approximately $136.2 million of loans through their locations and document transmitters. First Bank originated or extended approximately $249.1 million of loans through the Company during this period. County Bank originated or extended approximately $277.9 million of loans through the Company during fiscal 2003

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and First Bank originated or extended approximately $92.5 million of loans through the Company for the same period.
      The Company also originates unsecured short-term loans to customers on its own behalf in Canada, the United Kingdom and certain U.S. markets. In the United States, these loans are made for amounts up to $500, with terms of 7 to 37 days. The Company bears the entire risk of loss related to these loans. In Canada, loans are issued to qualified borrowers based on a percentage of the borrowers’ income with terms of 1 to 35 days. The Company issues loans in the United Kingdom for up to £600, with a term of 28 days. The Company originated or extended approximately $491 million and $429 million of the loans through the Company’s locations and document transmitters during fiscal years ended June 30, 2004 and 2003, respectively. In addition, beginning in fiscal 2003 the Company acted as a direct lender originating 1,402 longer-term installment loans with an average principal amount of $793 and a weighted average term of approximately 365 days. In fiscal 2004, the Company originated 4,675 longer-term installment loans with an average principal of amount $845 and a weighted average term of approximately 365 days. The Company originated or extended installment loans through its locations in the United Kingdom of approximately $1.1 million in fiscal 2003 and $3.9 million in fiscal 2004 and introduced this product in certain U.S. and Canadian markets late in fiscal 2004. On November 15, 2002, the Company entered into an agreement with a third party to sell, without recourse, subject to certain obligations, a participation interest in a portion of short-term consumer loans originated by the Company in the United Kingdom. The transfer of assets was treated as a financing under FAS 140 and is included in Other Collateralized Borrowings on the balance sheet. The Agreement gave the third party a first priority lien, charge, and security interest in the assets pledged. The Agreement provided for collateralized borrowings up to $10.0 million against which $8.0 million of the loans receivable had been pledged at June 30, 2003. Under the Agreement, the third party retained the right to reduce the amount of borrowings to no less than $4.0 million. The Company paid an annual interest rate of 15.6% on the amount borrowed, which was subject to loss rates on the related loans. On June 30, 2004 the Company terminated the agreement and paid $8.0 million to repurchase the participation interest, $104,000 of accrued interest and $276,660 representing a prepayment penalty. In connection with the repurchase of the participation interest, the liens on the loans receivable were released.
      The Company had approximately $29.1 million and $21.4 million of loans on its balance sheet at June 30, 2004 and 2003, respectively, which is reflected in loans receivable. Loans receivable, net at June 30, 2004 and 2003 are reported net of a reserve of $2.3 million and $1.3 million, respectively, related to consumer lending. Net charge-offs for company-originated loans, which are charged against the allowance for loan losses for the fiscal years ended June 30, 2004, 2003 and 2002 were $9.0 million, $10.4 million and $5.6 million, respectively. For the years ended June 30, 2004, 2003 and 2002, total consumer lending revenue, net earned by the Company was $96.3 million, $81.6 million and $69.8 million, respectively.
      Activity in the allowance for loan losses during the fiscal years ended 2002, 2003 and 2004 was as follows (in thousands):

	Year Ended June 30,

Allowance for Loan Losses	2002	2003	2004

Balance at beginning of year	$228	$1,694	$1,344
Provision charged to expense	1,448	—	—
Provision charged to loan revenues	5,554	9,967	9,928
Foreign currency translation	18	75	15
Charge-offs	(5,554)	(10,392)	(8,972)

Balance at end of year	$1,694	$1,344	$2,315

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
13.     Geographic Segment Information
      All operations for which geographic data is presented below are in one principal industry (check cashing and ancillary services) (in thousands):

	United		United
	States	Canada	Kingdom	Total

2002
Identifiable assets	$154,100	$82,860	$67,639	$304,599
Goodwill and other intangibles, net	56,544	33,986	41,734	132,264
Sales to unaffiliated customers:
Check cashing	53,597	30,344	20,851	104,792
Consumer lending:
Fees from consumer lending	70,669	16,280	11,589	98,538
Provision for loan losses and adjustment to servicing revenue	(23,622)	(2,919)	(1,372)	(27,913)

Consumer lending, net	47,047	13,361	10,217	70,625
Money transfers	4,613	4,363	1,122	10,098
Other	7,677	7,401	1,383	16,461

Total sales to unaffiliated customers	112,934	55,469	33,573	201,976
Establishment of reserves for new consumer lending arrangements	2,244	—	—	2,244
Interest revenue	427	83	3	513
Interest expense	26,647	2,552	2,588	31,787
Depreciation and amortization	5,330	1,874	2,027	9,231
Losses on store closings and sales and other restructuring	1,435	—	—	1,435
(Loss) income before income taxes	(20,166)	17,672	5,101	2,607
Income tax (benefit) provision	(3,847)	8,105	1,741	5,999

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	United		United
	States	Canada	Kingdom	Total

2003
Identifiable assets	$148,266	$88,240	$77,105	$313,611
Goodwill and other intangibles, net	56,609	38,394	48,413	143,416
Sales to unaffiliated customers:
Check cashing	49,147	33,301	25,987	108,435
Consumer lending:
Fees from consumer lending	70,340	22,492	14,748	107,580
Provision for loan losses and adjustment to servicing revenue	(19,368)	(3,247)	(2,380)	(24,995)

Consumer lending, net	50,972	19,245	12,368	82,585
Money transfers	4,675	5,143	1,834	11,652
Other	5,678	9,334	1,704	16,716

Total sales to unaffiliated customers	110,472	67,023	41,893	219,388
Interest revenue	413	18	—	431
Interest expense	32,480	(899)	3,470	35,051
Depreciation and amortization	5,377	1,837	1,965	9,179
Losses on store closings and sales and other restructuring	3,987	—	—	3,987
Litigation settlement costs	2,750	—	—	2,750
(Loss) income before income taxes	(34,189)	26,058	8,272	141
Income tax (benefit) provision	(4,913)	10,944	2,704	8,735

2004
Identifiable assets	$127,679	$92,835	$98,823	$319,337
Goodwill and other intangibles, net	56,514	38,821	53,783	149,118
Sales to unaffiliated customers:
Check cashing	47,716	38,483	31,198	117,397
Consumer lending:
Fees from consumer lending	71,577	31,479	19,405	122,461
Provision for loan losses and adjustment to servicing revenue	(17,504)	(3,001)	(3,984)	(24,489)

Consumer lending, net	54,073	28,478	15,421	97,972
Money transfers	4,525	5,795	2,732	13,052
Other	3,546	12,033	2,430	18,009

Total sales to unaffiliated customers	109,860	84,789	51,781	246,430
Interest revenue	417	19	—	436
Interest expense	33,664	2,511	4,384	40,559
Depreciation and amortization	5,220	2,476	2,136	9,832
Losses on store closings and sales and other restructuring	324	16	21	361
Loss on extinguishment of debt	10,078	—	277	10,355
(Loss) income before income taxes	(36,493)	27,418	11,884	2,809
Income tax provision	17,787	10,111	2,944	30,842

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Related Party Transactions
      During fiscal 1999, certain members of management received loans aggregating $2.9 million, of which $200,000 was repaid during the fiscal year ended June 30, 2001, which are secured by shares of the Company’s stock. All but of one the loans accrue interest at a rate of 6% per year and are due and payable in full on December 18, 2004 and April 1, 2005. In addition, as part of an employment agreement, the Chief Executive Officer was issued a loan in the amount of $4.3 million to purchase additional shares of the Company’s stock. The loan accrues interest at a rate of 6% per year and is due and payable in full on December 18, 2004. The loan is secured by a pledge of a portion of his shares of the Company’s stock.
      Pursuant to the terms of an amended and restated Management Services Agreement among Green Equity Investors II, L.P. (the “Purchaser”), the Company and OPCO, the Company has agreed to pay the Purchaser an annual management fee equal to $1.0 million along with reasonable and customary fees for financial advisory and investment banking services in connection with major financial transactions that the Company and OPCO may undertake in the future and reimbursement of any out-of-pocket expenses incurred. The management fee paid/accrued to the Purchaser for the fiscal years 2004, 2003 and 2002 was $1.0 million, $1.0 million and $1.0 million, respectively.

15.	Subsidiary Guarantor Financial Information
      OPCO’s payment obligations under its 9.75% Senior Notes due 2011 are jointly and severally guaranteed (such guarantees, the “Guarantees”) on a full and unconditional basis by the Company and by OPCO’s existing and future domestic subsidiaries (the “Guarantors”). Guarantees of the notes by Guarantors directly owning, now or in the future, capital stock of foreign subsidiaries will be secured by second priority liens on 65% of the capital stock of such foreign subsidiaries. In the event OPCO directly owns a foreign subsidiary in the future, the notes will be secured by a second priority lien on 65% of the capital stock of any such foreign subsidiary (such capital stock of foreign subsidiaries referenced in this paragraph collectively, the “Collateral”). The non-guarantors consist of OPCO’s foreign subsidiaries (“Non-guarantors”).
      The Guarantees of the notes:

•	rank equal in right of payment with all existing and future unsubordinated indebtedness of the Guarantors;

•	rank senior in right of payment to all existing and future subordinated indebtedness of the Guarantors; and

•	are effectively junior to any indebtedness of OPCO, including indebtedness under the Company’s senior secured reducing revolving credit facility, that is either (1) secured by a lien on the Collateral that is senior or prior to the second priority liens securing the Guarantees of the notes or (2) secured by assets that are not part of the Collateral to the extent of the value of the assets securing such indebtedness.
      Separate financial statements of each Guarantor that is a subsidiary of OPCO have not been presented because they are not required by securities laws and management has determined that they would not be material to investors. The accompanying tables set forth the condensed consolidating balance sheets at June 30, 2004 and 2003 and the condensed consolidating statements of operations and cash flows for the twelve months ended June 30, 2004, 2003 and 2002 of OPCO, the combined Guarantor subsidiaries, the combined Non-Guarantor subsidiaries and the consolidated Company.

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Balance Sheets
June 30, 2004

		Dollar Financial
	Dollar	Group, Inc. and	Subsidiary
	Financial	Subsidiary	Non-
	Corp.	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
ASSETS
Cash and cash equivalents	$4	$27,124	$42,142	$—	$69,270
Loans receivable	—	4,838	28,064	—	32,902
Less: Allowance for loan losses	—	(694)	(1,621)	—	(2,315)

Loans receivable, net	—	4,144	26,443	—	30,587
Other consumer lending receivables	—	7,404	—	—	7,404
Other receivables	—	1,980	2,360	(284)	4,056
Income taxes receivable	—	8	6,117	—	6,125
Prepaid expenses	—	1,772	2,608	—	4,380
Notes and interest receivable — officers	1,431	3,354	—	—	4,785
Due from affiliates	—	63,791	—	(63,791)	—
Due from parent		5,682	—	(5,682)	—
Property and equipment, net		10,957	17,008	—	27,965
Goodwill and other intangibles, net	—	56,514	92,604	—	149,118
Debt issuance costs, net	268	11,160	—	—	11,428
Investment in subsidiaries	38,017	255,084	6,705	(299,806)	—
Other assets	1,392	451	2,376	—	4,219

	$41,112	$449,425	$198,363	$(369,563)	$319,337

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Accounts payable	$—	$6,466	$9,397	$—	$15,863
Foreign income taxes payable	—	—	5,979	—	5,979
Accrued expenses and other liabilities	946	7,058	9,850	—	17,854
Accrued interest payable	1,649	2,974	1,186	(284)	5,525
Due to affiliates	5,682	—	63,791	(69,473)	—
9.75% Senior Notes due 2011	—	241,176	—	—	241,176
16.0% Senior Notes due 2012	42,070	—	—	—	42,070
13.95% Senior Subordinated Notes due 2012	41,652	—	—	—	41,652
Subordinated notes payable and other	—	93	12	—	105

	91,999	257,767	90,215	(69,757)	370,224

Shareholders’ (deficit) equity:
Common stock	11	—	—	—	11
Additional paid-in capital	50,373	104,926	27,304	(121,133)	61,470
(Accumulated deficit) retained earnings	(109,819)	81,996	71,767	(164,860)	(120,916)
Accumulated other comprehensive income	13,813	4,736	9,077	(13,813)	13,813
Treasury stock	(956)	—	—	—	(956)
Management equity loan	(4,309)	—	—	—	(4,309)

Total shareholders’ (deficit) equity	(50,887)	191,658	108,148	(299,806)	(50,887)

	$41,112	$449,425	$198,363	$(369,563)	$319,337

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Statements of Operations
Year ended June 30, 2004

		Dollar Financial
	Dollar	Group, Inc. and	Subsidiary
	Financial	Subsidiary	Non-
	Corp.	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Revenues:
Check cashing	$—	$47,717	$69,680	$—	$117,397
Consumer lending, net:
Fees from consumer lending	—	71,577	50,884	—	122,461
Provision for loan losses and adjustment to servicing revenue	—	(17,505)	(6,984)	—	(24,489)

Consumer lending, net	—	54,072	43,900	—	97,972
Money transfer fees	—	4,525	8,527	—	13,052
Other	—	3,546	14,463	—	18,009

Total revenues	—	109,860	136,570	—	246,430
Store and regional expenses:
Salaries and benefits	—	41,510	34,498	—	76,008
Occupancy	—	10,988	8,817	—	19,805
Depreciation	—	3,458	3,088	—	6,546
Returned checks, net and cash shortages	—	4,275	4,857	—	9,132
Telephone and telecommunication	—	3,756	1,909	—	5,665
Advertising	—	3,778	3,165	—	6,943
Bank charges	—	2,140	1,604	—	3,744
Armored carrier services	—	1,381	1,670	—	3,051
Other	—	12,739	12,047	—	24,786

Total store and regional expenses	—	84,025	71,655	—	155,680
Corporate expenses	—	16,623	16,190	—	32,813
Management fees	1,003	(709)	709	—	1,003
Losses on store closings and sales and other restructuring	—	325	36	—	361
Other depreciation and amortization	—	1,762	1,524	—	3,286
Interest expense	14,820	18,428	6,875	—	40,123
Loss on extinguishment of debt	2,869	7,209	277	—	10,355
Equity in subsidiary	(4,912)	—	—	4,912	—

(Loss) income before income taxes	(13,780)	(17,803)	39,304	(4,912)	2,809
Income tax provision	14,253	3,535	13,054	—	30,842

Net (loss) income	$(28,033)	$(21,338)	$26,250	$(4,912)	$(28,033)

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Statements of Cash Flows
Year ended June 30, 2004

		Dollar Financial
	Dollar	Group, Inc. and	Subsidiary
	Financial	Subsidiary	Non-
	Corp.	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(28,033)	$(21,338)	$26,250	$(4,912)	$(28,033)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Undistributed income of subsidiaries	(4,912)	—	—	4,912	—
Accretion of interest expense from 13% Senior Discount Notes	5,827	—	—	—	5,827
Depreciation and amortization	143	6,774	4,796	—	11,713
Loss on extinguishment of debt	2,869	7,209	277	—	10,355
Losses on store closings and sales and other restructuring	—	150	37	—	187
Foreign currency gain on revaluation of collateralized borrowings	—	—	(838)	—	(838)
Deferred tax provision (benefit)	16,448	(838)	—	—	15,610
Changes in assets and liabilities (net of effect of acquisitions):
Increase in loans and other receivables	(257)	(965)	(7,982)	(40)	(9,244)
Increase in income taxes receivable	(1,385)	(18,486)	(5,836)	22,521	(3,186)
(Increase) decrease in prepaid expenses and other	(1,392)	352	(1,112)	—	(2,152)
Increase in accounts payable, income taxes payable, accrued expenses and other liabilities and accrued interest payable	8,523	22,528	9,394	(22,481)	17,964

Net cash (used in) provided by operating activities	(2,169)	(4,614)	24,986	—	18,203
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	—	(550)	—	(550)
Gross proceeds from sale of fixed assets	—	—	81	—	81
Additions to property and equipment	—	(1,971)	(6,179)	—	(8,150)
Net increase in due from affiliates	—	(31,416)	—	31,416	—

Net cash used in investing activities	—	(33,387)	(6,648)	31,416	(8,619)
Cash flows from financing activities:
Redemption of 16.0% Senior Notes due 2012	(10,283)	—	—	—	(10,283)
Redemption of 13.95% Senior Subordinated Notes due 2012	(9,060)	—	—	—	(9,060)
Redemption of Subordinated Notes	—	(20,734)	—	—	(20,734)
Redemption of Senior Discount Notes	(22,962)	—	—	—	(22,962)
Redemption of collateralized borrowings	—	—	(8,277)	—	(8,277)
Other debt borrowings (payments)	—	93	(165)	—	(72)
Issuance of 9.75% Senior Notes due 2011	—	241,176	—	—	241,176
Redemption of 10.875% Senior Notes due 2006	—	(111,170)	—	—	(111,170)
Net decrease in revolving credit facilities	—	(60,764)	(935)	—	(61,699)
Payment of debt issuance costs	(289)	(10,929)	—	—	(11,218)
Net increase (decrease) in due to affiliates and due from parent	4,064	33,958	(6,606)	(31,416)	—
Dividend paid to parent	40,699	(40,699)	—	—	—

Net cash provided by (used in) financing activities	2,169	30,931	(15,983)	(31,416)	(14,299)
Effect of exchange rate changes on cash and cash equivalents	—	—	2,176	—	2,176
Net (decrease) increase in cash and cash equivalents	—	(7,070)	4,531	—	(2,539)
Cash and cash equivalents at beginning of year	4	34,194	37,611	—	71,809

Cash and cash equivalents at end of year	$4	$27,124	$42,142	$—	$69,270

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Balance Sheets
June 30, 2003

	Dollar	Dollar Financial
	Financial	Group, Inc. and
	Corp.	Subsidiaries	Eliminations	Consolidated

	(In thousands)
ASSETS
Cash and cash equivalents	$4	$71,805	$—	$71,809
Loans receivable:
Loans receivable	—	15,603	—	15,603
Loans receivable pledged	—	8,000	—	8,000

Total loans receivable	—	23,603	—	23,603
Less: Allowance for loan losses	—	(1,344)	—	(1,344)

Loans receivable, net	—	22,259	—	22,259
Other consumer lending receivables	—	6,458	—	6,458
Other receivables	—	4,500	—	4,500
Income taxes receivable	1,570	1,369	—	2,939
Prepaid expenses	—	3,981	—	3,981
Deferred income taxes	16,448	—	(838)	15,610
Notes and interest receivable — officers	1,174	3,468	—	4,642
Due from parent	—	4,573	(4,573)	—
Property and equipment, net	—	29,209	—	29,209
Goodwill and other intangibles, net	—	143,416	—	143,416
Debt issuance costs, net	1,537	5,200	—	6,737
Investment in subsidiaries	67,688	—	(67,688)	—
Other	—	2,051	—	2,051

	$88,421	$298,289	$(73,099)	$313,611

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$—	$17,245	$—	$17,245
Foreign income taxes payable	—	1,380	—	1,380
Accrued expenses and other liabilities	174	10,512	—	10,686
Accrued interest payable	—	1,656	—	1,656
Deferred tax liability	—	838	(838)	—
Due to affiliates	4,573	—	(4,573)	—
Other collateralized borrowings	—	8,000	—	8,000
Revolving credit facilities	—	61,699	—	61,699
10 7/8% Senior Notes due 2006	—	109,190	—	109,190
Subordinated notes payable and other	—	20,081	—	20,081
13% Senior Discount Notes due 2006	112,644	—	—	112,644

	117,391	230,601	(5,411)	342,581
Shareholders’ (deficit) equity:
Common stock	11	—	—	11
Additional paid-in capital	50,373	50,957	(39,860)	61,470
(Accumulated deficit) retained earnings	(81,786)	9,034	(20,131)	(92,883)
Accumulated other comprehensive income	7,697	7,697	(7,697)	7,697
Treasury stock	(956)	—	—	(956)
Management equity loan	(4,309)	—	—	(4,309)

Total shareholders’ (deficit) equity	(28,970)	67,688	(67,688)	(28,970)

	$88,421	$298,289	$(73,099)	$313,611

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Statements of Operations
Year ended June 30, 2003

	Dollar	Dollar Financial
	Financial	Group, Inc. and
	Corp.	Subsidiaries	Eliminations	Consolidated

	(In thousands)
Revenues	$—	$219,388	$—	$219,388
Store and regional expenses:
Salaries and benefits	—	69,799	—	69,799
Occupancy	—	18,856	—	18,856
Depreciation	—	5,859	—	5,859
Other	—	47,766	—	47,766

Total store and regional expenses	—	142,280	—	142,280
Corporate expenses	—	31,241	—	31,241
Management fees	1,049	—	—	1,049
Losses on store closings and sales and other restructuring	—	3,987	—	3,987
Other depreciation and amortization	—	3,320	—	3,320
Interest expense, net	14,452	20,168	—	34,620
Litigation settlement costs	—	2,750	—	2,750
Equity in subsidiary	(2,131)	—	2,131	—

(Loss) income before income taxes	(13,370)	15,642	(2,131)	141
Income tax (benefit) provision	(4,776)	13,511	—	8,735

Net (loss) income	$(8,594)	$2,131	$(2,131)	$(8,594)

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Statements of Cash Flows
Year ended June 30, 2003

	Dollar	Dollar Financial
	Financial	Group, Inc. and
	Corp.	Subsidiaries	Eliminations	Consolidated

	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(8,594)	$2,131	$(2,131)	$(8,594)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Undistributed income of subsidiaries	(2,131)	—	2,131	—
Accretion of interest expense from 13% Senior Discount Notes	14,373	—	—	14,373
Depreciation and amortization	338	10,971	—	11,309
Losses on store closings and sales and other restructuring	—	3,987	—	3,987
Deferred tax (benefit) provision	(5,093)	783	—	(4,310)
Changes in assets and liabilities (net Foreign currency gain on revaluation of collateralized borrowings	—	(398)	—	(398)
Increase in loans and other receivables	(258)	(5,278)	(4,249)	(9,785)
Decrease (increase) in income taxes receivable	317	(10,960)	10,960	317
Decrease in prepaid expenses and other	—	1,375	—	1,375
Increase (decrease) in accounts payable, income taxes payable, accrued expenses and other liabilities and accrued interest payable	81	1,221	(6,711)	(5,409)

Net cash (used in) provided by operating activities	(967)	3,832	—	2,865
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(3,251)	—	(3,251)
Additions to property and equipment	—	(7,428)	—	(7,428)

Net cash used in investing activities	—	(10,679)	—	(10,679)
Cash flows from financing activities:
Other debt payments	—	(3)	—	(3)
Other collateralized borrowings	—	8,000	—	8,000
Net decrease in revolving credit facilities	—	(17,237)	—	(17,237)
Payment of debt issuance costs	—	(690)	—	(690)
Net increase in due to affiliates and due from parent	967	(967)	—	—

Net cash provided by (used in) financing activities	967	(10,897)	—	(9,930)
Effect of exchange rate changes on cash and cash equivalents	—	2,916	—	2,916

Net decrease in cash and cash equivalents	—	(14,828)	—	(14,828)
Cash and cash equivalents at beginning of year	4	86,633	—	86,637

Cash and cash equivalents at end of year	$4	$71,805	$—	$71,809

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Statements of Operations
Year ended June 30, 2002

		Dollar Financial
	Dollar	Group, Inc. and
	Financial	Subsidiary
	Corp.	Guarantors	Eliminations	Consolidated

	(In thousands)
Revenues	$—	$201,976	$—	$201,976
Store and regional expenses:
Salaries and benefits	—	65,295	—	65,295
Occupancy	—	18,087	—	18,087
Depreciation	—	6,522	—	6,522
Other	—	46,238	—	46,238

Total store and regional expenses	—	136,142	—	136,142
Establishment of reserves for new consumer lending arrangements	—	2,244	—	2,244
Corporate expenses	—	24,516	—	24,516
Management fee	1,049	—	—	1,049
Losses on store closings and sales	—	1,435	—	1,435
Other depreciation and amortization	—	2,709	—	2,709
Interest expense, net	12,580	18,694	—	31,274
Equity in subsidiary	(6,037)	—	6,037	—

(Loss) income before income taxes	(7,592)	16,236	(6,037)	2,607
Income tax (benefit) provision	(4,200)	10,199	—	5,999

Net (loss) income	$(3,392)	$6,037	$(6,037)	$(3,392)

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Statements of Cash Flows
Year ended June 30, 2002

		Dollar Financial
	Dollar	Group, Inc. and
	Financial	Subsidiary
	Corp.	Guarantors	Eliminations	Consolidated

	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(3,392)	$6,037	$(6,037)	$(3,392)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Undistributed income of subsidiaries	(6,037)	—	6,037	—
Accretion of interest expense from 13% Senior Discount Notes	12,539	—	—	12,539
Depreciation and amortization	300	10,740	—	11,040
Losses on store closings and sales	—	1,154	—	1,154
Establishment of reserves of new consumer lending arrangements	—	1,448	—	1,448
Deferred tax benefit	(3,753)	(873)	442	(4,184)
Changes in assets and liabilities (net of effect of acquisitions):
(Increase) decrease in accounts receivable	(259)	6,951	(4,324)	2,368
Increase in income taxes receivable	(447)	(698)	—	(1,145)
Decrease in prepaid expenses and other	—	309	—	309
Increase (decrease) in accounts payable, income taxes payable, accrued expenses and other liabilities and accrued interest payable	38	(10,615)	3,882	(6,695)

Net cash (used in) provided by operating activities	(1,011)	14,453	—	13,442
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(45)	—	(45)
Additions to property and equipment	—	(10,063)	—	(10,063)

Net cash used in investing activities	—	(10,108)	—	(10,108)
Cash flows from financing activities:
Other debt payments	—	(64)	—	(64)
Net increase in revolving credit facilities	—	11,112	—	11,112
Payment of debt issuance costs	—	(571)	—	(571)
Purchase of treasury stock	(57)	—	—	(57)
Net increase in due to affiliates and due from parent	1,068	(1,068)	—	—

Net cash provided by financing activities	1,011	9,409	—	10,420
Effect of exchange rate changes on cash and cash equivalents	—	427	—	427

Net increase in cash and cash equivalents	—	14,181	—	14,181
Cash and cash equivalents at beginning of year	4	72,452	—	72,456

Cash and cash equivalents at end of year	$4	$86,633	$—	$86,637

DOLLAR FINANCIAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Subsequent Events
      Effective January 27, 2005, the Company executed an Amended and Restated Certificate of Incorporation, which increased the authorized common stock to 55,500,000 shares and also authorized 10,000,000 shares of par value $0.001 preferred stock. The Company also took the following actions:

•	Converted the par value of its common stock from $1 per common share to $0.001 per common share;

•	Declared a 555-to-1 stock split of the common stock;

•	Authorized the adoption of the 2005 Stock Incentive Plan to selected employees, directors and consultant which provides for issuance of up to 1,718,695 shares of common stock or options to purchase shares of common stock;

•	Authorized the redemption of its 16.0% Senior Notes;

•	Authorized the redemption of its 13.95% Senior Subordinated Notes; and

•	Authorized $2.5 million to pay a fee to terminate a management services agreement among the Company, OPCO and Leonard Green & Partners, L.P.
      All common stock and per share amounts have been restated to reflect the effect of the stock split.

DOLLAR FINANCIAL CORP.
INTERIM CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,
	2004	2005

		(Unaudited)
	(In thousands except share
	and per share amounts)
ASSETS
Cash and cash equivalents	$69,270	$80,793
Loans receivable
Loans receivable	32,902	38,513
Less: Allowance for loan losses	(2,315)	(3,078)

Loans receivable, net	30,587	35,435
Other consumer lending receivables	7,404	8,353
Other receivables	4,056	6,492
Income taxes receivable	6,125	4,871
Prepaid expenses	4,380	6,921
Deferred tax asset, net of valuation allowance of $24,474 and $33,421	—	174
Notes and interest receivable — officers	4,785	—
Property and equipment, net of accumulated depreciation of $49,540 and $61,986	27,965	31,472
Goodwill and other intangibles, net of accumulated amortization of $23,339 and $23,545	149,118	185,194
Debt issuance costs, net of accumulated amortization of $987 and $2,213	11,428	10,003
Other	4,219	2,422

	$319,337	$372,130

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Accounts payable	$15,863	$20,866
Foreign income taxes payable	5,979	5,489
Accrued expenses and other liabilities	17,854	21,804
Accrued interest payable	5,525	9,532
Revolving credit facilities	—	11,000
Long term debt:
9.75% Senior Notes due 2011	241,176	241,056
16.0% Senior Notes due 2012	42,070	—
13.95% Senior Subordinated Notes due 2012	41,652	—
Other long term debt	105	16
Shareholders’ (deficit) equity:
Common stock, $.001 par value: 55,500,000 shares authorized; 11,025,001 shares issued at June 30, 2004 and 18,403,126 shares issued at March 31, 2005, respectively	11	18
Additional paid-in capital	61,470	165,821
Accumulated deficit	(120,916)	(124,353)
Accumulated other comprehensive income	13,813	26,227
Treasury stock at cost; 59,222 shares at June 30, 2004 and 333,574 shares at March 31, 2005	(956)	(5,346)
Management equity loan	(4,309)	—

Total shareholders’ (deficit) equity	(50,887)	62,367

	$319,337	$372,130

See notes to interim unaudited consolidated financial statements.

DOLLAR FINANCIAL CORP.
INTERIM UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	March 31,		March 31,

	2004	2005	2004	2005

	(In thousands except share and per share amounts)
Revenues:
Check cashing	$30,398	$32,708	$87,939	$95,803
Consumer lending:
Fees from consumer lending	29,923	37,225	90,130	113,970
Provision for loan losses and adjustment to servicing income	(3,477)	(4,308)	(17,899)	(22,517)

Consumer lending, net	26,446	32,917	72,231	91,453
Money transfer fees	3,245	3,722	9,574	10,915
Other	5,268	7,102	13,365	16,821

Total revenues	65,357	76,449	183,109	214,992

Store and regional expenses:
Salaries and benefits	19,397	22,365	56,881	63,419
Occupancy	5,019	5,820	14,768	16,814
Depreciation	1,533	1,773	4,471	5,326
Returned checks, net and cash shortages	2,051	2,699	6,936	7,916
Telephone and communications	1,336	1,600	4,329	4,468
Advertising	1,736	1,983	5,278	7,078
Bank charges	888	1,022	2,778	2,934
Armored carrier expenses	786	935	2,266	2,649
Other	5,502	6,990	18,345	20,783

Total store and regional expenses	38,248	45,187	116,052	131,387

Store and regional margin	27,109	31,262	67,057	83,605

Corporate and other expenses:
Corporate expenses	8,360	10,838	22,727	31,486
Management fee	249	108	786	636
Other depreciation and amortization	800	806	2,672	2,908
Interest expense, net	10,151	7,766	29,585	27,237
Loss on extinguishment of debt	—	8,097	8,855	8,097
Termination of management services agreement	—	2,500	—	2,500
Other	157	189	278	133

Income before income taxes	7,392	958	2,154	10,608
Income tax provision	5,789	5,437	28,125	14,045

Net income (loss)	$1,603	$(4,479)	$(25,971)	$(3,437)

Net income (loss) per share:
Basic	$0.15	$(0.28)	$(2.37)	$(0.27)

Diluted	$0.14	$(0.28)	$(2.37)	$(0.27)

Weighted average common shares outstanding:
Basic	10,965,779	15,935,660	10,965,779	12,569,815

Diluted	11,367,575	15,935,660	10,965,779	12,569,815

See notes to interim unaudited consolidated financial statements.

DOLLAR FINANCIAL CORP.
INTERIM UNAUDITED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock				Accumulated			Total
	Outstanding		Additional		Other			Shareholders’
			Paid-In	(Accumulated	Comprehensive	Treasury	Management	(Deficit)
	Shares	Amount	Capital	Deficit)	(Loss) Income	Stock	Equity Loan	Equity

	(In thousands, except share data)
Balance, June 30, 2003	10,965,779	$11	$61,470	$(92,883)	$7,697	$(956)	$(4,309)	$(28,970)

Comprehensive income
Foreign currency translation					6,116			6,116
Net loss				(28,033)				(28,033)
Total comprehensive loss								(21,917)

Balance, June 30, 2004	10,965,779	11	61,470	(120,916)	13,813	(956)	(4,309)	(50,887)

Comprehensive income
Foreign currency translation					12,573			12,573
Cash flow hedges					(159)			(159)
Net loss				(3,437)				(3,437)
Total comprehensive income								8,977
Initial public stock offering	7,378,125	7	107,086					107,093
Repayment of notes receivable from officers	(416,287)					(6,661)	4,309	(2,352)
Accrued interest on notes receivable from officers			(2,464)					(2,464)
We The People acquisition	141,935		(271)			2,271		2,000

Balance, March 31, 2005	18,069,552	$18	$165,821	$(124,353)	$26,227	$(5,346)	$—	$62,367

DOLLAR FINANCIAL CORP.
INTERIM UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	March 31,

	2004	2005

	(In thousands)
Cash flows from operating activities:
Net loss	$(25,971)	$(3,437)
Adjustments to reconcile net loss to net cash provided by operating activities:
Accretion of interest expense from 13.0% Senior Discount Notes	5,827	—
Depreciation and amortization	8,657	9,380
Loss on extinguishment of debt	8,855	5,114
Losses (gains) on store closings and sales	278	(54)
Foreign currency (gain) loss on revaluation of subordinated borrowings	(899)	183
Deferred tax provision (benefit)	15,610	(132)
Change in assets and liabilities (net of effect of acquisitions):
Increase in loans and other receivables	(5,172)	(5,312)
(Increase) decrease in income taxes receivable	(4,134)	1,254
Increase in prepaid expenses and other	(316)	(2,135)
Increase in accounts payable, income taxes payable, accrued expense and other liabilities and accrued interest payable	14,437	13,281

Net cash provided by operating activities	17,172	18,142
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(25,358)
Gross proceeds from sale of fixed assets	41	—
Additions to property and equipment	(5,080)	(9,324)

Net cash used in investing activities	(5,039)	(34,682)
Cash flows from financing activities:
Proceeds from initial public offering of common stock, net	—	109,786
Redemption of 16.0% Senior Notes due 2012	—	(50,416)
Redemption of 13.95% Senior Subordinated Notes due 2012	—	(44,661)
Redemption of 10.875% Senior Subordinated Notes due 2006	(20,734)	—
Redemption of 13.0% Senior Discount Notes due 2006	(22,962)	—
Other debt borrowings (payments)	109	(93)
Issuance of 9.75% Senior Notes due 2011	220,000	—
Redemption of 10.875% Senior Notes due 2006	(111,170)	—
Net (decrease) increase in revolving credit facilities	(61,699)	11,000
Payment of costs for initial public offering of common stock	(32)	(1,309)
Payment of debt issuance costs	(10,445)	(167)

Net cash (used in) provided by financing activities	(6,933)	24,140
Effect of exchange rate changes on cash and cash equivalents	2,892	3,923

Net increase in cash and cash equivalents	8,092	11,523
Cash and cash equivalents at beginning of period	71,809	69,270

Cash and cash equivalents at end of period	$79,901	$80,793

See notes to interim unaudited consolidated financial statements.

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
      The accompanying unaudited interim consolidated financial statements are of Dollar Financial Corp., and its wholly owned subsidiaries (collectively the “Company”). The Company is the parent company of Dollar Financial Group, Inc. (“OPCO”) and its wholly owned subsidiaries. The activities of the Company consist primarily of its investment in OPCO. The Company’s unaudited interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information, the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all information and footnotes required by U.S. generally accepted accounting principles for complete financial statements and should be read in conjunction with the Company’s audited consolidated financial statements in its annual report on Form 10-K (File No. 333-111473-02) for the fiscal year ended June 30, 2004 filed with the Securities and Exchange Commission. In the opinion of management, all adjustments, (consisting of normal recurring adjustments), considered necessary for a fair presentation have been included. Operating results of interim periods are not necessarily indicative of the results that may be expected for a full fiscal year.
      Effective January 27, 2005, the Company executed an Amended and Restated Certificate of Incorporation, which increased the authorized common stock to 55,500,000 shares and also authorized 10,000,000 shares of par value $0.001 preferred stock. The Company also took the following actions:

•	Converted the par value of its common stock from $1 per common share to $0.001 per common share;

•	Declared a 555-to-1 stock split of the common stock;

•	Authorized the adoption of the 2005 Stock Incentive Plan to selected employees, directors and consultants which provides for issuance of up to 1,718,695 shares of common stock or options to purchase shares of common stock;

•	Authorized the redemption of its 16.0% Senior Notes;

•	Authorized the redemption of its 13.95% Senior Subordinated Notes; and

•	Authorized $2.5 million to pay a fee to terminate a management services agreement among the Company, OPCO and Leonard Green & Partners, L.P.
      All common stock and per share amounts have been restated to reflect the effect of the stock split.
      On January 28, 2005, the Company announced the pricing of the initial public offering of 7,500,000 shares of its common stock at $16.00 per share. The Company has sold 7,378,125 shares of common stock and a selling stockholder has sold 121,875 shares of common stock. The Company did not receive any proceeds from the sale of its shares by the selling stockholder.

Use of Estimates
      The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Principles of Consolidation
      The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Certain prior period amounts have been reclassified to conform to current period presentation.

Operations
      The Company was organized in 1990 under the laws of the State of Delaware. The activities of the Company consist primarily of its investment in OPCO Dollar Financial Corp. has no employees or operating activities as of March 31, 2005. The Company, through its subsidiaries, provides retail financial services to the general public through a network of 1,172 locations (of which 700 are company-operated) operating as Money Mart®, The Money Shop, Loan Mart® and Insta-Cheques in 16 states, the District of Columbia, Canada and the United Kingdom. The services provided at the Company’s retail financial services locations include check cashing, short-term consumer loans, sale of money orders, money transfer services and various other related services. Also, Money Mart Express® services and originates short-term consumer loans through 192 independent document transmitters in 11 states. In addition, the Company’s newly acquired business, We The People USA, Inc. offers retail-based legal document preparation services through a network of 170 franchised locations in 32 states.

Earnings Per Share Disclosures
      Basic earnings per share are computed by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share are computed by dividing net income by the weighted average number of common shares outstanding, after adjusting for the dilutive effect of stock options. The following table presents the reconciliation of the numerator and denominator used in the calculation of basic and diluted earnings per share (in thousands):

	Three Months Ended		Nine Months Ended
	March 31,		March 31,

	2004	2005	2004	2005

Net income (loss)	$1,603	$(4,479)	$(25,971)	$(3,437)
Reconciliation of denominator:
Weighted average number of common shares outstanding — basic	10,966	15,936	10,966	12,570
Effect of dilutive stock options(1)	402	—	—	—

Weighted average number of common shares outstanding — diluted	11,368	15,936	10,966	12,570

(1)	The effect of dilutive stock options was determined under the treasury stock method. Due to the net loss during the nine months ended March 31, 2004 and the three and nine months ended March 31, 2005, the effect of the dilutive options were considered to be antidilutive, and therefore were not included in the calculation of diluted earnings per share.

Stock Based Employee Compensation
      At March 31, 2005, the Company offered stock option plans, under which shares of common stock may be awarded to employees or consultants of OPCO The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company’s employee stock options equals the estimated market price of the underlying stock on the grant date, no compensation expense is recognized.
      The following table reconciles the required disclosure under SFAS No. 148, which summarizes the amount of stock-based compensation expense, net of related tax effects, which would be included in the

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
determination of net income if the expense recognition provisions of SFAS No. 123 had been applied to all stock option awards in periods presented (in thousands, except per share data):

	Three Months Ended		Nine Months Ended
	March 31,		March 31,

	2004	2005	2004	2005

Net income (loss) — as reported	$1,603	$(4,479)	$(25,971)	$(3,437)
Total stock-option expense determined under the fair value based method, net of related tax benefits	144	809	206	1,059

Net income (loss) — pro forma	$1,459	$(5,288)	$(26,177)	$(4,496)

Net income (loss) per common share — basic — as reported	$0.15	$(0.28)	$(2.37)	$(0.27)
Net income (loss) per common share — basic — pro forma	$0.13	$(0.33)	$(2.39)	$(0.36)
Net income (loss) per common share — diluted — as reported	$0.14	$(0.28)	$(2.37)	$(0.27)
Net income (loss) per common share — diluted — pro forma	$0.13	$(0.33)	$(2.39)	$(0.36)
      In determining the pro forma stock compensation expense, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in fiscal 2001 and fiscal 2004: expected volatility of 46% and 46%, respectively; expected lives of 6.0 years and 6.0 years, respectively; risk-free interest rate of 5.02% and 4.35%, respectively; fair value at date of grant of $6.68 per share and $5.05 per share, respectively; and no expected dividends.

2.	SUBSIDIARY GUARANTOR UNAUDITED FINANCIAL INFORMATION
      OPCO’s payment obligations under its 9.75% Senior Notes due 2011 are jointly and severally guaranteed (such guarantees, the “Guarantees”) on a full and unconditional basis by the Company and by OPCO’s existing and future domestic subsidiaries (the “Guarantors”). Guarantees of the notes by Guarantors directly owning, now or in the future, capital stock of foreign subsidiaries will be secured by second priority liens on 65% of the capital stock of such foreign subsidiaries. In the event OPCO directly owns a foreign subsidiary in the future, the notes will be secured by a second priority lien on 65% of the capital stock of any such foreign subsidiary (such capital stock of foreign subsidiaries referenced in this paragraph collectively, the “Collateral”). The non-guarantors consist of OPCO’s foreign subsidiaries (“Non-guarantors”).
      The Guarantees of the notes:

•	rank equal in right of payment with all existing and future unsubordinated indebtedness of the Guarantors;

•	rank senior in right of payment to all existing and future subordinated indebtedness of the Guarantors; and

•	are effectively junior to any indebtedness of OPCO, including indebtedness under OPCO’s senior secured reducing revolving credit facility, that is either (1) secured by a lien on the Collateral that is senior or prior to the second priority liens securing the Guarantees of the notes or (2) secured by assets that are not part of the Collateral to the extent of the value of the assets securing such indebtedness.
      Separate financial statements of each Guarantor that is a subsidiary of OPCO have not been presented because management has determined that they would not be material to investors. The accompanying tables set forth the condensed consolidating balance sheets at March 31, 2005 and June 30, 2004, and the condensed consolidating statements of operations and cash flows for the nine month periods ended March 31, 2005 and 2004 of the Company, OPCO and the combined Guarantor subsidiaries, the combined non-Guarantor subsidiaries and the consolidated Company.

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Balance Sheets
March 31, 2005

		Dollar Financial
	Dollar	Group, Inc. and	Subsidiary
	Financial	Subsidiary	Non-
	Corp.	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
ASSETS
Cash and cash equivalents	$4	$30,670	$50,119	$—	$80,793
Loans receivable	—	4,615	33,898	—	38,513
Less: Allowance for loan losses	—	(189)	(2,889)	—	(3,078)

Loans receivables, net	—	4,426	31,009	—	35,435
Other consumer lending receivables	—	8,353	—	—	8,353
Other receivables	276	1,482	4,989	(255)	6,492
Income taxes receivable	—	—	4,921	(50)	4,871
Prepaid expenses	—	3,764	3,157	—	6,921
Deferred tax asset	—	—	174	—	174
Due from affiliates	—	51,806	—	(51,806)	—
Due from parent	—	2,261	—	(2,261)	—
Property and equipment, net	—	9,662	21,810	—	31,472
Goodwill and other intangibles, net	—	83,282	101,912	—	185,194
Debt issuance costs, net	—	10,003	—	—	10,003
Investment in subsidiaries	62,400	313,046	9,712	(385,158)	—
Other assets	9	838	1,575	—	2,422

	$62,689	$519,593	$229,378	$(439,530)	$372,130

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$—	$9,331	$11,535	$—	$20,866
Foreign income taxes payable	—	—	5,489	—	5,489
Income taxes payable	—	50	—	(50)	—
Accrued expenses and other liabilities	61	9,795	11,948	—	21,804
Accrued interest payable	—	8,823	964	(255)	9,532
Due to affiliates	261	—	53,806	(54,067)	—
Revolving credit facilities	—	11,000	—	—	11,000
9.75% Senior Notes due 2011	—	241,056	—	—	241,056
Other long-term debt	—	16	—	—	16

	322	280,071	83,742	(54,372)	309,763

Shareholders’ equity:
Common stock	18	—	—	—	18
Additional paid-in capital	154,724	104,926	30,311	(124,140)	165,821
(Accumulated deficit) retained earnings	(113,256)	101,253	97,415	(209,765)	(124,353)
Accumulated other comprehensive income	26,227	33,343	17,910	(51,253)	26,227

Treasury stock	(5,346)	—	—	—	(5,346)
Total shareholders’ equity	62,367	239,522	145,636	(385,158)	62,367

	$62,689	$519,593	$229,378	$(439,530)	$372,130

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Balance Sheets
June 30, 2004

		Dollar Financial
	Dollar	Group, Inc. and	Subsidiary
	Financial	Subsidiary	Non-
	Corp.	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
ASSETS
Cash and cash equivalents	$4	$27,124	$42,142	$—	$69,270
Loans receivable	—	4,838	28,064	—	32,902
Less: Allowance for loan losses	—	(694)	(1,621)	—	(2,315)

Loans receivable, net	—	4,144	26,443	—	30,587
Other consumer lending receivables	—	7,404	—	—	7,404
Other receivables	—	1,980	2,360	(284)	4,056
Income taxes receivable	—	8	6,117	—	6,125
Prepaid expenses	—	1,772	2,608	—	4,380
Notes and interest receivable — officers	1,431	3,354	—	—	4,785
Due from affiliates	—	63,791	—	(63,791)	—
Due from parent		5,682	—	(5,682)	—
Property and equipment, net		10,957	17,008	—	27,965
Goodwill and other intangibles, net	—	56,514	92,604	—	149,118
Debt issuance costs, net	268	11,160	—	—	11,428
Investment in subsidiaries	38,017	255,084	6,705	(299,806)	—
Other assets	1,392	451	2,376	—	4,219

	$41,112	$449,425	$198,363	$(369,563)	$319,337

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Accounts payable	$—	$6,466	$9,397	$—	$15,863
Foreign income taxes payable	—	—	5,979	—	5,979
Accrued expenses and other liabilities	946	7,058	9,850	—	17,854
Accrued interest payable	1,649	2,974	1,186	(284)	5,525
Due to affiliates	5,682	—	63,791	(69,473)	—
9.75% Senior Notes due 2011	—	241,176	—	—	241,176
16.0% Senior Notes due 2012	42,070	—	—	—	42,070
13.95% Senior Subordinated Notes due 2012	41,652	—	—	—	41,652
Subordinated notes payable and other	—	93	12	—	105

	91,999	257,767	90,215	(69,757)	370,224

Shareholders’ (deficit) equity:
Common stock	11	—	—	—	11
Additional paid-in capital	50,373	104,926	27,304	(121,133)	61,470
(Accumulated deficit) retained earnings	(109,819)	81,996	71,767	(164,860)	(120,916)
Accumulated other comprehensive income	13,813	4,736	9,077	(13,813)	13,813
Treasury stock	(956)	—	—	—	(956)
Management equity loan	(4,309)	—	—	—	(4,309)

Total shareholders’ (deficit) equity	(50,887)	191,658	108,148	(299,806)	(50,887)

	$41,112	$449,425	$198,363	$(369,563)	$319,337

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Statements of Operations
Nine Months ended March 31, 2005

		Dollar Financial
	Dollar	Group, Inc. and	Subsidiary
	Financial	Subsidiary	Non-
	Corp.	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Revenues:
Check cashing	$—	$35,262	$60,541	$—	$95,803
Consumer lending:
Fees from consumer lending	—	59,339	54,631	—	113,970
Provision for loan losses and adjustment to servicing revenue	—	(13,399)	(9,118)	—	(22,517)

Consumer lending, net	—	45,940	45,513	—	91,453
Money transfer fees	—	3,202	7,713	—	10,915
Other	—	3,329	13,492	—	16,821

Total revenues	—	87,733	127,259	—	214,992

Store and regional expenses:
Salaries and benefits	—	32,662	30,757	—	63,419
Occupancy	—	8,407	8,407	—	16,814
Depreciation	—	2,756	2,570	—	5,326
Returned checks, net and cash shortages	—	3,528	4,388	—	7,916
Telephone and communications	—	2,900	1,568	—	4,468
Advertising	—	3,172	3,906	—	7,078
Bank charges	—	1,453	1,481	—	2,934
Armored carrier expenses	—	1,098	1,551	—	2,649
Other	—	10,103	10,680	—	20,783

Total store and regional expenses	—	66,079	65,308	—	131,387

Store and regional margin	—	21,654	61,951	—	83,605

Corporate and other expenses:
Corporate expenses	—	14,787	16,699	—	31,486
Management fee	636	(934)	934	—	636
Other depreciation and amortization	—	1,719	1,189	—	2,908
Interest expense, net	7,642	16,615	2,980	—	27,237
Loss on extinguishment of debt	8,097	—	—	—	8,097
Termination of management services agreement	2,500	—	—	—	2,500
Other	141	(128)	120	—	133
Equity in subsidiary	(15,579)	—	—	15,579	—

(Loss) income before income taxes	(3,437)	(10,405)	40,029	(15,579)	10,608
Income tax (benefit) provision	—	(336)	14,381	—	14,045

Net (loss) income	$(3,437)	$(10,069)	$25,648	$(15,579)	$(3,437)

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Statements of Operations
Nine Months ended March 31, 2004

		Dollar
		Financial
	Dollar	Group, Inc	Foreign
	Financial	and Subsidiary	Subsidiary
	Corp.	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Revenues:
Check cashing	$—	$36,633	$51,306	$—	$87,939
Consumer lending:
Fees from consumer lending	—	53,701	36,429	—	90,130
Provision for loan losses and adjustment to servicing revenue	—	(12,889)	(5,010)	—	(17,899)

Consumer lending, net	—	40,812	31,419	—	72,231
Money transfer fees	—	3,360	6,214	—	9,574
Other	—	2,852	10,513	—	13,365

Total revenues	—	83,657	99,452	—	183,109

Store and regional expenses:
Salaries and benefits	—	31,320	25,561	—	56,881
Occupancy	—	8,280	6,488	—	14,768
Depreciation	—	2,382	2,089	—	4,471
Returned checks, net and cash shortages	—	3,319	3,617	—	6,936
Telephone and telecommunication	—	2,876	1,453	—	4,329
Advertising	—	2,795	2,483	—	5,278
Bank charges	—	1,590	1,188	—	2,778
Armored carrier services	—	1,018	1,248	—	2,266
Other	—	9,555	8,790	—	18,345

Total store and regional expenses	—	63,135	52,917	—	116,052

Store and regional margin	—	20,522	46,535	—	67,057

Corporate and other expenses:
Corporate expenses	—	11,143	11,584	—	22,727
Management fees	786	(1,739)	1,739	—	786
Other depreciation and amortization	—	1,625	1,047	—	2,672
Interest expense, net	11,413	13,305	4,867	—	29,585
Loss on extinguishment of debt	1,646	7,209	—	—	8,855
Other	—	241	37	—	278
Equity in subsidiary	(1,063)	—	—	1,063	—

(Loss) income before income taxes	(12,782)	(11,262)	27,261	(1,063)	2,154
Income tax provision	13,189	4,675	10,261	—	28,125

Net (loss) income	$(25,971)	$(15,937)	$17,000	$(1,063)	$(25,971)

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Statements of Cash Flows
Nine Months ended March 31, 2005

		Dollar Financial
	Dollar	Group, Inc. and	Subsidiary
	Financial	Subsidiary	Non-
	Corp.	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(3,437)	$(10,069)	$25,648	$(15,579)	$(3,437)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Undistributed income of subsidiaries	(15,579)	—	—	15,579	—
Depreciation and amortization	19	5,600	3,761	—	9,380
Loss on extinguishment of debt	5,114	—	—	—	5,114
(Gains) losses on store closings and sales	—	(175)	121	—	(54)
Foreign currency loss on revaluation of subordinated borrowings	—	183	—	—	183
Deferred tax benefit	—	—	(132)	—	(132)
Changes in assets and liabilities (net of effect of acquisitions):
(Increase) decrease in loans and other receivables	(3,662)	3,654	(5,275)	(29)	(5,312)
Decrease in income taxes receivable	—	40,858	1,196	(40,800)	1,254
Decrease (increase) in prepaid expenses and other	—	(2,605)	470	—	(2,135)
Increase (decrease) in accounts payable, income taxes payable, accrued expenses and other liabilities and accrued interest payable	3,959	(33,388)	1,881	40,829	13,281

Net cash (used in) provided by operating activities	(13,586)	4,058	27,670	—	18,142
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(21,633)	(3,725)	—	(25,358)
Additions to property and equipment	—	(2,832)	(6,492)	—	(9,324)
Net decrease in due from affiliates	—	57,773	—	(57,773)	—

Net cash provided by (used in) investing activities	—	33,308	(10,217)	(57,773)	(34,682)
Cash flows from financing activities:
Proceeds from initial public offering of common stock, net	109,786	—	—	—	109,786
Redemption of 16% Senior Notes due 2012	(50,416)	—	—	—	(50,416)
Redemption of 13.95% Senior Subordinated Notes due 2012	(44,661)	—	—	—	(44,661)
Other debt payments	—	(77)	(16)	—	(93)
Net increase in revolving credit facilities	—	11,000	—	—	11,000
Payment of costs of initial public stock offering	(1,309)	—	—	—	(1,309)
Payment of debt issuance costs	(3)	(164)	—	—	(167)
Net increase (decrease) in due to affiliates and due from parent	(3,421)	(40,969)	(13,383)	57,773	—
Dividend paid to parent	3,610	(3,610)	—	—	—

Net cash provided by (used in) financing activities	13,586	(33,820)	(13,399)	57,773	24,140
Effect of exchange rate changes on cash and cash equivalents	—	—	3,923	—	3,923

Net increase in cash and cash equivalents	—	3,546	7,977	—	11,523
Cash and cash equivalents at beginning of period	4	27,124	42,142	—	69,270

Cash and cash equivalents at end of period	$4	$30,670	$50,119	$—	$80,793

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Statements of Cash Flows
Nine Months ended March 31, 2004

		Dollar Financial
	Dollar	Group, Inc. and	Foreign
	Financial	Subsidiary	Subsidiary
	Corp.	Guarantors	Guarantors	Eliminations	Consolidated

	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(25,971)	$(15,937)	$17,000	$(1,063)	$(25,971)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Undistributed income of subsidiaries	(1,063)	—	—	1,063	—
Accretion of interest expense from 13.0% Senior Discount Notes	5,827	—	—	—	5,827
Depreciation and amortization	134	5,155	3,368	—	8,657
Loss on extinguishment of debt	1,646	7,209	—	—	8,855
Losses on store closings and sales	—	241	37	—	278
Foreign currency gain on revaluation of subordinated borrowings	—	—	(899)	—	(899)
Deferred tax provision	14,769	841	—	—	15,610
Change in assets and liabilities (net of effect of acquisitions):
Increase in loans and other receivables	(194)	(431)	(4,531)	(16)	(5,172)
Decrease (increase) in income taxes receivable	268	(11,677)	(5,924)	13,199	(4,134)
Decrease (increase) in prepaid expenses and other	34	(868)	518	—	(316)
Increase in accounts payable, income taxes payable, accrued expenses and other liabilities and accrued interest payable	5,799	18,026	3,795	(13,183)	14,437

Net cash provided by operating activities	1,249	2,559	13,364	—	17,172
Cash flows from investing activities:
Gross proceeds from sale of fixed assets	—	—	41	—	41
Additions to property and equipment	—	(1,326)	(3,754)	—	(5,080)
Net increase in due from affiliates	—	(22,383)	—	22,383	—

Net cash used in investing activities	—	(23,709)	(3,713)	22,383	(5,039)
Cash flows from financing activities:
Redemption of 10.875% Senior Subordinated notes due 2006	—	(20,734)	—	—	(20,734)
Redemption of 13.0% Senior Discount Notes due 2006	(22,962)	—	—	—	(22,962)
Other debt borrowings (payments)	—	128	(19)	—	109
Issuance of 9.75% Senior Notes due 2011	—	220,000	—	—	220,000
Redemption of 10.875% Senior Notes due 2006	—	(111,170)	—	—	(111,170)
Net decrease in revolving credit facilities	—	(60,764)	(935)	—	(61,699)
Payment of debt issuance costs	(289)	(10,156)	—	—	(10,445)
Payment of costs for initial public offering of stock	(32)	—	—	—	(32)
Net increase (decrease) in due to affiliates and due from parent	22,034	11,062	(10,713)	(22,383)	—

Net cash (used in) provided by financing activities	(1,249)	28,366	(11,667)	(22,383)	(6,933)
Effect of exchange rate changes on cash and cash equivalents	—	—	2,892	—	2,892

Net increase in cash and cash equivalents	—	7,216	876	—	8,092
Cash and cash equivalents at beginning of period	4	34,194	37,611	—	71,809

Cash and cash equivalents at end of period	$4	$41,410	$38,487	$—	$79,901

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	GOODWILL AND OTHER INTANGIBLES
      In accordance with the adoption provisions of SFAS No. 142, the Company is required to perform goodwill impairment tests on at least an annual basis. The Company performs its annual impairment test as of June 30. There can be no assurance that future goodwill impairment tests will not result in a charge to earnings. The Company has a covenant not to compete and during the three months ended March 31, 2005, paid $1.1 million in additional consideration related to franchise agreements, which are deemed to have a definite life and will continue to be amortized over the estimated useful lives of the agreements. This identifiable intangible asset has been included as other intangibles on the Consolidated Balance Sheet. Amortization for these intangibles for the three and nine months ended March 31, 2005 was $44,400 and $60,900, respectively. The amortization expense for the franchise agreements and the covenants not to compete will be as follows:

Year	Amount

(In thousands)
2005	$89.4
2006	114.7
2007	114.7
2008	114.7
2009	114.7
Thereafter	659.5

$1,207.7

      The changes in the carrying amount of goodwill and other intangibles by reportable segment for the fiscal year ended June 30, 2004 and the nine months ended March 31, 2005 are as follows (in thousands):

	United		United
	States	Canada	Kingdom	Total

Balance at June 30, 2003	$56,609	$38,394	$48,413	$143,416
Amortization of other intangibles	(95)	—	—	(95)
Acquisition	—	—	550	550
Foreign currency translation adjustments	—	427	4,820	5,247

Balance at June 30, 2004	56,514	38,821	53,783	149,118
Amortization of other intangibles	(61)	—	—	(61)
Acquisitions	26,829	—	3,241	30,070
Foreign currency translation adjustments	—	3,913	2,154	6,067

Balance at March 31, 2005	$83,282	$42,734	$59,178	$185,194

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table reflects the components of intangible assets (in thousands):

	June 30, 2004		March 31, 2005

	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Non-amortized intangible assets:
Cost in excess of net assets acquired	$169,115	$20,016	$205,069	$21,022
Amortized intangible assets:
Covenants not to compete	2,452	2,433	2,523	2,523
Franchise agreements	—	—	1,147	—

	2,452	2,433	3,670	2,523

4.	COMPREHENSIVE INCOME (LOSS)
      Comprehensive income (loss) is the change in equity from transactions and other events and circumstances from non-owner sources, which includes foreign currency translation and fair value adjustments for cash flow hedges. The following shows the comprehensive (loss) income for the periods stated (in thousands):

	Three Months Ended		Nine Months Ended
	March 31,		March 31,

	2004	2005	2004	2005

Net income (loss)	$1,603	$(4,479)	$(25,971)	$(3,437)
Foreign currency translation adjustment	1,017	(2,271)	9,184	12,573
Fair value adjustments for cash flow hedges	—	161	—	(159)

Total comprehensive income (loss)	$2,620	$(6,589)	$(16,787)	$8,977

5.	LOSS ON EXTINGUISHMENT OF DEBT
      On November 13, 2003, OPCO issued $220.0 million principal amount of 9.75% Senior Notes due 2011. The proceeds from this offering were used to redeem all of its outstanding senior notes and its outstanding senior subordinated notes, to refinance OPCO’s credit facility, to distribute a portion of the proceeds to the Company to redeem an equal amount of the Company’s senior discount notes and to pay fees and expenses with respect to these transactions and a related note exchange transaction involving the Company’s senior discount notes.
      On January 7, 2005, OPCO distributed $3.6 million to the Company to redeem approximately $1.7 million aggregate principal amount of its 16.0% senior notes due 2012 and approximately $1.7 million aggregate principal amount of its 13.95% senior subordinated notes due 2012.
      On January 28, 2005, the Company announced the pricing of the initial public offering of 7,500,000 shares of its common stock at $16.00 per share. The Company agreed to sell 7,378,125 shares of common stock and a selling stockholder agreed to sell 121,875 shares of common stock. The net proceeds from this offering was used to redeem all of the Company’s outstanding 16.0% senior notes due 2012 and 13.95% senior subordinated notes due 2012 and to pay fees and expenses with respect to these transactions and for general corporate purposes.

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The loss incurred on the extinguishment of debt was as follows ($ in millions):

	Three Months		Nine Months
	Ended		Ended
	March 31,		March 31,

	2004	2005	2004	2005

Call Premium:
Dollar Financial Group, Inc. 10.875% Senior Notes	$—	$—	$2.0	$—
Dollar Financial Group, Inc. 10.875% Senior Subordinated Notes	—	—	0.7	—
Dollar Financial Corp. 16.0% Senior Notes	—	4.9	—	4.9
Write-off of original issue discount, net:
Dollar Financial Corp. 16.0% Senior Notes	—	1.5	—	1.5
Dollar Financial Corp. 13.95% Senior Subordinated Notes	—	1.5	—	1.5
Write-off previously capitalized deferred issuance costs, net	—	0.2	6.1	0.2

	$—	$8.1	$8.8	$8.1

6.	GEOGRAPHIC SEGMENT INFORMATION
      All operations for which geographic data is presented below are in one principal industry (check cashing, consumer lending and ancillary services) (in thousands):

As of and for the Three Months	United		United
Ended March 31, 2004	States	Canada	Kingdom	Total

Identifiable assets	$140,862	$93,426	$90,697	$324,985
Goodwill and other intangibles, net	56,522	39,711	53,825	150,058
Sales to unaffiliated customers:
Check cashing	13,823	8,914	7,661	30,398
Consumer lending:
Fees from consumer lending	16,981	7,895	5,047	29,923
Provision for loan losses and adjustment to servicing revenue	(2,126)	(395)	(956)	(3,477)

Consumer lending, net	14,855	7,500	4,091	26,446
Money transfer fees	1,146	1,414	685	3,245
Other	1,072	3,649	547	5,268

Total sales to unaffiliated customers	30,896	21,477	12,984	65,357
Interest expense, net	8,424	445	1,282	10,151
Depreciation and amortization	1,306	463	564	2,333
(Loss) income before income taxes	(2,372)	7,117	2,647	7,392
Income tax provision	3,390	1,811	588	5,789

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	United		United
For the Nine Months Ended March 31, 2004	States	Canada	Kingdom	Total

Sales to unaffiliated customers:
Check cashing	$36,633	$28,725	$22,581	$87,939
Consumer lending:
Fees from consumer lending	53,701	22,576	13,853	90,130
Provision for loan losses and adjustment to servicing revenue	(12,889)	(2,286)	(2,724)	(17,899)

Consumer lending, net	40,812	20,290	11,129	72,231
Money transfer fees	3,360	4,280	1,934	9,574
Other	2,852	8,736	1,777	13,365

Total sales to unaffiliated customers	83,657	62,031	37,421	183,109
Interest expense, net	24,718	1,534	3,333	29,585
Depreciation and amortization	4,007	1,556	1,580	7,143
(Loss) income before income taxes	(25,107)	18,992	8,269	2,154
Income tax provision	17,864	7,222	3,039	28,125

As of and for the Three Months	United		United
Ended March 31, 2005	States	Canada	Kingdom	Total

Identifiable assets	$152,465	$107,917	$111,748	$372,130
Goodwill and other intangibles, net	83,282	42,734	59,178	185,194
Sales to unaffiliated customers:
Check cashing	13,497	10,140	9,071	32,708
Consumer lending:
Fees from consumer lending	18,970	11,581	6,674	37,225
Provision for loan losses and adjustment to servicing revenue	(2,117)	(660)	(1,531)	(4,308)

Consumer lending, net	16,853	10,921	5,143	32,917
Money transfer fees	1,127	1,701	894	3,722
Other	1,796	4,608	698	7,102

Total sales to unaffiliated customers	33,273	27,370	15,806	76,449
Interest expense, net	6,861	135	770	7,766
Depreciation and amortization	1,380	789	410	2,579
(Loss) income before income taxes	(11,925)	9,117	3,766	958
Income tax provision	493	3,840	1,104	5,437

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	United		United
For the Nine Months Ended March 31, 2005	States	Canada	Kingdom	Total

Sales to unaffiliated customers:
Check cashing	$35,262	$32,285	$28,256	$95,803
Consumer lending:
Fees from consumer lending	59,339	35,598	19,033	113,970
Provision for loan losses and adjustment to servicing revenue	(13,399)	(4,530)	(4,588)	(22,517)

Consumer lending, net	45,940	31,068	14,445	91,453
Money transfer fees	3,202	5,058	2,655	10,915
Other	3,329	11,264	2,228	16,821

Total sales to unaffiliated customers	87,733	79,675	47,584	214,992
Interest expense, net	24,257	727	2,253	27,237
Depreciation and amortization	4,475	2,279	1,480	8,234
(Loss) income before income taxes	(29,421)	28,361	11,668	10,608
Income tax (benefit) provision	(336)	10,929	3,452	14,045

7.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
      Operations in the United Kingdom and Canada have exposed the Company to shifts in currency valuations. From time to time, the Company may elect to purchase put options in order to protect earnings in the United Kingdom and Canada against foreign currency fluctuations. Out of the money put options may be purchased because they cost less than completely averting risk, and the maximum downside is limited to the difference between the strike price and exchange rate at the date of purchase and the price of the contracts. At March 31, 2005, the Company held put options with an aggregate notional value of $(CAN) 40.8 million and £(GBP) 8.7 million to protect the currency exposure in Canada and the United Kingdom through December 31, 2005. The Company uses purchased options designated as cash flow hedges to protect against the foreign currency exchange rate risks inherent in its forecasted earnings denominated in currencies other than the U.S. dollar. The Company’s cash flow hedges have a duration of less than twelve months. For derivative instruments that are designated and qualify as cash flow hedges, the effective portions of the gain or loss on the derivative instrument are initially recorded in accumulated other comprehensive income as a separate component of shareholders’ equity and subsequently reclassified into earnings in the period during which the hedged transaction is recognized in earnings. The ineffective portion of the gain or loss is reported in corporate expenses on the statement of operations. For options designated as hedges, hedge effectiveness is measured by comparing the cumulative change in the hedge contract with the cumulative change in the hedged item, both of which are based on forward rates. As of March 31, 2005 no amounts were excluded from the assessment of hedge effectiveness. There was no ineffectiveness in the Company’s cash flow hedges for the three and nine months ended March 31, 2005. As of March 31, 2005, amounts related to derivatives qualifying as cash flow hedges amounted to a reduction of shareholders’ equity of $159,000 all of which is expected to be transferred to earnings in the next nine months along with the earnings effects of the related forecasted transactions. The fair market value of the outstanding puts held by the Company at March 31, 2005 was $277,000 and is included in other assets on the balance sheet.
      Although the Company’s revolving credit facility and Canadian overdraft credit facility carry variable rates of interest, most of the Company’s average outstanding indebtedness carries a fixed rate of interest. A change in interest rates is not expected to have a material impact on the consolidated financial position, results of operations or cash flows of the Company.

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	CONTINGENT LIABILITIES
      On August 19, 2003 a former customer in Ontario, Canada, Margaret Smith, commenced an action against the Company and the Company’s Canadian subsidiary on behalf of a purported class of Canadian borrowers (except those residing in British Columbia) who, Smith claims, were subjected to usurious charges in payday-loan transactions. The action, which is pending in the Ontario Superior Court of Justice, alleges violations of a Canadian federal law proscribing usury and seeks restitution and damages in an unspecified amount, including punitive damages. On February 1 and 2, 2005, the Company brought a motion to stay the action against it on jurisdictional grounds and the Company’s Canadian subsidiary brought a motion to stay the action against it based on its arbitration clause. The judgments on those motions are under review. On October 21, 2003, another former customer, Kenneth D. Mortillaro, commenced a similar action against the Company’s Canadian subsidiary but this action has since been stayed because it is a duplicate action. On November 6, 2003, the Company learned of substantially similar claims asserted on behalf of a purported class of Alberta borrowers by Gareth Young, a former customer of the Company’s Canadian subsidiary. The Young action is pending in the Court of Queens Bench of Alberta and seeks an unspecified amount of damages and other relief. Like the plaintiff in the MacKinnon action referred to below, Mortillaro, Smith and Young have agreed to arbitrate all disputes with the Company. On January 29, 2003, a former customer, Kurt MacKinnon, commenced an action against the Company’s Canadian subsidiary and 26 other Canadian lenders on behalf of a purported class of British Columbia residents who, MacKinnon claims were overcharged in payday-loan transactions. The action, which is pending in the Supreme Court of British Columbia, alleges violations of laws proscribing usury and unconscionable trade practices and seeks restitution and damages, including punitive damages, in an unknown amount. On February 3, 2004, the Company’s Canadian subsidiary’s motion to stay the action and to compel arbitration of MacKinnon’s claims, as required by his agreement with the Company’s Canadian subsidiary, was denied; the Company’s Canadian subsidiary appealed this ruling. On September 24, 2004, the Court of Appeal for British Columbia reversed the lower court’s ruling and remanded the matter to the lower court for further proceedings consistent with the appellate decision. On March 1, 2005, MacKinnon’s application for certification of his action was dismissed. MacKinnon has appealed that dismissal and brought a series of motions seeking to have the motions judge reconsider her decision. The Company’s Canadian subsidiary is opposing these motions and has renewed its application to stay the action based on its arbitration clause. On April 15, 2005 the solicitor acting for MacKinnon commenced a further identical proposed class action against the Company’s Canadian subsidiary on behalf of another former customer, Louise Parsons. The Company’s Canadian subsidiary has brought a motion to stay the Parsons action as a duplicate action. The Company believes it has meritorious defenses to each of these actions and intends to defend them vigorously. Similar class actions have been commenced against the Company’s Canadian subsidiary in Manitoba, New Brunswick Nova Scotia and Newfoundland. The Company is named as a defendant in the actions commenced in Nova Scotia and Newfoundland but has not been served with the statements of claim in these actions to date. The claims in these additional actions are substantially similar to those of the Ontario actions referred to above.
      The Company is a defendant in four putative class-action lawsuits, all of which were commenced by the same plaintiffs’ law firm, alleging violations of California’s wage-and-hour laws. The named plaintiffs in these suits, which are pending in the Superior Court of the State of California, are the Company’s former employees Vernell Woods (commenced August 22, 2000), Juan Castillo (commenced May 1, 2003), Stanley Chin (commenced May 7, 2003) and Kenneth Williams (commenced June 3, 2003). Each of these suits seeks an unspecified amount of damages and other relief in connection with allegations that the Company misclassified California store (Woods) and regional (Castillo) managers as “exempt” from a state law requiring the payment of overtime compensation, that the Company failed to provide employees with meal and rest breaks required under a new state law (Chin) and that the Company computed bonuses payable to the Company’s store managers using an impermissible profit-sharing formula (Williams). In January 2003, without admitting liability, the Company sought to settle the Woods case, which the Company believes to be the most significant

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
of these suits, by offering each individual putative class member an amount intended in good faith to settle his or her claim. These settlement offers have been accepted by 92% of the members of the putative class. The Company recorded a charge of $2.8 million related to this matter during fiscal 2003. Woods’ counsel is presently disputing through arbitration the validity of the settlements accepted by the individual putative class members. The Company believes it has meritorious defenses to the challenge and to the claims of the non-settling putative Woods class members and plans to defend them vigorously. The Company believes it has adequately provided for the costs associated with this matter. The Company is vigorously defending the Castillo, Chin and Williams lawsuits and believes it has meritorious defenses to the claims asserted in those matters.
      In addition to the litigation discussed above, the Company is involved in routine litigation and administrative proceedings arising in the ordinary course of business.
      The Company does not believe that the outcome of any of the matters referred to in the preceding paragraphs will materially affect its financial condition, results of operations or cash flows in future periods.

9.	ACQUISITIONS
      The following acquisitions have been accounted for under the purchase method of accounting.
      On January 4, 2005, the Company entered into an agreement to acquire substantially all of the outstanding shares of International Paper Converters Limited, d/b/a Cheque Changer Limited (“IPC”). The aggregate purchase price for this acquisition was $2.7 million and was funded through excess internal cash. The excess of the purchase price over the fair value of identifiable assets acquired was $2.5 million. The 17 company-owned stores and two franchised stores acquired further strengthens the Company’s market share by expanding its customer base in the United Kingdom. The company believes that for these reasons, along with the earnings potential for these stores, the allocation of a portion of the purchase price to goodwill is appropriate.
      On January 31, 2005, the Company entered into an agreement to acquire substantially all of the assets of Alexandria Financial Services, LLC, Alexandria Acquisition, LLC, American Check Cashers of Lafayette, LLC, ACC of Lake Charles, LLC and Southern Financial Services of Louisiana, LLC (collectively, “American”). The aggregate purchase price for this acquisition was $9.9 million in cash. The agreement also includes a maximum revenue-based earn out of up to $2.4 million which is payable on January 31, 2006. The Company’s revolving credit facility was used to fund the purchase. The excess of the purchase price over the fair value of identifiable assets acquired was $8.8 million. The 24 stores acquired further strengthens the Company’s market share by expanding its customer base in the Louisiana market and for that reason, along with the earnings potential for these stores, the Company believes the allocation of a portion of the purchase price to goodwill is appropriate.
      On March 7, 2005, the Company entered into an agreement to acquire substantially all of the assets of We The People Forms and Service Centers USA, Inc. (“WTP”) relating to WTP’s retail-based legal document preparation services business. The aggregate purchase price for this acquisition was $14.0 million, consisting of $10.5 million in cash, $2 million in unregistered shares of the Company’s common stock and a $1.5 million escrow amount (25% of which is to be distributed on each of December 31, 2005, March 31, 2006, June 30, 2006 and September 30, 2006) assuming no indemnification claims. In addition, the Company assumed $750,000 in liabilities and assumed approximately $3.3 million in refundable deposits related to certain franchise agreements. The Company allocated a portion of the purchase price to purchased franchise agreements for $1.1 million and other assets for $0.1 million. The agreement also includes a maximum revenue-based earn out of up to $3.0 million which is payable over a two year period. Although the Company completed the acquisition of WTP on March 7, 2005, management is still finalizing the purchase price allocation based on its analysis of the fair value of the assets acquired and liabilities assumed. The Company’s

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
revolving credit facility and unregistered shares of the Company’s common stock was used to fund the purchase. The excess of the purchase price over the preliminary fair value of identifiable assets acquired was $16.8 million. The Company believes that due to the franchising revenues generated from the network of 170 franchise locations and the potential to sell additional franchises, the preliminary allocation of a portion of the purchase price to goodwill is appropriate.
      Following is the allocation of the purchase price for the three aforementioned acquisitions (in millions):

	IPC	American	WTP

Purchase price	$2.7	$9.9	$14.0
Net assets acquired:
Purchased franchise agreements			(1.1)
Refundable deposits			3.3
Other (assets) and liabilities	(0.2)	(1.1)	0.6

Goodwill	$2.5	$8.8	$16.8

      The following unaudited pro forma information for the three and nine months ended March 31, 2004 and 2005 presents the results of operations as if the acquisitions had occurred as of the beginning of the periods presented. The pro forma operating results include the results of these acquisitions for the indicated periods and reflect the amortization of identifiable intangible assets arising from the acquisitions, increased interest expense on acquisition debt and the income tax impact as of the respective purchase dates of IPC, American and WTP. Pro forma results of operations are not necessarily indicative of the results of operations that would have occurred had the purchase been made on the date above or the results which may occur in the future.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,

	2004	2005	2004	2005

	(Unaudited)		(Unaudited)
	(in thousands, except per share numbers)
Revenues	$69,101	$78,149	$197,243	$222,374
Net income (loss)	$1,965	$(4,357)	$(24,276)	$(2,005)
Net income (loss) per common share — basic	$0.18	$(0.27)	$(2.21)	$(0.16)
Net income (loss) per common share — diluted	$0.17	$(0.27)	$(2.21)	$(0.16)

10.	SUPPLEMENTARY CASH FLOW INFORMATION
      Non-cash transactions: On November 13, 2003, Dollar Financial Corp. exchanged $49.4 million, or 50% of the accreted value of its 13% Senior Discount Notes for 16.0% Senior Notes due 2012 and $49.4 million, or 50% of the accreted value of its 13% Senior Discount Notes for 13.95% Senior Notes due 2012. On November 15, 2004, Dollar Financial Corp. elected to capitalize $6.5 million of interest on its 16.0% Senior Notes due 2012 and its 13.95% Senior Subordinated Notes due 2012. On February 2, 2005, Dollar Financial Corp. wrote-off $1.5 million of unamortized original issue discount related to the redemption of the 16.0% Senior Notes and $1.5 million of unamortized original issue discount related to the 13.95% Senior Subordinated Notes. Additionally, Dollar Financial Corp. forgave $2.5 million of accrued interest under the management loans and accepted certain of the management individuals’ exchange of shares of its common stock held by them in satisfaction of $6.7 million principal amount of such loans. On March 7, 2005, the Company, as part of the consideration for the acquisition of WTP, issued $2.0 million in unregistered shares of its common stock (141,935 shares).

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	CAPITAL STOCK
      Effective January 27, 2005, the Company executed an Amended and Restated Certificate of Incorporation, which increased the authorized common stock to 55,500,000 shares and also authorized 10,000,000 shares of par value $0.001 preferred stock. The Company also took the following actions:

•	Converted the par value of its common stock from $1 per common share to $0.001 per common share;

•	Declared a 555-to-1 stock split of the common stock;

•	Authorized the adoption of the 2005 Stock Incentive Plan to selected employees, directors and consultants which provides for issuance of up to 1,718,695 shares of common stock or options to purchase shares of common stock;

•	Authorized the redemption of its 16.0% Senior Notes;

•	Authorized the redemption of its 13.95% Senior Subordinated Notes; and

•	Authorized $2.5 million to pay a fee to terminate a management services agreement among the Company, OPCO and Leonard Green & Partners, L.P.
      All common stock and per share amounts have been restated to reflect the effect of the stock split.
      On January 28, 2005, the Company announced the pricing of the initial public offering of 7,500,000 shares of its common stock at $16.00 per share. The Company has sold 7,378,125 shares of common stock and a selling stockholder has sold 121,875 shares of common stock. The Company did not receive any proceeds from the sale of its shares by the selling stockholder. In connection with the IPO, the selling stockholder participated in the proportionate costs of the underwriter’s fee. No other diminimus costs were proportionately shared. On February 2, 2005, the Company received $109.8 million in net proceeds in connection with this offering. The following table summarizes the use of funds (in millions):

Redeem in full the outstanding principal amount of 16.0% Senior Notes due 2012 at a redemption price of 110.0% of the current accretion amount:
Principal	$45.3
Accrued interest	1.6
Redemption premium	4.7

Total cost of redemption of 16.0% Senior Notes due 2012	51.6
Redeem in full the outstanding principal amount of 13.95% Senior Subordinated Notes due 2012 at a redemption price of 100.0% of the current accretion amount:
Principal	44.5
Accrued interest	1.3
Redemption premium	—

Total cost of redemption of 13.95% Senior Subordinated Notes due 2012	45.8
Terminate a management services agreement among the Company, OPCO and Leonard Green & Partners, L.P. prior to the contractual date of termination	2.5
Pay estimated fees and expenses with respect to the offering and the related transactions	2.7
Use the remaining proceeds for working capital and general corporate purposes	7.2

Total use of net proceeds	$109.8

DOLLAR FINANCIAL CORP.
NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Related Party Transactions
      During fiscal 1999, the Company issued loans to certain members of management. The funds were used to pay personal income tax expense associated with the exercise of certain options and grants of certain stock in connection with the purchase of the Company by Green Equity Investors II, L.P. In conjunction with the Company’s initial public offering, the Company forgave accrued interest under the management loans (in the aggregate amount of approximately $2.5 million) and accepted the management individuals exchange of shares of the Company’s common stock held by them in full satisfaction of the principal amount of such loans (in the aggregate amount of approximately $6.7 million). For the purposes of the exchange, we valued our common stock at the initial public offering price.
      Under an amended and restated management services agreement among Leonard Green & Partners, L.P., Dollar Financial Group, Inc. and the Company agreed to pay Leonard Green & Partners, L.P. an annual fee equal to $1.0 million for ongoing management, consulting and financial planning services, as well as reimbursement of any out-of-pocket expenses incurred. The agreement was scheduled to terminate on November 13, 2008. However, the parties terminated the agreement in conjunction with the closing of the Company’s initial public offering because the Company believes it is appropriate as a public company to minimize related party transactions. In connection with this termination, the Company paid Leonard Green & Partners, L.P. accrued fees of $1.2 million and a termination fee of $2.5 million.
      In conjunction with the Company’s initial public offering, the Company’s Chief Executive Officer, as the only selling stockholder, participated in the proportionate costs of the underwriter’s fee. No other diminimus costs were proportionately shared.
13.     Subsequent Event
      On April 27, 2005, the Company’s Board of Directors approved the grant of 536,783 stock options at an exercise price of $11.70 which was equal to the market price of the underlying stock on the grant date. On that same day, the Company’s Board of Directors approved the grant of 536,783 stock options at an exercise price of $16.00.

AMERICAN CHECK CASHERS OF LAFAYETTE, L.L.C. AND
SUBSIDIARY, ALEXANDRIA FINANCIAL SERVICES, L.L.C. AND
SUBSIDIARY, AND SOUTHERN FINANCIAL SERVICES, L.L.C.
December 31, 2004
Audit of Combined Financial Statements
December 31, 2004

Report of Independent Registered Public Accounting Firm
To the Members
American Check Cashers of Lafayette, L.L.C. and Subsidiary
Alexandria Financial Services, L.L.C. and Subsidiary
Southern Financial Services, L.L.C.
Lafayette, Louisiana
      We have audited the accompanying combined balance sheet of American Check Cashers of Lafayette, L.L.C. and Subsidiary, Alexandria Financial Services, L.L.C. and Subsidiary, and Southern Financial Services, L.L.C. (the Companies) as of December 31, 2004, and the related combined statement of operations, changes in members’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made my management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Companies as of December 31, 2004, and the combined results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America
      Our audit was conducted for the purpose of forming an opinion on the basic combined financial statements taken as a whole. The supplemental schedules of combining balance sheet and combining statement of operations on pages 11 and 12 are presented for purposes of additional analysis and are not a required part of the basic combined financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic combined financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic combined financial statements taken as a whole.

/s/ LaPorte, Sehrt, Romig & Hand
A Professional Accounting Corporation
Metairie, Louisiana
March 16, 2005

AMERICAN CHECK CASHERS OF LAFAYETTE, L.L.C. AND SUBSIDIARY,
ALEXANDRIA FINANCIAL SERVICES, L.L.C. AND SUBSIDIARY, AND
SOUTHERN FINANCIAL SERVICES, L.L.C.
COMBINED BALANCE SHEET
December 31, 2004

ASSETS
Cash and Cash Equivalents	$1,372,494
Loans Receivable	1,091,762
Less: Allowance for Loan Losses	(114,397)

Loans Receivable, Net	977,365
Advances to Related Parties	596,066
Other Receivables	8,460
Property and Equipment, Net	238,325
Other Assets	67,761

Total Assets	$3,260,471

LIABILITIES AND MEMBERS’ EQUITY

LIABILITIES
Accounts Payable	$41,710
Accrued Expenses and Other Liabilities	20,093
Lines of Credit	474,184
Money Order Payables	320,983
Advances from Members and Related Parties	1,307,002

Total Liabilities	2,163,972
MEMBERS’ EQUITY	1,096,499

Total Liabilities and Members’ Equity	$3,260,471

AMERICAN CHECK CASHERS OF LAFAYETTE, L.L.C. AND SUBSIDIARY,
ALEXANDRIA FINANCIAL SERVICES, L.L.C. AND SUBSIDIARY, AND
SOUTHERN FINANCIAL SERVICES, L.L.C.
COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004

REVENUES
Check Cashing	$1,766,475
Consumer Lending
Interest and Fees from Consumer Lending	3,808,175
Provision for Loan Losses and Adjustment to Servicing Revenue	(622,184)

Consumer Lending, Net	3,185,991
Money Transfer and Bill Payment Fees	203,549
Money Order Fees	39,454
Interest Income	5,008
Other	245,516

Total Revenues	5,445,993

EXPENSES
Personnel Costs	1,923,310
Occupancy	571,917
Management Fee	457,000
Advertising	346,497
Interest	161,531
Telephone and Telecommunications	158,149
Depreciation and Amortization	127,991
Travel	99,896
Bank Service Charges	98,647
Returned Checks, Net and Cash Shortages	62,527
Insurance	59,369
Professional Fees	53,699
Armored Carrier Services and Security	26,140
Membership Dues and Seminars	8,668
Other	225,189

Total Expenses	4,380,530

NET INCOME	$1,065,463

AMERICAN CHECK CASHERS OF LAFAYETTE, L.L.C. AND SUBSIDIARY,
ALEXANDRIA FINANCIAL SERVICES, L.L.C. AND SUBSIDIARY, AND
SOUTHERN FINANCIAL SERVICES, L.L.C.
COMBINED STATEMENT OF CHANGES IN MEMBERS’ EQUITY
For the Year Ended December 31, 2004

Balance at December 31, 2003	$202,036
Member Contributions	220,000
Member Distributions	(391,000)
Net Income	1,065,463

Balance at December 31, 2004	$1,096,499

AMERICAN CHECK CASHERS OF LAFAYETTE, L.L.C. AND SUBSIDIARY,
ALEXANDRIA FINANCIAL SERVICES, L.L.C. AND SUBSIDIARY, AND
SOUTHERN FINANCIAL SERVICES, L.L.C.
COMBINED STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$1,065,463
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Depreciation and Amortization	127,991
Bad Debt Expense	622,184
Decrease in Loans and Other Receivables	(375,132)
Decrease in Other Assets	(1,186)
Decrease in Accounts Payable	(49,836)
Decrease in Accounts Payable — Related Party Payables	(341,748)
Decrease in Accrued Expenses and Other Liabilities	(41,336)
Decrease in Money Order Payables	(21)

Net Cash Provided by Operating Activities	1,006,379

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(101,493)
Increase in Advances to Related Parties	(562,067)

Net Cash Used in Investing Activities	(663,560)

CASH FLOWS FROM FINANCING ACTIVITIES
Net Decrease in Advances from Members and Related Parties	(70,787)
Net Increase in Lines of Credit	92,855
Cash Contributions from Members	220,000
Cash Distributions to Members	(391,000)

Net Cash Used in Financing Activities	(148,932)

NET INCREASE IN CASH AND CASH EQUIVALENTS	193,887
CASH AND CASH EQUIVALENTS — BEGINNING OF YEAR	1,178,607

CASH AND CASH EQUIVALENTS — END OF YEAR	$1,372,494

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Payments for Interest	$161,531

AMERICAN CHECK CASHERS OF LAFAYETTE, L.L.C. AND SUBSIDIARY,
ALEXANDRIA FINANCIAL SERVICES, L.L.C. AND SUBSIDIARY, AND
SOUTHERN FINANCIAL SERVICES, L.L.C.
NOTES TO COMBINED FINANCIAL STATEMENTS
NOTE A
ORGANIZATION AND BUSINESS
      The accompanying combined financial statements are those of American Check Cashers of Lafayette, L.L.C. and its wholly-owned subsidiary American Check Cashers of Lake Charles, L.L.C., Alexandria Financial Services, L.L.C. and its wholly-owned subsidiary Alexandria Acquisition, L.L.C., and Southern Financial Services, L.L.C. (collectively referred to as the “Companies”). The Companies provide retail financial services through a network of 24 locations located throughout Louisiana. The services provided at the Companies’ locations include check cashing, short-term consumer loans, sale of money order, bill paying services, and various other related services.
NOTE B
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES
      The preparation of financial statements in conformity with accounting principles generally accepted in the United Sates of America requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the allowance for loan losses.

REVENUE RECOGNITION
      Revenues from the Companies’ check cashing, money order sales, money transfer and bill payment services and other miscellaneous services reported as other revenues on the Combined Statement of Operations are all recognized when the transactions are completed at the point of sale in the store.
      For short-term consumer loans, which have terms ranging from one to forty-five days, revenue is recognized using the interest method.

BASIS OF ACCOUNTING
      The books and records of the Companies are kept on the accrual basis of accounting, whereby revenues are recognized when earned and expenses are recognized when incurred.

CASH AND CASH EQUIVALENTS
      Cash includes cash in stores and demand deposits with financial institutions. Cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less.

LOANS RECEIVABLE
      Unsecured short-term consumer loans originated by the Companies are stated at unpaid principal balances, less an allowance for estimated loan losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.

AMERICAN CHECK CASHERS OF LAFAYETTE, L.L.C. AND SUBSIDIARY,
ALEXANDRIA FINANCIAL SERVICES, L.L.C. AND SUBSIDIARY, AND
SOUTHERN FINANCIAL SERVICES, L.L.C.
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

ALLOWANCE FOR LOAN LOSSES
      The Companies maintain a loan loss reserve for anticipated losses associated with loans made through its consumer lending program. To estimate the appropriate level of loan loss reserves, the Companies consider the amount of outstanding loans owed to them, historical loans charged off, current collection patterns and current economic trends.
      When a loan is originated, the customer receives the cash proceeds in exchange for a check issued by the customer. At the loan’s stated maturity date, the customer may either receive the check in exchange for cash, or the check may be deposited and charged to the customer’s bank account. If the check is returned from the bank unpaid, the Companies immediately record a charge-off against the allowance for loan losses account for the entire amount of the unpaid item. A recovery is credited to the reserve during the period in which the recovery is made.

CHECK CASHING RETURNED ITEM POLICY
      The Companies recognize as an expense, losses on returned checks during the period in which such checks are returned. Recoveries on returned checks are credited against the expense account in the period during which the recovery is made. This direct method for recording returned check losses and recoveries eliminates the need for an allowance for returned checks. The net expense for bad checks included in Returned Checks, Net and Cash Shortages in the accompanying Combined Statement of Operations was $53,533.

PROPERTY AND EQUIPMENT
      Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using primarily accelerated methods over the estimated useful lives of the related assets.

INCOME TAXES
      The Companies file their federal and state income tax returns as partnerships. As such, the Companies do not pay income taxes, as any income or loss will be included in the tax returns of the individual members of the Companies. Accordingly, no provision is made for income taxes in the combined financial statements.

ADVERTISING COSTS
      The Companies expense advertising costs as incurred. Advertising costs charged to expense were $346,497 for the year ended December 31, 2004.

AMERICAN CHECK CASHERS OF LAFAYETTE, L.L.C. AND SUBSIDIARY,
ALEXANDRIA FINANCIAL SERVICES, L.L.C. AND SUBSIDIARY, AND
SOUTHERN FINANCIAL SERVICES, L.L.C.
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

PROPERTY AND EQUIPMENT
      Property and equipment consists of the following at December 31, 2004:

Automobiles	$4,293
Computer Equipment	88,357
Furniture, Fixtures and Equipment	128,425
Signs	116,414
Leasehold Improvements	275,092
Software	50,949

663,530
Less: Accumulated Depreciation and Amortization	(425,205)

Property and Equipment, Net	$238,325

      Depreciation and amortization expense charged to operations totaled $127,991 for the year ended December 31, 2004.
NOTE C

LINES OF CREDIT
      At December 31, 2004, the Companies have available lines of credit with financial institutions totaling $670,000. These lines are secured by cash and receivables of the Companies and personal guarantees of certain members of the Companies. The interest rates are variable, and all lines mature in 2005. The total balance outstanding on the lines of credit at December 31, 2004 was $474,184.
NOTE D

ADVANCES FROM MEMBERS AND RELATED PARTIES
      The Companies have amounts due to certain members of the Companies and other entities affiliated by common ownership for advances made to the Companies. These advances are unsecured and bear interest at rates ranging from 6% to 10%. The advances are either due on demand or have no set term for repayment.
NOTE E

COMMITMENTS
      The Companies lease store locations under operating leases expiring in various years through 2009. Minimum future lease payments are as follows:

Year	Amount

2005	$364,510
2006	186,911
2007	122,428
2008	91,750
2009	22,125

$787,724

      Rent expense charged to operations for the year ended December 31, 2004 totaled $400,115.

AMERICAN CHECK CASHERS OF LAFAYETTE, L.L.C. AND SUBSIDIARY,
ALEXANDRIA FINANCIAL SERVICES, L.L.C. AND SUBSIDIARY, AND
SOUTHERN FINANCIAL SERVICES, L.L.C.
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
NOTE F
RELATED PARTY TRANSACTIONS

MANAGEMENT FEES
      During 2004, an entity affiliated to the Companies through common ownership provided management services to the Companies. The amounts paid to this affiliated entity during the year ended December 31, 2004, totaled $457,000.

STORE LEASES
      The Companies lease certain store locations from entities affiliated to the Companies through common ownership. The leases are classified as operating leases. The amount paid to these affiliated entities for rent during the year ended December 31, 2004, totaled $107,600.

ADVANCES TO RELATED PARTIES
      The Companies have made advances to other entities related by common ownership. These advances have no set terms of repayment. The total amount due to the Companies from these related entities at December 31, 2004 is $596,066.

ADVANCES FROM MEMBERS AND RELATED PARTIES
      As disclosed in Note D, the Companies have advances due to certain members of the Companies and to entities affiliated through common ownership totaling $1,307,002 at December 31, 2004. These advances bear interest at rates ranging from 6% to 10%, and are either due on demand or have no set term of repayment.
NOTE G

OFF-BALANCE SHEET RISK
      At December 31, 2004, the Companies had cash balances in financial institutions in excess of federally insured limits.
NOTE H

LIMITED LIABILITY COMPANY
      Since the Companies are limited liability companies, no member shall be personally liable to contribute money to, or in respect of, the debts, liabilities, contracts or any other obligation of the Companies, nor shall any member be personally liable for any obligations of the Companies. The duration of the Companies is perpetual.
NOTE I

SUBSEQUENT EVENT
      On January 31, 2005, the Companies entered into an asset purchase agreement whereby the Companies substantially sold all of their assets to an unrelated third party.

AMERICAN CHECK CASHERS OF LAFAYETTE, L.L.C. AND SUBSIDIARY,
ALEXANDRIA FINANCIAL SERVICES, L.L.C. AND SUBSIDIARY
SOUTHERN FINANCIAL SERVICES, L.L.C.
COMBINING BALANCE SHEET
December 31, 2004

										Alexandria
	American	American			American Check	Alexandria				Financial	Southern
	Check Cashers	Check Cashers	Eliminations		Cashers of	Financial	Alexandria	Eliminations		Services,	Financial	Eliminations		All
	of Lafayette,	of Lake Charles,			Lafayette, L.L.C.	Services,	Acquisition,			L.L.C.	Services,			Companies
	L.L.C.	L.L.C.	Debit	Credit	(Consolidated)	L.L.C.	L.L.C.	Debit	Credit	(Consolidated)	L.L.C.	Debit	Credit	Combined

ASSETS
Cash and Cash Equivalents	$710,792	$177,198	$—	$—	$887,990	$205,755	$51,593	$—	$—	$257,348	$227,156	$—	$—	$1,372,494
Loans Receivable	395,400	135,936	—	—	531,336	63,208	294,138	—	—	357,346	203,080	—	—	1,091,762
Less: Allowance for Loan Losses	(25,787)	(16,312)	—	—	(42,099)	(9,481)	(32,355)	—	—	(41,836)	(30,462)	—	—	(114,397)

Loans Receivable, Net	369,613	119,624	—	—	489,237	53,727	261,783	—	—	315,510	172,618	—	—	977,365
Other Receivables — Related Parties	596,066	—	—	—	596,066	—	—	—	—	—	—	—	—	596,066
Other Receivables	10,069	293	—	—	10,362	6,432	141	—	—	6,573	150	—	8,625	8,460
Intercompany Receivables	—	—	—	—	—	50,000	15,000	—	—	65,000	—	—	65,000	—
Property and Equipment, Net	27,009	41,530	—	—	68,539	12,894	70,199	—	—	83,093	86,693	—	—	238,325
Other Assets	2,454	3,964	—	—	6,418	1,852	48,287	—	—	50,139	11,204	—	—	67,761
Investment in Subsidiary	182,506	—	—	182,506	—	428,467	—	—	428,467	—	—	—	—	—

Total Assets	$1,898,509	$342,609	$—	$182,506	$2,058,612	$759,127	$447,003	$—	$428,467	$777,663	$497,821	$—	$73,625	$3,260,471

LIABILITIES AND MEMBERS’ EQUITY
LIABILITIES
Accounts Payable	$16,217	$4,504	$—	$—	$20,721	$3,940	$5,060	$—	$—	$9,000	$20,614	$8,625	$—	$41,710
Accrued Expenses and Other Liabilities	16,425	46	—	—	16,471	2,196	—	—	—	2,196	1,426	—	—	20,093
Intercompany Payables	—	—	—	—	—	—	—	—	—	—	65,000	65,000	—	—
Lines of Credit	100,000	—	—	—	100,000	125,000	—	—	—	125,000	249,184	—	—	474,184
Money Orders Payable	122,585	59,731	—	—	182,316	69,624	13,476	—	—	83,100	55,567	—	—	320,983
Advances from Members and Related Parties	403,680	95,822	—	—	499,502	50,000	—	—	—	50,000	757,500	—	—	1,307,002

Total Liabilities	658,907	160,103	—	—	819,010	250,760	18,536	—	—	269,296	1,149,291	73,625	—	2,163,972
MEMBERS’ EQUITY	1,239,602	182,506	182,506	—	1,239,602	508,367	428,467	428,467	—	508,367	(651,470)	—	—	1,096,499

Total Liabilities and Members’ Equity	$1,898,509	$342,609	$182,506	$—	$2,058,612	$759,127	$447,003	$428,467	$—	$777,663	$497,821	$(73,625)	$—	$3,260,471

AMERICAN CHECK CASHERS OF LAFAYETTE, L.L.C. AND SUBSIDIARY,
ALEXANDRIA FINANCIAL SERVICES, L.L.C. AND SUBSIDIARY
SOUTHERN FINANCIAL SERVICES, L.L.C.
COMBINING STATEMENT OF OPERATIONS
December 31, 2004

					American
					Check					Alexandria
	American				Cashers of	Alexandria				Financial	Southern
	Check Cashers	American Check	Eliminations		Lafayette,	Financial	Alexandria	Eliminations		Services,	Financial	All
	of Lafayette,	Cashers of Lake			L.L.C.	Services,	Acquisition,			L.L.C.	Services,	Companies
	L.L.C.	Charles, L.L.C.	Debit	Credit	(Consolidated)	L.L.C.	L.L.C.	Debit	Credit	(Consolidated)	L.L.C.	Combined

REVENUES
Check Cashing	$961,247	$281,547	$—	$—	$1,242,794	$337,959	$2,549	$—	$—	$340,508	$183,173	$1,766,475
Consumer Lending;
Interest and Fees from Consumer Lending	1,338,100	489,541	—	—	1,827,641	185,285	1,038,813	—	—	1,224,098	756,436	3,808,175
Provision for Loan Losses and Adjustment to Servicing Revenue	(168,642)	(82,181)	—	—	(250,823)	(38,660)	(157,825)	—	—	(196,485)	(174,876)	(622,184)

Consumer Lending, Net	1,169,458	407,360	—	—	1,576,818	146,625	880,988	—	—	1,027,613	581,560	3,185,991
Money Transfer and Bill Payment Fees	67,077	35,696	—	—	102,773	48,280	6,761	—	—	55,041	45,735	203,549
Money Order Fees	14,292	5,701	—	—	19,993	11,685	436	—	—	12,121	7,340	39,454
Interest Income	4,694	—	—	—	4,694	—	—	—	—	—	314	5,008
Equity in Undistributed Earnings of Subsidiary	17,103	—	17,103	—	—	278,093	—	278,093	—	—	—	—
Other	147,079	49,214	—	—	196,293	67,967	6,746	37,085	—	37,628	11,595	245,516

Total Revenues	2,380,950	779,518	17,103	—	3,143,365	890,609	897,480	315,178	—	1,472,911	829,717	5,445,993

EXPENSES
Personnel Costs	821,905	365,215	—	—	1,187,120	132,144	272,788	—	—	404,932	331,258	1,923,310
Occupancy	194,270	73,810	—	—	268,080	50,171	102,356	—	—	152,527	151,310	571,917
Management Fee	365,000	92,000	—	—	457,000	—	—	—	—	—	—	457,000
Advertising	128,719	45,972	—	—	174,691	31,425	54,895	—	—	86,320	85,486	346,497
Interest	34,423	18,403	—	—	52,826	5,267	5,982	—	—	11,249	97,456	161,531
Telephone and Telecommunications	54,450	25,986	—	—	80,436	14,328	25,385	—	—	39,713	38,000	158,149
Depreciation and Amortization	37,444	8,759	—	—	46,203	14,198	48,994	—	—	63,192	18,596	127,991
Travel	35,591	12,530	—	—	48,121	12,126	23,740	—	—	35,866	15,909	99,896
Bank Service Charges	30,755	19,811	—	—	50,566	12,068	11,116	—	—	23,184	24,897	98,647
Returned Checks, net and Cash	9,902	28,924	—	—	38,826	14,688	1,151	—	—	15,839	7,862	62,527
Shortages
Insurance	25,770	10,465	—	—	36,235	4,266	9,724	—	—	13,990	9,144	59,369
Professional Fees	29,921	8,830	—	—	38,751	8,233	2,690	—	—	10,923	4,025	53,699
Armored Carrier Services and	9,852	5,014	—	—	14,866	5,092	2,498	—	—	7,590	3,684	26,140
Security
Membership Dues and Seminars	2,977	2,372	—	—	5,349	856	1,069	—	—	1,925	1,394	8,668
Other	97,044	44,324	—	—	141,368	26,738	56,999	—	37,085	46,652	37,169	225,189

Total Expenses	1,878,023	762,415	—	—	2,640,438	331,600	619,387	—	37,085	913,902	826,190	4,380,530

NET INCOME	$502,927	$17,103	$17,103	$—	$502,927	$559,009	$278,093	$315,178	$37,085	$559,009	$3,527	$1,065,463

WE THE PEOPLE FORMS AND SERVICE CENTERS, USA, INC.
(MEMBER OF THE WE THE PEOPLE AFFILIATED GROUP OF COMPANIES)
FINANCIAL STATEMENTS
FOR THE YEARS ENDED
DECEMBER 31, 2004 AND 2003

WE THE PEOPLE FORMS AND SERVICE CENTERS, USA, INC.
(MEMBER OF THE WE THE PEOPLE AFFILIATED GROUP OF COMPANIES)
December 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
We The People Forms And Service Centers, USA, Inc.
(Member of the We The People Affiliated Group Of Companies)
Los Angeles, California
      We have audited the accompanying balance sheets of We The People Forms And Service Centers, USA, Inc. (Member of the We The People Affiliated Group Of Companies) (the “Company”) as of December 31, 2004 and 2003, and the related statements of operations, shareholders’ deficit, and cash flows for the year then ended and the statements of operations, shareholders’ deficit, and cash flows for the year ended December 31, 2003, as restated. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of We The People Forms and Service Centers, USA, Inc. (Member of the We The People Affiliated Group Of Companies) as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.
      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. These factors, among others, as discussed in Note 2 to the financial statements, raise substantial doubt about the Company’s ability to continue as a going concern. On March 7, 2005, the Company sold substantially all of its assets and operations to Dollar Financial Group. This and substantial income tax contingencies remaining raises substantial doubt about the Company’s ability to continue as a going concern after March 7, 2005. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
      The Company is affiliated with another entity through common ownership by the Company’s shareholders (the “Affiliates”), who have the ability to influence the nature and extent of the revenues recognized and costs incurred by the Affiliates. As discussed in Note 4, the Company and its Affiliates have engaged in significant related party transactions.
      As described in Note 3 to the financial statements, the 2003 financial statements have been restated for errors in the application of accounting principles related to expense recognition related to the issuance of certain warrants.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
Los Angeles, California
April 11, 2005

WE THE PEOPLE FORMS AND SERVICE CENTERS, USA, INC.
(MEMBER OF THE WE THE PEOPLE AFFILIATED GROUP OF COMPANIES)
BALANCE SHEETS
December 31,

	2004	2003

		(Restated)
ASSETS
Current assets
Cash	$—	$85,830
Processing receivable	234,700	271,775
Deferred taxes, current	1,922,224	1,922,224

Total current assets	2,156,924	2,279,829
Due from Affiliates (Note 5)	—	—
Deferred taxes, long-term	4,996,935	1,923,728
Property and equipment, net	3,714,811	2,056,700
Other assets	9,700	—

Total assets	$10,878,370	$6,260,257

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Book overdraft	$760,965	$—
Accounts payable and accrued expenses	1,657,972	1,267,417
Current portion of long-term debt	4,711,364	285,697
Income taxes payable	3,995,112	1,366,676
Accrued franchise buybacks	844,691	816,314
Deferred franchisee fee revenue	3,893,838	3,522,750

Total current liabilities	15,863,942	7,258,854
Long-term debt, net of current portion	36,166	1,960,540

Total liabilities	15,900,108	9,219,394

Commitments and contingencies
Shareholders’ deficit
Common stock, 10,000 shares authorized, 10,000 shares issued and outstanding	50,000	50,000
Additional paid-in capital	896,820	896,820
Note receivable — officer	—	(287,668)
Accumulated deficit	(5,968,558)	(3,618,289)

Total share holders’ deficit	(5,021,738)	(2,959,137)

Total liabilities and shareholders’ deficit	$10,878,370	$6,260,257

The accompanying notes are an integral part of these financial statements.

WE THE PEOPLE FORMS AND SERVICE CENTERS, USA, INC.
(MEMBER OF THE WE THE PEOPLE AFFILIATED GROUP OF COMPANIES)
STATEMENTS OF OPERATIONS
December 31,

	2004	2003

		(Restated)
Revenue
Initial license and franchise fees	$8,486,541	$4,218,461
Processing fee income and other	5,052,820	3,535,065

Total revenue	13,539,361	7,753,526

Operating Expenses
Selling, general and administrative	11,020,137	8,781,363
Provision for advances to Affiliates	6,506,795	1,604,716
Depreciation and amortization	83,100	104,084

Total operating expenses	17,610,032	10,490,163

Loss from operations	(4,070,671)	(2,736,637)

Other expense
Interest expense, net	(155,807)	(287,344)
Gain (loss) on disposal of property and equipment	731,439	117,593

Total other expense	575,632	(169,751)

Loss before benefit from income taxes	(3,495,039)	(2,906,388)
Benefit from income taxes	(1,144,770)	(1,097,320)

Net income (loss)	$(2,350,269)	$(1,809,068)

The accompanying notes are an integral part of these financial statements.

WE THE PEOPLE FORMS AND SERVICE CENTERS, USA, INC.
(MEMBER OF THE WE THE PEOPLE AFFILIATED GROUP OF COMPANIES)
STATEMENTS OF SHAREHOLDERS’ DEFICIT
December 31,

		Additional	Note
	Common	Paid-In	Receivable-	Accumulated
	Stock	Capital	Officer	Deficit	Total

	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)
Balance, December 31, 2002	$50,000	$—	$(287,668)	$(1,809,221)	$(2,046,889)
Issuance of warrants	—	896,820	—	—	896,820
Net income (loss)	—	—	—	(1,809,068)	(1,809,068)

Balance, December 31, 2003, as restated	50,000	896,820	(287,668)	(3,618,289)	(2,959,137)
Reserve of notes receivable — officer	—	—	287,668	—	287,668
Net income (loss)	—	—	—	(2,350,269)	(2,350,269)

Balance, December 31, 2004	$50,000	$896,820	$—	$(5,968,558)	$(5,021,738)

The accompanying notes are an integral part of these financial statements.

WE THE PEOPLE FORMS AND SERVICE CENTERS, USA, INC.
(MEMBER OF THE WE THE PEOPLE AFFILIATED GROUP OF COMPANIES)
STATEMENTS OF CASH FLOWS
December 31,

	2004	2003

		(Restated)
Cash flows from operating activities
Net income (loss)	$(2,350,269)	$(1,809,068)
Adjustments to reconcile net income to cash provided by operating activities
Depreciation	83,100	104,084
Reserve of officer note receivable	287,668	—
Issuance of warrants for compensation expense	—	896,820
Gain on sale of property and equipment	(731,439)	(117,593)
Reserve for Affiliates advances	6,506,795	1,604,716
(Increase) decrease in
Advances to related party affiliates	(6,506,795)	(1,604,716)
Deferred taxes	(3,073,207)	(1,967,445)
Franchise revenue receivable	—	164,250
Processing fee receivable	37,074	(64,858)
Deposits	(9,700)	—
Increase (decrease) in
Book overdraft	760,965	—
Accounts payable and accrued expenses	390,555	447,268
Income taxes payable	2,628,437	634,559
Accrued buybacks	28,377	46,668
Deferred revenue	371,088	1,658,250

Net cash provided by operating activities	(1,577,351)	(7,065)

Cash flows from investing activities
Purchase of property and equipment	(3,501,238)	(183,923)
Proceeds on disposal of property and equipment	2,491,466	405,452

Net cash provided by (used in) investing activities	(1,009,772)	221,529

Cash flows from financing activities
Proceeds from debt obligations	4,847,476	311,805
Payments on debt obligations	(2,346,183)	(593,844)

Net cash used in financing activities	2,501,293	(282,039)

Net decrease in cash	(85,830)	(67,575)

Cash, beginning of year	$85,830	$153,405

Cash, end of year	$—	$85,830

Supplemental disclosures of cash flow information
Income tax paid	$235,566	$367,936

Interest paid	$288,540	$267,164

      During 2003, the Company traded in automobiles with a book value of $101,057 for the acquisition of new automobiles valued at $131,040.
The accompanying notes are an integral part of these financial statements.

WE THE PEOPLE FORMS AND SERVICE CENTERS, USA, INC.
(MEMBER OF THE WE THE PEOPLE AFFILIATED GROUP OF COMPANIES)
NOTES TO FINANCIAL STATEMENTS
NOTE 1 — BUSINESS ACTIVITY
      We The People Forms and Service Centers, USA, Inc. (Member of the We The People Affiliated Group Of Companies) (the “Company”) was formed on June 3, 1996 and its principal business activities relate to the sale and management of franchises for computerized legal document preparation service for a wide variety of legal documents. The Company has franchisees located throughout the United States.
      On March 7, 2005, substantially all of the Company’s assets were acquired by Dollar Financial Group, Inc., (“DFG”) a publicly traded company. In the acquisition, DFG acquired substantially all of the operating assets of the Company, including, without limitation, all of the Company’s intellectual property, inventory, interests in leased real property, machinery, equipment, supplies, accounts receivable, books and records and permits, and certain assigned contracts (see Note 13).

NOTE 2 —	GOING CONCERN AND CONTINUING OPERATIONS AND OPERATIONS
      The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As discussed in Note 13, the Company sold substantially all of its assets on March 7, 2005, which continue to operate separately as a subsidiary of Dollar Financial Group. This and substantial income tax contingencies remaining raises substantial doubt about the Company’s ability to continue as a going concern after March 7, 2005.
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition
      The Company reports license and franchise fees as income when all material services or conditions relating to the sale of a license or franchise have been substantially performed or satisfied in accordance with the terms of the related agreement. The Company reports direct costs related to license and franchise fees when the income is recognized. Revenues from license and franchise agreements not currently earned are reported as deferred revenue. Costs related to unearned revenues are netted against deferred revenue.
      Processing fee income is based on a billing schedule for services rendered by the Company to process franchisee forms and requests. Processing fee revenue is recognized when billed unless collection is not probable.

Property and Equipment
      Property and equipment are stated at cost. The Company provides for depreciation using the straight-line method over estimated useful lives as follows:

Residential property and improvements	31.5 years
Vehicles	5 to 7 years
      When an asset is sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts, and any resulting gain or loss is included in the results of operations. Repairs and maintenance are charged to expense as incurred, and major replacements or betterments are capitalized.

Income Taxes
      The Company accounts for income taxes under the liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax

WE THE PEOPLE FORMS AND SERVICE CENTERS, USA, INC.
(MEMBER OF THE WE THE PEOPLE AFFILIATED GROUP OF COMPANIES)
NOTES TO FINANCIAL STATEMENTS — (Continued)
consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Reclassifications
      Certain amounts included in the prior year financial statements have been reclassified to conform to the current year presentation. Such reclassifications did not have any effect on reported net income.

Estimates
      The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Impairment of Long-Lived Assets
      The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows expected to be generated by the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets.

Fair Value of Financial Instruments
      For the Company’s financial instruments, including cash and cash equivalents, note receivable — related party, accounts payable and accrued expenses, and convertible note payable, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes payable also approximate fair value because current interest rates offered to the Company for debt of similar maturities are substantially the same.

Advertising Expense
      The Company expenses all advertising costs, including direct response advertising, as they are incurred. Advertising expense for the years ended December 31, 2004 and 2003 was $1,731,404 and $1,526,923, respectively.

Stock-Based Compensation
      The Company accounts for stock option grants to employees using the fair value method prescribed in Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation” and FIN 44, “Accounting for Certain Transactions Involving Stock Compensation (see Note 8). In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. It also amends the disclosure requirements of SFAS No. 123. Since the Company has historically followed the fair value method prescribed by SFAS No. 123, the adoption of SFAS No. 148 has had no impact to the Company’s financial position or results of operations. However, the Company’s financial statement disclosures have been designed to conform to the new disclosure requirements prescribed by SFAS No. 148.

WE THE PEOPLE FORMS AND SERVICE CENTERS, USA, INC.
(MEMBER OF THE WE THE PEOPLE AFFILIATED GROUP OF COMPANIES)
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The Company accounts for stock option and warrant grants issued to non-employees using the guidance of SFAS No. 123 and EITF No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” whereby the fair value of such option and warrant grants is determined using the Black-Scholes, or other acceptable option-pricing model at the earlier of the date at which the non-employee’s performance is completed or a performance commitment is reached.

Recently Issued Pronouncements
      In November 2004, the FASB issued SFAS No. 151, “Inventory Costs”. SFAS No. 151 amends the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) under the guidance in ARB No. 43, Chapter 4, “Inventory Pricing”. Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . .” This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.”
      In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not expect adoption of SFAS No. 151 to have a material impact, if any, on the Company’s financial position or results of operations.
      In December 2004, the FASB issued SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions”. The FASB issued this statement as a result of the guidance provided in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions”. SOP 04-2 applies to all real estate time-sharing transactions.
      Among other items, the SOP provides guidance on the recording of credit losses and the treatment of selling costs, but does not change the revenue recognition guidance in SFAS No. 66, “Accounting for Sales of Real Estate”, for real estate time-sharing transactions. SFAS No. 152 amends Statement No. 66 to reference the guidance provided in SOP 04-2. SFAS No. 152 also amends SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects”, to state that SOP 04-2 provides the relevant guidance on accounting for incidental operations and costs related to the sale of real estate time-sharing transactions. SFAS No. 152 is effective for years beginning after June 15, 2005, with restatements of previously issued financial statements prohibited. Management does not expect adoption of SFAS No. 152 to have a material impact, if any, on the Company’s financial position or results of operations.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets,” an amendment to Opinion No. 29, “Accounting for Nonmonetary Transactions”. SFAS No. 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. Management does not expect adoption of SFAS No. 153 to have a material impact, if any, on the Company’s financial position or results of operations.

WE THE PEOPLE FORMS AND SERVICE CENTERS, USA, INC.
(MEMBER OF THE WE THE PEOPLE AFFILIATED GROUP OF COMPANIES)
NOTES TO FINANCIAL STATEMENTS — (Continued)
      In December 2004, the FASB issued SFAS No. 123(R),“Share-Based Payment”. SFAS 123(R) amends SFAS No. 123, “Accounting for Stock-Based Compensation”, and APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS No. 123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS No. 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the company’s shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of a company’s shares or other equity instruments.
      This statement is effective (1) for public companies qualifying as SEC small business issuers, as of the first interim period or fiscal year beginning after December 15, 2005, or (2) for all other public companies, as of the first interim period or fiscal year beginning after June 15, 2005, or (3) for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. Management is currently assessing the impact of this statement on its financial position and results of operations.
NOTE 4 — RESTATEMENT

2003
      During the year ended December 31, 2003, the Company made the following adjustment to its previously issued financial statements:

The Company had not properly recorded expense recognition related to the issuance of warrants to certain consultants and advisors. The Company has re-stated its previously issued financial statements to correct this error. The net result of this correction was a reduction of the Company’s previously recorded operating expenses of $896,820 and a decrease in income tax expense of $358,728.
      The aggregate impact of the restatement on the previously reported operations and retained earnings for the year ended December 31, 2003 is as follows:

	As Previously
	Reported	Restatement	Restated

Total accumulated deficit	$(3,080,197)	$(538,092)	$(3,618,289)
Total operating expenses	9,593,343	896,820	10,490,163
Total income tax (benefit)	(738,592)	(358,728)	(1,097,320)

Net income (loss)	$(1,270,976)	$(538,092)	$(1,809,068)

NOTE 5 — RELATED PARTY TRANSACTIONS AND RELATIONSHIPS
      The Company is part of an affiliate group of companies (“the Affiliates”), which are owned or controlled by the Company’s primary stockholder and control group.
      These Affiliates are:

•	We The People Santa Barbara, Inc.

•	We The People New York
      Because of the Company’s relationship with the Affiliates, the stockholders of the Company have the ability to influence the nature and extent of the revenues recognized and costs incurred by the Affiliates. Combination of the companies could result in operating results or the financial position of the Company being significantly different from those which would have been obtained if the entities were autonomous.

WE THE PEOPLE FORMS AND SERVICE CENTERS, USA, INC.
(MEMBER OF THE WE THE PEOPLE AFFILIATED GROUP OF COMPANIES)
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Revenues received and costs incurred from Affiliates during the years ended December 31, 2004 and 2003 consisted of the following:

	2004	2003

Cash received for franchise fees	$—	$99,000
Processing fee income	$—	$38,606
Advances to the Affiliates subsequently reserved for	$6,506,795	$1,604,716
      The Company recorded an amount due from the Affiliates for advances made to these related companies. As of December 31, 2004 and 2003, the amount due from the Affiliates was $9,764,522 and $3,267,727, respectively. As of December 31, 2003, these amounts were fully reserved for. Net amounts advanced during the years ended December 31, 2004 and 2003 were $6,506,795 and $1,604,716, respectively.
      The Company has shared significant costs with its Affiliates. These costs are included in the above amounts, and the Company is unable to guarantee that these costs are discretionary and cannot estimate the on-going costs of operating without sharing costs with its Affiliates.

Note Receivable — Officer
      During the year ended December 31, 2003, the Company maintained a demand note receivable from the Company’s Chief Executive Officer and primary stockholder in the amount of $287,668. At December 31, 2003, this amount has been reflected as a reduction in stockholders equity. At December 31, 2004, the full amount has been reserved.

Rental Income — Officer
      During the year ended December 31, 2003, the Company received payments from an officer of $60,000 for payment of rent on one of the properties owned by the Company. The income was recorded as an offset to operating expenses.
NOTE 6 — PROPERTY AND EQUIPMENT
      Property and equipment at December 31, 2004 and 2003 consisted of the following:

	2004	2003

Construction	$—	—
Land	700,247	414,378
Residential property and improvements	2,800,991	1,638,352
Automobiles	291,390	291,390
Less accumulated depreciation	77,817	287,420

Total	$3,714,811	$2,056,700

      Depreciation expense for the years ended December 31, 2004 and 2003 amounted to $83,100 and $104,084, respectively.

WE THE PEOPLE FORMS AND SERVICE CENTERS, USA, INC.
(MEMBER OF THE WE THE PEOPLE AFFILIATED GROUP OF COMPANIES)
NOTES TO FINANCIAL STATEMENTS — (Continued)
      During the years ended December 31, 2004 and 2003, the Company sold certain of its residential properties. The Company recorded a gain on sale of the properties as follows:

	2004	2003

Net book value of property disposed of	$1,851,240	$267,407
Sale price of property	2,667,500	410,000
Approximate costs incurred on sale	(84,821)	(25,000)

Gain on sale of property	$731,439	$117,593

      In connection with the 2003 sale, the Company received cash of $39,450, retired loans in the amount of $181,000 and satisfied an income tax lien in the amount of $164,550.
      The Company maintains an investment in a condominium in Florida. During the years ended December 31, 2004 and 2003, total amounts invested aggregate to $187,949. This amount has been fully reserved for.
      On July 1, 2004, the Company purchased a residence in the Santa Barbara area for a purchase price of $3,495,000. The purchase was financed by $3,145,000 in debt financing with the balance being deposited in cash. The debt incurred bears interest at 6%, due June 30, 2006, and is collateralized by the property.
NOTE 7 — ACCOUNTS PAYABLE AND ACCRUED EXPENSES
      Accounts payable and accrued expenses at December 31, 2004 and 2003 consisted of the following:

	2004	2003

Accounts payable	$1,521,612	$1,149,263
Accrued payroll and related expenses	136,360	118,154

Total	$1,657,972	$1,267,417

NOTE 8 —	ACCRUED FRANCHISE BUYBACKS
      From time to time the Company agrees to “buy back” franchises or refund amounts paid in the sale of franchises. Accrued franchise buy backs and the related activity for the years ended December 31, 2004 and 2003 were as follows:

Accrued franchise buybacks at December 31, 2002	$769,646
Franchise buy backs and refunds paid during the year ended December 31, 2003	(731,419)
Buybacks and refunds agreed to during the year ended December 31, 2003	778,087

Accrued franchise buybacks at December 31, 2003	816,314
Franchise buy backs and refunds paid during the year ended December 31, 2004	(1,281,272)
Buybacks and refunds agreed to during the year ended December 31, 2004	1,309,649

Accrued franchise buybacks at December 31, 2004	$844,691

WE THE PEOPLE FORMS AND SERVICE CENTERS, USA, INC.
(MEMBER OF THE WE THE PEOPLE AFFILIATED GROUP OF COMPANIES)
NOTES TO FINANCIAL STATEMENTS — (Continued)
NOTE 9 — LONG-TERM DEBT
      Long-term debt at December 31, 2004 consisted of the following:

	2004	2003

Notes payable to a bank, interest payable monthly at 8%, due in equal monthly installments of $1,297. The notes are due May 8, 2006 and are collateralized by selected capital assets	$182,189	$191,418
Notes payable to a bank, interest payable monthly at 10%, due in equal monthly installments of $1,408. The notes are due December 2004 and are collateralized by selected capital assets	—	22,157
Notes payable to a bank, interest payable monthly at 10% per annum, due in equal monthly installments of $302. The notes are due December 2004 and are collateralized by selected capital assets	—	15,614
Notes payable to a bank, interest payable monthly at 6.75% per annum, due in equal monthly installments of $200. The notes are due June 2004 and are collateralized by certain residential property	—	21,578
Notes payable to a bank, interest payable monthly at 11%, due in equal monthly installments of $16,917. The notes are due February 2005 and are collateralized by selected residential property. On June, 1 2004, the property related to this note payable was sold, and the note paid off	—	1,450,000
Notes payable to a bank, interest payable monthly at 14%, due in equal monthly installments of $2,401. The notes are due February 2005 and are collateralized by selected residential property. On June 1, 2004, the property related to this Note payable was sold, and the note paid off	—	262,000
Notes payable to a bank, interest payable monthly at 8%, due in equal monthly installments of $1,433. The notes are due March 2005 and are collateralized by a vehicle	10,428	27,195
Notes payable to a finance company, interest payable monthly at 6%, due in equal monthly installments of $320. The notes are due September 2004 and are collateralized by a vehicle	545	5,036
Notes payable to a bank, interest payable monthly at 6%, due in equal monthly installments of $2,161. The notes are due March 2005 and are collateralized by a vehicle	77,754	90,600
Notes payable to a bank, interest payable monthly at 5.5%, due in equal monthly installments of $599. The notes are due October 2007 and are collateralized by a vehicle	23,901	29,757
Notes payable to a bank, interest payable monthly at 6.9%, due in equal monthly installments of $1,003. The notes are due October 2006 and are collateralized by a vehicle	30,967	42,733
Notes payable to a bank, interest payable monthly at 6%, due in equal monthly installments of $2,500. The notes are due June 2004 and are collateralized by the Company’s assets	88,149	88,149
Note payable to a bank, interest at 6.5% and principal of $16,667 monthly, beginning October 8, 2004. Collateral is all inventory and receivables, various shares in New York stores and residential property. Note is due in full on July 8, 2005	101,550	—

WE THE PEOPLE FORMS AND SERVICE CENTERS, USA, INC.
(MEMBER OF THE WE THE PEOPLE AFFILIATED GROUP OF COMPANIES)
NOTES TO FINANCIAL STATEMENTS — (Continued)

	2004	2003

Note payable to a bank, interest at 7.25%, payable monthly, beginning December 28, 2004. Principal due in one payment of $337,260 on February 28, 2005. Collateral is all inventory and receivables, various shares in New York stores and residential property	$337,048	$—
Note payable to a bank, interest at 5.5% and principal of $16,667 due monthly, beginning September 8, 2004. One final principal and interest payment of $217,689 due on June 8, 2005. Note is collateralized by the Company’s assets	349,989	—
Note payable to Mariposa Immobilien, AG, a Swiss Corporation, interest at 7%. Entire principal and interest due and payable on June 29, 2006, or upon completion of sale of “We the People” whichever occurs first. Note is secured by Deed of Trust for residential property	2,795,000	—
Note payable to a bank, interest only payable monthly at 5.75%, beginning October 8, 2004. One principal payment of $750,000 due on June 8, 2005. Note is collateralized by the Company’s assets	750,000	—

	4,747,520	2,246,237
Less current portion	4,711,354	285,697

Long-term portion	$36,166	$1,960,540

      Future maturities of long-term debt at December 31, 2004 were as follows:

Year Ending December 31,

2005	$4,711,354
2006	30,186
2007	5,990
2008	—
2009	—
Thereafter	—

Total	$4,747,530

NOTE 10 — COMMITMENTS AND CONTINGENCIES

Changes in Facilities Operated Under Franchise and License Agreements
      For the years ended December 31, 2004 and 2003, the number of stores under franchise and license agreements was as follows:

In operation as of December 31, 2002(unaudited)	87
Opened during the year ended December 31, 2003(unaudited)	42
Closed during the year ended December 31, 2003(unaudited)	(16)

In operation as of December 31, 2003(unaudited)	113
Opened during the year ended December 31, 2004(unaudited)	51
Closed during the year ended December 31, 2004(unaudited)	(1)

In operation as of December 31, 2004 (unaudited)	163

WE THE PEOPLE FORMS AND SERVICE CENTERS, USA, INC.
(MEMBER OF THE WE THE PEOPLE AFFILIATED GROUP OF COMPANIES)
NOTES TO FINANCIAL STATEMENTS — (Continued)
      A reconciliation of initial franchise revenue and deferred initial franchise revenue follows:

Deferred franchise revenue at December 31, 2002	$1,864,500
Franchise fees collected during the year	6,762,803
Franchise buy backs agreed to during the year	(778,087)
Franchise fees recognized during the year	(4,326,466)

Deferred franchise fee revenue as of December 31, 2003	3,522,750
Franchise fees collected during the year	10,820,935
Franchise buy backs agreed to during the year	(1,825,344)
Franchise fees recognized during the year	(8,624,503)

Deferred franchise fee revenue as of December 31, 2004	$3,893,838

Leases
      The Company leases office facilities and various equipment under operating leases. The leases expire through 2008.
      At December 31, 2004, the future minimum lease payments were as follows:

Year Ending December 31,

2005	$223,266
2006	223,266
2007	203,592
2008	201,663
2009	180,448

Total	$1,032,235

      Rent expense was $452,247 and $297,510 for the years ended December 31, 2004 and 2003, respectively.

Litigation and Claims
      The Company is involved with various matters in Tennessee, Texas and other states alleging that the Company or its local franchisee has violated the Bankruptcy Act rules governing bankruptcy petitions and various laws governing the unauthorized practice of law. The Company is vigorously defending these matters and management is unable to predict their outcomes, but does not expect them to have a material impact on their financial condition or results of operations.
      The Company is involved in litigation in Santa Barbara involving a customer whom alleges damages as a result of receiving incorrect services. As a result of receiving the alleged incorrect services, the customer was forced into a legal battle with her family over control of her diseased mother’s home. Management’s attorney believes that an unfavorable outcome is possible and that the range of potential loss is $8,000 to $140,000.
      The Company was involved in litigation in which the Federal Trade Commission filed a complaint against the Company to secure civil penalties, a permanent injunction and other equitable relief for alleged violations of the FTC Franchise Rule. The parties agreed to a settlement of the action without adjudication of any issues law or fact, and a Stipulated Judgment and Order for permanent injunction was entered on December 17, 2004. Judgment of $286,000 was entered against Company as a civil penalty. This amount is

WE THE PEOPLE FORMS AND SERVICE CENTERS, USA, INC.
(MEMBER OF THE WE THE PEOPLE AFFILIATED GROUP OF COMPANIES)
NOTES TO FINANCIAL STATEMENTS — (Continued)
accrued on the balance sheet under accounts payable and accrued expenses and in selling general and administrative expenses on the profit and loss statement.
      The Company may become involved in certain legal proceedings and claims which arise in the normal course of business. Management does not believe that the outcome of any such matters will have a material effect on the Company’s financial position or results of operations.
NOTE 11 — SHAREHOLDERS’ DEFICIT

Stock Warrants
      In April 2003, the Company approved the issuance of warrants to purchase 5% of the outstanding shares of common stock to a consultant in exchange for services performed for the Company. The exercise price for these warrants is $0.10 per share. The company has recorded the fair market value of the warrants of $896,820 as consulting expense during the year ended December 31, 2003. In connection with the acquisition (see Note 13), the warrants were cancelled.
      In September 2003, the Company issued, as additional consideration to a consultant, a warrant to purchase a number of shares of common stock of the Company equal to a 13% interest in the common equity of the Company outstanding from time to time prior to an initial public offering on a fully diluted basis determined assuming the exercise of all outstanding options or warrants (including this warrant) and the conversion of all outstanding securities convertible into common stock, subject to certain adjustments. The warrant was to vest one half on the execution date of the agreement and one half on the first anniversary of the agreement. The Company has recorded the fair market value of the warrants of $854,333 as consulting expense during the year ended December 31, 2003, the warrants were cancelled.
NOTE 12 — INCOME TAXES
      The components of the income tax provision for (benefit from) the years ended December 31, 2004 and 2003 were as follows:

	2004	2003

Current	$1,928,437	$870,126
Deferred	(3,073,207)	(1,967,446)

Total	$(1,144,770)	$(1,097,320)

      A reconciliation of the provision for income tax expense with the expected income tax computed by applying the federal statutory income tax rate to income before provision for income taxes was as follows for the years ended December 31, 2004 and 2003:

	2004	2003

Income tax computed at federal statutory tax rate	34.0%	34.0%
State taxes, net of federal benefit	3.6	6.7
Other	(4.8)	(3.9)

Total	32.8%	36.8%

WE THE PEOPLE FORMS AND SERVICE CENTERS, USA, INC.
(MEMBER OF THE WE THE PEOPLE AFFILIATED GROUP OF COMPANIES)
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Significant components of the Company’s deferred tax assets and liabilities for federal income taxes consisted of the following at December 31, 2004:

	2004	2003

Deferred tax assets
Reserve for advances due from Affiliates	$4,183,121	$1,298,000
Deferred franchise fees	1,668,120	1,403,000
Stock based-based expenses	358,728	358,728
Cash to Accrual and Other	709,190	786,224

Total deferred tax assets	$6,919,159	$3,845,952

      The Company filed its tax returns for the years ended December 31, 2003 and 2004, without the restatements reflected in Note 3 and with other significant differences from its book income included in taxable income. In addition, certain assessments were made by the Company as to the taxability of its deferred franchise fees in certain previously filed tax returns.
      The Company is in arrears with tax payments for 2003 and has not made estimated payments for the tax year 2004. In relation to these contingencies, the Company has recorded estimated penalties and interest of $700,000. This amount is included in income taxes payable on the accompanying balance sheets and general and administrative expenses in the profit and loss statement.
      In addition, the Company has taken the position that advances to Affiliates do not constitute either salaries or distributions to shareholders. There is no guarantee the position taken by the Company will be accepted by the Internal Revenue Service or State taxing authorities. The Company has not accrued any penalties or interest associated with these uncertainties and is unable to estimate the probability of any outcome related to these uncertainties.

Income Tax Matters
      The Company currently has pending before the Appeals Office of the Internal Revenue Services certain issues of income tax liabilities relating to the taxable years 1997, 1998 and 1999. The proposed additions to tax by the Examinations division for the above mentioned years aggregated to approximately $403,000 for 1998, and $166,036 for 1997. The adjustments primarily relate to the Company’s accounting for its franchise revenue, and substantiation deficiencies. Management has accrued approximately $400,000 related to this contingency. These amounts have been reflected in the Company’s financial statements, and previously issued financial statements have been restated for their effect. Management will adjust the reserve when the outcome of the appeal is determined, if necessary.
      The examination division of the Internal Revenue Service has also issued an examination report for the taxable year 2000. The report shows a proposed addition to previously reported taxes of approximately $20,000.

Employment Tax Matters
      On December 8, 2003, the Company filed a protest to the Internal Revenue Service against a determination of additional employment taxes for 1997 and 1998. The matter is pending before the Appeals Office. There is no guarantee of a favorable outcome of the appeal.

WE THE PEOPLE FORMS AND SERVICE CENTERS, USA, INC.
(MEMBER OF THE WE THE PEOPLE AFFILIATED GROUP OF COMPANIES)
NOTES TO FINANCIAL STATEMENTS — (Continued)
NOTE 13 — SUBSEQUENT EVENTS
      On March 7, 2005, substantially all of the Company’s assets were acquired by Dollar Financial Group, Inc., (“DFG”). In the acquisition, DFG acquired substantially all of the operating assets of the Company, including, without limitation, all of the Company’s intellectual property, inventory, interests in leased real property, machinery, equipment, supplies, accounts receivable, books and records and permits, and certain assigned contracts. The Company has retained certain of its assets, including, without limitation, its owned real property, cash and cash equivalents and bank accounts. DFG did not assume any liabilities of the Company other those specifically mentioned below:

The total consideration paid to the Company for the acquisition consisted of:

$12.0 million in cash, $10.5 million of which was paid at closing and $1.5 million of which was deposited into an escrow account to secure certain of the Company’s indemnification obligations under the Asset Purchase Agreement;

$3.0 million in cash, the payment of which is contingent on the Registrants reaching certain future financial targets over a two year period arising from the assets acquired in the acquisition;

141,935 unregistered shares of the acquirer’s common stock;

The assumption by the acquirer of certain obligations under the assumed contracts, including obligations under existing franchising agreements; and

The assumption of a liability to pay up to $750,000 of certain franchise re-purchase obligations.
      Under the terms of an escrow agreement, the escrow period will expire on September 30, 2006 and, assuming that there are no indemnification claims, the escrow funds will be released in four, equal quarterly installments of $375,000 each beginning on December 31, 2005, subject to certain conditions.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
      The following unaudited condensed consolidated pro forma balance sheet as of December 31, 2004 and the unaudited condensed consolidated pro forma statements of operations for the six months ended December 31, 2004 and for the year ended June 30, 2004 set forth herein give effect to the acquisition by Dollar Financial Corp. (the “Company”), through wholly owned subsidiaries of Dollar Financial Group, Inc. of substantially all of the assets of Alexandria Financial Services, LLC, Alexandria Acquisition, LLC, American Check Cashers of Lafayette, LLC, ACC of Lake Charles, LLC and Southern Financial Services, LLC (collectively, “American”) and We The People Forms and Service Centers, Inc. (“WTP”). Pro forma financial statements have not been provided for Dollar Financial Group, Inc. as they are not required pursuant to Regulation S-X. The unaudited condensed consolidated pro forma balance sheet assumes the acquisitions of American and WTP occurred on December 31, 2004. The unaudited condensed consolidated pro forma statements of operations for the six months ended December 31, 2004 and the year ended June 30, 2004 assume that these acquisitions had occurred as of the beginning of the periods presented. See notes to the unaudited condensed consolidated pro forma financial statements for further explanation of these transactions.
      The unaudited condensed consolidated pro forma financial statements are not necessarily indicative of what the Company’s results of operations and balance sheet would have been had these acquisitions been consummated at the indicated dates, nor are they indicative of the Company’s results of operations and balance sheet of any future period.
      The pro forma adjustments were based upon available information, market interest rates in effect and upon certain assumptions as described in the notes to the unaudited pro forma condensed combined financial information that the Company’s management believes are reasonable under the circumstances based on the assumed pro forma transaction dates. The pro forma adjustments are based on the information available at the date of this document and are subject to change based on completion of each of the transactions and final purchase price allocations, and such changes may be material.
      The unaudited pro forma condensed combined financial information and accompanying notes should be read in conjunction with the historical consolidated financial statements and accompanying notes thereto of Dollar Financial Corp.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and its quarterly reports on Form 10-Q for the quarters ended September 30, 2004, December 31, 2004 and March 31, 2005, each of which are incorporated by reference in this document.

DOLLAR FINANCIAL CORP.
UNAUDITED CONDENSED CONSOLIDATED
PRO FORMA BALANCE SHEET
December 31, 2004
(In thousands)

				Pro-Forma
	Historical		Adjustments	DFC/		Adjustments	Pro-Forma
	DFC (b)	American	(a)	American	WTP	(a)	DFC

ASSETS:
Cash and cash equivalents	$88,116	$1,372	$(495)	$88,993	$—	$—	$88,993
Loans receivable, net	36,725	977	(164)	37,538	—	—	37,538
Accounts receivable and other receivables	18,574	605	(597)	18,582	235	(235)	18,582
Property and Equipment, net	29,673	238	(9)	29,902	3,715	(3,615)	30,002
Goodwill and other intangibles, net	157,167	—	9,073 (e)	166,240	—	18,857 (o)	185,097
Prepaid expenses and other assets	25,933	68	5	26,006	6,928	(6,928)	26,006

Total assets	$356,188	$3,260	$7,813	$367,261	$10,878	$8,079	$386,218

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY:
Accounts payable and accrued expenses	$49,143	$383	$(383)	$49,143	$15,864	$(11,220)	$53,787
Revolving credit facility	11,000	474	10,599	22,073	—	12,313	34,386
Long-term debt	331,366	1,307	(1,307)	331,366	36	(36)	331,366
Shareholders’ (deficit) equity	(35,321)	1,096	(1,096)	(35,321)	(5,022)	7,022	(33,321)

Total liabilities and shareholders’ (deficit) equity	$356,188	$3,260	$7,813	$367,261	$10,878	$8,079	$386,218

DOLLAR FINANCIAL CORP.
UNAUDITED CONDENSED COMBINED CONSOLIDATED PRO FORMA
STATEMENT OF OPERATIONS
SIX MONTHS ENDED DECEMBER 31, 2004
(In thousands)

					Pro-Forma
	Historical		Adjustments		DFC/		Adjustments		Pro-Forma
	DFC (b)	American	(a)		American	WTP	(a)		DFC

Revenues:
Check cashing	$63,095	$710	$—		$63,805	$—	$—		$63,805
Consumer lending:
Fees from consumer lending	76,745	2,002	—		78,747	—	—		78,747
Provision for loan losses and adjustment to servicing revenue	(18,209)	(401)	—		(18,610)	—	—		(18,610)

Consumer lending, net	58,536	1,601	—		60,137	—	—		60,137
Money transfer fees	7,193	21	—		7,214	—	—		7,214
Franchise fees	4,502	—	—		4,502	4,243	—		8,745
Other	5,217	211	—		5,428	2,527	—		7,955

Total revenues	138,543	2,543	—		141,086	6,770	—		147,856
Store and regional expenses:
Salaries and benefits	41,054	1,027	(135	)(g)	41,946	2,745	(71	)(m)	44,620
Occupancy	10,994	256	—		11,250	144	(125	)(m)	11,269
Depreciation	3,553	12	—		3,565	42	(32	)(n)	3,575
Returned checks, net and cash shortages	5,217	25	—		5,242	—	—		5,242
Telephone and telecommunication	2,868	58	—		2,926	90	(57	)(m)	2,959
Advertising	5,095	173	—		5,268	235	—		5,503
Bank charges	1,912	57	—		1,969	8	—		1,977
Armored carrier services	1,714	3	—		1,717	—	—		1,717
Other	13,793	283	—		14,076	1,775	(713	)(m)	15,138

Total store and regional expenses	86,200	1,894	(135)		87,959	5,039	(998)		92,000
Corporate expenses	20,648	4	—		20,652	—	—		20,652
Management fee	528	23	(23	)(c)	528	—	—		528
Other depreciation and amortization	2,102	90	—		2,192	—	57	(i)	2,249
Interest expense, net	19,471	74	330	(d)	19,875	78	286	(d)(j)	20,239
Other	(56)	—	—		(56)	3,036	(3,036	)(k)(l)	(56)

Income (loss) before income taxes	9,650	458	(172)		9,936	(1,383)	3,691		12,244
Income tax provision (benefit)	8,608	—	—	(f)	8,608	(573)	573	(f)	8,608

Net (loss) income	$1,042	$458	$(172)		$1,328	$(810)	$3,118		$3,636

Earnings per share:
Basic	$0.10				$0.12				$0.33
Diluted	$0.09				$0.12				$0.32
Weighted average shares outstanding
Basic	10,965,778				10,965,778		141,935	(p)	11,107,713
Diluted	11,367,574				11,367,574		141,935	(p)	11,509,509

DOLLAR FINANCIAL CORP.
UNAUDITED CONDENSED COMBINED CONSOLIDATED PRO FORMA
STATEMENT OF OPERATIONS
YEAR ENDED JUNE 30, 2004
(In thousands)

					Pro-Forma
	Historical		Adjustments		DFC/		Adjustments		Pro-Forma
	DFC (b)	American	(a)		American	WTP	(a)		DFC

Revenues:
Check cashing	$117,397	$1,521	$—		$118,918	$—	$—		$118,918
Consumer lending:
Fees from consumer lending	122,461	3,360	—		125,821	—	—		125,821
Provision for loan losses and adjustment to servicing revenue	(24,489)	(454)	—		(24,943)	—	—		(24,943)

Consumer lending, net	97,972	2,906	—		100,878	—	—		100,878
Money transfer fees	13,052	109	—		13,161	—	—		13,161
Franchise fees	7,540	—	—		7,540	6,352	—		13,892
Other	10,469	290	—		10,759	4,294	—		15,053

Total revenues	246,430	4,826	—		251,256	10,646	—		261,902
Store and regional expenses:
Salaries and benefits	76,008	1,682	(270	)(g)	77,420	4,933	(142	)(m)	82,211
Occupancy	19,805	492	—		20,297	259	(251	)(m)	20,305
Depreciation	6,546	112	—		6,658	94	(74	)(n)	6,678
Returned checks, net and cash shortages	9,132	56	—		9,188	—	—		9,188
Telephone and telecommunication	5,665	110	—		5,775	161	(113	)(m)	5,823
Advertising	6,943	310	—		7,253	422	—		7,675
Bank charges	3,744	79	—		3,823	15	—		3,838
Armored carrier services	3,051	6	—		3,057	—	—		3,057
Other	24,786	410	—		25,196	3,085	(1,426	)(m)	26,855

Total store and regional expenses	155,680	3,257	(270)		158,667	8,969	(2,006)		165,630
Corporate expenses	32,813	3	—		32,816	—	—		32,816
Management fee	1,003	325	(325	)(c)	1,003	—	—		1,003
Other depreciation and amortization	3,286	128	—		3,414	—	115	(i)	3,529
Interest expense, net	40,123	152	581	(d)	40,856	221	420	(d)(j)	41,497
Loss on extinguishment of debt	10,355	—	—		10,355	—	—		10,355
Other	361	—	—		361	5,082	(5,082	)(k)	361

Income before income taxes	2,809	961	14		3,784	(3,626)	6,553		6,711
Income tax provision (benefit)	30,842	—	—	(f)	30,842	(1,121)	1,121	(f)	30,842

Net (loss) income	$(28,033)	$961	$14		$(27,058)	$(2,505)	$5,432		$(24,131)

Earnings per share:
Basic	$(2.56)				$(2.47)				$(2.17)
Diluted	$(2.56)				$(2.47)				$(2.17)
Weighted average shares outstanding
Basic	10,965,778				10,965,778		141,935	(p)	11,107,713
Diluted	10,965,778				10,965,778		141,935	(p)	11,107,713

Acquisitions
      The acquisition of American for approximately $9.9 million in cash (an additional $0.2 million was incurred in deal costs) was funded through the Company’s revolving credit facility. The acquisition was accounted for under the purchase method of accounting.
      The aggregate purchase price for WTP was $14.0 million (an additional $0.3 million was incurred in deal costs); consisting of $10.5 million in cash, $2 million in unregistered shares (141,935 shares) of our parent company’s common stock and a $1.5 million escrow amount (25% of which is to be distributed on each of December 31, 2005, March 31, 2006, June 30, 2006 and September 30, 2006) assuming no indemnification claims. The Company’s revolving credit facility and unregistered shares of our common stock was used to fund the purchase.
      The pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. The unaudited pro forma financial statements are provided for informational purposes only and are not necessarily indicative of the Company’s results of operations that would actually have been obtained had this acquisition been completed as of the beginning of the periods presented, or that may be obtained in the future.
      (a) Under U.S. generally accepted accounting principles, this acquisition will be accounted for using the purchase method of accounting and, as such, the assets and liabilities of American and WTP will be recorded upon acquisition at their estimated fair values. The actual purchase accounting adjustments reflected in the unaudited pro forma condensed consolidated financial statements are based on the estimated fair values of the assets acquired as of the date of each of the acquisitions. Increases or decreases in the fair value of assets acquired or liabilities assumed as compared to the information included in this document may change the amount of purchase price allocated to goodwill. The unaudited pro forma condensed consolidated statements of operations give effect to the transactions as if they occurred on July 1, 2003. The unaudited pro forma condensed combined balance sheet assumes the transactions were completed on December 31, 2004.
      (b) Represents the historical consolidated financial statements of the Company as of and for the six months ended December 31, 2004.
      (c) Reflects the management fees paid to former principals of American which are not expected to recur.
      (d) Reflects an adjustment in excess of historical amounts for interest expense through the related increase in the borrowings on the Company’s credit facility resulting from the acquisition as if the Company owned the acquired company from July 1, 2003 to December 31, 2004.
      (e) The pro forma excess of cost over net assets acquired for the American acquisition was calculated as follows (in thousands):

Purchase price	$9,899
Deal costs	186
Net assets acquired	(1,012)

$9,073
      The excess of cost over the net assets was allocated to acquired assets as follows:

As of December 31, 2004

Identifiable intangible assets	$—
Goodwill	9,073

$9,073
      (f) The Company has U.S. net operating loss carry forwards that have generated significant deferred tax assets. The Company provides a valuation allowance against all of its U.S. deferred tax assets. Because realization is not assured, the Company has not recorded the benefit of the deferred tax assets. No pro forma adjustment has been made for taxes related to the acquisition since any taxable income would only reduce the fully reserved net operating loss carry forwards.
      (g) Reflects payroll and payroll related costs related primarily to senior management who were not retained after the acquisition.
      (h) Represents the historical consolidated statement of operations of the Company for the fiscal year ended June 30, 2004.
      (i) Reflects the incremental amortization of identifiable intangible assets resulting from the acquisition of WTP as if DFC owned WTP from July 1, 2003 to December 31, 2004. These identifiable intangible assets are comprised of franchise agreements adjusted to reflect their present value. The amounts are being amortized over the estimated useful lives of the agreements.
      (j) Reflects an adjustment for interest on debt that the Company did not assume in the acquisition.
      (k) Reflects costs associated with a law suit settlement and tax penalties that are not expected to recur. It also reflects a provision for the impairment of certain related party receivables. These related party relationships were terminated in conjunction with the acquisition and are not expected to recur.
      (l) Reflects an adjustment for a gain of $731 on the sale of real property. This property was not acquired as part of the WTP acquisition.
      (m) Reflects costs that are not expected to be incurred after the acquisition. These costs include costs related to company owned stores and redundant overhead costs.
      (n) Reflects and adjustment for the depreciation of assets acquired.
      (o) The pro forma excess of cost over net assets acquired for the WTP acquisition was calculated as follows (in thousands):

Purchase price	$14,000
Deal costs	313
Net liabilities assumed	4,544

$18,857

      The excess of cost over the net assets was allocated to acquired assets as follows:

As of December 31, 2004

Identifiable Intangibles — franchise agreements	$1,147
Goodwill	17,710

$18,857

      (p) Company common stock, consisting of 141,935 shares, was a portion of the consideration for the WTP acquisition.

Dollar Financial Group, Inc.